UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. 1)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12
GoPro, Inc.
(Name of Registrant as Specified In Its Charter)
Not applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):
☐    No fee required.
☒    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2026
GOPRO, INC.
3025 Clearview Way
San Mateo, California 94402
, 2026
Dear GoPro, Inc. Stockholder:
You are cordially invited to attend a special meeting of stockholders (together with any adjournments or postponements thereof, the “Company Stockholders’ Meeting”) of GoPro, Inc., a Delaware corporation (which we refer to as “GoPro,” the “Company,” “we,” “us” or “our”) to be held virtually via live webcast on     , 2026, at     , Pacific Time (unless the Company Stockholders’ Meeting is adjourned or postponed). You may attend the Company Stockholders’ Meeting virtually via the Internet at www.virtualshareholdermeeting.com/GPRO2026SM. Please note that you will not be able to attend the Company Stockholders’ Meeting physically in person. For purposes of attendance at the Company Stockholders’ Meeting, all references in the enclosed proxy statement to “attendance at the Company Stockholders’ Meeting” or “present at the Company Stockholders’ Meeting” mean virtually present at the Company Stockholders’ Meeting. Formal notice of the Company Stockholders’ Meeting, a proxy statement and a proxy card accompany this letter.
At the Company Stockholders’ Meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger (as amended by the First Amendment to the Merger Agreement dated as of November 6, 2026 and as it may be further amended from time to time, which we refer to as the “Merger Agreement”), dated as of September 1, 2026, by and among GoPro, Action Acquisition LLC, a Delaware limited liability company (“Parent”), and Starman Optical, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) (which we refer to as the “Merger Proposal”). In addition, in connection with the Merger (as defined below) and in accordance with Nasdaq Listing Rule 5635(a), (b) and (d), at the Company Stockholders’ Meeting, you will also be asked to consider and vote on a proposal to approve the issuance of the Surviving Corporation’s Class A Common Stock in connection with the Transactions (as defined below) which will (i) be in excess of 20% of GoPro’s voting power outstanding before the Merger, (ii) in excess of 20% of the number of shares of GoPro’s Common Stock (as defined below) outstanding before the Merger and (iii) ultimately result in a change of control of GoPro (which we refer to as the “Change of Control Proposal”). At the Company Stockholders’ Meeting, you will also be asked to consider and vote on a proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger (which we refer to as the “Compensation Proposal”). In addition, at the Company Stockholders’ Meeting, you will also be asked to consider and vote on a proposal to approve an amendment to the Company’s Restated Certificate of Incorporation, in substantially the form attached as Annex C to the proxy statement, to effect, in the sole discretion of GoPro’s board of directors (the “Board of Directors” or the “Board”) at any time on or before March 31, 2027, a reverse stock split of the Company’s Class A common stock, $0.0001 par value per share (“Class A Common Stock”), and Class B Common Stock, $0.0001 par value per share (“Class B Common Stock and, collectively with the Class A Common Stock, “Common Stock”), at a ratio to be determined by the Board of Directors within a range of 1-for-2 to 1-for-10 (or any number in between), without reducing the authorized number of shares of Common Stock, and without further approval or authorization of our stockholders (which we refer to as the “Reverse Stock Split Proposal”). Finally, at the Company Stockholders’ Meeting, you will be asked to consider and vote on a proposal to adjourn the Company Stockholders’ Meeting to a later date or dates as provided in the Merger Agreement, if necessary or appropriate, including to solicit additional votes if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholders’ Meeting (which we refer to as the “Adjournment Proposal”).
THE REVERSE STOCK SPLIT WILL AFFECT ALL HOLDERS OF OUR COMMON STOCK UNIFORMLY, AND NO STOCKHOLDER’S INTEREST IN THE COMPANY WILL BE DILUTED AS A RESULT OF THE REVERSE STOCK SPLIT AS EACH STOCKHOLDER WILL HOLD THE SAME
    i

PERCENTAGE OF COMMON STOCK OUTSTANDING IMMEDIATELY FOLLOWING THE REVERSE STOCK SPLIT AS THAT STOCKHOLDER HELD IMMEDIATELY PRIOR TO THE REVERSE STOCK SPLIT, EXCEPT FOR IMMATERIAL ADJUSTMENTS THAT MAY RESULT FROM THE TREATMENT OF FRACTIONAL SHARES AS DESCRIBED BELOW.
Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into GoPro (the “Merger,” which, together with each of the other transactions contemplated by the Merger Agreement, we refer to as the “Transactions”), whereupon the separate corporate existence of Merger Sub shall cease, with GoPro surviving the Merger (the “Surviving Corporation”) as a majority owned subsidiary of Parent in accordance with the General Corporation Law of the State of Delaware (the “DGCL”). If you are a GoPro stockholder and the Merger is completed, each share of Common Stock that you own as of immediately prior to the effective time of the Merger will be automatically converted into the right to receive (i) 0.1 of a validly issued, fully paid and nonassessable share of Class A common stock of the Surviving Corporation (the “Per Share Stock Consideration”) and (ii) $1.14 in cash, without interest and subject to any applicable withholding taxes and a potential downward adjustment if GoPro’s net working capital as of five business days prior to the anticipated date of closing (the “Closing Date”) is less than negative $110,000,000 (the “Per Share Cash Consideration,” which shall be reduced by the amount of such shortfall divided by 219,440,000 and, together with the Per Share Stock Consideration, the “Merger Consideration”), payable in accordance with the Merger Agreement (unless you have properly demanded, and not subsequently withdrawn, failed to perfect or otherwise lost, your appraisal rights under Section 262 of the DGCL). It is intended that the Surviving Corporation will remain a public company and the shares of Class A common stock of the Surviving Corporation are intended to continue to trade on Nasdaq after the consummation of the Merger.
The Board of Directors, after careful consideration, including considering the factors more fully described in the enclosed proxy statement, has unanimously (1) determined that the terms of the Merger Agreement, the Merger and the other Transactions are fair to, and in the best interests of, GoPro and its stockholders; (2) approved and declared advisable the Merger Agreement, the Merger and the other Transactions; (3) authorized and approved the execution, delivery and performance by GoPro of the Merger Agreement and the consummation by GoPro of the Transactions upon the terms and subject to the conditions set forth in the Merger Agreement; and (4) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend the adoption of the Merger Agreement by GoPro’s stockholders and directed that the Merger Agreement be submitted to GoPro’s stockholders for adoption thereby.
The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal, (2) “FOR” the Change of Control Proposal, (3) “FOR” the Compensation Proposal, (4) “FOR” the Reverse Stock Split Proposal and (5) “FOR” the Adjournment Proposal.
The enclosed proxy statement provides detailed information about the Company Stockholders’ Meeting, the Merger Agreement and the Merger. The enclosed proxy statement also includes a summary of certain terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of the Board of Directors in connection with its evaluation of the Merger Agreement and the Merger. We encourage you to read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information.
Whether or not you plan to attend the Company Stockholders’ Meeting virtually, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone by following the instructions on the enclosed proxy card. If you attend the Company Stockholders’ Meeting and vote online during the meeting, your vote will revoke any proxy that you have previously submitted.
If you hold your shares of our Common Stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares of our Common Stock in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.
Your vote is very important, regardless of the number of shares of our Common Stock that you own. We cannot complete the Merger unless the Merger Proposal is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our Common Stock entitled to vote thereon.

If you have any questions or need assistance voting your shares of our Common Stock, please contact us at:
GoPro, Inc.
3025 Clearview Way
San Mateo, California 94402
Attention: Corporate Secretary
(650) 332-7600
On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.
Sincerely,
Tyrone Ahmad-Taylor
Lead Independent Director
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the adoption of the Merger Agreement or any other transaction described in the accompanying proxy statement, or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated         , 2026 and, together with the enclosed form of proxy card, is first being mailed on or about     , 2026.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION
GOPRO, INC.
3025 Clearview Way
San Mateo, California 94402
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD VIRTUALLY VIA THE INTERNET ON         , 2026
Notice is hereby given that a special meeting of stockholders (including any adjournments or postponements thereof, the “Company Stockholders’ Meeting”) of GoPro, Inc., a Delaware corporation (which we refer to as “GoPro,” the “Company,” “we,” “us” or “our”), will be held on         , 2026, at         , Pacific Time (unless the Company Stockholders’ Meeting is adjourned or postponed). GoPro stockholders will be able to attend the Company Stockholders’ Meeting via the Internet virtually via live webcast at www.virtualshareholdermeeting.com/GPRO2026SM. Please note that you will not be able to attend the Company Stockholders’ Meeting physically in person. For purposes of attendance at the Company Stockholders’ Meeting, all references in the enclosed proxy statement to “attendance at the Company Stockholders’ Meeting” or “present at the Company Stockholders’ Meeting” mean virtually present at the Company Stockholders’ Meeting. The Company Stockholders’ Meeting is being held for the following purposes:
1.To consider and vote on the proposal to adopt the Agreement and Plan of Merger (as amended by the First Amendment to the Merger Agreement dated as of November 6, 2026 (“Amendment No. 1”) and as it may be further amended from time to time, the “Merger Agreement”), dated September 1, 2026, by and among GoPro, Action Acquisition LLC, a Delaware limited liability company (“Parent”), and Starman Optical, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). A summary of the terms of the Merger Agreement can be found on page 74 of the enclosed proxy statement. You are urged to read the summary in its entirety. A copy of the Merger Agreement is also attached as Annex A to the enclosed proxy statement. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into GoPro (the “Merger”), whereupon the separate corporate existence of Merger Sub shall cease, with GoPro surviving the Merger (the “Surviving Corporation”) as a majority owned subsidiary of Parent, with Parent to own approximately 90% and GoPro’s existing stockholders to own approximately 10%, respectively, of the issued and outstanding Class A Common Stock of the Surviving Corporation (we refer to this proposal as the “Merger Proposal”). There will be no shares of Class B Common Stock (as defined below) of the Surviving Corporation issued and outstanding following the Merger;
2.To consider and vote on the proposal, in connection with the Merger and in accordance with Nasdaq Listing Rule 5635(a), (b) and (d), to approve the issuance of the Surviving Corporation’s Class A Common Stock in connection with the transactions contemplated by the Merger Agreement which will (i)c be in excess of 20% of GoPro’s voting power outstanding before the Merger, (ii) in excess of 20% of the number of shares of GoPro’s Common Stock (as defined below) outstanding before the Merger and (iii) ultimately result in a change of control of GoPro (the “Change of Control Proposal”).
3.To consider and vote on the proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger (we refer to this proposal as the “Compensation Proposal”);
4.To consider and vote on a proposal to approve an amendment to the Company’s Restated Certificate of Incorporation, in substantially the form attached as Annex C to the proxy statement, to effect, in the sole discretion of the Board of Directors at any time on or before March 31, 2027, a reverse stock split of the Company’s Class A common stock, $0.0001 par value per share (“Class A Common Stock”) and Class B Common Stock, $0.0001 par value per share (“Class B Common Stock and, collectively with the Class A Common Stock, “Common Stock”), at a ratio to be determined by the Board of Directors within a range of 1-for-2 to 1-for-10 (or any number in between) (the “Reverse Stock Split”), without reducing the authorized number of shares of Common Stock, and without further approval or authorization of our stockholders (we refer to this proposal as the “Reverse Stock Split Proposal”); and
5.To consider and vote on a proposal to adjourn the Company Stockholders’ Meeting to a later date or dates as provided in the Merger Agreement, if necessary or appropriate, including to solicit additional votes if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholders’ Meeting (we refer to this proposal as the “Adjournment Proposal”).
Only GoPro stockholders of record as of the close of business on      , 2026 are entitled to notice of the Company Stockholders’ Meeting and to vote at the Company Stockholders’ Meeting or any adjournment, postponement or other delay thereof.
Your vote is very important, regardless of the number of shares of our Common Stock that you own. We cannot complete the Merger unless the Merger Proposal is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of GoPro’s Common Stock entitled to vote thereon.
The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal, (2) “FOR” the Change of Control Proposal, (3) “FOR” the Compensation Proposal, (4) “FOR” the Reverse Stock Split Proposal and (5) “FOR” the Adjournment Proposal.
Whether or not you plan to attend the Company Stockholders’ Meeting virtually, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone by following the instructions on the enclosed proxy card. If you are a stockholder of record, and you attend the Company Stockholders’ Meeting and vote online during the Company Stockholders’ Meeting, your vote will revoke any proxy that you have previously submitted. If you hold your shares of our Common Stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares of our Common Stock in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.
By the Order of the Board of Directors,

Nicholas Woodman
Chief Executive Officer and Chairman of the Board of Directors
Dated:         , 2026
    v

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE COMPANY STOCKHOLDERS’ MEETING VIRTUALLY, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED; (2) OVER THE INTERNET; OR (3) BY TELEPHONE. You may revoke your proxy or change your vote at any time before it is voted at the Company Stockholders’ Meeting.
If you hold your shares of our Common Stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares of our Common Stock in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.
If you are a stockholder of record, voting online during the Company Stockholders’ Meeting will revoke any proxy that you previously submitted.
If you hold your shares of our Common Stock through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote online at the Company Stockholders’ Meeting.
If you fail to (1) return your signed proxy card; (2) grant your proxy electronically over the Internet or by telephone; or (3) attend the Company Stockholders’ Meeting and vote online during the meeting, your shares of our Common Stock will not be counted for purposes of determining whether a quorum is present at the Company Stockholders’ Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Proposal and the Reverse Stock Split Proposal, but will have no effect on the Change of Control Proposal, Compensation Proposal and Adjournment Proposal.
We encourage you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the Merger, the Company Stockholders’ Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our Common Stock, please contact us at:
GoPro, Inc.
3025 Clearview Way
San Mateo, California 94402
Attention: Corporate Secretary
(650) 332-7600

TABLE OF CONTENTS

Page
SUMMARY	1
Parties Involved in the Merger	1
The Merger	2
Governance of the Surviving Corporation	2
Treatment of Company Options, Company RSUs and Company PSUs	3
Treatment of Company Warrants	3
Financing of the Merger; Damages Commitment	4
Conditions to the Merger	4
No Regulatory Approval	5
Litigation Relating to the Merger	5
Recommendation of the Board of Directors	5
Opinion of GoPro’s Financial Advisor	6
Interests of GoPro’s Directors and Executive Officers in the Merger	6
Appraisal Rights	7
U.S. Federal Income Tax Considerations of the Merger and Reverse Stock Split	8
Alternative Proposals	8
Company Board Recommendation Change	9
Termination of the Merger Agreement	10
Specific Performance	10
Effect on GoPro if the Merger is Not Completed	10
The Reverse Stock Split	10
The Company Stockholders’ Meeting	11
QUESTIONS AND ANSWERS	13
FORWARD-LOOKING STATEMENTS	24
THE COMPANY STOCKHOLDERS’ MEETING	25
Date, Time and Place	25
Purpose of the Company Stockholders’ Meeting	25
Record Date; Shares Entitled to Vote; Quorum	25
Votes Required; Abstentions and Broker Non-Votes	25
Shares of our Common Stock Held by GoPro’s Directors and Executive Officers	26
Voting and Proxies	27
Revocability of Proxies	28
Board of Directors’ Recommendation	28
Solicitation of Proxies	29
Anticipated Date of Completion of the Merger	29
Appraisal Rights	29
Other Matters	30
Householding of Company Stockholders’ Meeting Materials	30
Questions and Additional Information	30
PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT	31
PROPOSAL 2: APPROVAL OF THE ISSUANCE OF CLASS A COMMON STOCK OF THE SURVIVING CORPORATION IN EXCESS OF 20% OF GOPRO’S VOTING POWER AND COMMON STOCK OUTSTANDING AND RESULTING CHANGE OF CONTROL	32
PROPOSAL 3: APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF COMPENSATION THAT MAY BE PAID OR BECOME PAYABLE TO NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER	33

PROPOSAL 4: APPROVAL OF AN AMENDMENT TO GOPRO’S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT	34
PROPOSAL 5: APPROVAL OF THE ADJOURNMENT OF THE COMPANY STOCKHOLDERS’ MEETING	35
THE MERGER	36
Parties Involved in the Merger	36
Effect of the Merger	37
Governance of the Surviving Corporation	37
Effect on GoPro if the Merger is Not Completed	37
Merger Consideration	38
Background of the Merger	38
Recommendation of the Board of Directors and Reasons for the Merger	47
Opinion of GoPro’s Financial Advisor	50
Miscellaneous	56
Wind-Down Analysis	56
Interests of GoPro’s Directors and Executive Officers in the Merger	58
Quantification of Potential Payments and Benefits to our Named Executive Officers	62
Financing of the Merger; Damages Commitment	64
Closing and Effective Time	64
Appraisal Rights	65
U.S. Federal Income Tax Considerations of the Merger and Reverse Stock Split	69
No Regulatory Approval	73
Litigation Relating to the Merger	73
Accounting Matters	73
THE MERGER AGREEMENT	75
Explanatory Note Regarding the Merger Agreement	75
The Merger	75
Certificate of Incorporation and Bylaws	76
Directors and Officers	76
Effect on Capital Stock	76
Exchange and Payment Procedures.	77
Treatment of GoPro Equity Awards	77
Representations and Warranties	78
Conduct of Business	80
No Solicitation	83
The Board of Directors’ Recommendation; Company Board Recommendation Change	84
Antitrust Matters	86
Stockholders’ Meeting	87
Public Statements and Disclosure	87
Directors’ and Officers’ Indemnification and Insurance	87
Stockholder Litigation	88
Repayment of Indebtedness	88
Employee Matters	89
Conditions to the Merger	89
Termination	90
Specific Performance	92
Fees and Expenses	93
Governing Law	93

THE REVERSE STOCK SPLIT	94
Consequences of Not Obtaining Stockholder Approval of the Reverse Stock Split Proposal	94
Principal Effects of the Reverse Stock Split	94
Certain Risks Associated with the Reverse Stock Split	95
Effect on Fractional Stockholders	95
Effect on Outstanding Equity Instruments	95
U.S. Federal Income Tax Considerations of the Reverse Stock Split	96
Accounting Matters	96
Required Vote	96
MARKET PRICES AND DIVIDEND DATA	97
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	98
WHERE YOU CAN FIND MORE INFORMATION	100
MISCELLANEOUS	102
ANNEX A — MERGER AGREEMENT AND AMENDMENT NO. 1 TO MERGER AGREEMENT	A-1
ANNEX B — OPINION OF HOULIHAN LOKEY CAPITAL, INC.	B-1
ANNEX C — FORM OF CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION FOR THE REVERSE STOCK SPLIT	C-1

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION
SUMMARY
This summary highlights selected information from this proxy statement related to the merger of Merger Sub with and into GoPro, Inc., which we refer to as the “Merger,” (which, together with each of the other transactions contemplated by the Merger Agreement, we refer to as the “Transactions”) and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information.”
Except as otherwise specifically noted in this proxy statement, “GoPro,” the “Company,” “we,” “us” or “our” and similar words refer to GoPro, Inc., a Delaware corporation, including, in certain cases, our subsidiaries.
Throughout this proxy statement, we refer to Action Acquisition LLC, a Delaware limited liability company, as “Parent” or “Buyer,” and Starman Optical, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent, as “Merger Sub.”
In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated September 1, 2026, by and among GoPro, Parent and Merger Sub, as it may be amended from time to time, as the “Merger Agreement.” The Merger Agreement is attached as Annex A to this proxy statement. You should read and consider the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.
Parties Involved in the Merger
GoPro, Inc.
GoPro helps the world capture and share itself in immersive and exciting ways. GoPro’s cameras, mountable and wearable accessories, subscription and services, and implied post contract support have generated substantially all of its revenue. It sells its products globally through retailers, distributors, and on GoPro.com. GoPro’s product offerings include cameras, mounts and accessories, lifestyle gear, applications, and subscription and services.
GoPro’s Class A Common Stock is listed on the NASDAQ Global Select Market under the symbol “GPRO.” GoPro’s Class B Common Stock is not listed or traded on any stock exchange. Each outstanding share of Class A Common Stock entitles the holder thereof to one (1) vote and each share of Class B Common Stock entitles the holder thereof to ten (10) votes.
For more information, please see the sections of this proxy statement captioned “The Merger—Parties Involved in the Merger” and “Security Ownership of Certain Beneficial Owners and Management.”
Action Acquisition LLC
Parent is a Delaware limited liability company and has not conducted any business operations other than in connection with its formation, the maintenance of its existence and the Transactions. Parent’s address is 767 Fifth Avenue, 37th Floor, New York, New York 10022, and its telephone number is (646) 597-4677. For more information, please see the section of this proxy statement captioned “The Merger—Parties Involved in the Merger.”
Starman Optical, Inc.
Merger Sub is a wholly-owned subsidiary of Parent and a Delaware corporation. Merger Sub has not conducted any business operations other than in connection with its formation, the maintenance of its existence and the Transactions. Upon the consummation of the Transactions, Merger Sub will cease to exist. Merger Sub’s address is 767 Fifth Avenue, 37th Floor, New York, New York 10022, and its telephone number is (646) 597-4677. For more information, please see the section of this proxy statement captioned “The Merger—Parties Involved in the Merger.”

Midtown Equities LLC
In connection with the Transactions, Midtown Equities LLC (“Midtown Equities”), an independent third party not affiliated with Parent or Merger Sub, has committed to provide Parent, at or prior to the closing of the Merger (the “Closing”) with an aggregate cash amount of up to $395,000,000, which will be available, together with available cash on hand of GoPro to fund the aggregate Merger Consideration (including payments in respect of GoPro’s outstanding equity-based awards payable in connection with the Closing of the Merger pursuant to the Merger Agreement) and to pay the fees, expenses and other amounts required to be paid in connection with the Closing of the Merger by GoPro, Parent and Merger Sub as described further in this proxy statement under the caption “The Merger—Financing of the Merger; Damages Commitment.”
The Merger
Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, if the Merger is completed, Merger Sub will merge with and into GoPro, whereupon the separate corporate existence of Merger Sub shall cease, and GoPro will continue as the surviving corporation (the “Surviving Corporation”) and as a majority owned subsidiary of Parent, with Parent to own approximately 90% and GoPro’s existing stockholders to own approximately 10%, respectively, of the issued and outstanding Class A Common Stock of the Surviving Corporation. As a result of the Merger, each share of Common Stock (excluding shares held by (1) Parent or GoPro, or by any direct or indirect wholly-owned subsidiary of Parent or GoPro, immediately prior to the Effective Time (as defined below) and (2) stockholders who are entitled to demand and who properly and validly demand (and do not subsequently withdraw or fail to perfect) their statutory rights of appraisal in respect of such shares in compliance in all respects with Section 262 of the DGCL (“Section 262”)) that GoPro’s stockholders own as of immediately prior to the effective time of the Merger will be automatically converted into the right to receive (i) 0.1 of a validly issued, fully paid and nonassessable share of Class A common stock of the Surviving Corporation (the “Per Share Stock Consideration”) and (ii) $1.14 in cash, without interest and subject to any applicable withholding taxes and a potential downward adjustment if GoPro’s net working capital as of five (5) business days prior to the anticipated Closing Date is less than negative $110,000,000 (the “Per Share Cash Consideration,” which shall be reduced by the amount of such shortfall divided by 219,440,000 and, together with the Per Share Stock Consideration, the “Merger Consideration”), payable in accordance with the Merger Agreement (unless such GoPro stockholder has properly demanded, and not subsequently withdrawn, failed to perfect or otherwise lost, their appraisal rights under Section 262 of the DGCL). We refer to the shares of our Common Stock described in clause (1) of the preceding sentence as “Canceled Shares” and we refer to the shares of our Common Stock described in clause (2) of the preceding sentence as “Dissenting Shares.”
After the Merger is completed, you will have the right to receive the Merger Consideration. Stockholders who properly demand, and do not subsequently withdraw, fail to perfect or lose, their appraisal rights under Section 262 will have the right to receive a payment for the “fair value” of their shares of our Common Stock as determined pursuant to an appraisal proceeding as contemplated by Section 262, as described in the section of this proxy statement captioned “The Merger—Appraisal Rights.”
The time and day at which the Merger becomes effective will occur upon the filing and acceptance of the certificate of merger with the Secretary of State of the State of Delaware, or at such later time and day as is agreed upon in writing by the parties and specified in the certificate of merger (the “Effective Time”).
For more information, see the section of this proxy statement captioned “The Merger.”
Governance of the Surviving Corporation
At the Effective Time, Nicholas Woodman is expected to resign from the Board and as Chief Executive Officer of the Company. Charles Tebele, age 61, is expected to become Chairman of the Board and Chief Executive Officer of the Company.
Other than the foregoing, there are no other contemplated changes to GoPro’s Board of Directors or management.
The Surviving Corporation will continue to be governed by the terms of GoPro’s certificate of incorporation and bylaws as are currently in effect.

For more information, please see the sections of this proxy statement captioned “The Merger—Governance of the Surviving Corporation,” “The Merger Agreement—Certificate of Incorporation and Bylaws” and “The Merger Agreement—Directors and Officers.”
Treatment of Company Options, Company RSUs and Company PSUs
Pursuant to the terms of the Merger Agreement, at the Effective Time, (i) each option to acquire shares of Common Stock (“Company Option”) that is vested and outstanding immediately prior to the Effective Time and that has an exercise price per share that is less than (a) the Per Share Cash Consideration plus (b) the product (rounded to the nearest whole cent) of (1) the Per Share Stock Consideration multiplied by (2) the “Closing Stock Price,” which is the average of the daily volume weighted average price (“VWAP”) per share of Class A Common Stock on the NASDAQ Global Select Market for the ten (10) consecutive trading days ending on (and including) the fifth full trading day prior to the Closing Date (the sum of (a) plus (b), the “Cash Equivalent Merger Consideration” and, each such Company Option, an “In-the-Money Vested Option”) will be canceled and converted into a right to receive, an amount in cash, without interest, equal to the product of (a) the excess, if any, of (1) the Cash Equivalent Merger Consideration over (2) the exercise price per share of such Company Option, multiplied by (b) the total number of shares of Common Stock issuable upon the exercise in full of such Company Option, less applicable Taxes (as defined in the Merger Agreement) and authorized deductions; (ii) each Company Option that is not an In-the-Money Vested Option (including each Company Option that is not vested prior to the Effective Time and each Company Option that has an exercise price per share equal to or greater than the Cash Equivalent Merger Consideration) shall be canceled at the Effective Time for no consideration and shall cease to exist; (iii) each award of restricted stock units representing the right to vest in and be issued shares of Common Stock that is not subject to the satisfaction of certain performance-based vesting conditions (a “Company RSU”) held by a non-employee member of the Board of Directors and any other Company RSU (or portion thereof) that is vested, in each case, that has not been settled in shares of Common Stock as of immediately prior to the Effective Time (each, a “Vested RSU”) that is outstanding immediately prior to the Effective Time shall be canceled and converted into a right to receive, an amount in cash, without interest, equal to the product of (a) the Cash Equivalent Merger Consideration multiplied by (b) the total number of shares of Common Stock subject to such award of Vested RSUs, less applicable Taxes and authorized deductions (such amount, the “Vested RSU Consideration”); (iv) each Company RSU that is outstanding immediately prior to the Effective Time and is not a Vested RSU (an “Unvested RSU”) shall be assumed by the Surviving Corporation (which, because GoPro will continue as the Surviving Corporation, means that such Unvested RSU will remain outstanding following the Effective Time) and shall continue to vest in accordance with its vesting schedule, including any accelerated vesting terms and conditions, provided that if the holder’s employment is terminated after the Effective Time without “cause” the holder will be entitled to acceleration of any then-Unvested RSUs as of the date of such termination of employment; and (v) each award of restricted stock units representing the right to vest in and be issued shares of Common Stock that is subject to the satisfaction of performance-based vesting conditions (a “Company PSU”) that is outstanding immediately prior to the Effective Time shall be assumed by the Surviving Corporation and shall remain subject to the same performance-based vesting conditions and other terms and conditions applicable to such Company PSU immediately prior to the Effective Time. However, pursuant to the terms of the Company PSUs, the Merger will constitute a “qualifying strategic transaction” and, as a result, all Company PSUs will be earned at 100% of target and converted into Unvested RSUs subject only to time-based vesting conditions immediately prior to the Effective Time. Accordingly, GoPro does not expect any Company PSUs to remain subject to performance-based vesting conditions at or following the Effective Time.
For more information, please see the sections of this proxy statement captioned “The Merger—Interests of GoPro’s Directors and Executive Officers in the Merger—Treatment of Equity Awards.”
Treatment of Company Warrants
Pursuant to the terms of the Merger Agreement, (i) that certain Warrant Agreement, dated as of August 4, 2025 (as amended by that certain Amendment No. 1 to Warrant Agreement, dated as of November 5, 2025), by and between GoPro and Mateo Financing, LLC, (ii) that certain Common Stock Purchase Warrant, dated as of July 9, 2026, by and between GoPro and The Terrapin Trust Under Trust Agreement Dated December 30, 2021, and (iii) that certain Common Stock Purchase Warrant, dated as of July 9, 2026, by and between GoPro and The Woodman Family Trust Under Trust Agreement Dated March 11, 2011 (collectively, the “Warrants”), each shall be canceled and converted into, and shall become a right to receive, an amount in cash, without interest, equal to the Black-Scholes Value (as defined in the applicable Warrant) for such Warrant. Assuming a Closing Date of October 9, 2026, the aggregate amount of the Black-

Scholes Value of the Warrants described in the immediately preceding sentence is $33.6 million (it being understood that pursuant to the terms of the Warrants, the Black-Scholes Value will be determined as of the Closing Date).
Financing of the Merger; Damages Commitment
The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. In connection with the financing of the Merger, Midtown Equities and Parent entered into a commitment letter (the “Commitment Letter”), pursuant to which, among other things, Midtown Equities will provide Parent with a commitment of up to $395,000,000 in cash (the “Commitment”). The Commitment will be available to Parent, together with available cash on hand of GoPro, to fund: (a) the aggregate Merger Consideration and the Vested RSU Consideration; (b) the payments of all amounts required to be paid in connection with the Merger pursuant to (i) that certain Credit Agreement, dated as of August 4, 2025 (as amended by (A) that certain Amendment No. 1 to Credit Agreement, dated as of November 5, 2025, (B) that certain Amendment No. 2 to Credit Agreement, dated as of February 27, 2026, and (C) that certain Waiver & Amendment No. 3 to Credit Agreement, dated as of July 9, 2026), by and among the Company, Farallon Capital Management, L.L.C., and the other parties thereto, (ii) that certain Credit Agreement, dated as of January 22, 2021 (as amended by (A) that certain Amendment No. 1 to Credit Agreement, dated as of March 10, 2023, (B) that certain Amendment No. 2 to Credit Agreement, dated as of August 4, 2025, (C) that certain Amendment No. 3 to Credit Agreement, dated as of February 27, 2026 and (D) that certain Waiver and Amendment No. 4, dated as of July 9, 2026), by and among the Company, Wells Fargo, N.A., and the other parties thereto, (iii) that certain Senior Secured Note, dated as of July 9, 2026, by and between the Company and The Terrapin Trust Under Trust Agreement Dated December 30, 2021 (the “Terrapin Senior Secured Note”), and (iv) that certain Senior Secured Note, dated as of July 9, 2026 (the “Woodman Senior Secured Note”), by and between the Company and The Woodman Family Trust Under Trust Agreement Dated March 11, 2011; and (c) the fees and expenses, in the case of each of clauses (a) through (c), to the extent required to be paid by Parent on the Closing Date in connection with the Closing. GoPro has a contractual right to enforce the commitments to provide funding to Parent under the Commitment Letter against Midtown Equities and, under the terms of the Merger Agreement, GoPro has the right to specifically enforce Parent’s obligation to consummate the Merger, subject to the satisfaction of the conditions to Parent and Merger Sub’s obligations to consummate the Merger set forth in the Merger Agreement.
The Commitment Letter will automatically terminate as of 11:59 pm (New York City time) on December 31, 2026 if the Closing has not occurred by such time. Pursuant to Amendment No. 1, Parent agreed to use its reasonable best efforts to obtain an amendment to the Commitment Letter to extend such termination date to 11:59 p.m. (New York City time) on March 31, 2027 as promptly as practicable after execution of Amendment No. 1.
For more information, please see the section of this proxy statement captioned “The Merger—Financing of the Merger; Damages Commitment.”
Conditions to the Merger
The obligations of GoPro, Parent and Merger Sub, as applicable, to consummate the Merger are subject to the satisfaction or waiver of certain conditions (as described in more detail in the section of this proxy statement captioned “The Merger Agreement—Conditions to the Merger”), which include the following:
•the adoption of the Merger Agreement by GoPro stockholders representing a majority of the voting power of the outstanding shares of Common Stock entitled to vote thereon, voting together as a single class at the Company Stockholders’ Meeting (the “Company Stockholder Approval”); and
•the absence of any order, final award, judgment, injunction, writ, decree, ruling or verdict (each, an “Order”) issued, enforced, or entered into by any governmental, regulatory, self-regulatory or quasi-governmental authority, entity, agency, commission or instrumentality or any court or tribunal or other legislative, executive or judicial governmental entity (each, a “Governmental Authority”) restraining, enjoining, preventing, prohibiting or otherwise making illegal the consummation of the Merger or the Transactions.
The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of certain additional conditions (as described in more detail in the section of this proxy statement captioned “The Merger Agreement—Conditions to the Merger”), which include the following:

•the accuracy of the representations and warranties of GoPro in the Merger Agreement, subject to applicable materiality or other qualifiers, as of certain dates set forth in the Merger Agreement;
•GoPro shall have performed and complied in all material respects with all covenants under the Merger Agreement required to be performed and complied with by it at or prior to the closing of the Merger;
•the absence of any Company Material Adverse Effect (as defined in the section of this proxy statement captioned “The Merger Agreement—Representations and Warranties”) having occurred after the date of the Merger Agreement; and
•receipt by Parent and Merger Sub of a customary closing certificate of GoPro certifying that the conditions to Parent and Merger Sub’s obligations to consummate the Merger have been satisfied.
The obligations of GoPro to consummate the Merger are subject to the satisfaction or waiver of certain additional conditions (as described in more detail in the section of this proxy statement captioned “The Merger Agreement—Conditions to the Merger”), which include the following:
•each of the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement must, if qualified by materiality, be true and correct in all respects, or if not so qualified, be true and correct in all material respects, as of certain dates set forth in the Merger Agreement;
•each of Parent and Merger Sub shall have performed and complied in all material respects with all covenants under the Merger Agreement required to be performed and complied with by it at or prior to the closing of the Merger; and
•receipt by GoPro of a customary closing certificate on behalf of Parent and Merger Sub certifying that the conditions to the Company’s obligations to consummate the Merger have been satisfied.
No Regulatory Approval
No regulatory approvals, filings or clearances from any antitrust regulatory authorities in the United States or other countries are required in order to complete the Merger. For more information, please see the section of this proxy statement captioned “The Merger—No Regulatory Approval.”
Litigation Relating to the Merger
As of November 12, 2026, the Company has received two demand letters from purported stockholders of the Company in connection with the Merger. Additional lawsuits and demand letters arising out of or relating to the Merger Agreement or the Merger may be filed or made in the future, which could prevent or delay completion of the Merger and result in additional costs to the Company. If additional complaints or demands are filed or made, the Company will not necessarily announce them.
For more information, please see the section of this proxy statement captioned “The Merger—Litigation Relating to the Merger.”
Recommendation of the Board of Directors
The Board of Directors, after careful consideration, including considering the factors more fully described in the enclosed proxy statement, has unanimously (1) determined that the terms of the Merger Agreement, the Merger and the other Transactions are fair to, and in the best interests of, GoPro and its stockholders; (2) approved and declared advisable the Merger Agreement, the Merger and the other Transactions; (3) authorized and approved the execution, delivery and performance by GoPro of the Merger Agreement and the consummation by GoPro of the Transactions upon the terms and subject to the conditions set forth in the Merger Agreement; and (4) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend the adoption of the Merger Agreement by GoPro’s stockholders and directed that the Merger Agreement be submitted to GoPro’s stockholders for adoption thereby.
The Board of Directors unanimously recommends that you vote (1) “FOR” the proposal to adopt the Merger Agreement and the Transactions (which we refer to as the “Merger Proposal”); (2) “FOR” the proposal to approve, in connection with the Merger and in accordance with Nasdaq Listing Rule 5635(a), (b) and (d), the issuance of the Surviving Corporation’s Class A Common Stock in connection with the Transactions which will (i) be in excess of 20% of GoPro’s voting power outstanding before the Merger, (ii) in excess of 20% of the number of shares of GoPro’s Common Stock outstanding before the Merger and (iii) ultimately result in a change of control of GoPro (which we refer to as the “Change of Control Proposal”); (3) “FOR” the proposal to approve, on a non-binding advisory basis, certain compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger (which we refer to as the “Compensation Proposal”); (4) “FOR” the proposal to approve an amendment to the Company’s Restated Certificate of Incorporation, in substantially the form attached as Annex C to the proxy statement, to effect, in the sole discretion of the Board of Directors at any time on or before March 31, 2027, the Reverse Stock Split without reducing the authorized number of shares of the Common Stock, and without further approval or authorization of our stockholders (which we refer to as the “Reverse Stock Split Proposal”); and (5) “FOR” the proposal to adjourn the Company Stockholders’ Meeting to a later date or dates as provided in the Merger Agreement, if necessary or appropriate, including to solicit additional votes if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholders’ Meeting (which we refer to as the “Adjournment Proposal”).
Opinion of GoPro’s Financial Advisor
On September 1, 2026, Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), verbally rendered its opinion to our Board of Directors (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to our Board of Directors dated September 1, 2026), as to whether, as of that date, the Merger Consideration to be received by GoPro’s stockholders in respect of their Eligible Shares in the Merger pursuant to the Merger Agreement was fair to such stockholders from a financial point of view.
Houlihan Lokey’s opinion was directed to our Board of Directors (in its capacity as such) and only addressed whether, as of the date of the opinion, the Merger Consideration to be received by GoPro’s stockholders in respect of their Eligible Shares in the Merger pursuant to the Merger Agreement was fair to such stockholders from a financial point of view, and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding.
The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and describes certain of the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to our Board of Directors, any security holder of our Company or any other person as to how to act or vote with respect to any matter relating to the Merger.
For more information, see the section of this proxy statement titled “The Merger—Opinion of GoPro’s Financial Advisor.”
Interests of GoPro’s Directors and Executive Officers in the Merger
When considering the recommendation of the Board of Directors that you vote to approve the proposal to adopt the Merger Agreement, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, your interests as a stockholder generally, as more fully described below. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that GoPro’s stockholders approve the Merger Proposal, the Board of Directors was aware of and considered, among other matters, these interests (to the extent that they existed at that time). These interests include the following:
•for our non-employee directors, the accelerated vesting, at or immediately prior to the effective time of the Merger, of the Company RSUs, and the treatment of such equity awards, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of GoPro’s Directors and Executive Officers in the Merger”;

•for our current executive officers, the treatment of their outstanding Unvested Company RSUs and Company PSUs, as described in more detail in the section of this proxy statement captioned “The Merger—Interests of GoPro’s Directors and Executive Officers in the Merger”;
•the eligibility of each executive officer to receive severance payments and benefits under the executive officer’s applicable change in control and severance agreement in the event of a qualifying termination of employment (as described in the applicable executive officer’s change in control and severance agreement) following the Effective Time;
•the continuation of indemnification and directors’ and officers’ liability insurance by the Surviving Corporation for a period of six years from and after the Effective Time;
•in connection with the Merger, the Terrapin Senior Secured Note and the Woodman Senior Secured Note will be repaid in full; and
•the Merger will constitute a “Fundamental Transaction” under the terms of the warrants exercisable for 25,706,940 shares of our Class B Common Stock issued on July 9, 2026 (the “Class B Common Stock Warrants”) to affiliates of Nicholas Woodman, the Chairman of our Board of Directors and Chief Executive Officer, and, as a result, the Class B Common Stock Warrants will be canceled and converted into, and shall become a right to receive, an amount in cash, without interest, equal to the Black-Scholes Value (as defined in the applicable warrant). Assuming a Closing Date of October 9, 2026, the amount of the Black-Scholes Value (assuming all Class B Common Stock Warrants are unexercised) is estimated to be $21.9 million (it being understood that pursuant to the terms of the Class B Common Stock Warrants, the Black-Scholes Value will be determined as of the Closing Date).
If the Merger Proposal is approved, the shares of our Common Stock held by our directors and executive officers as of the Effective Time will be treated in the same manner as outstanding shares of our Common Stock held by all other stockholders. For more information, see the section of this proxy statement captioned “The Merger—Interests of GoPro’s Directors and Executive Officers in the Merger.”
Appraisal Rights
If the Merger is completed, and you comply fully with the requirements of Section 262, you will be entitled to appraisal rights in connection with the Merger.
The following discussion is not a complete statement of the law pertaining to appraisal rights under Delaware law and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262.
Under Section 262, if you (i) do not vote in favor of the adoption of the Merger Agreement; (ii) properly submit a written demand for an appraisal of your shares of our Common Stock, (iii) continuously hold your shares of our Common Stock through the Effective Time; (iv) do not thereafter withdraw your demand for appraisal or otherwise lose your appraisal rights and (v) otherwise meet the criteria and follow the procedures set forth in Section 262, you will be entitled to have your shares of our Common Stock appraised by the Delaware Court of Chancery and to receive, in lieu of the Merger Consideration, payment in cash of the amount determined by the Delaware Court of Chancery to be the “fair value” of your shares of our Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be the fair value as determined by the Delaware Court of Chancery. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares of our Common Stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.
You should be aware that the fair value of your shares of Common Stock as determined pursuant to Section 262 could be more than, the same as or less than the Merger Consideration.

Stockholders wishing to exercise the right to seek an appraisal of their shares of Common Stock must do ALL of the following:
•the stockholder must not vote in favor of the adoption of the Merger Agreement;
•the stockholder must deliver to GoPro a written demand for appraisal before the vote on the Merger Agreement at the Company Stockholders’ Meeting;
•the stockholder must continuously hold the shares of our Common Stock that are subject to the demand from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers such shares of our Common Stock before the Effective Time); and
•the stockholder or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of our Common Stock within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any such petition and has no intention of doing so.
A beneficial owner (as defined in Section 262) may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with the statutory procedures and requirements set forth in Section 262.
Your failure to strictly comply with the procedures specified under Section 262 will result in the loss of your appraisal rights. The Section 262 requirements for exercising appraisal rights are described in further detail in this proxy statement.
For more information, please see the section of this proxy statement captioned “The Merger—Appraisal Rights.”
U.S. Federal Income Tax Considerations of the Merger and Reverse Stock Split
The receipt of cash by a holder in exchange for such holder’s shares of our Common Stock in the Merger generally will be a taxable transaction for U.S. federal income tax purposes. Such receipt of cash by a GoPro stockholder that is a U.S. Holder (which we define in the section of this proxy statement captioned “The Merger—U.S. Federal Income Tax Considerations of the Merger and Reverse Stock Split—U.S. Holders”) generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of our Common Stock surrendered in the Merger. U.S. Holders should not recognize gain or loss with respect to the receipt of shares of Surviving Corporation Common Stock in the Merger. U.S. Holders also should not recognize gain or loss as a result of the Reverse Stock Split.
For more information, see the section of this proxy statement captioned “The Merger—U.S. Federal Income Tax Considerations of the Merger and Reverse Stock Split.” Stockholders should consult their tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
Alternative Proposals
Under the Merger Agreement, GoPro has agreed that it will not, and will cause its subsidiaries and each of its and their respective representatives to not, directly or indirectly:
•solicit, initiate, propose, or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist any proposal or offer that constitutes, or would reasonably be expected to lead to an Alternative Proposal (which we define in the section of this proxy statement captioned “The Merger Agreement—No Solicitation”);
•furnish to any third party any non-public information relating to GoPro and its subsidiaries to, or afford to any third party access to the properties, assets, books, records, officers or other non-public information, or to any personnel, of GoPro and its subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist an Alternative Proposal or the making of any proposal or offer that would reasonably be expected to lead to an Alternative Proposal;

•participate or engage in discussions or negotiations with any third party with respect to an Alternative Proposal (other than to (i) request clarification of the terms and conditions of any Alternative Proposal made by such third party solely to the extent necessary to determine whether such inquiry or proposal constitutes, or could reasonably be expected to lead to or result in, a Superior Proposal (which we define in the section of this proxy statement captioned “The Merger Agreement—No Solicitation”) (it being understood that such clarification shall not include the negotiation of the terms of such Alternative Proposal or the provision of non-public information relating to GoPro and its subsidiaries) and (ii) inform such third party of the terms of the Merger Agreement);
•approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to, an Alternative Proposal; or
•enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction (which we define in the section of this proxy statement captioned “The Merger Agreement—No Solicitation”), other than an Acceptable Confidentiality Agreement (which we define in the section of this proxy statement captioned “The Merger Agreement—No Solicitation”).
GoPro shall not waive, amend, release or fail to enforce any standstill or similar provision applicable to any third party without Parent’s prior written consent, except to the extent the Board of Directors determines in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable law.
Notwithstanding the restrictions described above, if at any time prior to obtaining the requisite GoPro stockholder approval, GoPro receives a written Alternative Proposal from any third party after the date of the Merger Agreement that did not result from a breach of the non-solicitation provisions of the Merger Agreement that is not withdrawn, and the Board of Directors determines in good faith (after consultation with its financial and outside legal advisors and taking into consideration any adjustments to the terms and conditions of the Merger Agreement negotiated with Parent and irrevocably committed by Parent in writing) that the Alternative Proposal constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take the actions described in the two bullets below would be inconsistent with its fiduciary duties under applicable law, then GoPro may, as applicable:
•subject to certain conditions, furnish information with respect to GoPro to the third party making the Alternative Proposal; and
•engage in discussions and negotiations with the third party making the Alternative Proposal (which we define in the section of this proxy statement captioned “The Merger Agreement—No Solicitation”).
For more information, see the section of this proxy statement captioned “The Merger Agreement—No Solicitation.”
Company Board Recommendation Change
The Board of Directors has unanimously recommended that you vote “FOR” the Merger Proposal.
The Merger Agreement provides that the Board of Directors may not change its recommendation, or take other actions constituting an Adverse Recommendation (which we define in the section of this proxy statement captioned “The Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Change”), except in certain specified circumstances relating to:
•our receipt of a Superior Proposal; or
•in response to an Intervening Event (which we define in the section of this proxy statement captioned “The Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Change”).
For more information, see the section of this proxy statement captioned “The Merger Agreement—The Board of Directors’ Recommendation; Company Board Recommendation Change.”

Termination of the Merger Agreement
The Merger Agreement contains certain termination rights for GoPro, on the one hand, and Parent, on the other hand, including but not limited to, Parent and GoPro each having the right to terminate the Merger Agreement at any time prior to the Effective Time (whether prior to or after the receipt of the Company Stockholder Approval) by (1) mutual written agreement, (2) if the Merger is not consummated on or before 11:59 p.m. on March 31, 2027, (3) if a law is enacted or issued by a Governmental Authority of competent jurisdiction permanently restraining, enjoining, prohibiting or otherwise making illegal the consummation of the Merger, and such law becomes final and nonappealable or (4) if the Company Stockholder Approval is not obtained. Such termination rights, along with additional termination rights of each of Parent and Company are further described in the section of this proxy statement captioned “The Merger Agreement—Termination.”
GoPro will be required to pay to Parent a termination fee of $10,000,000 if the Merger Agreement is terminated under specified circumstances.
For more information on the termination fee, see the section of this proxy statement captioned “The Merger Agreement—Termination—Termination Fee.”
Specific Performance
Parent, Merger Sub and GoPro are entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms of the Merger Agreement. GoPro has the right, subject to the terms and conditions of the Merger Agreement and the Commitment Letter, to an injunction, specific performance or other equitable remedies in connection with enforcing Parent and Merger Sub’s equity financing to fund the Merger.
For more information, see the section of this proxy statement captioned “The Merger Agreement—Specific Performance.”
Effect on GoPro if the Merger is Not Completed
If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of our Common Stock. Under specified circumstances, GoPro will be required to pay Parent a termination fee of $10,000,000 upon the termination of the Merger Agreement. For more details, see the section of this proxy statement captioned “The Merger—Effect on GoPro if the Merger is Not Completed.”
The Reverse Stock Split
The Board of Directors recommends that you vote in favor of a proposal to approve an amendment to the Company’s Restated Certificate of Incorporation, in substantially the form attached as Annex C to the proxy statement, to effect, in the sole discretion of the Board of Directors at any time on or before March 31, 2027, the Reverse Stock Split, at a ratio to be determined by the Board of Directors within a range of 1-for-2 to 1-for-10 (or any number in between), without reducing the authorized number of shares of Common Stock, and without further approval or authorization of our stockholders.
Our Class A Common Stock is publicly traded on the NASDAQ Global Select Market under the symbol “GPRO” and, following the Merger, it is intended that the Surviving Corporation will remain a public company and the shares of Class A common stock of the Surviving Corporation are intended to continue to trade on Nasdaq after the consummation of the Merger. Nasdaq imposes certain listing requirements with respect to its listed shares and we believe implementing the Reverse Stock Split may increase the per-share trading price of our Class A Common Stock and an increased per-share trading price is intended to help us maintain compliance with Nasdaq’s applicable listing requirements, including after the completion of the Merger. However, there can be no assurance that the Reverse Stock Split will have such effects.
If our stockholders do not approve the Reverse Stock Split Proposal, we may be unable to maintain compliance with Nasdaq’s applicable listing requirements and continue to trade on Nasdaq. As a result, our Class A Common Stock may no longer be listed on Nasdaq and would likely trade only in the over-the-counter (“OTC”) market and, as a result, the market liquidity and market price of our Class A Common Stock could be adversely affected.

If our stockholders approve the Reverse Stock Split Proposal, we will file the Certificate of Amendment with the Delaware Secretary of State to effect the proposed Reverse Stock Split, substantially in the form attached to this proxy statement as Annex C. If the proposed Reverse Stock Split is effected, then the number of issued and outstanding shares of our Common Stock would be reduced. If stockholder approval for the Reverse Stock Split is not obtained, the number of shares of our Common Stock that are issued and outstanding will not change.
For more information, see the section of this proxy statement captioned “The Reverse Stock Split.”
The Company Stockholders’ Meeting
Date, Time and Place
The Company Stockholders’ Meeting will be held virtually via live webcast on         , 2026, at     , Pacific Time (unless the Company Stockholders’ Meeting is adjourned or postponed). You may attend the Company Stockholders’ Meeting via the Internet at www.virtualshareholdermeeting.com/GPRO2026SM. Please note that you will not be able to attend the Company Stockholders’ Meeting physically in person. For purposes of attendance at the Company Stockholders’ Meeting, all references in this proxy statement to “attendance at the Company Stockholders’ Meeting” or “present at the Company Stockholders’ Meeting” mean virtually present at the Company Stockholders’ Meeting.
Record Date; Shares of our Common Stock Entitled to Vote
You are entitled to vote at the Company Stockholders’ Meeting if you owned shares of our Common Stock at the close of business on        , 2026 (the “Record Date”). If you hold Class A Common Stock, you will have one (1) vote at the Company Stockholders’ Meeting for each share of Class A Common Stock that you owned at the close of business on the Record Date. If you hold Class B Common Stock, you will have ten (10) votes at the Company Stockholders’ Meeting for each share of Class B Common Stock that you owned at the close of business on the Record Date.
Purpose
At the Company Stockholders’ Meeting, we will ask stockholders to vote on and approve (1) the Merger Proposal, (2) the Change of Control Proposal, (3) the Compensation Proposal, (4) the Reverse Stock Split Proposal and (5) the Adjournment Proposal.
Quorum
As of the Record Date, there were         shares of our Class A Common Stock and          shares of our Class B Common Stock outstanding and entitled to vote at the Company Stockholders’ Meeting. The holders of a majority of the voting power of the shares of stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business.
Votes Required
The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our Common Stock entitled to vote on the Merger Proposal as of the close of business on the Record Date. As of the Record Date,          votes constitute a majority of the voting power of the outstanding shares of our Common Stock entitled to vote on the Merger Proposal.
The approval of the Change of Control Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of our Common Stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the proposal.
The approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of our Common Stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the proposal.

The approval of the Reverse Stock Split Proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our Common Stock entitled to vote on the Reverse Stock Split Proposal as of the close of business on the Record Date. As of the Record Date, votes constitute a majority of the voting power of the outstanding shares of our Common Stock entitled to vote on the Reverse Stock Split Proposal.
The approval of the Adjournment Proposal, if necessary or appropriate, requires the affirmative vote of the holders of a majority of the voting power of the shares of our Common Stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the proposal.
Share Ownership of Our Directors and Executive Officers
As of the close of business on the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate,     shares of our Class A Common Stock and         shares of our Class B Common Stock, representing approximately     % of the voting power of the shares of our Common Stock outstanding on the Record Date.
We currently expect that our directors and executive officers will vote all of their respective shares of our Common Stock: (1) “FOR” the Merger Proposal, (2) “FOR” the Change of Control Proposal, (3) “FOR” the Compensation Proposal, (4) “FOR” the Reverse Stock Split Proposal and (5) “FOR” the Adjournment Proposal.
Voting and Proxies
Any stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail in the accompanying prepaid reply envelope or granting a proxy electronically over the Internet or by telephone, or may vote online during the Company Stockholders’ Meeting. If you are a beneficial owner and hold your shares of our Common Stock in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how you wish to vote your shares of our Common Stock using the instructions provided by your bank, broker or other nominee. It is important that you cast your vote or instruct your bank, broker or nominee on how you wish to vote your shares of our Common Stock.
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Company Stockholders’ Meeting by (1) signing another proxy card with a later date and returning it prior to the Company Stockholders’ Meeting; (2) submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy; (3) delivering a written notice of revocation, prior to the Company Stockholders’ Meeting, to our Corporate Secretary at 3025 Clearview Way, San Mateo, California 94402; or (4) attending the Company Stockholders’ Meeting virtually and voting.
If you hold your shares of our Common Stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote online at the Company Stockholders’ Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.
For more information, see the section of this proxy statement captioned “The Company Stockholders’ Meeting.”

QUESTIONS AND ANSWERS
The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Company Stockholders’ Meeting. These questions and answers may not address all questions that are important to you. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement and the full text of the annexes to this proxy statement and the documents we refer to in this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the Merger, the Merger Agreement and the Company Stockholders’ Meeting. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information.”
Q:    Why am I receiving these materials?
A:    On September 1, 2026, GoPro entered into an agreement that, if adopted by GoPro’s stockholders (and subject to other conditions contained therein), will result in GoPro becoming a majority owned subsidiary of Parent. The Board of Directors is furnishing this proxy statement and form of proxy card to our stockholders in connection with the solicitation of votes to adopt the Merger Agreement and related proposals.
Q:    What am I being asked to vote on at the Company Stockholders’ Meeting?
A:    You are being asked to vote on the following proposals:
(1)To adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into GoPro, whereupon the separate corporate existence of Merger Sub shall cease, and GoPro will become a majority owned subsidiary of Parent;
(2)To approve, in connection with the Merger and in accordance with Nasdaq Listing Rule 5635(a), (b) and (d), the issuance of the Surviving Corporation’s Class A Common Stock in connection with the Transactions which will (i) be in excess of 20% of GoPro’s voting power outstanding before the Merger, (ii) in excess of 20% of the number of shares of GoPro’s Common Stock outstanding before the Merger and (iii) ultimately result in a change of control of GoPro;
(3)To approve, on a non-binding advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger;
(4)To approve an amendment to the Company’s Restated Certificate of Incorporation, in substantially the form attached as Annex C to the proxy statement, to effect, in the sole discretion of the Board of Directors at any time on or before March 31, 2027, the Reverse Stock Split without reducing the authorized number of shares of the Common Stock, and without further approval or authorization of our stockholders; and
(5)To adjourn the Company Stockholders’ Meeting to a later date or dates as provided in the Merger Agreement, if necessary or appropriate, including to solicit additional votes if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholders’ Meeting.
Q:    Why is the proposed Merger in the best interests of GoPro stockholders?
A:    GoPro believes the Merger delivers compelling, certain, and immediate cash value to GoPro stockholders in addition to providing GoPro stockholders with a continuing equity interest in GoPro. The Merger represents the culmination of a robust sale process led by a strategic review committee of the Board of Directors (the “Strategic Review Committee”) and conducted with the assistance of GoPro’s financial and legal advisors. The Board of Directors is committed to maximizing stockholder value, and evaluated a number of potential transaction opportunities for GoPro against its prospects as a standalone company, including GoPro’s recurring operating losses and declining revenue in its business, constrained liquidity position and the substantial doubt about GoPro’s ability to continue as a going concern disclosed in its most recent Quarterly Reports on Form 10-Q. Following this robust process, the Board of Directors unanimously determined that the Merger is in the best interests of GoPro and its stockholders. For more information, please see the section of this proxy statement captioned “The Merger—Recommendation of the Board of Directors and Reasons for the Merger.”
Q:    What is the reasoning behind the Reverse Stock Split Proposal?
A:    GoPro believes implementing the Reverse Stock Split may increase the per-share trading price of our Class A Common Stock and an increased per-share trading price is intended to help us maintain compliance with Nasdaq’s applicable listing requirements, including after the completion of the Merger, although there can be no assurance that the Reverse Stock Split will have such effects.
Q:    When and where is the Company Stockholders’ Meeting?
A:    The Company Stockholders’ Meeting will take place on        , 2026, at         , Pacific Time (unless the Company Stockholders’ Meeting is adjourned or postponed), virtually via live webcast. You may attend the Company Stockholders’ Meeting via the Internet at www.virtualshareholdermeeting.com/GPRO2026SM. Please note that you will not be able to attend the Company Stockholders’ Meeting physically in person. You will need the control number included on your proxy card in order to be able to vote your shares of our Common Stock on the Company Stockholders’ Meeting website. If you are a registered stockholder, your control number is included on your proxy card. If you are a beneficial owner and hold your shares of our Common Stock in “street name” through a bank, broker or other nominee, you will need to register in advance for a control number in order to vote on the Company Stockholders’ Meeting website. Otherwise, you may participate as a “Guest.” Instructions on how to attend and participate online are on the proxy card. We expect check-in to be available starting around         , Pacific Time, on the day of the Company Stockholders’ Meeting, and you should allow ample time for check-in proceedings. We will have technicians standing by and ready to assist you with any technical difficulties you may have in accessing the virtual live webcast. If you encounter any difficulties accessing the virtual live webcast during the check-in or meeting time, please call the support team at         .
Q:    What constitutes a quorum for the Company Stockholders’ Meeting?
A:    The stockholders holding a majority of the voting power of the shares of stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. There must be a quorum for business to be conducted at the Company Stockholders’ Meeting. Failure of a quorum to be present at the Company Stockholders’ Meeting will necessitate an adjournment or postponement and will subject GoPro to additional expense. As of the Record Date, there were          shares of our Class A Common Stock and          shares of our Class B Common Stock outstanding and entitled to vote at the Company Stockholders’ Meeting.
Q:    Who is entitled to vote at the Company Stockholders’ Meeting?
A:    Stockholders as of the close of business on        , 2026, which is the Record Date, are entitled to notice of the Company Stockholders’ Meeting and to vote at the Company Stockholders’ Meeting (and at any adjournment or postponement thereof). If you hold Class A Common Stock, you will have one (1) vote at the Company Stockholders’ Meeting for each share of Class A Common Stock that you owned at the close of business on the Record Date. If you hold Class B Common Stock, you will have ten (10) votes at the Company Stockholders’ Meeting for each share of Class B Common Stock that you owned at the close of business on the Record Date.
Q:    What is the proposed Merger and what effects will it have on GoPro?
A:    The proposed Merger is the acquisition of GoPro by Parent. If the Merger Proposal is approved by our stockholders and the other closing conditions under the Merger Agreement are satisfied or otherwise waived, Merger Sub will merge with and into GoPro, whereupon the separate corporate existence of Merger Sub shall cease, with GoPro continuing as the Surviving Corporation. As a result of the Merger, GoPro will become a majority owned subsidiary of Parent, with Parent to own approximately 90% and GoPro’s existing stockholders to own approximately 10%, respectively, of the issued and outstanding Class A Common Stock of the Surviving Corporation. It is intended that the Surviving Corporation will remain a public company and the shares of Class A common stock of the Surviving Corporation are intended to continue to trade on Nasdaq after the consummation of the Merger.

Q:    What will I receive for my shares of Common Stock if the Merger is completed?
A:    Upon completion of the Merger, you will be entitled to receive the Merger Consideration, which consists of (a) 0.1 shares of Class A common stock of the Surviving Corporation and (b) $1.14 in cash, without interest and less any applicable withholding of taxes, for each share of our Common Stock that you own, unless you have properly demanded and not subsequently withdrawn, failed to perfect, or lost your appraisal rights under Section 262. For example, if you own 100 shares of our Common Stock, you will receive 10 shares of Surviving Corporation Common Stock and $114.00 in cash in exchange for your shares of our Common Stock. There will be no shares of Class B common stock of the Surviving Corporation issued and outstanding following the Merger.
Q:    What will the holders of Company Options, RSUs and PSUs receive in the Merger?
A:    At the Effective Time, (i) each In-the-Money Vested Option will be canceled and converted into a right to receive, an amount in cash, without interest, equal to the product of (a) the excess, if any, of (1) the Cash Equivalent Merger Consideration over (2) the exercise price per share of such Company Option, multiplied by (b) the total number of shares of Common Stock issuable upon the exercise in full of such Company Option, less applicable Taxes and authorized deductions and (ii) each Company Option that is not an In-the-Money Vested Option (including each Company Option that is not vested prior to the Effective Time and each Company Option that has an exercise price per share equal to or greater than the Cash Equivalent Merger Consideration) shall be canceled at the Effective Time for no consideration and shall cease to exist.
At the Effective Time, (i) each Vested RSU (including each Company RSU held by a non-employee director, which will vest in full immediately prior to the Effective Time pursuant to its terms) that is outstanding immediately prior to the Effective Time shall be canceled and converted into a right to receive, an amount in cash, without interest, equal to the product of (a) the Cash Equivalent Merger Consideration multiplied by (b) the total number of shares of Common Stock subject to such award of Vested RSUs, less applicable Taxes and authorized deductions and (ii) each Unvested RSU that is outstanding immediately prior to the Effective Time (including any Company PSU that is converted into an Unvested RSU as described below) shall be assumed by the Surviving Corporation (which, because GoPro will continue as the Surviving Corporation, means that such Unvested RSU will remain outstanding following the Effective Time) and shall continue to vest in accordance with its vesting schedule, including any accelerated vesting terms and conditions, provided that if the holder’s employment is terminated after the Effective Time without “cause” the holder will be entitled to acceleration of any then-Unvested RSUs as of the date of such termination of employment.
Pursuant to the terms of the Company PSUs, each Company PSU that is outstanding immediately prior to the Effective Time will be earned at 100% of target immediately prior to the Effective Time and converted into an Unvested RSU subject only to time-based vesting conditions, which will be treated as described above. Although the Merger Agreement provides that Company PSUs will be assumed by the Surviving Corporation subject to the same performance-based vesting conditions, because all Company PSUs will be earned and converted into Unvested RSUs immediately prior to the Effective Time, GoPro does not expect any Company PSUs to remain subject to performance-based vesting conditions at or following the Effective Time
Q:    How does the Merger Consideration compare to the market price of the Common Stock?
A:    The Per Share Cash Consideration (assuming no adjustment) represents (i) a premium of approximately 30% to the closing price of $0.8762 per share of Class A Common Stock on August 31, 2026, the last trading day prior to the announcement of the Merger Agreement and (ii) a premium of approximately 57% over the VWAP per share of $0.7279 over the 90-trading day period preceding and including August 31, 2026.
On        , 2026 the most recent practicable date before this proxy statement was first mailed to our stockholders, the closing price for our Class A Common Stock on the NASDAQ Global Select Market was $        per share of our Class A Common Stock. You are encouraged to obtain current market quotations for our Common Stock in connection with voting your shares of our Class A Common Stock.

Q:    What do I need to do now?
A:    We encourage you to read this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement carefully and consider how the Merger affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone, so that your shares of our Common Stock can be voted at the Company Stockholders’ Meeting. A failure to vote your shares of our Common Stock or an abstention from voting will have the same effect as a vote “AGAINST” the Merger Proposal and the Reverse Stock Split Proposal. If you are a beneficial owner and hold your shares of our Common Stock in “street name” through a bank, broker or other nominee, please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares of our Common Stock. Failure to instruct your bank, broker or other nominee to vote your shares will have the same effect as a vote “AGAINST” the Merger Proposal and the Reverse Stock Split Proposal.
Q:    What happens if I sell or otherwise transfer my shares of GoPro Common Stock after the Record Date but before the Company Stockholders’ Meeting?
A:    The Record Date for the Company Stockholders’ Meeting is earlier than the date of the Company Stockholders’ Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of our Common Stock after the Record Date but before the Company Stockholders’ Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares of our Common Stock and each of you notifies GoPro in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares of our Common Stock, but you will retain your right to vote those shares at the Company Stockholders’ Meeting. Even if you sell or otherwise transfer your shares of our Common Stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone.
Q:    How does the Board of Directors recommend that I vote?
A:    The Board of Directors, after careful consideration, including considering the various factors described in the section of this proxy statement captioned “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that the Merger Agreement, the Merger and the other Transactions are fair to, and in the best interests of GoPro and its stockholders; (2) approved and declared advisable the Merger Agreement, the Merger and the other Transactions; (3) authorized and approved the execution, delivery and performance by GoPro of the Merger Agreement and the consummation by GoPro of the Transactions upon the terms and subject to the conditions set forth in the Merger Agreement; and (4) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend the adoption of the Merger Agreement by GoPro’s stockholders and directed that the Merger Agreement be submitted to GoPro’s stockholders for adoption thereby.
The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal, (2) “FOR” the Change of Control Proposal, (3) “FOR” the Compensation Proposal, (4) “FOR” the Reverse Stock Split Proposal and (5) “FOR” the Adjournment Proposal.
Q:    What happens if the Merger is not completed?
A:    If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of our Common Stock. Upon the termination of the Merger Agreement under specified circumstances, GoPro may be required to pay Parent a termination fee of $10,000,000, as further described in the section of this proxy statement captioned “The Merger Agreement—Termination—Termination Fee.”
Q:    What happens if the Change of Control Proposal is not approved?
A:    In the event that the Change of Control Proposal is not approved by our stockholders, we may not be able to effectuate the Merger and remain in compliance with Nasdaq’s applicable listing requirements. Although approval of the Change of Control Proposal is not a condition to the completion of the Merger under the Merger Agreement, Nasdaq

Listing Rule 5635(a), (b) and (d) requires stockholder approval of the issuance of shares of GoPro’s Class A Common Stock in connection with the Merger.
Q:    What happens if stockholder approval for the Reverse Stock Split Proposal is not obtained?
A:    If stockholder approval for the Reverse Stock Split is not obtained, the number of shares of our Common Stock that are issued and outstanding will not change. We may be unable to maintain compliance with Nasdaq’s applicable listing requirements and continue to trade on Nasdaq. As a result, our Common Stock may no longer be listed on Nasdaq and would likely trade only in the OTC market and, as a result, the market liquidity and market price of our Common Stock could be adversely affected.
Q:    What vote is required to approve the Merger Proposal?
A:    The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our Common Stock entitled to vote on the Merger Proposal as of the close of business on the Record Date. The failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote online during the Company Stockholders’ Meeting will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares of our Common Stock in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares of our Common Stock will have the same effect as a vote “AGAINST” the Merger Proposal. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal.
Q: What vote is required to approve the Change of Control Proposal?
A: The approval of the Change of Control Proposal requires the affirmative vote of a majority of the voting power of the shares of stock entitled to vote at the meeting, present in person or represented by proxy at the meeting and are voted for or against the proposal. Assuming a quorum is present at the Company Stockholders’ Meeting, the failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote online during the Company Stockholders’ Meeting will not have any effect on the Change of Control Proposal. If you hold your shares of our Common Stock in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares of our Common Stock will have no effect on the Change of Control Proposal. Abstentions will also have no effect on the Change of Control Proposal.
Q:    What vote is required to approve the Compensation Proposal?
A:    In accordance with the rules of the SEC, stockholders have the opportunity to cast a non-binding, advisory vote to approve compensation that may be paid or become payable to our named executive officers based upon or otherwise relating to the Merger, as described in the table provided in the section captioned “The Merger—Quantification of Potential Payments and Benefits to our Named Executive Officers.” The vote to approve the Compensation Proposal is advisory and therefore will not be binding on us or Parent, nor will it overrule any prior decision or require our Board of Directors (or any committee of our Board of Directors) to take any action, regardless of whether the Merger is completed. The compensation that may be paid in connection with the Merger is contractual with respect to our named executive officers. Accordingly, if our stockholders adopt the Merger Agreement and the Merger is completed, the compensation based on or otherwise relating to the Merger will be paid to our named executive officers in accordance with the terms of their compensation agreements and arrangements, regardless of whether our stockholders approve the Compensation Proposal.
Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the proposal. Assuming a quorum is present at the Company Stockholders’ Meeting, the failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote online during the Company Stockholders’ Meeting will not have any effect on the Compensation Proposal. If you hold your shares of our Common Stock in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares of our Common Stock will have no effect on the Compensation Proposal. Abstentions will also have no effect on the Compensation Proposal.

Q:    What vote is required to approve the Reverse Stock Split Proposal?
A:    The approval of the Reverse Stock Split Proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our Common Stock entitled to vote on the Reverse Stock Split Proposal as of the close of business on the Record Date. The failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote online during the Company Stockholders’ Meeting will have the same effect as a vote “AGAINST” the Reverse Stock Split Proposal. If you hold your shares of our Common Stock in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares of our Common Stock will have the same effect as a vote “AGAINST” the Reverse Stock Split Proposal. Abstentions will have the same effect as a vote “AGAINST” the Reverse Stock Split Proposal.
Q:    What vote is required to approve the Adjournment Proposal?
A:    Approval of the Adjournment Proposal, if necessary or appropriate, requires the affirmative vote of the holders of a majority of the voting power of the shares of stock entitled to vote at the meeting, present in person or represented by proxy at the meeting and are voted for or against the proposal. Assuming a quorum is present at the Company Stockholders’ Meeting, the failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote online during the Company Stockholders’ Meeting will not have any effect on the Adjournment Proposal. If you hold your shares of our Common Stock in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares of our Common Stock will have no effect on the Adjournment Proposal. Abstentions will also have no effect on the Adjournment Proposal.
Q:    What is the difference between holding shares of GoPro Common Stock as a stockholder of record and as a beneficial owner?
A:    If your shares of our Common Stock are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC (the “Transfer Agent”), you are considered, with respect to those shares of our Common Stock, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by GoPro.
If your shares of our Common Stock are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of our Common Stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares of our Common Stock, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares of our Common Stock by following their instructions for voting. You are also invited to attend the Company Stockholders’ Meeting. However, because you are not the stockholder of record, you may not vote your shares of our Common Stock virtually at the Company Stockholders’ Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.
Q:    How may I vote?
A:    If you are a stockholder of record (that is, if your shares of our Common Stock are registered in your name with our Transfer Agent), there are four ways to vote:
•You may vote over the Internet prior to the Company Stockholders’ Meeting. You may vote your shares of our Common Stock over the Internet until 11:59 p.m. Eastern Time on the day preceding the Company Stockholders’ Meeting by following the instructions on the proxy card. If you vote over the Internet prior to the Company Stockholders’ Meeting, you do not need to vote during the Company Stockholders’ Meeting or by telephone or by mail.
•You may vote by telephone prior to the Company Stockholders’ Meeting. You may vote your shares of our Common Stock by calling the phone number on the proxy card until 11:59 p.m., Eastern Time on the day preceding the Company Stockholders’ Meeting. If you vote by telephone, you do not need to vote over the Internet or by mail.
•You may vote by mail prior to the Company Stockholders’ Meeting. If you wish to vote your shares of our Common Stock by mail, please sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope. If you vote by mail, you do not need to vote over the Internet or by telephone and your mailing must be received prior to the Company Stockholders’ Meeting.
•You may vote over the Internet during the Company Stockholders’ Meeting. You may vote your shares of our Common Stock over the Internet during the Company Stockholders’ Meeting by accessing the Company Stockholders’ Meeting website by following the instructions provided on the proxy card. You can then cast your votes by following the prompts provided by the website. If you attend the Company Stockholders’ Meeting and vote online during the meeting, your vote will revoke any proxy that you have previously submitted.
If your shares of our Common Stock are held in “street name” through a bank, broker or other nominee, you may vote:
•through your bank, broker or other nominee, by completing and returning the voting form provided by your bank, broker or other nominee;
•by attending the Company Stockholders’ Meeting and voting online with a “legal proxy” from your bank, broker or other nominee; or
•if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone by the deadline provided by your bank, broker or other nominee. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.
Even if you plan to attend the Company Stockholders’ Meeting virtually, you are strongly encouraged to vote your shares of our Common Stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote your shares of our Common Stock that you beneficially own, you may still vote your shares of our Common Stock online at the Company Stockholders’ Meeting even if you have previously voted by proxy. If you are present at the Company Stockholders’ Meeting virtually and vote online during the Company Stockholders’ Meeting, your vote will revoke any proxy that you have previously submitted.
Q:    If my broker holds my shares of GoPro Common Stock in “street name,” will my broker vote my shares of GoPro Common Stock for me?
A:    No. Your bank, broker or other nominee is only permitted to vote your shares of our Common Stock on any proposal currently scheduled to be considered at the Company Stockholders’ Meeting if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote of your shares of our Common Stock. Without instructions, your shares of our Common Stock will not be voted on such proposals, which will have the same effect as if you voted “AGAINST” the Merger Proposal and the Reverse Stock Split Proposal, but, assuming a quorum is present at the Company Stockholders’ Meeting, will have no effect on the Change of Control Proposal, the Compensation Proposal or the Adjournment Proposal.
Q:    May I change my vote after I have mailed my signed proxy card or voted over the Internet or by telephone prior to the Company Stockholders’ Meeting?
A:    Yes. After you have mailed your signed proxy card or voted over the Internet or by telephone prior to the Company Stockholders’ Meeting, you may still change your vote and revoke your proxy by doing any one of the following things:
•voting online at the Company Stockholders’ Meeting;

•submitting a new proxy by telephone prior to 11:59 p.m., Eastern Time on the day preceding the Company Stockholders’ Meeting;
•submitting a new proxy over the Internet until 11:59 p.m., Eastern Time on the day preceding the Company Stockholders’ Meeting by following the instructions on the proxy card;
•signing a new proxy card with a date later than the date of the previously submitted proxy card and returning it to us by mail, which must be received prior to the Company Stockholders’ Meeting; or
•giving our Corporate Secretary a written notice that you want to revoke your proxy via mail at 3025 Clearview Way, San Mateo, California 94402 prior to 11:59 pm Eastern Time on the day preceding the Company Stockholders’ Meeting.
Your attendance at the Company Stockholders’ Meeting alone will not revoke your proxy.
Q:    What is a proxy?
A:    A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of our Common Stock. The written document describing the matters to be considered and voted on at the Company Stockholders’ Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of our Common Stock is called a “proxy card.” Our Board of Directors has designated Brian Tratt, our Chief Financial Officer, and Jason Stephen, our General Counsel and Corporate Secretary, and each or any of them, with full power of substitution, as the proxy holders for the Company Stockholders’ Meeting.
Q:    If a stockholder gives a proxy, how are the shares of GoPro Common Stock voted?
A:    Regardless of the method you choose to vote, the proxy holders will vote your shares of our Common Stock in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares of our Common Stock should be voted “FOR” or “AGAINST” or to abstain from voting on all, some or none of the specific items of business to come before the Company Stockholders’ Meeting. If you properly sign your proxy card but do not mark the boxes showing how your shares of our Common Stock should be voted on a matter, the shares of our Common Stock represented by your properly signed proxy will be voted (1) “FOR” the Merger Proposal, (2) “FOR” the Change of Control Proposal, (3) “FOR” the Compensation Proposal, (4) “FOR” the Reverse Stock Split Proposal and (5) “FOR” the Adjournment Proposal.
Q:    What should I do if I receive more than one set of voting materials?
A:    You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares of our Common Stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of our Common Stock. If you are a stockholder of record and your shares of our Common Stock are registered in more than one name, you will receive more than one proxy card. Please sign, date and return (or grant your proxy electronically over the Internet or by telephone) each proxy card and voting instruction card that you receive, in order to vote all of our shares of Common Stock that you own.
Q:    Where can I find the voting results of the Company Stockholders’ Meeting?
A:    If available, GoPro may announce preliminary voting results at the conclusion of the Company Stockholders’ Meeting. GoPro intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Company Stockholders’ Meeting. All reports that GoPro files with the SEC are publicly available when filed. See the section of this proxy statement captioned “Where You Can Find More Information.”
Q:    Will I be subject to U.S. federal income tax upon the exchange of shares of GoPro Common Stock for cash pursuant to the Merger?
A:    The receipt of cash by a U.S. Holder (which we define in the section of this proxy statement captioned “The Merger—U.S. Federal Income Tax Considerations of the Merger and Reverse Stock Split—U.S. Holders”) in exchange for such holder’s shares of our Common Stock in the Merger generally will be a taxable transaction for U.S. federal income tax purposes. Such receipt of cash by a GoPro stockholder that is a U.S. Holder generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of our Common Stock surrendered in the Merger (as further discussed in the section of this proxy statement captioned “The Merger—U.S. Federal Income Tax Considerations of the Merger and Reverse Stock Split”). The receipt of cash by a Non-U.S. Holder (which we define in the section of this proxy statement captioned “The Merger—U.S. Federal Income Tax Considerations of the Merger and Reverse Stock Split—Non-U.S. Holders”) in exchange for such holder’s shares of our Common Stock in the Merger generally will not be a taxable transaction for U.S. federal income tax purposes unless certain exceptions apply. A Non-U.S. Holder may be subject to backup withholding with respect to cash payments made pursuant to the Merger unless such Non-U.S. Holder certifies that it is not a U.S. person or otherwise establishes an exemption (as further discussed in the section of this proxy statement captioned “The Merger—U.S. Federal Income Tax Considerations of the Merger and Reverse Stock Split”). Holders should consult their tax advisors in light of their particular circumstances and any specific tax consequences relating to the Merger, including U.S. federal, state, local and non-U.S. income and other tax consequences.
Q:    What will happen to GoPro’s Employee Share Purchase Plan (which we refer to as the “ESPP”) in connection with the Merger?
A:    Assuming the Effective Time occurs prior to February 15, 2027, the current offering period that commenced on August 15, 2026, and is scheduled to end on February 15, 2027, will be shortened and the Company will provide for an earlier exercise for the final purchase and issuance of shares of our Common Stock for such offering period (such earlier date the “Early ESPP Exercise Date”). The Early ESPP Exercise Date will be prior to and as close to the Effective Time as is administratively practicable. An individual who was not a participant in the ESPP as of the commencement of the current offering period may not enroll in the ESPP for the current offering period. No participant in the ESPP may increase their elections with respect to the current offering period in effect as of September 1, 2026. No new offering period will begin after September 1, 2026. The ESPP will be terminated no later than immediately prior to the Effective Time.
Q:    When do you expect the Merger to be completed?
A:    We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger by year-end 2026. However, the exact timing of completion of the Merger, and if it occurs at all, cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control. For more information, please see the section of this proxy statement captioned “The Merger Agreement—Conditions to the Merger.”
Q:    Am I entitled to appraisal rights under the DGCL?
A:    If the Merger is completed, our stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares of our Common Stock will be entitled to appraisal rights in connection with the Merger under Section 262. This means that stockholders are entitled to have their shares of our Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of our Common Stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value as determined by the court, so long as they fully comply with the procedures established by Section 262. Due to the complexity of the appraisal process, our stockholders who wish to seek appraisal of their shares of our Common Stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. The DGCL requirements for exercising appraisal rights are described in additional detail in the section of this proxy statement captioned “The Merger—Appraisal Rights,” and Section 262 regarding appraisal rights may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
Q: Why am I being asked to consider and vote on the Change of Control Proposal?
A: Under Nasdaq Listing Rule 5635(a), a Nasdaq-listed company is required to obtain stockholder approval prior to the issuance of shares of common stock in connection with the acquisition of another company if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock or voting power outstanding before such issuance of shares. Nasdaq Listing Rule 5635(d) also requires stockholder approval for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) that, alone or together with sales by officers, directors or Substantial Shareholders (as defined in Nasdaq Listing Rule 5635(d)) of the issuer, equals 20% or more of the common stock, or 20% or more of the voting power outstanding before the issuance, at a price that is less than the “Minimum Price” (as defined in Nasdaq Listing Rule 5635(d)). In connection with the Merger, the shares of the Surviving Corporation’s Class A Common Stock to be issued in connection with the Transactions will be in excess of 20% of GoPro’s voting power outstanding before the Merger and in excess of 20% of the number of shares of GoPro’s Common Stock outstanding before the Merger. Additionally, under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of such company. In connection with the Merger and issuance of the Surviving Corporation’s Class A Common Stock to Parent, Parent will ultimately control GoPro with a majority ownership of the Surviving Corporation.
Q:    Why am I being asked to consider and vote on the named executive officer Merger-related Compensation Proposal?
A:    SEC rules require us to seek approval on a non-binding, advisory basis with respect to certain payments that will or may be made to our named executive officers in connection with the Merger. Approval of the named executive officer Merger-related Compensation Proposal is not required to complete the Merger.
Q:    Do any of GoPro’s directors or officers have interests in the Merger that may differ from those of GoPro stockholders generally?
A:    Yes. In considering the recommendation of the Board of Directors with respect to the Merger Proposal, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. In (1) evaluating and negotiating the Merger Agreement; (2) approving the Merger Agreement and the Merger; and (3) recommending that GoPro’s stockholders approve the Merger Proposal, the Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned “The Merger—Interests of GoPro’s Directors and Executive Officers in the Merger.”
Q:    Who will solicit and pay the cost of soliciting proxies?
A:    GoPro is paying the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other associates or representatives by personal interview, telephone, facsimile or electronic mail. No additional compensation will be paid to these persons for solicitation. At this time we have not engaged a proxy solicitor. If we do engage a proxy solicitor, we will pay the customary costs associated with such engagement. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our Common Stock.
Q:    What is householding and how does it affect me?
A:    The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.
We will promptly deliver a separate copy of these proxy materials to any stockholder upon request submitted in writing to us at our principal offices at Investor Relations, 3025 Clearview Way, San Mateo, California 94402. You may also orally submit your request by calling (650) 332-7600.

If two or more stockholders sharing the same address are currently receiving multiple copies of proxy materials and would like to receive only one copy for their household, the stockholders should contact their bank, broker or other nominee record holder, or contact us as instructed above.
Q:    Who can help answer my questions?
A:    If you have any questions concerning the Merger, the Company Stockholders’ Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our Common Stock, please provide written notice to our Corporate Secretary at 3025 Clearview Way, San Mateo, California 94402, Attn: Corporate Secretary or call us at (650) 332-7600.

FORWARD-LOOKING STATEMENTS
This proxy statement includes certain “forward-looking statements” intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to, statements regarding the proposed Transactions. Forward-looking statements may be identified by the words “intend,” “plan,” “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “believe,” “will” and similar expressions, are based on GoPro’s current expectations, and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Factors that could cause actual results and outcomes to differ include, but are not limited to, the following risks and uncertainties relating to the proposed Transactions: (i) the ability to obtain the requisite approval from stockholders of GoPro; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all, including as a result of Parent’s failure to obtain the necessary financing or to extend the termination date of its financing commitment; (iii) the possibility that competing offers or acquisition proposals for GoPro will be made; (iv) the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances that would require GoPro to pay a termination fee or other expenses; (vi) the effect of the pendency of the proposed transaction on GoPro’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; (vii) risks related to diverting management’s attention from GoPro’s ongoing business operations or the loss of one or more members of the management team; (viii) the risk that stockholder demands and stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability, and may delay or prevent completion of the proposed transaction; (ix) changes in general economic, competitive, technological and/or industry-specific conditions affecting the businesses and industries in which GoPro operates; (x) actions by third parties, including government agencies; (xi) uncertainty regarding the expected financial performance of the surviving company following completion of the proposed transaction; (xii) failure to realize the anticipated benefits of the proposed transaction within the expected time frame or at all, including as a result of a delay in completing the proposed transaction; (xiii) the ability of the surviving company to implement its business strategy; and (xiv) other risk factors detailed from time to time in GoPro’s reports filed with the SEC, and any amendments thereto, including GoPro’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed with the SEC, including documents that will be filed with the SEC in connection with the proposed transaction. Should any of these risks or uncertainties materialize, actual results could differ materially from expectations. GoPro assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this proxy statement. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

THE COMPANY STOCKHOLDERS’ MEETING
The enclosed proxy is solicited on behalf of the Board of Directors for use at the Company Stockholders’ Meeting.
Date, Time and Place
We will hold the Company Stockholders’ Meeting on         , 2026, at     , Pacific Time (unless the Company Stockholders’ Meeting is adjourned or postponed). You can virtually attend, and vote in the Company Stockholders’ Meeting by accessing a virtual live website using the Internet at www.virtualshareholdermeeting.com/GPRO2026SM. Please note that you will not be able to attend the Company Stockholders’ Meeting physically in person. Instructions on how to attend and participate online are provided on the proxy card. We expect check-in to be available starting around     , Pacific Time, on the day of the Company Stockholders’ Meeting,     , and you should allow ample time for online check-in proceedings. We will have technicians standing by and ready to assist you with any technical difficulties you may have in accessing the virtual live webcast. If you encounter any difficulties accessing the virtual live webcast during the check-in or meeting time, please call the support team at     .
Purpose of the Company Stockholders’ Meeting
At the Company Stockholders’ Meeting, we will ask stockholders to vote to approve (1) the Merger Proposal, (2) the Change of Control Proposal, (3) the Compensation Proposal, (4) the Reverse Stock Split Proposal and (5) the Adjournment Proposal.
Record Date; Shares Entitled to Vote; Quorum
Only stockholders of record as of the close of business on the Record Date are entitled to notice of the Company Stockholders’ Meeting and to vote at the Company Stockholders’ Meeting. As of the Record Date, there were      shares of our Class A Common Stock outstanding and      shares of our Class B Common Stock outstanding and entitled to vote at the Company Stockholders’ Meeting. A complete list of registered stockholders as of the close of business on the Record Date will be available for inspection by stockholders of record ten (10) days prior to the Company Stockholders’ Meeting, either on a reasonably accessible electronic network as permitted by law (provided that the information required to gain access to the list is provided with the notice of the meeting) or during ordinary business hours at our principal business offices at 3025 Clearview Way, San Mateo, California 94402 and during the entirety of the Company Stockholders’ Meeting online at www.virtualshareholdermeeting.com/GPRO2026SM.
The stockholders holding at least a majority of the total voting power of all outstanding shares of Common Stock present at the Company Stockholders’ Meeting virtually via the virtual meeting website or represented by proxy and entitled to vote thereat, will constitute a quorum at the Company Stockholders’ Meeting. In the event that a quorum is not present at the Company Stockholders’ Meeting, it is expected that the meeting will be adjourned to solicit additional votes.
Votes Required; Abstentions and Broker Non-Votes
Each GoPro stockholder will be entitled to one (1) vote for each share of our Class A Common Stock and ten (10) votes for each share of our Class B Common Stock that such stockholder owns at the close of business on the Record Date on each proposal to be acted upon at the Company Stockholders’ Meeting.
The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our Common Stock entitled to vote as of the close of business on the Record Date. As of the Record Date,         votes constitute a majority of the voting power of the outstanding shares of our Common Stock entitled to vote on the Merger Proposal. Shares deemed not in attendance at the Company Stockholders’ Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee), abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Merger Proposal. Approval of the Merger Proposal by our stockholders is a condition to the closing of the Transactions.
The approval of the Change of Control Proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our Common Stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the proposal. Accordingly, shares deemed not in attendance at the Company Stockholders’ Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) and broker non-votes will have no effect on the outcome of the Change of Control Proposal. Abstentions will also have no effect on the Change of Control Proposal.
The approval of the non-binding Compensation Proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our Common Stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the proposal. Accordingly, shares deemed not in attendance at the Company Stockholders’ Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) and broker non-votes will have no effect on the outcome of the Compensation Proposal. Abstentions will also have no effect on the Compensation Proposal.
The approval of the Reverse Stock Split Proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our Common Stock entitled to vote on such matter as of the close of business on the Record Date. As of the Record Date,         votes constitute a majority of the voting power of the outstanding shares of our Common Stock entitled to vote on the Reverse Stock Split Proposal. Shares deemed not in attendance at the Company Stockholders’ Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee), abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Reverse Stock Split Proposal.
The approval of the Adjournment Proposal, if necessary or appropriate, requires the affirmative vote of the holders of a majority of the voting power of the shares of our Common Stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the proposal. Accordingly, shares deemed not in attendance at the Company Stockholders’ Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) and broker non-votes will have no effect on the outcome of the Adjournment Proposal. Abstentions will also have no effect on the Adjournment Proposal.
If you fail to (1) return your signed proxy card; (2) grant your proxy electronically over the Internet or by telephone; or (3) attend the Company Stockholders’ Meeting and vote online during the meeting, your shares of our Common Stock will not be counted for purposes of determining whether a quorum is present at the Company Stockholders’ Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Proposal and the Reverse Stock Split Proposal, but will have no effect on the Change of Control Proposal, the Compensation Proposal or the Adjournment Proposal.
The rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, but each of the proposals to be presented at the Company Stockholders’ Meeting is considered non-routine. As a result, no broker will be permitted to vote your shares of our Common Stock at the Company Stockholders’ Meeting without receiving instructions. Failure to instruct your broker on how to vote your shares of our Common Stock will have the same effect as a vote “AGAINST” the Merger Proposal and the Reverse Stock Split Proposal, but, assuming a quorum is present at the Company Stockholders’ Meeting, will not have any effect on the Change of Control Proposal, the Compensation Proposal or the Adjournment Proposal.
Shares of our Common Stock Held by GoPro’s Directors and Executive Officers
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate,     shares of our Class A Common Stock and        shares of our Class B Common Stock , representing approximately         % of the shares of our Class A Common Stock and        % of the shares of our Class B Common Stock outstanding on the Record Date.
We currently expect that our directors and executive officers will vote all of their respective shares of our Common Stock: (1) “FOR” the Merger Proposal, (2) “FOR” the Change of Control Proposal, (3) “FOR” the Compensation Proposal, (4) “FOR” the Reverse Stock Split Proposal and (5) “FOR” the Adjournment Proposal.

Voting and Proxies
If you are a stockholder of record (that is, if your shares of our Common Stock are registered in your name with Equiniti Trust Company, LLC, our transfer agent), there are four ways to vote:
•You may vote over the Internet prior to the Company Stockholders’ Meeting. You may vote your shares of our Common Stock over the Internet until 11:59 p.m., Eastern Time, on the day preceding the Company Stockholders’ Meeting by following the instructions on the proxy card. If you vote over the Internet prior to the Company Stockholders’ Meeting, you do not need to vote during the Company Stockholders’ Meeting or by telephone or by mail.
•You may vote by telephone prior to the Company Stockholders’ Meeting. You may vote your shares of our Common Stock by calling the phone number on the proxy card until 11:59 p.m., Eastern Time on the day preceding the Company Stockholders’ Meeting. If you vote by telephone, you do not need to vote over the Internet or by mail.
•You may vote by mail prior to the Company Stockholders’ Meeting. If you wish to vote your shares of our Common Stock by mail, please sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope. If you vote by mail, you do not need to vote over the Internet or by telephone and your mailing must be received prior to the Company Stockholders’ Meeting.
•You may vote over the Internet during the Company Stockholders’ Meeting. You may vote your shares of our Common Stock over the Internet during the Company Stockholders’ Meeting by accessing the Company Stockholders’ Meeting website by following the instructions provided on the proxy card.
You can then cast your votes by following the prompts provided by the website. If you attend the Company Stockholders’ Meeting and vote online during the meeting, your vote will revoke any proxy that you have previously submitted.
You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares of our Common Stock according to your directions.
Voting instructions are included on your proxy card. All shares of our Common Stock represented by properly signed and dated proxies received in time for the Company Stockholders’ Meeting will be voted at the Company Stockholders’ Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted (1) “FOR” the Merger Proposal, (2) “FOR” the Change of Control Proposal, (3) “FOR” the Compensation Proposal, (4) “FOR” the Reverse Stock Split Proposal and (5) “FOR” the Adjournment Proposal.
If you are a beneficial owner and your shares of our Common Stock are held in “street name” through a bank, broker or other nominee, you may vote:
•through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee;
•by attending the Company Stockholders’ Meeting and voting online with a “legal proxy” from your bank, broker or other nominee; or
•if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone by the deadline provided by your bank, broker or other nominee. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.
If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Company Stockholders’ Meeting and vote online with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the Merger Proposal and the Reverse Stock Split Proposal, but, assuming a quorum is present at the Company Stockholders’ Meeting, will not have any effect on the Change of Control Proposal, the Compensation Proposal or Adjournment Proposal.
Even if you plan to attend the Company Stockholders’ Meeting virtually, you are strongly encouraged to vote your shares of our Common Stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote your shares of our Common Stock that you beneficially own, you may still vote your shares of our Common Stock online at the Company Stockholders’ Meeting even if you have previously voted by proxy. If you are present at the Company Stockholders’ Meeting virtually and vote online during the Company Stockholders’ Meeting, your previous vote by proxy will not be counted.
Revocability of Proxies
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Company Stockholders’ Meeting by:
•voting online at the Company Stockholders’ Meeting;
•submitting a new proxy by telephone prior to 11:59 p.m. Eastern Time on the day preceding the Company Stockholders’ Meeting;
•submitting a new proxy over the Internet until 11:59 p.m. Eastern Time on the day preceding the Company Stockholders’ Meeting by following the instructions on the proxy card;
•signing a new proxy card with a date later than the date of the previously submitted proxy card and returning it to us by mail, which must be received prior to the Company Stockholders’ Meeting; or
•giving our Corporate Secretary a written notice that you want to revoke your proxy via mail at 3025 Clearview Way, San Mateo, California 94402 prior to 11:59 pm Eastern Time on the day preceding the Company Stockholders’ Meeting.
If you have submitted a proxy, your appearance at the Company Stockholders’ Meeting virtually, in the absence of voting online during the Company Stockholders’ Meeting or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.
If you are a beneficial owner and hold your shares of our Common Stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote online at the Company Stockholders’ Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.
Any adjournment, postponement or other delay of the Company Stockholders’ Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Company Stockholders’ Meeting as adjourned, postponed or delayed.
Board of Directors’ Recommendation
The Board of Directors, after careful consideration, including considering various factors described in the section of this proxy statement captioned “The Merger—Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that the Merger Agreement, the Merger and the other Transactions are fair to, and in the best interests of GoPro and its stockholders; (2) approved and declared advisable the Merger Agreement, the Merger and the other Transactions; (3) authorized and approved the execution, delivery and performance by GoPro of the Merger Agreement and the consummation by GoPro of the Transactions upon the terms and subject to the conditions set forth in the Merger Agreement; and (4) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend the adoption of the Merger Agreement by GoPro’s stockholders and directed that the Merger Agreement be submitted to GoPro’s stockholders for adoption thereby.

The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal, (2) “FOR” the Change of Control Proposal (3) “FOR” the Compensation Proposal, (4) “FOR” the Reverse Stock Split Proposal and (5) “FOR” the Adjournment Proposal.
Solicitation of Proxies
At this time we have not engaged a proxy solicitor. If we do engage a proxy solicitor we will pay the customary costs associated with such engagement. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our Common Stock. GoPro is paying the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other associates by personal interview, telephone, facsimile or electronic mail. No additional compensation will be paid to these persons for solicitation.
Anticipated Date of Completion of the Merger
Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the Merger Proposal, we anticipate, but cannot guarantee, that the Merger will be consummated by year-end 2026.
Appraisal Rights
If the Merger is completed and you comply fully with the requirements of Section 262, you will be entitled to have your shares of our Common Stock appraised by the Delaware Court of Chancery and to receive in lieu of the Merger Consideration payment in cash of the amount determined by the Delaware Court of Chancery to be the “fair value” of your shares of our Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value as determined by the Delaware Court of Chancery. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares of our Common Stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.
You should be aware that the fair value of your shares of our Common Stock as determined pursuant to Section 262 could be more than, the same as or less than the value of the Merger Consideration.
Stockholders wishing to exercise the right to seek an appraisal of their shares of our Common Stock must fully comply with Section 262, which means doing, among other things, ALL of the following:
•the stockholder must not vote in favor of the Merger Proposal;
•the stockholder must deliver to GoPro a written demand for appraisal before the vote on the Merger Agreement at the Company Stockholders’ Meeting; and
•the stockholder must continuously hold the shares of our Common Stock that are subject to the demand from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers such shares of our Common Stock before the Effective Time).
A beneficial owner (as defined in Section 262) may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with the statutory procedures and requirements set forth in Section 262.
Your failure to strictly comply with the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement captioned “The Merger—Appraisal Rights,” and Section 262, the relevant section of the DGCL regarding appraisal rights, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.

Other Matters
At this time, we know of no other matters to be voted on at the Company Stockholders’ Meeting. If any other matters properly come before the Company Stockholders’ Meeting, your shares of our Common Stock will be voted in accordance with the discretion of the appointed proxy holders.
Householding of Company Stockholders’ Meeting Materials
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for stockholders and cost savings for companies. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.
We will promptly deliver a separate copy of these proxy materials to any stockholder upon request submitted in writing to us at our principal offices at Investor Relations, 3025 Clearview Way, San Mateo, California 94402. You may also orally submit your request by calling (650) 332-7600.
If two or more stockholders sharing the same address are currently receiving multiple copies of proxy materials and would like to receive only one copy for their household, the stockholders should contact their bank, broker or other nominee record holder, or contact us as instructed above.
Questions and Additional Information
If you have any questions concerning the Merger, the Company Stockholders’ Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our Common Stock, please contact us at:
GoPro, Inc.
3025 Clearview Way
San Mateo, California 94402
Attention: Corporate Secretary
(650) 332-7600

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
We are asking you to adopt the Merger Agreement pursuant to which Merger Sub will merge with and into GoPro, whereupon the separate corporate existence of Merger Sub shall cease, and GoPro will become a majority owned subsidiary of Parent, with Parent to own approximately 90% and GoPro’s existing stockholders to own approximately 10%, respectively, of the issued and outstanding Class A Common Stock of the Surviving Corporation. It is intended that the Surviving Corporation will remain a public company and the shares of Class A common stock of the Surviving Corporation are intended to continue to trade on Nasdaq after the consummation of the Merger.
For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the sections of this proxy statement captioned “The Merger” and “The Merger Agreement.” This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.
Under applicable law, we cannot complete the Merger without the affirmative vote in favor of this Merger Proposal by the holders of a majority of the voting power of the outstanding shares of our Common Stock as of the close of business on the Record Date. If you abstain from voting, fail to cast your vote (online during the Company Stockholders’ Meeting or by proxy), or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the Merger Proposal.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: APPROVAL OF THE ISSUANCE OF CLASS A COMMON STOCK OF THE SURVIVING CORPORATION IN EXCESS OF 20% OF GOPRO’S VOTING POWER AND COMMON STOCK OUTSTANDING AND RESULTING CHANGE OF CONTROL
We are asking you to approve, in connection with the Merger and in accordance with Nasdaq Listing Rule 5635(a), (b) and (d), the issuance of the Surviving Corporation’s Class A Common Stock in connection with the Transactions which will (i) be in excess of 20% of GoPro’s voting power outstanding before the Merger, (ii) in excess of 20% of the number of shares of GoPro’s Common Stock outstanding before the Merger and (iii) ultimately result in a change of control of GoPro.
Under Nasdaq Listing Rule 5635(a), a Nasdaq-listed company is required to obtain stockholder approval prior to the issuance of shares of common stock in connection with the acquisition of another company if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock or voting power outstanding before such issuance of shares. Nasdaq Listing Rule 5635(d) also requires stockholder approval for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) that, alone or together with sales by officers, directors or Substantial Shareholders (as defined in Nasdaq Listing Rule 5635(d)) of the issuer, equals 20% or more of the common stock, or 20% or more of the voting power outstanding before the issuance, at a price that is less than the “Minimum Price” (as defined in Nasdaq Listing Rule 5635(d)). In connection with the Merger, the shares of the Surviving Corporation’s Class A Common Stock to be issued in connection with the Transactions will be in excess of 20% of GoPro’s voting power outstanding before the Merger and in excess of 20% of the number of shares of GoPro’s Common Stock outstanding before the Merger. Additionally, under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of such company. In connection with the Transactions and issuance of Class A Common Stock to Parent, Parent will ultimately control GoPro with a majority ownership of the Surviving Corporation.
Pursuant to Nasdaq’s listing rules, we cannot issue the shares of Common Stock without the affirmative vote of the holders of a majority of the voting power of the shares of our Common Stock entitled to vote on such matter that are present in person or represented by proxy at the meeting and are voted for or against the proposal. Accordingly, shares deemed not in attendance at the Company Stockholders’ Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) and broker non-votes will have no effect on the outcome of the Change of Control Proposal. Abstentions will also have no effect on the Change of Control Proposal. In the event that the Change of Control Proposal is not approved by our stockholders, we may not be able to effectuate the Merger and remain in compliance with Nasdaq.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF COMPENSATION THAT MAY BE PAID OR BECOME PAYABLE TO NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER
In accordance with Section 14A of the Exchange Act, we are asking you to approve an advisory (non-binding) vote on the compensation that may be paid or become payable to our named executive officers in connection with the proposed Merger. For more detailed information regarding these amounts, please see the section captioned “The Merger—Quantification of Potential Payments and Benefits to our Named Executive Officers—Golden Parachute Compensation” and the accompanying footnotes and related narrative disclosure. As required by those rules, we are asking our stockholders to adopt the following resolution:
RESOLVED, that the stockholders of GoPro hereby APPROVE, on an advisory basis, the compensation that may be paid or become payable to GoPro’s named executive officers in connection with the Merger, in each case pursuant to Item 402(t) of Regulation S-K, described in the section captioned “The Merger—Quantification of Potential Payments and Benefits to our Named Executive Officers—Golden Parachute Compensation” and the accompanying footnotes and related narrative discussion of GoPro’s proxy statement for its virtual special meeting of stockholders to be held on     , 2026.
Effect of Advisory Vote
The vote on this proposal is a vote separate from the votes on the proposal to adopt the Merger Agreement, the Change of Control Proposal, the Reverse Stock Split Proposal and the proposal to approve adjournment of the virtual special meeting. Accordingly, you may vote to approve any of the other proposals and vote not to approve this proposal, and vice versa. Approval of this proposal is not a condition to completion of the Merger.
Because the vote on this proposal is only advisory in nature, it will not be binding on either GoPro or Parent regardless of whether the proposed Merger is completed. Accordingly, since the compensation described herein is contractual with respect to our named executive officers, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the proposed Merger is completed.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 4: APPROVAL OF AN AMENDMENT TO GOPRO’S RESTATED CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT
We are asking you to vote in favor of a proposal to approve an amendment to the Company’s Restated Certificate of Incorporation, in substantially the form attached as Annex C to the proxy statement, to effect, in the sole discretion of the Board of Directors at any time on or before March 31, 2027, a reverse stock split of the Company’s Common Stock, at a ratio to be determined by the Board of Directors within a range of 1-for-2 to 1-for-10 (or any number in between), without reducing the authorized number of shares of the Common Stock, and without further approval or authorization of our stockholders. For more detailed information regarding the Reverse Stock Split, please see the section of this proxy captioned “The Reverse Stock Split.”
The Reverse Stock Split will be realized simultaneously for all outstanding shares of Common Stock. The Reverse Stock Split will affect all holders of Common Stock uniformly and no stockholder’s interest in the Company will be diluted as a result of the Reverse Stock Split as each stockholder will hold the same percentage of Common Stock outstanding immediately following the Reverse Stock Split as that stockholder held immediately prior to the Reverse Stock Split, except for immaterial adjustments that may result from the treatment of fractional shares. The rights of the holders of our Common Stock will not be affected by the Reverse Stock Split, other than as a result of the treatment of fractional shares.
As of the close of business on the Record Date, the Company had          shares of Class A Common Stock and          shares of Class B Common Stock issued and outstanding. For purposes of illustration, if the Reverse Stock Split is effected at a ratio of 1-for-5, the number of issued and outstanding shares of Common Stock after the Reverse Stock Split would be approximately          shares of Class A Common Stock and     shares of Class B Common Stock. The Board of Directors intends to effect the Reverse Stock Split prior to completing the Merger.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 5: APPROVAL OF THE ADJOURNMENT OF THE COMPANY STOCKHOLDERS’ MEETING
We are asking you to approve a proposal to adjourn the Company Stockholders’ Meeting to a later date or dates as provided in the Merger Agreement, if necessary or appropriate, including to solicit additional votes if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholders’ Meeting. If stockholders approve this Adjournment Proposal, we could adjourn the Company Stockholders’ Meeting and any adjourned session of the Company Stockholders’ Meeting and use the additional time to solicit additional votes, including proxies from stockholders that have previously returned properly executed proxies voting against approval of the Merger Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval of the Merger Proposal such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the Company Stockholders’ Meeting without a vote on the approval of the Merger Proposal and seek to convince the stockholders of those shares of our Common Stock to change their votes to votes in favor of approval of the Merger Proposal. Additionally, we could seek to adjourn the Company Stockholders’ Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Company Stockholders’ Meeting.
We do not anticipate calling a vote on this proposal if the Merger Proposal is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our Common Stock as of the close of business on the Record Date.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

THE MERGER
This discussion of the Merger Agreement and the Merger in this proxy statement is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A, and is incorporated into this proxy statement by reference. You should read and consider the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.
Parties Involved in the Merger
GoPro, Inc.
3025 Clearview Way
San Mateo, California 94402
(650) 332-7600
GoPro helps the world capture and share itself in immersive and exciting ways. GoPro’s cameras, mountable and wearable accessories, subscription and services, and implied post contract support have generated substantially all of its revenue. It sells its products globally through retailers, distributors, and on GoPro.com. GoPro’s product offerings include cameras, mounts and accessories, lifestyle gear, applications, and subscription and services.
GoPro’s principal executive offices are located at 3025 Clearview Way, San Mateo, California 94402, and its telephone number is (650) 332-7600. GoPro maintains a website at www.gopro.com. Information included on or accessible through GoPro’s website does not constitute a part of this proxy statement and, therefore, is not incorporated herein by reference.
GoPro’s Common Stock is listed on the NASDAQ Global Select Market under the symbol “GPRO.”
Action Acquisition LLC
767 Fifth Avenue, 37th Floor
New York, New York 10022
(646) 597-4677
Parent is a Delaware limited liability company that was formed solely for the purpose of entering into the Merger Agreement and consummating the Transactions. Parent has not conducted any business operations other than in connection with its formation, the maintenance of its existence and the Transactions.
Parent’s principal executive offices are located at 767 Fifth Avenue, 37th Floor, New York, New York 10022, and its telephone number is (646) 597-4677.
Starman Optical, Inc.
767 Fifth Avenue, 37th Floor
New York, New York 10022
(646) 597-4677
Merger Sub is a Delaware corporation and a wholly-owned subsidiary of Parent that was formed solely for the purpose of entering into the Merger Agreement and consummating the Transactions. Merger Sub has not conducted any business operations other than in connection with its formation, the maintenance of its existence and the Transactions. Upon the consummation of the Transactions, Merger Sub will cease to exist.
Merger Sub’s principal executive offices are located at 767 Fifth Avenue, 37th Floor, New York, New York 10022, and its telephone number is (646) 597-4677.

Effect of the Merger
Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, at the Effective Time, Merger Sub will merge with and into GoPro, whereupon the separate corporate existence of Merger Sub shall cease, and GoPro will continue as the Surviving Corporation and a majority owned subsidiary of Parent, with Parent to own approximately 90% and GoPro’s existing stockholders to own approximately 10%, respectively, of the issued and outstanding Class A Common Stock of the Surviving Corporation. It is intended that the Surviving Corporation will remain a public company and the shares of Class A common stock of the Surviving Corporation are intended to continue to trade on Nasdaq after the consummation of the Merger and be governed by the terms of the certificate of incorporation and bylaws of GoPro as currently in effect, until thereafter amended in accordance with their respective terms.
The Effective Time will occur upon the filing and acceptance of the certificate of merger with the Secretary of State of the State of Delaware, or at such later date and time as is agreed upon in writing by the parties and specified in the certificate of merger.
Governance of the Surviving Corporation
At the Effective Time, Nicholas Woodman is expected to resign from the Board and as Chief Executive Officer of the Company. Charles Tebele, age 61, is expected to become Chairman of the Board and Chief Executive Officer of the Company.
Mr. Tebele has served as Chief Executive Officer and Founder of Starman Holding, a diversified holding company with a broad portfolio of businesses spanning various industries, since February 2020. Starman Holding’s diverse portfolio includes companies in consumer brands, technology distribution, medical and wellness products, semiconductors and real estate development, including affordable and workforce housing. Since 2007, he has also served as Chief Executive Officer of Digital Gadgets LLC, a leading distributor of technology products. Mr. Tebele began his career in the computer and technology business and, in 1990, co-founded RCS Computer Experience LLC, a computer retailer that was once one of the largest in the United States. Mr. Tebele received his Bachelor of Arts degree from Brooklyn College.
GoPro believes Mr. Tebele is qualified to serve on its Board of Directors because of his extensive experience in the technology and retail space.
Other than the Merger Agreement, there are no arrangements or understandings between Mr. Tebele and any other persons pursuant to which he was selected to be Chairman and Chief Executive Officer and there are no family relationships between Mr. Tebele and any previous or current directors or officers of GoPro. Additionally, other than the Merger Agreement, Mr. Tebele has no interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Other than the foregoing, there are no other contemplated changes to GoPro’s Board of Directors or management.
The Surviving Corporation will continue to be governed by the terms of GoPro’s certificate of incorporation and bylaws as are currently in effect.
Effect on GoPro if the Merger is Not Completed
If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason:
•stockholders will not be entitled to, nor will they receive, any payment for their respective shares of our Common Stock in connection with the Merger;
•GoPro will remain an independent public company but, given GoPro’s (i) recurring operating losses and declining revenue in its business, (ii) constrained liquidity position, including the substantial doubt about GoPro’s ability to continue as a going concern as disclosed in its most recent Quarterly Reports on Form 10-Q, (iii) near-term debt obligations and covenants, including its obligation to repay the Revolving Credit Facility in full by January 5, 2027, and (iv) the amount of GoPro’s accounts payable and GoPro’s lack of financial resources to pay these liabilities absent a sale transaction, the Board of Directors believed that, absent a transaction, the Company faced a significant risk in the near term of being unable to meet its obligations as they became due and GoPro could possibly be required to pursue an out-of-court restructuring or a proceeding under the U.S. Bankruptcy Code, in which holders of Common Stock could receive little or no value;
•the Board of Directors will continue to evaluate and review our business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate (irrespective of these efforts, it is possible that no other transaction acceptable to the Board of Directors will be offered or that our business, prospects or results of operations will be adversely impacted) and continue to seek to identify strategic alternatives to enhance shareholder value;
•upon termination of the Merger Agreement under specified circumstances, GoPro will be required to pay Parent a termination fee of $10,000,000. For more information please see the section of this proxy statement captioned “The Merger Agreement—Termination—Termination Fee”; and
•the price of our Class A Common Stock may decline significantly and if that were to occur, it is uncertain when, if ever, the price of our Class A Common Stock would return to the price at which it trades as of the date of this proxy statement.
Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of the shares of our Class A Common Stock. If the Merger is not completed, the Board of Directors will continue to evaluate and review GoPro’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board of Directors will be offered or that GoPro’s business, prospects or results of operation will not be materially adversely impacted.
Merger Consideration
At the Effective Time, by virtue of the Merger, each outstanding share of Common Stock (other than the Canceled Shares and the Dissenting Shares) will be canceled and extinguished and automatically converted into and shall thereafter represent the right to receive the Merger Consideration, without interest.
After the Merger is completed, you will have the right to receive the Merger Consideration in respect of each share of Common Stock that you own. GoPro stockholders who properly exercise, and do not subsequently withdraw, fail to perfect, or lose, their appraisal rights will have the right to receive a payment of the “fair value” of their shares of our Common Stock as determined pursuant to an appraisal proceeding as contemplated by Section 262, as described in the section of this proxy statement captioned “—Appraisal Rights.”
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the Board of Directors, the Strategic Review Committee or representatives of our Company, Buyer or representatives of Buyer, Midtown Equities or their respective advisors and other parties.
The Board of Directors, together with members of the Company’s senior management, regularly reviews and assesses the Company’s operations, financial condition, liquidity constraints, level of indebtedness and liabilities, working capital requirements, competitive position, prospects and industry developments, and periodically evaluates the strategic alternatives potentially available to the Company in light of these matters, including the Company’s recurring operating losses, the trading price of the Class A Common Stock, and the challenges facing the Company’s business. From time to time, the Company also has engaged in discussions with third parties regarding potential strategic and financing transactions.

Over the last few years, the Company has experienced continued declines in sales and revenue, the impact of a softer global consumer market, and increased global competition from lower-priced competitors, largely based in China, and from smartphones, video-enabled glasses and consumer interest in a broader range of camera types than the Company has been able to develop with its constrained financial resources. This has resulted in recurring and widening operating losses and further financial constraints. Beginning in 2025, these challenges were compounded by tariffs which reduced the Company’s gross margins and eventually required the Company to raise prices which reduced demand for its products. Furthermore, a sharp increase in the cost of memory components in the first quarter of 2026 further decreased the Company’s gross margins and forced the Company to further increase the price of its products which further eroded consumer demand. Additionally, reduced memory availability has constrained the Company’s ability to manufacture enough of its better-selling products to meet demand which has contributed to its revenue decline and financial challenges.
As of early 2026, the Company’s outstanding indebtedness included a revolving credit facility with Wells Fargo Bank, National Association (the credit agreement for such facility, the “Revolving Credit Agreement”) and a $50 million secured term loan from an affiliate of Farallon Capital Management, L.L.C. These instruments contained financial and other covenants, including earnings-based covenants, an asset coverage covenant and a minimum-liquidity covenant that increased over time (to $40 million by September 2026), that the Company expected would become increasingly difficult to satisfy.
On April 7, 2026, in order to reduce operating costs, the Board of Directors approved a restructuring plan that included a global reduction in force of approximately 145 employees, representing approximately 23% of the Company’s headcount as of March 31, 2026, which the Company announced the same day. On April 13, 2026, the Company announced an initiative to explore new market opportunities for its technology within the defense and aerospace sector. Following that announcement, the Company received several unsolicited inbound inquiries from parties across the defense, consumer and financial sectors regarding potential strategic transactions with the Company.
On April 29, 2026, the Board of Directors held a meeting, at which members of the Company’s senior management were present. Management reviewed with the Board of Directors the Company’s financial results, liquidity position and forecast, the inbound inquiries received following the April 13, 2026 announcement and the potential benefits and risks of exploring a sale or other strategic transaction. Following discussion, the Board of Directors authorized the Company to explore a range of strategic alternatives, which could include a sale of the Company or a merger, and to engage a financial advisor.
On May 11, 2026, the Company publicly announced that the Board of Directors had authorized the exploration of strategic alternatives that could include a sale of the Company or a merger, and that the Board of Directors had authorized the Company to engage a financial advisor. On May 11, 2026, the Company filed its Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, which disclosed that the Company’s forecast had been significantly impacted by the following events: (1) unprecedented increases and volatility in memory costs, including unexpected price increases ranging from 80% to 115% in the last week of March 2026; (2) communication from the Company’s memory suppliers in April 2026 regarding planned reductions in the production of the memory used in its products causing a reduction in forecasted sales volumes of certain products; and (3) indications in April and May 2026 of further softness in the sales channel. Additionally, the Form 10-Q disclosed that the Company did not expect to be able to meet the financial covenants under its credit agreements. The Form 10-Q then disclosed that these conditions, considered in the aggregate, raised substantial doubt about the Company’s ability to continue as a going concern.
After meeting with potential financial advisors, including Houlihan Lokey, the Company determined to engage Houlihan Lokey as its financial advisor in connection with a potential strategic transaction based on Houlihan Lokey’s qualifications, reputation and experience, including its experience in the defense and consumer sectors. On May 13, 2026, the Board of Directors approved the engagement of Houlihan Lokey as the Company’s financial advisor and the Company publicly announced the engagement later that day. The Company subsequently executed an engagement letter with Houlihan Lokey confirming its engagement as the Company’s financial advisor with respect to its strategic process effective as of May 12, 2026.
On May 14, 2026, the Board of Directors held a meeting at which members of the Company’s senior management and representatives of Fenwick & West LLP, the Company’s outside legal counsel (“Fenwick”), and Houlihan Lokey were present. At such meeting, Fenwick provided the Board of Directors with an overview of the Board of Directors’ fiduciary duties in the context of a potential change-of-control transaction. At the meeting, representatives of Houlihan Lokey presented an overview of potential counterparties for a variety of strategic alternatives, including an acquisition or business combination transaction, a licensing, manufacturing or other commercial arrangement or a financing transaction (any such transaction, a “Potential Transaction”). The Board of Directors directed Houlihan Lokey to contact a broad list of potential counterparties on behalf of the Company to explore a Potential Transaction. At the same meeting, the Board of Directors also formed the Strategic Review Committee to facilitate the administration of the review and to interface with the Company’s advisors between meetings of the full Board of Directors. The Strategic Review Committee consisted of Mick Lopez, Susan Lyne and Nicholas Woodman, the Company’s founder and Chief Executive Officer (the “Company CEO”). The Strategic Review Committee was not granted authority to approve or authorize any Potential Transaction or entry into a definitive agreement for a Potential Transaction, for which the Board of Directors retained exclusive authority.
On June 3, 2026, at the direction of the Strategic Review Committee, Houlihan Lokey commenced a broad outreach process. Over the course of the following three months, Houlihan Lokey contacted 103 potential counterparties, consisting of 46 financial sponsors, 53 strategic parties, and four family offices and sovereign wealth funds including parties that had previously expressed inbound interest, to solicit their interest in an acquisition or a licensing or financing transaction. The strategic parties included companies in the consumer products, consumer electronics and defense technology sectors, brand licensors and brand aggregators, as well as potential licensees of the Company’s technology and brand. Of the parties contacted, 42 executed confidentiality agreements with the Company (40 of which contained a standstill provision, and none of which included a “don’t ask, don’t waive” provision other than the confidentiality agreements entered into with Buyer and a representative of Buyer). The Company provided 39 of the parties that executed a confidentiality agreement with slides containing an overview of the Company and 32 of the parties received access to a preliminary electronic data room.
On June 16, 2026, the Board of Directors held a meeting at which the Company’s senior management, Fenwick and Houlihan Lokey were present and at which the Board of Directors authorized Houlihan Lokey to deliver a first-round process letter requesting preliminary, non-binding indications of interest by July 1, 2026. Following the Board of Directors meeting, Houlihan Lokey delivered such letters to over 30 interested parties authorized by the Board of Directors. From June 4, 2026 through August 26, 2026, members of management participated in meetings or telephonic discussions with 21 interested parties. Those interactions included multiple meetings with a party referred to herein as Party A, multiple meetings with a party referred to herein as Party B (a publicly traded company) and a meeting on June 15, 2026 with a representative of Buyer. The Strategic Review Committee met weekly during this time to get updates from Houlihan Lokey and management on the status of the outreach and feedback from the interested parties and to provide guidance to Houlihan Lokey and management through this process.
On June 17, 2026, Party B submitted a non-binding letter of intent for a transaction in which the Company’s stockholders would receive a mix of cash in an amount equal to $100 million to be used to pay down the Company’s indebtedness and shares of publicly traded common stock of Party B valued at approximately $211 million based on its closing price on July 2, 2026. At a meeting on June 18, 2026, at which representatives of senior management, Houlihan Lokey and Fenwick were present, the Strategic Review Committee discussed the non-binding letter of intent submitted by Party B and, in view of the fact that it did not include any requirement that the Company negotiate on an exclusive basis with Party B, authorized the execution of this letter of intent by the Company to facilitate further discussions with Party B. On June 26, 2026, the Company executed this letter of intent. After giving effect to the Class B Common Stock Warrants and those held by another lender (collectively, the “Warrants”), this proposal from Party B represented an implied adjusted equity value of approximately $0.89 per share based on the closing trading price of Party B’s common stock as of July 2, 2026 and $0.98 per share based on the 30-day VWAP of Party B’s common stock as of July 2, 2026.
On June 30, 2026, Buyer submitted an indication of interest to acquire all or substantially all of the Company’s assets and assume certain of its liabilities for $400 million in cash, plus additional consideration for acquired inventory and a post-closing earnout based on achievement of defense- and government-related milestones following closing, which indication of interest reflected an implied adjusted equity value of approximately $0.81 to $1.04 per share (after repayment of indebtedness by the Company, but before taxes payable with respect to the transaction).
By July 6, 2026, six parties had submitted preliminary, non-binding indications of interest, including Buyer and Party B, but not Party A. Buyer’s indication of interest was for an acquisition of the Company’s assets as described above. Two of the indications of interest were for an acquisition transaction for 100% of the Company’s equity in a merger transaction, including one as described above with Party B, and one from a party referred to herein as Party C received on July 1, 2026 for a transaction reflecting an equity value of $0.90 to $1.10 per share payable in cash, which, after subsequently giving effect to the Warrants, implied an adjusted equity value of approximately $0.85 to $1.04 per share. The party referred to herein as Party D submitted an offer on July 1, 2026 for a recapitalization of the Company under which Party D would acquire a majority interest in the Company, with the Company’s existing stockholders being entitled to receive $1.85 per share in cash (or to retain an equity interest in the Company), which, after subsequently giving effect to the Warrants, implied an adjusted equity value of approximately $1.67 per share. Also on July 1, 2026, the Company received an indication of interest for a commercial licensing agreement from a party referred to herein as Party E and an indication of interest for a term loan and debt refinancing from a party referred to herein as Party F.
At a meeting on July 7, 2026, at which representatives of senior management, Houlihan Lokey and Fenwick were present, the Strategic Review Committee reviewed these indications of interest and authorized the Company to advance four parties to a second round of the process for a sale transaction. The Strategic Review Committee authorized the Company to continue discussions with Party E regarding a potential licensing transaction and determined not to engage with Party F’s financing proposal given that the amount of debt offered would be inadequate to fund the ongoing business operations and growth of the Company. At this stage, the Strategic Review Committee determined that it would begin meeting twice a week in order to support the management team and its advisors in the multi-bidder process, and the Strategic Review Committee thereafter met twice a week during most weeks through September 1, 2026. At the direction of the Strategic Review Committee, Houlihan Lokey granted the four parties advancing to the second round access to an expanded virtual data room on July 13, 2026 and sent them a second-round process letter on July 17, 2026 requesting final proposals by August 5, 2026.
Throughout July 2026, representatives of Houlihan Lokey and the Company’s senior management continued to hold meetings and discussions with several parties who had not submitted a first-round bid but continued to express interest in an acquisition transaction or a licensing transaction with the Company. Mr. Woodman contacted a representative of Party A by email on July 3, 2026 to inquire whether Party A would be interested in submitting an acquisition proposal. Representatives of Party A and members of the Company’s senior management had a call on July 9 and subsequently had nine diligence calls over the course of the following three weeks. Given Party A’s level of interest and engagement, the Strategic Review Committee authorized Houlihan Lokey to send Party A a second-round process letter and grant Party A access to the expanded virtual data room on July 20, 2026.
In addition, the Company’s senior management team had three diligence sessions with Buyer and its representatives during this time and prior to the submission of Buyer’s second-round bid and responded to several rounds of diligence questions from Buyer. Party B did not request any diligence calls prior to the submission of its second-round bid and submitted only one short set of diligence questions to which the Company promptly responded. The Company CEO and the chief executive officer of Party B did have a call to explore an alternative licensing structure, but Party B ultimately determined it would not pursue that structure. Party C held a diligence call with the management team, and Party C’s principal had an in-person meeting with the Company CEO in late July. Through its financial advisor, Party C also submitted a lengthy diligence request list as well as extensive follow-up questions, to which the Company promptly provided responses. Representatives of Party D and the Company’s senior management had two meetings following the submission of Party D’s first-round bid, after which Party D submitted a short set of diligence questions to which the Company promptly responded. During this time, the Company’s senior management also met with Party E and corresponded by email with Party F and continued to meet with other parties that showed interest in engaging in a Potential Transaction with the Company.
On July 20, 2026, the Strategic Review Committee reviewed a form of agreement and plan of merger prepared by Fenwick (the “bid-form merger agreement”) and discussed that form at meetings held on July 20 and July 23, 2026, with representatives of senior management, Houlihan Lokey and Fenwick attending. On July 23, 2026, the Strategic Review Committee further authorized Houlihan Lokey to circulate the bid-form merger agreement to the advancing parties, and Houlihan Lokey subsequently furnished this bid-form merger agreement to Buyer, Party B, Party C and Party D on or about July 23, 2026. The Company instructed Houlihan Lokey not to circulate the bid-form merger agreement to Party A until Party A submitted a written indication of interest.
The Company’s financial condition continued to deteriorate during this process. The Company’s accounts payable continued to increase, causing key vendors to impose more restrictive terms on the Company. As it continued to pursue a potential strategic transaction, in late June, the Company determined that it would need at least $20 million to continue operations in the near term until a transaction could be consummated. On July 9, 2026, entities affiliated with the Company CEO made a $20 million secured loan to the Company and were issued warrants to purchase shares of the Class B Common

Stock. The Audit Committee of the Board of Directors reviewed the terms of the warrants, including the fact that a sale transaction would be a “Fundamental Transaction” under the terms thereof and that the warrant holders would have the right to require a successor entity in such a sale transaction to purchase such warrants for cash in the amount of the Black-Scholes Value of such unexercised warrants. Pursuant to the authority delegated to the Audit Committee by the Board of Directors, the Audit Committee approved the warrants. Also on July 9, 2026, the Company entered into an amendment to the Revolving Credit Agreement to increase the interest rate applicable to revolving loans under the Revolving Credit Agreement, grant certain waivers under the Revolving Credit Agreement and provide that any further extensions of credit under the Revolving Credit Agreement would be made only at the discretion of the lenders. In addition, the Company concurrently entered into a supplemental fee letter with the agent under the Revolving Credit Agreement providing for certain additional fees payable by the Company and requiring that the Company repay all outstanding loans under the Revolving Credit Agreement (totaling $24.4 million) in full within 180 days thereafter. On July 21, 2026, the Company received a notice from The Nasdaq Stock Market LLC stating that the Company was not in compliance with the $1.00 minimum bid price requirement for continued listing of the Class A Common Stock and that it had 180 calendar days to regain compliance.
On August 5, 2026, Buyer submitted a non-binding proposal to acquire substantially all of the assets of the Company and to assume certain liabilities, for cash consideration of $265 million (as well as the repayment of approximately $92.8 million of indebtedness, a $36 million escrow for excluded liabilities and the assumption of approximately $277.1 million of trade and operating liabilities), which Buyer estimated would reflect a per share price of approximately $0.82 but the Company calculated would equal an implied adjusted equity value of approximately $0.39 to $0.69 per share, after giving effect to the Warrants and making further adjustments for the Company’s debt and retained liabilities. Buyer’s non-binding proposal included a form of asset purchase agreement, a proposed $8 million termination fee payable if Buyer were to terminate the agreement as a result of an uncured material breach by the Company, or if the Board of Directors approves or recommends an alternative proposal, or fails to recommend Buyer’s proposal, and a request that the Company agree to negotiate with Buyer on an exclusive basis for a period of 90 days. Party A also submitted a non-binding proposal on August 5, 2026 to acquire the Company’s intellectual property and certain assets related to its subscription business, together with certain inventory and accounts receivable, for cash consideration of up to approximately $387 million, reflecting an implied equity value of approximately $0.03 to $0.14 per share, after adjusting for the Warrants and including assumptions regarding the amount of the Company’s debt and retained liabilities, including transaction expenses and wind-down costs. Party B, a publicly traded company, submitted a non-binding proposal on August 5, 2026 to acquire 100% of the outstanding Common Stock in a stock-for-stock merger transaction. Party B’s proposal provided for the issuance of shares of Party B’s common stock to the Company’s stockholders (valued at approximately $260 million based on the trading price of Party B’s shares of common stock as of August 11, 2026 and subject to a floor in value of $220 million, with a cash “true-up” if the value of the shares fell below the $220 million floor) and the payment of approximately $110 million in cash to be applied to the repayment of the Company’s indebtedness (including past-due trade payables), with the Company’s stockholders receiving additional cash to the extent this indebtedness was less than $100 million. Based on the closing trading price of Party B’s common stock on August 11, 2026, this proposal reflected an implied equity value, after adjusting for the Company’s debt and other liabilities, including transaction expenses, of (i) approximately $0.99 per share, assuming cash settlement of the Warrants and repayment of past-due payables in addition to estimated indebtedness, and (ii) approximately $1.12 per share, assuming issuance of shares of Common Stock upon exercise of the Warrants and exclusion of past-due payables from the Company’s indebtedness for purposes of the additional payment to stockholders. Party B also delivered a markup of the bid-form merger agreement and did not request that the Company agree to negotiate on an exclusive basis with Party B, which markup included a termination right that could be triggered by the Company or Party B if Party B’s trading price fell below $15.00 per share. Party E submitted a non-binding proposal on August 5, 2026 for a licensing arrangement (which assumed that a separate purchaser would acquire the Company and bear its operational and financial restructuring costs) rather than an acquisition of the Company or its assets. In addition, on August 5, 2026, Party D informed Houlihan Lokey that it was continuing to conduct due diligence and to consider whether it would be submitting a final bid. On August 5, 2026, Party C informed the Company that it would not be submitting a proposal to acquire the Company based on its belief that a potential acquisition by Party C would be subject to review under the regulations administered by the Committee on Foreign Investment in the United States.
From August 5, 2026 through August 13, 2026, representatives of Houlihan Lokey and the Company’s senior management held telephonic discussions with Buyer and each of Party A, Party B and Party D in order to clarify the assumptions underlying their respective proposals, to discuss potential improvements to those proposals or, in the case of Party D, to determine whether Party D was expecting to submit a written second-round proposal.

On August 10, 2026, the Company filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, which disclosed additional events, subsequent to the prior quarterly report, that had significantly impacted the Company’s forecast, including: (1) the requirement that the outstanding balance under the Company’s Revolving Credit Agreement be repaid in full within 180 days from July 9, 2026; (2) changes in the Company’s arrangement with a contract manufacturer which required the Company to submit purchase orders for inventory directly from component suppliers prior to product manufacturing; (3) continued increases and volatility in memory costs; and (4) softness in the sales channel. The Form 10-Q then disclosed that these conditions, considered in the aggregate, raised substantial doubt about the Company’s ability to continue as a going concern.
On August 10, 2026, the Strategic Review Committee held a meeting, with representatives of senior management, Houlihan Lokey and Fenwick attending, to review the proposals and indications received. Representatives of Houlihan Lokey and Fenwick reviewed the financial terms of the proposals, including the relative value, form of consideration, conditionality and closing certainty of each proposal. The Strategic Review Committee discussed, among other things, the differences between a sale of the entire Company and the proposals to acquire all or only a portion of the Company’s assets or to license its technology, the treatment of the Company’s retained liabilities under each of the proposals, the tax consequences of each, the Company’s liquidity position, the limited time available to complete a transaction, the alternatives to a sale (including remaining a standalone company and pursuing a recapitalization, an out-of-court restructuring or a proceeding under the U.S. Bankruptcy Code), and the risk that no actionable transaction would remain available if the Company’s liquidity position were to deteriorate further. The Strategic Review Committee also discussed the benefits and risks of a stock-for-stock transaction, but noted that Party B’s offer addressed the concern of a drop in Party B’s trading price by providing a floor valuation and a cash “true-up” mechanism up to that floor. Representatives of Houlihan Lokey also noted that the level of engagement and diligence was different among the bidders, with Buyer and its advisors having done extensive financial and business due diligence. The Strategic Review Committee also discussed a timetable for a Potential Transaction with Party B prepared by representatives of Houlihan Lokey and Fenwick, with emphasis on ensuring that business and financial diligence was prioritized. Following discussion, the Strategic Review Committee directed Houlihan Lokey and management to focus on negotiations with Party B, albeit not on an exclusive basis, given its proposal to acquire the entire Company, with a view to improving the terms available to the Company’s stockholders. In addition, the Strategic Review Committee and representatives of Fenwick, Houlihan Lokey and senior management discussed issues raised by the markup of the bid-form merger agreement provided by Party B, and the Strategic Review Committee provided guidance on the positions to be taken with respect to these issues.
On August 11, 2026, Houlihan Lokey furnished the Company with a customary letter describing Houlihan Lokey’s material relationships with Party A, Party B, Party D and Buyer.
Also on August 11, 2026, Party A indicated it could neither make a competitive proposal nor change the structure of the proposed transaction from an asset acquisition to a merger and indicated that the Company should accept the best alternative offer. With respect to Party D, representatives of Houlihan Lokey made several unsuccessful attempts to obtain a written second-round proposal from Party D or obtain a commitment to a specific timeline therefor. On August 13, 2026, the principal representative of Party D failed to join a scheduled call with representatives of Houlihan Lokey and did not respond to offers by Houlihan Lokey to reschedule the call for a different time. The Company and its advisors concluded that Party D was no longer interested in pursuing a sale of the Company.
On August 12, 2026, Fenwick sent a revised draft of the merger agreement back to counsel to Party B reflecting feedback from the Strategic Review Committee and the Company’s management.
On August 13, 2026, the Board of Directors held a meeting with representatives of senior management, Houlihan Lokey and Fenwick attending. Representatives of Houlihan Lokey reviewed the proposals that had been received, including the latest updates from Party A and Party D. A representative of Fenwick provided the Board of Directors with an overview of the Board of Directors’ fiduciary duties in connection with a decision to explore a potential acquisition or business combination of the Company, including its fiduciary duties in connection with an all-stock transaction. Representatives of Fenwick provided a summary of the proposal made by Party B and the open points in the draft merger agreement that were being negotiated. The Board of Directors discussed the substantial concern that the Company would not be able to continue as a going concern if it failed to timely consummate a sale and authorized the management team, with oversight from the Strategic Review Committee, to continue to pursue a sale transaction on the best terms reasonably available.

On the evening of August 13, 2026, representatives of Houlihan Lokey had discussions with representatives of Buyer to inform them that the Company was going to prioritize negotiations with a different bidder. Buyer indicated it would be willing to increase its bid and to revise the structure from a purchase of substantially all of the Company’s assets to a merger in which a wholly-owned subsidiary of Buyer would merge with and into the Company, at an equity value of $280 million, assuming $107 million of funded debt. Over the course of August 13 and August 14, representatives of Houlihan Lokey had several discussions with Buyer and Party B, following which Party B also indicated that it would be willing to increase its bid to a floor of $300 million in aggregate equity value (with a cash “true-up” to the floor if Party B’s stock price declined) and a maximum of $400 million in aggregate equity value. Representatives of Houlihan Lokey had a further discussion with Buyer, which indicated that it would not be able to increase its bid to match a $300 million equity valuation for the Company under the current acquisition structure. Representatives of Houlihan Lokey also reached out to Party A on August 15, 2026 to inform it that the Company was planning to engage exclusively with its highest bidder and Party A did not make an alternative proposal. Following discussions with the Strategic Review Committee and representatives of Houlihan Lokey and Fenwick, the Company determined to prioritize negotiations with Party B.
On August 18, 2026, counsel to Party B sent the Company and its representatives a revised draft of the merger agreement, which included, among other things, a closing condition with respect to the approval of the tax treatment for the merger, a closing condition and mutual termination right triggered upon the occurrence and continuation of an extraordinary market disruption event (which included general trading suspensions and significant declines in the S&P 500 Index), the ability of Party B to terminate the merger agreement or adjust the purchase price, in its sole discretion, if the Company’s net debt amount, calculated to include the Company’s general trade payables and transaction expenses, exceeded a specified threshold, and Party B’s ability to control payment, administration, communication and implementation of the Company’s remuneration and severance policies prior to, and after, the closing of the proposed transaction with Party B. Representatives of Party B and its counsel and representatives of Houlihan Lokey and Fenwick engaged in negotiations on the draft merger agreement, including negotiations to remove provisions that the Company believed were not customary for similar acquisitions of publicly traded companies and imposed significant closing risk for the Company and its stockholders.
On August 20, 2026, a statement of ownership on Schedule 13G was filed by Mark Edward Fischbach, also known as and referenced herein as Markiplier, a well-known YouTuber. The trading price of the Company’s stock did not meaningfully increase or decrease at that time following this filing.
Over the course of the week, the Company continued to provide diligence materials to, and engage in diligence discussions with, Party B. Also on August 20, 2026, Fenwick sent representatives of Party B a revised draft of the merger agreement removing, among other things, the provisions related to extraordinary market disruption events and the termination right and closing condition tied to the Company’s net debt amounts, as well as a draft of the disclosure schedules accompanying the merger agreement. On August 22, 2026, the Company CEO met with representatives of Party B to discuss the status of Party B’s proposal and a representative of Party B informed the Company CEO that Party B’s board of directors required that, among other things, the transaction either be publicly announced prior to the execution of the definitive agreement or be made subject to the approval of Party B’s public stockholders. The management team, in consultation with Houlihan Lokey and Fenwick, discussed Party B’s revised proposal with the Strategic Review Committee and expressed concern that these revised terms introduced significant uncertainty and delay as to whether and when a transaction with Party B could be completed, as well as concerns regarding Party B’s ability to finance the transaction. The Strategic Review Committee agreed that the added conditionality presented meaningfully greater execution risk associated with Party B’s proposal. In light of the uncertainty introduced by Party B’s revised proposal, the Strategic Review Committee authorized representatives of Houlihan Lokey to reach out to Buyer to invite it to submit a proposal for a Potential Transaction that the Company could consider.
Representatives of Houlihan Lokey and Buyer had discussions on August 22 and August 23, 2026. On the evening of August 23, 2026, Buyer submitted a revised non-binding proposal that increased the value of its proposal for the Company’s equity to approximately $285 million and requested a 21-day period of exclusivity in which to complete confirmatory due diligence and finalize a definitive agreement. The revised proposal represented an implied adjusted equity value of approximately $1.14 per share. Buyer’s proposal also included a $10 million break-up fee payable by the Company if the Company accepts a superior proposal from a third party, and a closing condition requiring consents from certain third-party vendors as well as an alternative structure in which a portion of the Company’s equity interests would remain outstanding and the Company would continue as a publicly traded company following the closing of the acquisition.

On August 24, 2026, the Strategic Review Committee met, with representatives of senior management, Houlihan Lokey and Fenwick attending, and discussed the status of discussions with Party B and Buyer. The Strategic Review Committee discussed with the advisors and management the significant risks introduced by Party B’s added conditions, which would have the Company assume the risk of an adverse reaction to the transaction from Party B’s stockholders. The Strategic Review Committee also observed that because Party B’s stock price had dropped since the prior week, Party B would likely need additional cash to finance the “true-up” portion of the cash consideration in its proposal, and raised concerns about Party B’s ability to raise additional capital to fund such cash consideration. The Strategic Review Committee then considered Buyer’s updated proposal and its request for exclusivity and determined that, in light of the extensive outreach process conducted over the prior months and considering the status of the process, the absence of any other proposal offering comparable value and certainty, and the Company’s liquidity position and need to repay loans under its Revolving Credit Agreement in the near term, it would recommend that the Company enter into an agreement to negotiate with Buyer on an exclusive basis for a period of not more than 14 days, subject to Board of Directors approval. Representatives of Houlihan Lokey met with a representative of Buyer later that day and informed the representative that the Strategic Review Committee would recommend that the Board of Directors approve a short exclusivity period of no more than 14 days, provided that the definitive agreement for the Potential Transaction would only include limited closing conditions substantially consistent with those customarily included in acquisitions of publicly traded companies, with no condition relating to obtaining third-party consents. During that discussion, the representative of Buyer indicated that it would be willing to agree to both terms.
On August 24, 2026, the Company provided an update to the Board of Directors on the status of negotiations with Party B and the updated proposal from Buyer, and the Board of Directors unanimously authorized and directed the Company to enter into an agreement to negotiate on an exclusive basis with Buyer through September 7, 2026.
On August 25, 2026, Fenwick delivered a draft of the merger agreement and accompanying disclosure schedules to Buyer’s counsel, Davidoff Hutcher & Citron LLP (“DHC”), reflecting an acquisition of 100% of the Company’s equity interests through a reverse triangular merger, as well as a draft exclusivity agreement with an exclusive period ending at 11:59 p.m. New York City time on September 7, 2026. On August 26, 2026, the Company and Buyer entered into an exclusivity agreement providing for exclusive negotiations through September 7, 2026, and the Company provided DHC and other representatives of Buyer with access to a data room for purposes of confirmatory due diligence. In the afternoon of August 26, 2026, the Company received an unsolicited proposal to its investor relations email from a private company based in Italy specializing in the repair and maintenance of telephones, tablets and other consumer electronics. The proposal was for an enterprise value of $300 million, subject to the successful completion of financing arrangements on terms satisfactory to that party. The proposal was reviewed with the Strategic Review Committee at a meeting on August 26, 2026 and the Company received no further communications from the company making the proposal.
Following execution of the exclusivity agreement, representatives of Buyer and the Company had a number of diligence calls between August 26 and August 31, and representatives of Buyer and DHC reviewed the materials that had been provided in the data room and the draft merger agreement provided by Fenwick. On August 28, 2026, Buyer provided the Company with an executed commitment letter from Midtown Equities LLC (the “Equity Financing Source”) providing funding for Buyer’s obligations under the definitive agreement, which commitment was contingent on the definitive merger agreement being satisfactory to the Equity Financing Source and on the absence of any material adverse change in either the Company or Buyer. The Company was not a third-party beneficiary under the commitment letter.
At a meeting with the Strategic Review Committee on August 31, 2026, with representatives of senior management, Houlihan Lokey and Fenwick attending, the management team reviewed the status of due diligence. Representatives of Fenwick discussed the terms of the commitment letter provided by the Equity Financing Source and the fact that DHC had not yet provided a markup of the definitive agreement or the disclosure schedules, and the Strategic Review Committee indicated that it expected that the Company would be a third-party beneficiary under the equity commitment letter and that the commitment would not be subject to conditions that were not also conditions to Buyer’s obligations under the merger agreement.
Following the Strategic Review Committee meeting on the morning of August 31, 2026, but later that same day, the trading price and trading volume of the Class A Common Stock increased sharply following a Bloomberg article relating to the Schedule 13G filed by Markiplier. The price per share of the Class A Common Stock opened at $0.61 and closed at $0.8762 on trading volume of approximately 220 million shares, more than 25 times the prior trading day’s volume. The

Company was not aware of any developments with respect to its business, financial condition or prospects that would account for the increase.
The Strategic Review Committee met, with representatives of senior management, Houlihan Lokey and Fenwick attending, on the afternoon of August 31, 2026 to discuss the implications of the run-up in the trading price of the Class A Common Stock. The Strategic Review Committee and representatives of senior management discussed whether a further run-up in the trading price of the Class A Common Stock could jeopardize the Company’s ability to complete a sale transaction with Buyer or any other party. The Strategic Review Committee further considered the Company’s liquidity position and timeline for required debt repayment, the loss of negotiating leverage if it publicly announced a Potential Transaction before a definitive agreement was entered into, and the possibility that the trading volumes and trading prices would increase further. The Strategic Review Committee concluded that it was important to finalize and announce a Potential Transaction, if one could be agreed on acceptable terms, before the Class A Common Stock could trade further on the basis of market speculation rather than the Company’s fundamental prospects, and therefore directed the representatives of Fenwick, Houlihan Lokey and senior management to seek to finalize the form of the merger agreement and related documents prior to the commencement of trading on September 1, 2026.
Later on August 31, 2026 and continuing into the early morning of September 1, 2026, representatives of the Company, Buyer and their respective advisors negotiated the terms of a definitive agreement, including revising the agreement to reflect the retention by the Company’s stockholders of an approximately 10% aggregate interest in the outstanding shares of the surviving corporation, limiting the addition of any new closing conditions that would introduce closing risk to the Potential Transaction, and permitting limited borrowings to ensure the Company could continue to operate through the closing. In addition, representatives of the Company, Buyer and their respective advisors negotiated the terms of the potential adjustment to the cash consideration payable in the Potential Transaction if the Company’s net working capital as of the applicable measurement date were less than a certain amount. The Company and its advisors also negotiated with the Equity Financing Source an amended commitment letter that removed all conditions to the commitment other than the satisfaction of conditions in the agreed-form merger agreement and included the Company as an express third-party beneficiary solely for purposes of seeking specific performance remedies under the amended commitment letter.
On the morning of September 1, 2026, prior to the opening of trading, the Board held a meeting, at which representatives of senior management, Houlihan Lokey and Fenwick were present. Representatives of Fenwick reviewed with the members of the Board their fiduciary duties under Delaware law in considering the approval of the Potential Transaction and reviewed the terms of the proposed merger agreement, which had been circulated to the Board prior to the meeting. Representatives of Houlihan Lokey then reviewed the Company’s strategic process and outreach and Houlihan Lokey’s financial analyses. The Board asked questions of Houlihan Lokey and the management team and discussed the substantial concern regarding the Company’s ability to continue as a going concern if it failed to timely consummate a sale, the Company’s cash position and near-term cash outlook, the Company’s limited ability to obtain financing on acceptable terms and the possibility of a liquidation and dissolution of the Company as well as the costs associated with effecting a potential wind-down. The Board then reviewed a summary of the projected results of a wind-down of the Company, as described under “—Wind-Down Analysis” below. In view of the foregoing, the Company had directed Houlihan Lokey to rely on the projected Wind-Down Analysis (as defined below), rather than Company management’s going-concern projections, in connection with Houlihan Lokey’s financial analyses and opinion. Houlihan Lokey then rendered to the Board an oral opinion, subsequently confirmed by delivery of a written opinion dated September 1, 2026, that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken set forth in its written opinion, the Merger Consideration to be received by the holders of Common Stock in respect of their Eligible Shares in the Merger pursuant to the Merger Agreement was fair to such holders from a financial point of view, as more fully described below under “—Opinion of GoPro’s Financial Advisor.” Houlihan Lokey also updated its material relationships disclosure letter of August 11, 2026 to include the Equity Financing Source. The Board then discussed the interests of the Company’s directors and executive officers in the proposed transaction that are different from, or in addition to, those of the Company’s stockholders generally, including the repayment of the secured loan made to the Company by entities affiliated with Mr. Woodman and the cash settlement of the related warrants, the treatment of equity awards held by directors and officers and potential post-closing employment arrangements. The Board also discussed that Mr. Woodman controls a majority of the voting power of the Company’s outstanding capital stock and that the proposed transaction is not conditioned on approval by the holders of a majority of the shares held by stockholders other than Mr. Woodman. After discussion and upon motion duly made and seconded, the Board unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby and (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement.
Following the meeting, on September 1, 2026, the Company, Buyer and Starman Optical, Inc., a wholly-owned subsidiary of Buyer, executed the Merger Agreement, and the Equity Financing Source and Buyer executed the amended commitment letter. At the request of the Company, Nasdaq had suspended trading of the Class A Common Stock until 10 a.m. New York City time, and the Company issued a press release announcing the transaction prior to the opening of trading in the Class A Common Stock.
Neither the Company CEO nor any other stockholder entered into a voting or support agreement in connection with the Merger. The consummation of the Merger requires the adoption of the Merger Agreement by the holders of a majority of the voting power of the outstanding shares of our Common Stock entitled to vote thereon, voting together as a single class, as described under “The Company Stockholders’ Meeting.” For a discussion of the factors considered by the Board in reaching its determination and recommendation, see “—Recommendation of the Board of Directors and Reasons for the Merger.”
Recommendation of the Board of Directors and Reasons for the Merger
Recommendation of the Board of Directors
The Board of Directors has unanimously (1) determined that the Merger Agreement, the Merger and the other Transactions are fair to, and in the best interests of GoPro and its stockholders; (2) approved and declared advisable the Merger Agreement, the Merger and the other Transactions; (3) authorized and approved the execution, delivery and performance by GoPro of the Merger Agreement and the consummation by GoPro of the Transactions upon the terms and subject to the conditions set forth in the Merger Agreement; and (4) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend the adoption of the Merger Agreement by GoPro’s stockholders and directed that the Merger Agreement be submitted to GoPro’s stockholders for adoption thereby.
The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal, (2) “FOR” the Change of Control Proposal, (3) “FOR” the Compensation Proposal, (4) “FOR” the Reverse Stock Split Proposal and (5) “FOR” the Adjournment Proposal.
Reasons for the Merger
At a meeting held on the morning of September 1, 2026, after careful consideration, the Board of Directors unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby and (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement.
In evaluating the Merger Agreement and the Merger, the Board of Directors consulted with the Company’s management team and with the Company’s financial advisor, Houlihan Lokey, and the Company’s outside legal counsel, Fenwick, took into account the deliberations and recommendations of the Strategic Review Committee and considered a number of factors. The following discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive but is believed to include the material factors considered by the Board of Directors. In light of the number and variety of factors considered, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the factors considered, and individual directors may have given different weights to different factors.
The Board of Directors considered a number of factors as generally supporting its determination and recommendation, including the following, which are not intended to be exhaustive and are not presented in any relative order of importance:
•Challenged financial condition, liquidity and near-term obligations. The Board of Directors considered the Company’s recurring operating losses and declining revenue in its business, and its constrained liquidity position, including the substantial doubt about the Company’s ability to continue as a going concern disclosed in its most recent Quarterly Reports on Form 10-Q; the Company’s near-term debt obligations and covenants, including its obligation to repay all outstanding loans under the Revolving Credit Agreement in full by January 5, 2027, and the amount of the Company’s growing accounts payable and the Company’s lack of financial resources to pay these liabilities absent a sale transaction; the Company’s expected challenges in complying with its covenants under its credit agreements; and the significant and unprecedented increase in memory-component costs. The Board of Directors believed that, absent a transaction, the Company faced a significant risk in the near term of being unable to meet its obligations as they became due and continue as a going concern.
•Risks of remaining independent. The Board of Directors considered the risks and uncertainties of continuing as a standalone company without engaging in a Potential Transaction, including the execution risk associated with the Company’s planned expansion into the defense and aerospace markets, the need for substantial additional capital that the Company believed would be available only on highly dilutive or otherwise unfavorable terms, if at all, continued competitive pressure on the Company’s core business, and the possibility that the Company could be required to pursue an out-of-court restructuring or a proceeding under the U.S. Bankruptcy Code, in which holders of Common Stock could receive little or no value.
•Results of the Company’s strategic review and market check. The Board considered the broad and competitive process conducted by the Company with the assistance of Houlihan Lokey over the course of several months, which process had been publicly announced and in which over 100 potential counterparties were contacted and over 40 had entered into confidentiality agreements with the Company, and which had included six preliminary indications of interest and final proposals from multiple parties. The Board considered that the Company had engaged in extensive negotiations with the final two parties and that ultimately only Buyer was willing to pursue a strategic transaction on acceptable terms. The Board believed that this process was reasonably designed to identify, and had identified, the transaction offering the highest value reasonably available to the Company’s stockholders, and that no superior alternative was reasonably likely to become available.
•Results of the financing process. The Board considered that, in a parallel process, the Company, with the assistance of Houlihan Lokey, contacted 23 prospective lenders regarding a potential refinancing of the indebtedness outstanding under the Revolving Credit Agreement and received only two initial financing proposals, neither of which would fully address the Company’s liquidity needs, which reinforced the Board’s view that the Company’s options for addressing its liquidity position on a standalone basis were limited.
•Structure of transaction and merger consideration. The Board considered that Buyer had initially offered to acquire all or substantially all of the assets of the Company, without full assumption of the Company’s liabilities, and that the Company had negotiated a change in the structure to a change-of-control transaction involving the Company in which Buyer would provide for the repayment or assumption at the Closing of the Company’s indebtedness for borrowed money. The Board further considered that the Company had negotiated an increase in the value of the Merger Consideration from an implied equity value of approximately $0.82 per share reflected in Buyer’s August 5 proposal (which the Company calculated would be further adjusted to approximately $0.39 to $0.69 per share after giving effect to the Warrants and additional assumptions regarding the Company’s debt and retained liabilities) to $1.14 in cash (subject to a potential downward adjustment for any net working capital shortfall below a threshold provided in the Merger Agreement) and 0.1 shares of common stock of the surviving corporation for each share of Common Stock. The Board considered that the cash portion of the Merger Consideration provides immediate and certain value and that the equity portion allows stockholders of the Company to continue to participate to a limited extent in the future performance of the business.
•Certainty of value and likelihood of completion. The Board of Directors considered that the cash portion of the Merger Consideration provides certainty of value that is not subject to market or business risk other than a potential downward adjustment to such cash portion for any net working capital shortfall below a mutually agreed threshold (specified in the schedules to the Merger Agreement), that Buyer’s obligations under the Merger Agreement are not subject to any financing condition and are supported by committed financing and that the conditions to the closing of the Merger are limited and customary. The Board further considered that the Company is entitled to seek specific performance and, in certain circumstances, monetary damages, which together supported the Board of Directors’ belief that the Merger was reasonably likely to be completed. The

Board of Directors also considered that Buyer had obtained a commitment letter from the Equity Financing Source for an amount sufficient to satisfy Buyer’s obligations under the Merger Agreement, which commitment letter was conditioned only upon the satisfaction of conditions in the agreed-form merger agreement and included the Company as an express third-party beneficiary solely for purposes of seeking specific performance remedies thereunder.
•Arm’s-length negotiations and improvements in terms. The Board of Directors considered that the terms of the Merger Agreement, including the Merger Consideration, were the product of extensive arm’s-length negotiations, and that Buyer increased the value of its proposal over the course of those negotiations, which supported the Board’s belief that the Merger Consideration represented the highest value Buyer was willing to pay and the highest value reasonably obtainable for the Company’s stockholders.
•Opinion of Houlihan Lokey. The Board considered the oral opinion of Houlihan Lokey rendered to the Board on September 1, 2026, subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken set forth in its written opinion, the Merger Consideration to be received by the holders of Common Stock in respect of their Eligible Shares in the Merger pursuant to the Merger Agreement was fair to such holders from a financial point of view, as more fully described under “—Opinion of GoPro’s Financial Advisor.”
•Ability to respond to superior proposals. The Board considered that, although the Merger Agreement contains customary restrictions on the Company’s ability to solicit competing acquisition proposals, it permits the Company, prior to obtaining stockholder approval, to furnish information to and engage in discussions with a third party that makes an unsolicited alternative proposal that the Board of Directors determines in good faith could reasonably constitute a superior proposal. The Board also considered that, subject to the terms of the Merger Agreement, the Board may change its recommendation and the Company may terminate the Merger Agreement to enter into a definitive agreement with respect to a superior proposal, in each case subject to Buyer’s matching rights and, in the case of a termination, payment of the company termination fee.
•Reasonableness of the termination fee. The Board considered that the $10 million termination fee, representing approximately 3.5% of the equity value of the transaction, was reasonable in amount, consistent with termination fees payable in comparable transactions and not likely to preclude or unreasonably deter a competing proposal.
•Appraisal rights. The Board considered that holders of Common Stock who do not vote in favor of the adoption of the Merger Agreement and who otherwise comply with the applicable requirements of Section 262 of the DGCL will be entitled to appraisal rights, as described under “—Appraisal Rights.”
The Board also considered a number of risks and potentially negative factors in its deliberations, including the following:
•Limited participation in future growth. The Board considered that, following the Merger, holders of Common Stock will not participate in any future earnings or growth of the Company except through the limited equity portion of the Merger Consideration.
•Taxable transaction. The Board considered that the receipt of the cash portion of the Merger Consideration generally will be taxable to U.S. holders for U.S. federal income tax purposes.
•Risk that the Merger may not be completed. The Board considered the risk that the Merger might not be completed and the potential consequences of a failure to complete the Merger, including potential adverse effects on the Company’s business, liquidity, employee retention, relationships with customers and suppliers and the trading price of the Class A Common Stock, and the fact that the Company would have incurred substantial transaction costs even if the Merger were not completed.
•Interim operating restrictions. The Board considered that the Merger Agreement imposes strict restrictions on the conduct of the Company’s business prior to the completion of the Merger, which could limit the

Company’s ability to pursue business opportunities or to address its liquidity needs during the pendency of the Merger.
•Deal-protection provisions. The Board considered that the no-solicitation covenant, Buyer’s matching rights and the company termination fee could discourage other potential acquirers from proposing a competing transaction, and that the Company would be required to pay the company termination fee in certain circumstances.
•No post-signing market check. The Board considered that the Merger Agreement does not provide for a “go-shop” period, although the Board believed that the extensive pre-signing process mitigated this concern.
•Interests of directors and executive officers. The Board considered that the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of stockholders generally, including the treatment of their equity awards, change-in-control and severance arrangements, continued indemnification and insurance, the repayment of indebtedness owed by the Company to affiliates of the Company CEO and the cash settlement of the related warrants, and arrangements regarding post-closing employment, as more fully described under “—Interests of GoPro’s Directors and Executive Officers in the Merger.”
•Controlling stockholder; absence of a majority-of-the-minority condition. The Board considered that the Company CEO controls a majority of the voting power of the Company’s outstanding capital stock and is therefore able to determine the outcome of the vote on the adoption of the Merger Agreement, and that the Merger is not conditioned on approval by holders of a majority of the shares held by stockholders other than the Company CEO.
•Litigation risk. The Board considered the risk that litigation may be commenced against the Company or its directors in connection with the Merger.
•Transaction costs and diversion of management. The Board considered the significant costs of the transaction and the diversion of management’s attention from the operation of the Company’s business.
After considering these and other factors, the Board concluded that the potentially favorable factors relating to the Merger Agreement and the Merger outweighed the potentially negative factors. The foregoing discussion of the factors considered by the Board is not intended to be exhaustive but is believed to include the material factors considered by the Board. This explanation of the Board’s reasons for the Merger and other information in this section are forward-looking in nature and should be read in light of the section entitled “Forward-Looking Statements.”
After careful consideration, the Board unanimously recommends that the Company’s stockholders vote “FOR” the proposal to adopt the Merger Agreement, “FOR” the Change of Control Proposal, “FOR” the advisory (non-binding) proposal regarding certain merger-related executive compensation, “FOR” the Reverse Stock Split Proposal and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.
Opinion of GoPro’s Financial Advisor
On September 1, 2026, Houlihan Lokey verbally rendered its opinion to our Board of Directors (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to our Board of Directors dated September 1, 2026), as to the fairness, from a financial point of view, to the Company Stockholders of the Merger Consideration to be received by such stockholders in respect of their Eligible Shares in the Merger pursuant to the Merger Agreement.
Houlihan Lokey’s opinion was directed to our Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to the Company Stockholders of the Merger Consideration to be received by such stockholders in respect of their Eligible Shares in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding.

The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and describes certain of the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to our Board of Directors, any security holder of our Company or any other person as to how to act or vote with respect to any matter relating to the Merger.
In arriving at its opinion, Houlihan Lokey, among other things:
•reviewed the Merger Agreement;
•reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed to be relevant;
•reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by the Company, including (a) certain financial projections, including cash flow projections, of the Company prepared by management and (b) certain capitalization information relating to the Company;
•reviewed a projected liquidation and wind-down analysis of the Company prepared by management (the “Wind-Down Analysis”);
•spoke with certain members of management and certain representatives and advisors of the Company regarding the business, operations, financial condition and prospects of the Company, the Wind-Down Analysis, the Merger and related matters;
•reviewed the current and historical market prices and trading volume for the Class A Common Stock, and the current and historical market prices of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant;
•considered the results of the third-party solicitation processes conducted by the Company and certain of its advisors with respect to possible strategic transactions and financings involving the Company;
•reviewed a certificate addressed to Houlihan Lokey from senior management which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Houlihan Lokey by or on behalf of the Company; and
•conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.
Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to Houlihan Lokey, discussed with or reviewed by Houlihan Lokey, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections reviewed by Houlihan Lokey had been reasonably prepared in good faith on bases reflecting the best then-currently available estimates and judgments of management as to the Company’s future financial results and condition and the other matters covered by the projections, and Houlihan Lokey expressed no opinion with respect to the projections or the assumptions on which they were based.
In addition, Houlihan Lokey was not provided with, and did not review, any financial projections relating to Parent or any pro forma financial projections for the Surviving Corporation giving effect to the Merger, and Houlihan Lokey did not perform, rely upon or take into account any analysis (i) to evaluate the value of the Per Share Stock Consideration or (ii) to review or assess the potential pro forma financial effects of the Merger on Parent or the Surviving Corporation.

Management advised Houlihan Lokey, and at the direction of our Board Houlihan Lokey assumed, solely for purposes of its analyses and opinion, that a value of $0 should be ascribed to the Per Share Stock Consideration. At the direction of our Board, Houlihan Lokey also relied upon and assumed, without independent verification and solely for purposes of its analyses and opinion, that there would be no Net Working Capital Shortfall (as defined in the Merger Agreement) and, accordingly, that the Per Share Cash Consideration would not be reduced pursuant to Section 5.18(d) of the Merger Agreement.
Management advised Houlihan Lokey, and at the direction of our Board Houlihan Lokey relied upon and assumed, that the Wind-Down Analysis had been reasonably prepared by management in good faith on bases reflecting management’s best then-currently available estimates and judgments as to (i) the expected realizable value of the Company’s assets in an orderly wind-down of the Company, (ii) the liabilities and costs associated with the wind-down and (iii) the amounts, if any, estimated to be available for distribution to Company Stockholders. At the direction of our Board, Houlihan Lokey relied, without independent verification, solely upon the judgment of management regarding all aspects of the Wind-Down Analysis, assumed that the Wind-Down Analysis provided a reasonable basis on which to evaluate the Company on a standalone basis in the absence of the Merger, and used and relied upon the Wind-Down Analysis for purposes of its analyses and opinion. Houlihan Lokey expressed no view or opinion with respect to the Wind-Down Analysis or the assumptions on which it was based. If the assumptions, estimates or conclusions set forth in the Wind-Down Analysis are not accurate, the conclusions set forth in Houlihan Lokey’s opinion could be materially affected.
Houlihan Lokey also relied upon and assumed, without independent verification, the assessments of management as to the Company’s intellectual property and related intangible assets, including its brand name, patents, developed technology and subscriber relationships, and the risks associated with those assets (including, without limitation, the remaining useful life or term thereof, as applicable, and the expected manner, timing and costs of monetizing such intellectual property and related intangible assets in an orderly wind-down of the Company), and assumed at the direction of our Board that there would be no developments with respect to any such matters that would affect Houlihan Lokey’s analyses or opinion.
Management further advised Houlihan Lokey, and at the direction of our Board Houlihan Lokey relied upon and assumed, that (i) the Company’s financial projections projected cash shortfalls, (ii) the Company did not have sufficient cash available to fund its current operations, debt service or product development after 2026, (iii) the Company would require substantial additional capital to develop products and fund its operations and debt service for the foreseeable future, (iv) the Company had been unsuccessful in obtaining additional financing on terms acceptable to it, (v) failure to consummate the Merger or an alternative financing or strategic transaction would require the Company to consider other strategic alternatives, including an orderly wind-down, liquidation or dissolution, or a restructuring under bankruptcy laws, and (vi) the values the Company might realize for its assets in a wind-down, liquidation or dissolution, or a bankruptcy proceeding, could be significantly lower than the values reflected in the Company’s financial statements and could result in Company Stockholders receiving little or no value for their investment in the Company.
Accordingly, in reaching the conclusions set forth in its opinion, with the consent and approval of our Board, Houlihan Lokey did not conduct or rely upon a discounted cash flow analysis of the Company or otherwise value the Company as a going concern and instead used and relied upon the projected Wind-Down Analysis to evaluate the Company on a standalone basis in the absence of the Merger.
Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would have been material to its analyses or opinion and that there was no information or any facts that would have made any of the information reviewed by Houlihan Lokey incomplete or misleading.
Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments referred to therein were true and correct, (b) each party to the Merger Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by that party, (c) all conditions to the consummation of the Merger would be satisfied without waiver thereof and (d) the Merger would be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any amendments or modifications thereto.

Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Merger would be consummated in a manner that complied in all respects with all applicable foreign, federal and state statutes, rules and regulations and (ii) all governmental, regulatory and other consents and approvals necessary for the consummation of the Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed, or amendments, modifications or waivers made, that would have an effect on the Merger or the Company that would have been material to Houlihan Lokey’s analyses or opinion.
Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation (other than the Wind-Down Analysis). In reviewing the Wind-Down Analysis, Houlihan Lokey did not independently verify the information or assumptions provided by management. Houlihan Lokey did not independently estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities to which the Company was or might have been a party or was or might have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company was or might have been a party or was or might have been subject.
Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, September 1, 2026. Houlihan Lokey has not undertaken, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. Houlihan Lokey did not express any opinion as to the price or range of prices at which shares of the Company’s Common Stock may be purchased or sold, or otherwise be transferable, at any time.
Houlihan Lokey expressed no opinion as to what the value of the Surviving Corporation Common Stock actually would be when issued pursuant to the Merger or the price or range of prices at which the Surviving Corporation Common Stock may be purchased or sold, or otherwise be transferable, at any time.
Houlihan Lokey’s opinion was furnished for the use of our Board in its capacity as such in connection with its evaluation of the Merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion was not intended to be, and did not constitute, a recommendation to our Board, the Company, any Company Stockholder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.
Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of our Board, the Company, its security holders or any other party to proceed with or effect the Merger; (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Merger Consideration to the extent expressly specified in its opinion); (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company or to any other party, except if and only to the extent expressly set forth in the last sentence of Houlihan Lokey’s opinion; (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might have been available for the Company or any other party; (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents); (vi) whether or not the Company, its security holders or any other party was receiving or paying reasonably equivalent value in the Merger; (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters; or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger Consideration or otherwise.
Houlihan Lokey’s opinion did not address the individual circumstances of specific security holders with respect to control, voting or other rights, preferences, agreements, obligations, assets, liabilities, aspects or relationships which may distinguish such holders, the potential non-intrinsic value, if any, of the Company’s Common Stock to such security holders, the different voting or other non-economic attributes of the Class A Common Stock and the Class B Common Stock, or any redemption or transfer restrictions, registration rights, tax protection rights, debt guarantee or other rights, restrictions or limitations or other non-financial factors that could impact the potential value of the Merger Consideration.
Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It was assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of our Board, on the assessments by our Board, the Company and our advisors as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to the Company, the Merger or otherwise.
In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to our Company or the proposed Merger and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the financial forecasts prepared by management and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of our Company. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.
Houlihan Lokey’s opinion was only one of many factors considered by our Board in evaluating the proposed Merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Merger Consideration or of the views of our Board or management with respect to the Merger or the Merger Consideration. Under the terms of its engagement by our Company, neither Houlihan Lokey’s opinion nor any other advice or services rendered by it in connection with the proposed Merger or otherwise should be construed as creating, and Houlihan Lokey should not be deemed to have, any fiduciary duty to, or agency relationships with, our Board, our Company, Parent, any security holder or creditor of our Company or Parent or any other person, regardless of any prior or ongoing advice or relationships. The type and amount of consideration payable in the Merger were determined through negotiation between our Company and Parent, and the decision to enter into the Merger Agreement was solely that of our Board.
Financial Analyses
In preparing its opinion to our Board, Houlihan Lokey considered a variety of analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor the underlying analyses are readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all reviews, analyses and inquiries undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that the analyses it considered and the following summary must be considered as a whole and that selecting portions of such analyses, methodologies and factors, without considering all such analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.
The following is a summary of the material financial analyses considered by Houlihan Lokey in connection with the preparation of its opinion and reviewed with our Board on September 1, 2026. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of the analyses considered by Houlihan Lokey.

Wind-Down Analysis. Houlihan Lokey reviewed and considered the Wind-Down Analysis, which was prepared by management. The Wind-Down Analysis estimated the potential realizable values for the Company’s assets in an orderly wind-down, the liabilities and costs associated with such wind-down and the amounts, if any, estimated to be available for distribution to Company Stockholders.
Using the Company’s balance sheet as of June 30, 2026 and management’s estimates and assumptions regarding asset recoveries, liability payments and wind-down costs, the Wind-Down Analysis reflected estimated values of the Company’s assets (exclusive of intellectual property) of approximately $186.4 million in the low case and $213.9 million in the high case and estimated wind-down liability amounts of approximately $361.3 million in the low case and $308.9 million in the high case, resulting in a residual value range of approximately $(174.9) million to $(95.0) million. The Wind-Down Analysis also reflected wind-down income of $0.0 million in each case and estimated total wind-down costs of approximately $86.0 million in the low case and $43.5 million in the high case. In connection with its review of the Wind-Down Analysis, Houlihan Lokey separately performed the intellectual property financial analyses summarized below.
Intellectual Property Financial Analyses. As a component of the Wind-Down Analysis, Houlihan Lokey performed, and management approved, analyses of certain of the Company’s intellectual property and related intangible assets using information and assessments supplied by management. The analyses were based on the premise of continued use of the intellectual property by a hypothetical market participant acquirer and indicated the following approximate value reference ranges:

Intellectual property asset	Methodology	Low	High
Brand name	Relief-from-royalty	$66.5	$83.2
Patents	Relief-from-royalty market approach	$88.2	$114.8
Developed technology	Cost approach	$31.7	$61.6
Subscriber relationships	Multi-period excess earnings	$89.0	$92.6
Total implied intellectual property value reference range	—	$275.4	$352.2

(Dollars in millions.)
The resulting wind-down value reference ranges were as follows:

Component	Low Case	High Case
Total assets	$186.4	$213.9
Total liabilities	$(361.3)	$(308.9)
Residual value (total assets less total liabilities)	$(174.9)	$(95.0)
Wind-down income (excluding potential intellectual property monetization)	$0.0	$0.0
Total wind-down costs	$(86.0)	$(43.5)
Indicative intellectual property value	$275.4	$352.2
Hypothetical wind-down value reference range	$14.5	$213.7
Fully diluted shares outstanding	223.9	223.9
Implied per share equity value reference range	$0.06	$0.95
(Dollars and shares in millions, except per share amounts.)
Taking into account the implied intellectual property value reference range described above, Houlihan Lokey noted that application of such reference range to the Wind-Down Analysis indicated an implied per share equity value reference range for the Company of $0.06 to $0.95. For purposes of its analyses and opinion, with the consent and approval of our Board, Houlihan Lokey evaluated the Merger Consideration solely on the basis of a comparison of this implied per share equity value reference range to the $1.14 Per Share Cash Consideration. No representation was made in Houlihan Lokey’s opinion, either directly or indirectly, as to any legal matter or as to the sufficiency of the basis set forth in the immediately preceding sentence for any particular or general purpose other than setting forth the scope of Houlihan

Lokey’s opinion. As described above, solely for purposes of its analyses and opinion, Houlihan Lokey, at the direction of our Board, ascribed a value of $0 to the Per Share Stock Consideration and assumed that there would be no Net Working Capital Shortfall and, accordingly, no reduction to the Per Share Cash Consideration pursuant to Section 5.18(d) of the Merger Agreement.
Miscellaneous
Houlihan Lokey was engaged by our Company to act as its financial advisor in connection with the Merger and provide financial advisory services, including an opinion to our Board as to whether, as of September 1, 2026, the Merger Consideration to be received by the Company Stockholders in respect of their Eligible Shares in the Merger pursuant to the Merger Agreement was fair to such stockholders from a financial point of view. We engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to its engagement by our Company, Houlihan Lokey will receive a transaction fee currently estimated to be approximately $6.7 million for its services, a substantial portion of which is contingent upon the consummation of the Merger. Houlihan Lokey became entitled to receive a fee of $1.0 million upon the earlier of the delivery of its opinion and the execution of the Merger Agreement; that fee was not contingent upon the consummation of the Merger and, to the extent paid on a timely basis, is fully creditable against the transaction fee. The actual transaction fee will depend in part on the value of the stock consideration at the closing of the Merger. In addition, our Company may, in its sole discretion, pay Houlihan Lokey an additional fee, the amount of which would be determined by our Company. Our Company has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement.
In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell long or short positions, or trade, in debt, equity and other securities and financial instruments (including loans and other obligations) of, or investments in, our Company, Parent or any other party that may be involved in the Merger and their respective affiliates or security holders or any currency or commodity that may be involved in the Merger.
Houlihan Lokey and certain of its affiliates are currently providing investment banking, financial advisory and/or other financial or consulting services to our Company, for which Houlihan Lokey and its affiliates have received and may receive compensation, including, among other things, financial restructuring advisory and debt financing services. Houlihan Lokey and its affiliates expect to receive compensation of approximately $1.3 million for such services. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to our Company, Parent, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, our Company, Parent, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.
Wind-Down Analysis
In connection with the evaluation of the Merger by the Strategic Review Committee and the Board of Directors, GoPro’s management prepared an analysis with respect to the estimated value to stockholders of a liquidation and wind-down of GoPro as a potential alternative to the Merger.
In its Wind-Down Analysis, management prepared estimates with respect to (i) the expected realizable value of the Company’s assets in an orderly wind-down of the Company, (ii) the liabilities and costs associated with such wind-down and (iii) the amounts, if any, estimated to be available for distribution to holders of our Common Stock. The Wind-Down

Analysis was also provided to Houlihan Lokey for use in its financial analysis and opinion to the Board of Directors. For information regarding Houlihan Lokey’s financial analysis and opinion to the Board of Directors, see the section of the proxy statement captioned “—Opinion of GoPro’s Financial Advisor.”
The Wind-Down Analysis estimated potential realizable values for GoPro’s assets in an orderly liquidation and remaining amounts available upon completion of such liquidation for distribution to holders of our Common Stock based on the internal estimates of management of the amounts that would reasonably be recovered in an orderly liquidation and the time required to fully resolve any litigation matters.
The inclusion of the Wind-Down Analysis should not be deemed an admission or representation by GoPro or any of its officers, directors, affiliates, advisors, or other representatives with respect to the Wind-Down Analysis. The Wind-Down Analysis is not included to influence your views on the Merger or the Merger Agreement and the Transactions contemplated thereby, and is summarized in this proxy statement solely to provide our stockholders access to certain information considered by the Strategic Review Committee and Board of Directors in connection with their evaluation of the Merger, the Merger Agreement and the Transactions contemplated thereby, and GoPro’s potential alternatives. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which could have been significantly more or less favorable. In addition, analyses relating to the liquidation value of GoPro do not purport to be appraisals or reflect the prices at which shares of GoPro’s Common Stock may actually be valued or trade. The assumptions and estimates used in, and the results derived from, the Wind-Down Analysis are hypothetical, and are thus, inherently subject to substantial uncertainty.
The Wind-Down Analysis was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or the Generally Accepted Accounting Principles (“GAAP”). The Wind-Down Analysis included in this document has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Wind-Down Analysis and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP’s report incorporated by reference in this document relates to the Company’s previously issued financial statements. It does not extend to the Wind-Down Analysis and should not be read to do so.
The Wind-Down Analysis includes estimates of cash and of certain expenditures, which for the purpose of the Wind-Down Analysis were not calculated in accordance with GAAP. Non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP. The SEC rules, which otherwise would require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures provided to a board of directors or financial advisors in connection with a proposed business combination transaction such as the Merger if the disclosure is included in a document such as this proxy statement to comply with requirements under state laws, including case law. In light of the foregoing factors and the uncertainties inherent in estimated cash balances, stockholders are cautioned not to place undue reliance, if any, on the Wind-Down Analysis.
The below summary of the Wind-Down Analysis is subject to the statements above, and represents management’s reasonable estimates of cash amounts that, in the event of a wind-down or liquidation of GoPro, may be distributed to stockholders as permitted under applicable law. The Wind-Down Analysis does not account for potential liabilities of GoPro that cannot be reasonably estimated or quantified, including potential damages associated with securities class actions, or other potential risks and uncertainties associated with pursing a winding down and liquidation of GoPro. Such liabilities could materially affect the cash amounts that, in the event of a wind-down or liquidation of GoPro, may be distributed to stockholders as permitted under applicable law.
The Wind-Down Analysis included:
(i)a hypothetical liquidation value for total assets (other than intellectual property) as of June 30, 2026, between $186.4 million and $213.9 million, including the value of accounts receivables, inventory, prepaid expenses and other assets, and tax credits related to GoPro’s research and development activities, property and equipment and other assets that could be reasonably estimated and quantified;

(ii)hypothetical total liabilities as of June 30, 2026, between $361.3 million and $308.9 million, including, but not limited to, outstanding accounts payable, short-term debt and long-term debt that could be reasonably estimated and quantified;
(iii)a hypothetical total implied intellectual property value between $275.4 million and $352.2 million calculated based on GoPro’s assets including its brand name, patents, developed technology and subscriber relationships;
(iv)a reduction to such residual value for GoPro by estimated wind-down costs between $86.0 million and $43.5 million required thereafter during a 6-month to 2-year wind down period (which may be longer or shorter depending on the resolution of known and contingent liabilities and other factors) for GoPro’s operations, including, but not limited to, severance costs, director and officer insurance costs and legal charges (such as litigation costs and tax clearances); and
(v)approximately 223.9 million total shares of our Common Stock outstanding, inclusive of the dilutive impact of outstanding equity awards and warrants.
Based on the foregoing, the Wind-Down Analysis implied a per share equity value reference range between $0.06 and $0.95 per share of Common Stock. As described above, solely for purposes of its analyses and opinion, Houlihan Lokey, at the direction of our Board, ascribed a value of $0 to the Per Share Stock Consideration.
Interests of GoPro’s Directors and Executive Officers in the Merger
When considering the recommendation of the Board of Directors that you vote to approve the Merger Proposal, you should be aware that our directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally, including as described below. The Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters, in evaluating, negotiating and approving the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by GoPro’s stockholders.
GoPro’s executive officers as of October 9, 2026 (referred to in this section as “executive officers”) are as follows:

Name	Position
Nicholas Woodman	Chief Executive Officer and Chairman of the Board
Brian Tratt	Senior Vice President, Chief Financial Officer
Brian McGee	President and Chief Operating Officer
Dean Jahnke	Senior Vice President, Global Sales & Channel Marketing
Jason Stephen	Senior Vice President, General Counsel and Corporate Secretary

Consideration Payable for Outstanding Shares
GoPro’s directors and executive officers who own shares of our Common Stock will receive in the Transactions the same Merger Consideration, on the same terms and conditions, as the other stockholders of GoPro, as described in the section of this proxy statement captioned “—Merger Consideration.”
The following table sets forth the number of issued and outstanding shares of our Common Stock beneficially owned as of October 9, 2026 by each of GoPro’s directors and executive officers.
For purposes of the table below, the number of shares of our Common Stock excludes shares of our Common Stock that are subject to outstanding Company RSUs and Company PSUs.

Name	Shares Beneficially Owned (#)	Cash Consideration for Shares Beneficially Owned ($)
Nicholas Woodman (1)	26,958,073	30,732,203
Brian Tratt (2)	99,594	113,537
Brian McGee (3)	276	315
Dean Jahnke	293,877	335,020
Jason Stephen	17,164	19,567
Tyrone Ahmad-Taylor	253,464	288,949
Emily S. Culp Hogue	127,358	145,188
Michael C. Dennison	127,358	145,188
Shaz Kahng	314,274	358,272
Miguel A. Lopez Ben	167,999	191,519
Susan Lyne	338,919	386,368
(1) Consists of: (i) 25,036,070 shares of Class B common stock held by the Woodman Family Trust under Trust Agreement dated March 11, 2011 of which Nicholas Woodman and Jill Woodman are co-trustees, (ii) 1,129,944 shares of unregistered Class A common stock held by the Woodman Family Trust under Trust Agreement dated March 11, 2011 of which Nicholas Woodman and Jill Woodman are co-trustees, and (iii) 792,059 shares of Class A common stock held by Mr. Woodman. As a co-trustee, Mr. Woodman may be deemed to have shared voting and investment power over the shares owned by the Woodman Family Trust.
(2) Consists of (i) 98,553 shares of Class A common stock held by Mr. Tratt, and (ii) 1,041 shares of Class A common stock held by Mr. Tratt’s spouse.
(3) Consists of 276 shares of Class A common stock held by Mr. McGee’s spouse.

Treatment of Equity Awards
At the Effective Time, (i) each In-the-Money Vested Option will be canceled and converted into a right to receive, an amount in cash, without interest, equal to the product of (a) the excess, if any, of (1) the Cash Equivalent Merger Consideration over (2) the exercise price per share of such Company Option, multiplied by (b) the total number of shares of Common Stock issuable upon the exercise in full of such Company Option, less applicable Taxes and authorized deductions; (ii) each Company Option that is not an In-the-Money Vested Option (including each Company Option that is not vested prior to the Effective Time and each Company Option that has an exercise price per share equal to or greater than the Cash Equivalent Merger Consideration) shall be canceled at the Effective Time for no consideration and shall cease to exist; (iii) each Vested RSU that is outstanding immediately prior to the Effective Time shall be canceled and converted into a right to receive, an amount in cash, without interest, equal to the product of (a) the Cash Equivalent Merger Consideration multiplied by (b) the total number of shares of Common Stock subject to such award of Vested RSUs, less applicable Taxes and authorized deductions; (iv) each Unvested RSU that is outstanding immediately prior to the Effective Time (including each Company PSU that is converted into an Unvested RSU immediately prior to the Effective Time) shall be assumed by the Surviving Corporation (which, because GoPro will continue as the Surviving Corporation, means that such Unvested RSU will remain outstanding following the Effective Time) and shall continue to vest in accordance with its vesting schedule, including any accelerated vesting terms and conditions, provided that if the holder’s employment is terminated after the Effective Time without “cause” the holder will be entitled to acceleration of any then-Unvested RSUs as of the date of such termination of employment; and (v) each Company PSU that is outstanding immediately prior to the Effective Time shall, pursuant to its terms, have its performance satisfied and be earned at 100% achievement immediately prior to the Effective Time and shall be converted into an Unvested RSU subject to time-based vesting conditions as set forth above. All Unvested RSUs shall continue to be governed by GoPro’s 2024 Equity Incentive Plan and GoPro’s 2014 Equity Incentive Plan, as applicable.
Although the Merger Agreement provides that Company PSUs will be assumed by the Surviving Corporation subject to the same performance-based vesting conditions, because all Company PSUs will be earned and converted into Unvested RSUs immediately prior to the Effective Time pursuant to their terms, GoPro does not expect any Company PSUs to remain subject to performance-based vesting conditions at or following the Effective Time.
Pursuant to their terms, the Company RSUs held by our non-employee directors will vest in full immediately prior to the Effective Time and, as Vested RSUs, will be canceled and converted into the right to receive the Vested RSU Consideration at the Effective Time, as described above.

Although each then-outstanding Company PSU will be earned and converted into an Unvested RSU immediately prior to the Effective Time, Company PSUs are presented separately from other Unvested RSUs in the tables below. Unvested RSUs (including Company PSUs so converted) will remain outstanding following the Effective Time and will not be converted into the right to receive cash, and the values shown for such awards are for illustrative purposes only. Depending on when the Closing Date occurs, certain Unvested RSUs or Company PSUs may vest in accordance with their terms prior to the Closing Date, or may be forfeited or accelerated upon a termination of employment.
The following tables set forth, for each of GoPro’s directors and executive officers, (i) the number of shares of Common Stock underlying each of the Vested RSUs, Unvested RSUs and Company PSUs that were held as of October 9, 2026 and (ii) the cash consideration that may become payable for the Vested RSUs and the value of the Unvested RSUs and Company PSUs based on the Cash Equivalent Merger Consideration of $1.29, which is calculated assuming that the Closing Stock Price is $1.53, determined based on the average closing market price of a share of our Common Stock over the first five business days following the first public announcement of the Merger. None of the directors or executive officers hold stock options that are In-the-Money Vested Company Options and accordingly no stock options are included in the tables below.

Name	Vested Company RSUs (#)	Cash Consideration for Vested Company RSUs ($)
Nicholas Woodman	0	0
Brian Tratt	0	0
Brian McGee	0	0
Dean Jahnke	0	0
Jason Stephen	0	0
Tyrone Ahmad-Taylor (1)	110,181	142,133
Emily S. Culp Hogue (1)	110,181	142,133
Michael C. Dennison (1)	110,181	142,133
Shaz Kahng (1)	110,181	142,133
Miguel A. Lopez Ben (1)	110,181	142,133
Susan Lyne (1)	110,181	142,133
(1) Represents shares underlying restricted stock units that are unvested as of October 9, 2026 and will vest on an accelerated basis at Closing.

Name	Unvested Company RSUs (Excluding Company PSUs) (#)	Value of Unvested Company RSUs ($)
Nicholas Woodman	0	0
Brian Tratt	234,216	302,139
Brian McGee	947,123	1,221,789
Dean Jahnke	518,457	668,810
Jason Stephen	362,843	468,067
Tyrone Ahmad-Taylor	0	0
Emily S. Culp Hogue	0	0
Michael C. Dennison	0	0
Shaz Kahng	0	0
Miguel A. Lopez Ben	0	0
Susan Lyne	0	0

Name	Company PSUs (# at target)	Value of Company PSUs ($)
Nicholas Woodman	1,801,802	2,324,325
Brian Tratt	144,144	185,946
Brian McGee	288,288	371,892
Dean Jahnke	180,180	232,432
Jason Stephen	180,180	232,432
Tyrone Ahmad-Taylor	0	0
Emily S. Culp Hogue	0	0
Michael C. Dennison	0	0
Shaz Kahng	0	0
Miguel A. Lopez Ben	0	0
Susan Lyne	0	0

Treatment of Company PSUs
Pursuant to the terms of the Company PSUs, upon a “qualifying strategic transaction”, which includes the Merger, all Company PSUs will be earned at 100% of target and will be converted into time-based Unvested RSUs, vesting as follows: one third of the Unvested RSUs will vest on the latest of (i) February 15, 2027 and (ii) the date the performance metric is achieved (which will occur on or prior to the Merger), and one-twelfth of the Unvested RSUs will vest quarterly thereafter, subject to the holder’s continued employment through each vesting date and further subject to any acceleration to which Unvested RSUs are entitled.
Potential Severance Payments and Benefits
Each of our executive officers is eligible to receive severance benefits under a change in control and severance agreement entered into with GoPro (referred to as a “Severance Agreement”). Under each of the Severance Agreements, in the event of a termination for any other reason other than “cause” (as defined in the applicable Severance Agreement) or resignation for “good reason” (as defined in the applicable Severance Agreement), in each case, during the “change in control period,” which is (A) within twelve (12) months following a “change in control” (as defined in the applicable Severance Agreement), which the Merger will constitute or (B) within 3 months preceding a “change in control” but as to (B), only if the termination or resignation occurs after the date of execution of a definitive agreement whereby GoPro will consummate a “change in control” (which for the avoidance of doubt includes the Merger Agreement), each executive will be entitled to:
•a lump sum cash payment equal to twelve (12) months of base salary (or, in the case of Mr. Woodman, 18 months) as in effect immediately prior to the executive’s termination or resignation;
•a lump sum cash payment equal to 100% of the executive’s target bonus (or, in the case of Mr. Woodman, 150%) for the year in which such termination or resignation occurs;
•Payment of premiums for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for the executive and the executive’s eligible dependents, if any, or a cash benefit, for up to 12 months (or, in the case of Mr. Woodman, 18 months); and
•100 percent accelerated vesting of all outstanding equity awards, including awards that would otherwise vest only upon satisfaction of performance criteria, and
If any of the amounts provided for under these Severance Agreements or otherwise payable to an executive officer would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and could be subject to the related excise tax under Section 4999 of the Code, then the executive officer will be entitled to receive either full payment of benefits under his or her Severance Agreement or such lesser amount that would result in no portion of the benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to the executive officer.
These severance benefits are subject to the execution and effectiveness of a waiver and release of claims in favor of GoPro.
Indemnification and Insurance of Directors and Officers
The Merger Agreement provides that Parent shall, and shall cause the Surviving Corporation and each of its subsidiaries to, indemnify and hold harmless each present and former director and officer of GoPro and its subsidiaries (a “D&O Indemnitee”) with respect to matters existing or occurring at or prior to the Effective Time. In addition, Parent has agreed to cause the Surviving Corporation and its Subsidiaries to the fullest extent permitted under applicable Law, to honor and fulfill for a period of not less than six (6) years from the Effective Time the exculpation, indemnification and advancement of expenses obligations of GoPro and any of its subsidiaries under the respective certificates of incorporation, bylaws and other organizational documents of GoPro and its subsidiaries, and any and all applicable indemnification agreements in effect as of the date of the Merger Agreement to which GoPro or any of its subsidiaries is a party.
The Merger Agreement also provides that, for a period of six (6) years from the Effective Time, GoPro (or, after the Closing, the Surviving Corporation) shall obtain a “tail” insurance policy, the premium, costs and expenses of which will be borne solely by Parent, with a claims period of at least six years from and after the Effective Time from an insurance carrier with a credit rating the same as or better than GoPro’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as GoPro’s existing policies with respect to matters existing or occurring at or prior to the Effective Time. In no event will the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums paid by the Company for such directors’ and officers’ liability insurance and fiduciary liability insurance prior to the Effective Time (the “Maximum Premium”). If no such Tail Policy is available for less than the Maximum Premium, then the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium from an insurance carrier with the same or better credit rating as GoPro’s directors’ and officers’ liability insurance carrier on the date of the Merger Agreement.
Effects of the Merger on the Senior Secured Note and Warrants
In connection with the Merger, the Terrapin Senior Secured Note and the Woodman Senior Secured Note will be repaid in full. In addition, pursuant to the terms of the Class B Common Stock Warrants, the Merger will constitute a “Fundamental Transaction” under the terms of the Class B Common Stock Warrants, and, as a result, the holders of the Class B Common Stock Warrants will have the right to require the successor entity to purchase the Class B Common Stock Warrants for cash in the amount of the Black-Scholes Value of the unexercised portion of the warrants concurrently with or within 30 days following the consummation of the Merger. Assuming a Closing Date of October 9, 2026, the amount of the Black-Scholes Value (assuming all Class B Common Stock Warrants are unexercised) is estimated to be $21.9 million (it being understood that pursuant to the terms of the Class B Common Stock Warrants, the Black-Scholes Value will be determined as of the Closing Date).
Post-Closing Compensation
Representatives of Parent may hold preliminary discussions with certain members of the Company’s management team regarding employment with, and the right to purchase or participate in the equity of, Parent or one or more of its affiliates. However, as of the date of this proxy statement, none of the Company’s executive officers has entered into any agreement or understanding with respect to the foregoing, and there can be no assurances that the terms of any such agreements or arrangements will be agreed upon with any executive officers in the future. If Parent or its affiliates and the Company’s executive officers do not enter into agreements regarding employment with Parent or its affiliates, then the Company’s executive officers will remain subject to their existing arrangements with the Company.
Quantification of Potential Payments and Benefits to our Named Executive Officers
In accordance with Item 402(t) of Regulation S-K, the below table sets forth the amount of payments and benefits that each of our named executive officers would or may receive in connection with the Merger. The compensation that may be paid or become payable to our named executive officers in connection with the Merger is subject to approval, on an advisory (non-binding) basis, by our stockholders, as described in the section captioned “Proposal 3: Approval, on a Non-binding Advisory Basis, of Compensation That May Be Paid or Become Payable to Named Executive Officers in Connection With The Merger.”
Please note that the amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described in footnotes to the table. For purposes of determining the potential payments in the table below, we have assumed that:
(i)the relevant price per share of GoPro Common Stock is $1.29, which is equal to the Merger Consideration, with the Closing Stock Price determined based on the average closing market price of a share of GoPro Common Stock over the first five (5) business days following the first public announcement of the Merger;
(ii)the Effective Time is October 9, 2026, the latest practicable date prior to the filing of this proxy statement; and
(iii)except where otherwise described below, each named executive officer’s employment is subject to a qualifying termination (a termination without “cause,” or resignation for “good reason”), in either case immediately following such time, such that the named executive officer’s outstanding and unvested Company RSUs and Company PSUs will vest in full, which is a “double-trigger” benefit.
The actual amounts payable to our named executive officers will depend on whether the named executive officer experiences a qualifying termination, the date of termination (if any) and the terms of the plans or agreements in effect at such time, and accordingly may differ materially from the amounts set forth below.
Golden Parachute Compensation

Named Executive Officer	Cash(1) ($)	Equity Awards(2) ($)	Heath Insurance Premium(3) ($)	Total ($)
Nicholas Woodman	2,550,000	2,324,325	54,000	4,928,325
Brian Tratt	735,000	488,084	36,000	1,259,084
Brian McGee	1,460,000	1,593,680	36,000	3,089,680
Dean Jahnke	786,625	901,242	36,000	1,723,867
Jason Stephen	735,000	700,500	36,000	1,471,500
(1)The amounts shown in this column reflect the amount of “double-trigger” payments to which the named executive officers may become entitled under the applicable Severance Agreement. The amounts become payable, if during the change in control period, GoPro terminates their employment with GoPro for any reason other than “cause” or they resign for “good reason,” as such terms are defined in the named executive officer’s applicable Severance Agreement, subject to the named executive officer timely signing and not revoking a waiver and release of claims in favor of GoPro. The amounts represent a lump-sum cash severance payment equal to the sum of (i) an amount equal to 12 months (18 months for Mr. Woodman) of the named executive officer’s annual base salary as in effect on September 1, 2026 (see “Base Salary Component of Severance” column in the table below), plus (ii) an amount equal to 100% (150% for Mr. Woodman) of the named executive officer’s target bonus amount for 2026 (see “Bonus Component of Severance” column in the table below.

Named Executive Officer	Base Salary Component of Severance ($)	Bonus Component of Severance ($)	Total ($)
Nicholas Woodman	1,275,000	1,275,000	2,550,000
Brian Tratt	420,000	315,000	735,000
Brian McGee	730,000	730,000	1,460,000
Dean Jahnke	449,500	337,125	786,625
Jason Stephen	420,000	315,000	735,000
(2)The amounts shown in this column represent the value of “double-trigger” accelerated vesting of outstanding Unvested Company RSUs and Company PSUs to which the named executive officers may become entitled under the applicable Severance Agreement. The amounts become payable, if during the change in control period, GoPro terminates their employment with GoPro for any reason other than “cause” or they resign for

“good reason,” as such terms are defined in the named executive officer’s applicable Severance Agreement, subject to the named executive officer timely signing and not revoking a waiver and release of claims in favor of GoPro.

Named Executive Officer	Value of Unvested Company RSUs (Excluding Company PSUs) ($)	Value of Company PSUs (at target) ($)	Total ($)
Nicholas Woodman	0	2,324,325	2,324,325
Brian Tratt	302,139	185,946	488,084
Brian McGee	1,221,789	371,892	1,593,680
Dean Jahnke	668,810	232,432	901,242
Jason Stephen	468,067	232,432	700,500
(3)The amounts shown in this column represent the cost of payment of premiums for coverage under COBRA for the named executive officer and such named executive officer’s eligible dependents, if any, or a cash benefit, for up to twelve (12) months (18 months for Mr. Woodman), which becomes payable upon a qualifying termination, and accordingly these amounts are “double-trigger” payments.
Financing of the Merger; Damages Commitment
The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition. In connection with the financing of the Merger, Midtown Equities and Parent entered into the Commitment Letter, pursuant to which, among other things, Midtown Equities will provide Parent with a commitment of up to $395,000,000 in cash. The Commitment will be available to Parent, together with available cash on hand of GoPro, to fund the payment of (a) the aggregate Merger Consideration and the Vested RSU Consideration, (b) all amounts required to be paid in connection with the Transactions pursuant to (i) that certain Credit Agreement, dated as of August 4, 2025 (as amended by (a) that certain Amendment No. 1 to Credit Agreement, dated as of November 5, 2025, (b) that certain Amendment No. 2 to Credit Agreement, dated as of February 27, 2026, and (c) that certain Waiver & Amendment No. 3 to Credit Agreement, dated as of July 9, 2026), by and among the Company, Farallon Capital Management, L.L.C., and the other parties thereto, (ii) that certain Credit Agreement, dated as of January 22, 2021 (as amended by (a) that certain Amendment No. 1 to Credit Agreement, dated as of March 10, 2023, (b) that certain Amendment No. 2 to Credit Agreement, dated as of August 4, 2025, (c) that certain Amendment No. 3 to Credit Agreement, dated as of February 27, 2026, and (d) that certain Waiver and Amendment No. 4, dated as of July 9, 2026), by and among the Company, Wells Fargo, N.A., and the other parties thereto, (iii) that certain Senior Secured Note, dated as of July 9 2026, by and between the Company and The Terrapin Trust Under Trust Agreement Dated December 30, 2021, and (iv) that certain Senior Secured Note, dated as of July 9 2026, by and between the Company and The Woodman Family Trust Under Trust Agreement Dated March 11, 2011 and (c) fees and expenses, in the case of each of clauses (a) through (c), to the extent required to be paid by Parent in cash at the Closing Date in connection with the Closing. GoPro has a contractual right to enforce the Commitment Letter against Midtown Equities and, under the terms of the Merger Agreement, GoPro has the right to specifically enforce Parent’s obligation to consummate the Merger, subject to the satisfaction of the conditions to Parent and Merger Sub’s obligations to consummate the Merger set forth in the Merger Agreement.
The Commitment Letter will automatically terminate as of 11:59 pm (New York City time) on December 31, 2026 if the Closing has not occurred by such time. Pursuant to Amendment No. 1, Parent agreed to use its reasonable best efforts to obtain an amendment to the Commitment Letter to extend such termination date to 11:59 p.m. (New York City time) on March 31, 2027 as promptly as practicable after execution of Amendment No. 1.
Closing and Effective Time
The Closing will take place on the date which is no later than the second (2) business day after the date on which all of the conditions to closing of the Merger (as described in the section of this proxy statement captioned “The Merger Agreement—Conditions to the Merger”), have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another date is agreed to in writing by GoPro and Parent.

The Effective Time will occur upon the filing and acceptance of the certificate of merger with respect to the Merger in accordance with the DGCL with the Secretary of State of the State of Delaware, or at such later time as is agreed upon in writing by the parties and specified in the certificate of merger.
Appraisal Rights
This section summarizes Delaware law pertaining to appraisal rights in connection with the Merger. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Any person contemplating the exercise of such appraisal rights should carefully review the provisions of Section 262. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a (i) “stockholder” are to the record holder of our shares of Common Stock, (ii) “beneficial owner” are to a person who is the beneficial owner of shares of our Common Stock held either in voting trust or by a nominee on behalf of such person, and (iii) “person” are to an individual, corporation, partnership, unincorporated association or other entity.
Under Section 262, stockholders desiring to exercise appraisal rights must (1) properly submit a written demand for an appraisal of their shares of our Common Stock prior to the stockholder vote on the approval and adoption of the Merger Agreement, (2) not submit a proxy or otherwise vote in favor of the adoption of the Merger Agreement, (3) hold shares of our Common Stock upon the making of a demand under clause (1) and continue to hold their shares of our Common Stock through the Effective Time, (4) not thereafter withdraw their demand for appraisal of their shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL and (5) otherwise meet the criteria and follow the procedures set forth in Section 262. The shares of our Common Stock are currently listed on a national securities exchange, and, assuming such shares remain listed on a national securities exchange immediately prior to the Merger (which we expect to be the case), after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all holders of our Common Stock who are otherwise entitled to appraisal rights unless (x) the total number of shares of our Common Stock entitled to appraisal exceeds 1% of the outstanding shares of our Common Stock eligible for appraisal or (y) the value of the aggregate consideration offered pursuant to the Merger Agreement in respect of such total number of shares exceeds $1,000,000 (each of (x) and (y), a “Minimum Condition”). Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period.
In considering whether to seek appraisal, you should be aware that the fair value of your shares of our Common Stock as determined pursuant to Section 262 could be more than, the same as or less than the Merger Consideration payable pursuant to the Merger Agreement if they did not seek appraisal of their shares.
Under Section 262, when a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to Section 262 that appraisal rights are available and include in the notice either a copy of Section 262 or information directing the stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. This proxy statement constitutes GoPro’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. In connection with the Merger, any stockholder who wishes to exercise appraisal rights or who wishes to preserve such stockholder’s right to do so should review the text of Section 262 carefully and in its entirety. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration offered pursuant to the Merger Agreement if the Merger is consummated upon the surrender of the certificates that formerly represented such shares of our Common Stock. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our Common Stock in connection with the Merger, GoPro believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

Stockholders and beneficial owners wishing to exercise the right to seek an appraisal of their shares of our Common Stock must strictly comply with Section 262. In addition, a stockholder of record, a beneficial owner or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of our Common Stock within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file such a petition and neither GoPro, as the predecessor of the Surviving Corporation, nor Parent has any intention of doing so.
If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the Merger Consideration, but you will have no appraisal rights with respect to your shares of our Common Stock.
Because a proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, a stockholder who votes by proxy and who wishes to exercise appraisal rights should not return a blank proxy, but rather must vote against the Merger Proposal, abstain or not vote its shares.
Filing a Written Demand
Any stockholder or beneficial owner wishing to exercise appraisal rights must deliver to GoPro, before the vote on the Merger Proposal at the Company Stockholders’ Meeting at which the Merger Proposal will be submitted to the stockholders, a written demand for the appraisal of such person’s shares of our Common Stock. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, and it will constitute a waiver of the stockholder’s right to appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the Merger Proposal or abstain from voting on the Merger Proposal. Neither voting against the Merger Proposal nor abstaining from voting or failing to vote on the Merger Proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A proxy or vote against the Merger Proposal will not constitute a demand. A stockholder’s or beneficial owner’s failure to make the written demand prior to the taking of the vote on the Merger Proposal at the Company Stockholders’ Meeting will constitute a waiver of appraisal rights. Beneficial owners should consult with their bank, broker or other nominee regarding methods of voting.
Demand for Appraisal by a Holder of Record
A demand for appraisal made by a holder of record must be executed by or on behalf of the holder of record and must reasonably inform us of the identity of the stockholder and state that the person intends thereby to demand appraisal of the stockholder’s shares of our Common Stock in connection with the Merger. If a holder of record is submitting a demand with respect to shares of our Common Stock owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner in such capacity, and if the shares of our Common Stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A holder of record, such as a brokerage firm, bank, trust or other nominee, who holds shares of our Common Stock as nominee or intermediary for one or more beneficial owners may exercise appraisal rights with respect to shares of our Common Stock held for one or more beneficial owners while not exercising appraisal rights for other beneficial owners. In that case, the written demand should state the number of shares of our Common Stock as to which appraisal is sought. Where no number of shares of our Common Stock is expressly mentioned, the demand will be presumed to cover all shares of our Common Stock held in the name of the holder of record.
Demand for Appraisal by a Beneficial Owner
A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares of our Common Stock in accordance with the procedures of subsection (d)(1) of Section 262 summarized above, provided that (1) such beneficial owner continuously owns such shares of our Common Stock through the Effective Time and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of Section 262 and (2) the demand made by such beneficial owner reasonably identifies the holder of record of the shares of our Common Stock for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by GoPro under Section 262 and to be set forth on the Chancery List (as defined below) as required by Section 262. Although not expressly required by Section 262, GoPro reserves the right to take the position that it may require the submission of all information required of a beneficial owner under subsection (d)(3) of Section 262 with respect to any person sharing beneficial ownership of the shares for which such demand is submitted.
Additional Instructions; Conditions
All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:
GoPro, Inc.
3025 Clearview Way
San Mateo, California 94402
Attention: Corporate Secretary
Demands for appraisal may not be submitted by electronic transmission.
Notice by the Surviving Corporation
If the Merger is completed, within ten days after the Effective Time, the Surviving Corporation will notify each stockholder who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the adoption of the Merger Agreement, and any beneficial owner who has properly demanded appraisal, that the Merger has become effective and the effective date thereof.
Filing a Petition for Appraisal
Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any person who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder or beneficial owner, demanding a determination of the fair value of the shares of our Common Stock held by all stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and no person should assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of our Common Stock. Accordingly, any stockholders or beneficial owners who desire to have their shares of our Common Stock appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of our Common Stock, within the time and in the manner prescribed in Section 262. The failure of a stockholder or beneficial owner to file such a petition within the period specified in Section 262 could result in the loss of appraisal rights.
Within 120 days after the Effective Time, any person who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of our Common Stock not voted in favor of the adoption of the Merger Proposal and with respect to which GoPro has received demands for appraisal, and the aggregate number of stockholders or beneficial owners holding or owning such shares of our Common Stock (provided that, where a beneficial owner makes a demand on his, her or its own behalf, the record holder of such shares will not be considered a separate stockholder holding such shares for purposes of such aggregate number). The Surviving Corporation must provide this statement to the requesting stockholder or beneficial owner within ten days after receipt of the written request for such a statement or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.
If a petition for an appraisal is duly filed by a stockholder or beneficial owner and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file in the office or Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares of our Common Stock and with whom agreements as to the value of their shares of our Common Stock have not been reached (the “Chancery List”). If a petition for appraisal is timely filed, the Delaware Court of Chancery will hold a hearing on the petition to determine those persons who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the persons who demanded appraisal of their shares of our Common Stock to submit their stock certificates to the Register in

Chancery for notation thereon of the pendency of the appraisal proceedings, and if any person fails to comply with the direction, the Delaware Court of Chancery may dismiss that person from the proceedings. Any person whose name appears on the Chancery List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262. Upon application by the Surviving Corporation or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal.
Determination of Fair Value
After determining the persons entitled to appraisal, the Delaware Court of Chancery will determine the “fair value” of the shares of our Common Stock subject to appraisal, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment, provided that, at any time before the entry of judgment in the appraisal proceedings, the Surviving Corporation may pay to each person entitled to appraisal an amount in cash, in which case interest will accrue after such payment only on the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares of our Common Stock as determined by the Delaware Court of Chancery, and (2) any interest theretofore accrued, unless paid at that time.
In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”
Persons considering seeking appraisal should be aware that the fair value of their shares of our Common Stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares of our Common Stock and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262. Although GoPro believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and persons considering seeking appraisal should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither GoPro nor Parent anticipates offering more than the Merger Consideration to any person exercising appraisal rights, and each of GoPro and Parent reserves the right to make a voluntary cash payment pursuant to subsection (h) of Section 262 and to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of our Common Stock is less than the Merger Consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a person whose name appears on the Chancery List who participated in the proceeding and incurred expenses in connection therewith, the Delaware Court of Chancery may also order that all or a portion of such expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares of our Common Stock entitled to appraisal and not dismissed pursuant to subsection (k) of Section 262 or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of Section 262. the absence of such an order, each party bears its own expenses.
If any person who demands appraisal of his, her or its shares of our Common Stock under Section 262 fails to perfect, or loses or successfully withdraws, such person’s right to appraisal, the person’s shares of our Common Stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration offered pursuant to the Merger Agreement, without interest. A person will fail to perfect, or effectively lose or withdraw, such person’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, neither of the Minimum Conditions is met (assuming our Common Stock remains listed on a national securities exchange immediately prior to the Effective Time), or if the person delivers to the Surviving Corporation a written withdrawal of the stockholder’s demand for appraisal in accordance with Section 262.
From and after the Effective Time, no person who has demanded appraisal rights with respect to some or all of such person’s shares of our Common Stock will be entitled to vote such shares of our Common Stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions, payable to stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, or if the person delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal in respect of some or all of such person’s shares either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such person to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the Delaware Court of Chancery and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made under subsection (j) of Section 262; provided that this sentence does not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the Effective Date, or thereafter with the written approval of the Surviving Corporation.
Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.
To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern.
U.S. Federal Income Tax Considerations of the Merger and Reverse Stock Split
The following discussion is based upon the Code and is a summary of certain material U.S. federal income tax considerations that are relevant to U.S. Holders and Non-U.S. Holders (each of which we define below) of shares of our Common Stock (i) whose shares are converted into the right to receive cash and shares of Surviving Corporation Common Stock pursuant to the Merger and (ii) who participate in the Reverse Stock Split. Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect.
This discussion is limited to holders who hold their shares of our Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This discussion does not describe any of the tax consequences arising under the laws of any state, local or non-U.S. tax jurisdiction and does not consider any aspects of the alternative minimum tax or the Medicare net investment income surtax, or U.S. federal tax law other than income taxation (e.g., estate or gift taxation) that may be relevant or applicable to a particular holder in connection with the Merger and the Reverse Stock Split. For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder (each as we define below) or both, as the context may require.
This discussion is for general information only and does not purport to be a complete analysis of all of the U.S. federal income tax considerations that may be relevant to particular holders in light of their particular facts and circumstances. For example, this discussion does not address:

•holders who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions or banks; tax-exempt organizations (including private foundations); S corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes; insurance companies; mutual funds; holders who acquired shares of our Common Stock through a 401(k), deferred compensation plan or retirement plan; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; holders required to conform their tax reporting of income to their financial statements under Section 451(b) of the Code; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; or certain former citizens or long-term residents of the United States;
•holders who are controlled foreign corporations or passive foreign investment companies;
•holders who are subject to the alternative minimum tax;
•holders holding the shares of our Common Stock as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;
•holders that received their shares of our Common Stock in connection with the performance of services;
•holders who own an equity interest, actually or constructively, in Parent or the Surviving Corporation following the Merger;
•U.S. Holders (as we define below) whose “functional currency” is not the U.S. dollar;
•holders who hold shares of our Common Stock through a bank, financial institution or other entity, or a branch thereof, located, organized or resident outside the United States;
•Non-U.S. Holders (as we define below) that hold or have held, directly or pursuant to attribution rules, more than 5% of the shares of our Common Stock at any time during the five-year period ending on the date of the consummation of the Merger; or
•holders that do not vote in favor of the Merger and who properly demand appraisal of their shares under Section 262 of the DGCL.
If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of our Common Stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of our Common Stock and partners therein should consult their tax advisors regarding the consequences of the Merger.
No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Merger described below. No assurance can be given that the IRS will agree with the views expressed in this discussion, or that a court will not sustain any challenge by the IRS in the event of litigation. Furthermore, no opinion of counsel has been or will be rendered with respect to any tax considerations of the Merger or any related transactions. The use of words such as “will” and “should” in any tax-related discussion contained in this discussion is not intended to convey a particular level of comfort.
THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. EACH HOLDER SHOULD CONSULT ITS TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR ANY NON-INCOME TAX LAWS.

U.S. Holders
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of our Common Stock that is, for U.S. federal income tax purposes, any of the following:
•an individual who is (or is treated as) a citizen or resident of the United States;
•a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.
Tax Treatment of the Merger
•In the Merger, Merger Sub, a newly formed corporation for purposes of the Merger, will merge with and into the Company with the Company surviving the Merger. Since Merger Sub is transitory, the Merger should be characterized as if the Company’s stockholders sold a portion of their shares of Common Stock for cash in the Merger to Parent. The receipt of cash by a U.S. Holder in exchange for shares of our Common Stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares.
•Gain or loss recognized by a U.S. Holder in the Merger will generally be capital gain or loss and will generally be long-term capital gain or loss if such U.S. Holder’s holding period in its shares of our Common Stock is more than one year at the time of the completion of the Merger. A reduced tax rate generally will apply to long-term capital gains of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of our Common Stock at different times or different prices, such U.S. Holder must determine its adjusted tax basis, holding period, and gain or loss separately with respect to each block of our Common Stock that is sold in the Merger. Such U.S. Holders should consult their tax advisors regarding the means of identifying which shares of Common Stock are sold in the Merger.
•A U.S. Holder’s receipt of common stock of the Surviving Corporation in the Merger should not be taxable to U.S. Holders either because such transaction is not a realization event for U.S. federal income tax purposes or because any exchange that is deemed to occur should be a non-recognition transaction under Sections 368(a)(1)(E) and/or 1036 of the Code. If the exchange of Common Stock for Surviving Corporation Common Stock is treated as an exchange governed by Sections 368(a)(1)(E) and/or 1036 of the Code, then (i) no gain or loss will be recognized; (ii) the aggregate tax basis of the Surviving Corporation Common Stock received by a U.S. Holder in the exchange generally will be the same as the aggregate tax basis of shares Common Stock surrendered in exchange therefor; and (iii) the holding period of Surviving Corporation Common Stock received by a U.S. Holder in the Merger will include the holding period of the Common Stock surrendered by the U.S. Holder in the exchange. U.S. Holders should consult their own tax advisors concerning the characterization for tax purposes of receiving Surviving Corporation Common Stock in the Merger.
Tax Treatment of the Reverse Stock Split
•The Reverse Stock Split is intended to constitute a “recapitalization” for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Code. As a result, a U.S. Holder will not recognize gain or loss upon the Reverse Stock Split, except with respect to cash received in lieu of a fractional share of Common Stock, as discussed below. A U.S. Holder’s aggregate adjusted tax basis in the shares of Common Stock received pursuant to the proposed Reverse Stock Split is expected to equal the aggregate adjusted tax basis of the shares of Common Stock surrendered (excluding any portion of such basis that is allocated to any fractional share of Common Stock), and such U.S. Holder’s holding period in the shares of common stock received will include the holding period in the shares of Common Stock surrendered. A U.S. Holder that acquired shares of our Common Stock on different dates and at different prices should consult their tax advisor regarding the determination of the tax basis and holding period of the shares received in exchange therefor in the Reverse Stock Split.
•A U.S. Holder that receives cash in lieu of a fractional share of Common Stock pursuant to the Reverse Stock Split will recognize capital gain or loss as if it sold such fractional share in a taxable transaction, in an amount equal to the difference between the amount of cash received and the tax basis in the shares of Common Stock surrendered that is allocated to such fractional share of Common Stock. Such capital gain or loss is expected to be long-term capital gain or loss if the U.S. Holder’s holding period for Common Stock surrendered exceeded one year at the effective time of the Reverse Stock Split.
Tax Reporting
•Assuming the Reverse Stock Split and/or the receipt of Surviving Corporation Common Stock are treated as recapitalizations within the meaning of Section 368(a)(1)(E) of the Code, each U.S. Holder who owned at least five percent (by vote or value) of the total outstanding stock of the Company or who owned securities in the Company with a basis of $1,000,000 or more are required to attach a statement to their tax returns for the year in which the Merger and/or Reverse Stock Split is consummated that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the U.S. Holder’s tax basis in the holder’s Common Stock and the fair market value of such stock. Each U.S. Holder is urged to consult with its tax advisor to comply with these rules.
Non-U.S. Holders
For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of Common Stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.
In general, any gain realized by a Non-U.S. Holder pursuant to the Merger or the Reverse Stock Split generally will not be subject to U.S. federal income tax unless:
•the gain is effectively connected with the conduct of a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax on a net basis at the rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to the branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty); or
•such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the Merger or the Reverse Stock Split is consummated, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty), net of applicable U.S.-source capital losses recognized by such Non-U.S. Holder, if any.
Non-U.S. Holders are urged to consult their tax advisors as to any applicable tax treaties that might provide for different rules.
Information Reporting and Backup Withholding
Generally, information reporting requirements may apply in connection with payments made to U.S. Holders and Non-U.S. Holders in connection with the Merger.
Backup withholding of tax (currently, at a rate of 24%) is generally expected to apply to the proceeds received by a U.S. Holder pursuant to the Merger, unless the U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-9 providing such U.S. Holder’s correct taxpayer identification number and certifying that such holder is not subject to backup withholding, or otherwise establishes an exemption, and otherwise complies with the backup withholding rules. Backup withholding of tax may also apply to the proceeds received by a Non-U.S. Holder pursuant to the Merger, unless the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable IRS Form W-8), attesting to such Non-U.S. Holder’s status as a non-U.S. person and otherwise complies with applicable certification requirements.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder or Non-U.S. Holder generally will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF CASH FOR THEIR SHARES OF OUR COMMON STOCK PURSUANT TO THE MERGER AND THE REVERSE STOCK SPLIT UNDER ANY U.S. FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS, OR UNDER ANY APPLICABLE INCOME TAX TREATY.
No Regulatory Approval
No regulatory approvals, filings or clearances from any antitrust regulatory authorities in the United States or other countries are required in order to complete the Merger. However, at any time before or after the Effective Time, any Governmental Authority could take action under applicable antitrust or foreign direct investment laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger, seeking divestiture of substantial assets of one or both of the parties, requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights, or requiring the parties to agree to other remedies.
In addition, private parties may seek to take legal action under applicable antitrust laws under certain circumstances, including by seeking to intervene in the regulatory process or litigate to enjoin the consummation of the Merger or overturn regulatory approvals.
Any of these potential actions could significantly impede, delay or even preclude the consummation of the Merger. We cannot be certain that a challenge to the Merger will not be made or that, if a challenge is made, we will prevail.
Litigation Relating to the Merger
As of November 12, 2026, the Company has received two demand letters from purported stockholders of the Company in connection with the Merger. The first demand letter seeks to inspect the Company’s books and records pursuant to Section 220 of the DGCL in connection with the Merger. The Company is cooperating with such request and is providing requested information.
The second demand letter alleges certain purported disclosure deficiencies in the preliminary proxy statement filed by the Company on October 19, 2026, demands that the Company and the Board issue supplemental disclosures before the stockholder vote on the Merger and attaches a draft complaint. The Company, Parent and Merger Sub believe the claims asserted in the second demand letter are without merit.
Additional lawsuits and demand letters arising out of or relating to the Merger Agreement or the Merger may be filed or made in the future, which could prevent or delay completion of the Merger and result in additional costs to the Company. If additional complaints or demands are filed or made, the Company will not necessarily announce them.
Accounting Matters
The Merger will be accounted for as a business combination under the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Management has preliminarily determined that Parent will be the accounting acquirer and GoPro will be the accounting acquiree. This conclusion is based primarily on Parent transferring the cash portion of the merger consideration and holding approximately 90% of the Surviving Corporation’s outstanding common stock after the Merger. Merger Sub was formed solely to effect the Merger and will not survive the transaction, and, as such, was not deemed to be substantive.

Parent will recognize GoPro’s identifiable assets acquired and liabilities assumed at fair value. Parent does not expect to elect to apply pushdown accounting under ASC Subtopic 805-50.
It is intended that the Surviving Corporation will remain a public company and the shares of Class A common stock of the Surviving Corporation are intended to continue to trade on Nasdaq after the consummation of the Merger with the Surviving Corporation continuing to file its own financial statements with the SEC.
The Company’s analysis of the accounting treatment of the Merger Agreement is ongoing. The determination of the accounting acquirer requires the exercise of significant judgment from management and will be finalized by the time of the Merger completion.
The accounting-acquirer determination remains subject to confirmation of Parent’s organizational documents, capitalization and financing arrangements. These factors are based on information available as of the date of this proxy statement and may change materially as of the Closing Date.

THE MERGER AGREEMENT
Explanatory Note Regarding the Merger Agreement
The following summary of the Merger Agreement (giving effect to Amendment No. 1) is intended solely to provide investors with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about GoPro in its public reports filed with the SEC. In particular, the Merger Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the parties or any of their subsidiaries or affiliates. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary and the other descriptions of the Merger Agreement elsewhere in this proxy statement may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. Capitalized terms used in this section but not defined in this proxy statement and the phrase “business day” have the meanings ascribed to them in the Merger Agreement.
The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by GoPro, Parent and Merger Sub in connection with negotiating the terms of the Merger Agreement. The representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk among GoPro, Parent and Merger Sub rather than to establish matters as facts and may also be subject to contractual standards of materiality that differ from those generally applicable to reports and documents filed with the SEC or what may be viewed as material by our stockholders and in some cases were qualified by matters specifically disclosed in GoPro’s filings with the SEC prior to the date of the Merger Agreement and confidential matters disclosed to Parent and Merger Sub by GoPro in connection with the Merger Agreement. Stockholders should not rely on the representations, warranties, covenants and agreements therein, or any descriptions thereof, as characterizations of the actual state of facts or condition of GoPro, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in GoPro’s public disclosures. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of GoPro, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A to the proxy statement, only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding GoPro, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this proxy statement and in our filings with the SEC regarding GoPro and our business.
The Merger
The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub will be merged with and into GoPro, the separate corporate existence of Merger Sub will cease and GoPro will continue as the surviving corporation of the Merger and as a majority owned subsidiary of Parent. The Closing will take place on the date which is the second (2) business day after the date on which the conditions to closing of the Merger (as described in the section of this proxy statement captioned “—Conditions to the Merger”) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another date is agreed to in writing by GoPro and Parent. On the date of the Closing, the parties will file a certificate of merger with respect to the Merger in accordance with the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and shall take such further actions as may be required to make the Merger effective. The Merger will become effective at the time and day of the filing of the Certificate of the Merger and acceptance by the Secretary of State of the State of Delaware, or a later time and day as may be agreed in writing by the parties and specified in the Certificate of Merger.

Certificate of Incorporation and Bylaws
The Surviving Corporation will continue to be governed by the terms of GoPro’s certificate of incorporation and bylaws as are currently in effect, until thereafter amended in accordance with their respective terms.
Directors and Officers
At the Effective Time, Nicholas Woodman is expected to resign from the Board and as Chief Executive Officer of the Company. Charles Tebele, age 61, is expected to become Chairman of the Board and Chief Executive Officer of the Company.
Mr. Tebele has served as Chief Executive Officer and Founder of Starman Holding, a diversified holding company with a broad portfolio of businesses spanning various industries, since February 2020. Starman Holding’s diverse portfolio includes companies in consumer brands, technology distribution, medical and wellness products, semiconductors and real estate development, including affordable and workforce housing. Since 2007, he has also served as Chief Executive Officer of Digital Gadgets LLC, a leading distributor of technology products. Mr. Tebele began his career in the computer and technology business and, in 1990, co-founded RCS Computer Experience LLC, a computer retailer that was once one of the largest in the United States. Mr. Tebele received his Bachelor of Arts degree from Brooklyn College.
GoPro believes Mr. Tebele is qualified to serve on its Board of Directors because of his extensive experience in the technology and retail space.
Other than the Merger Agreement, there are no arrangements or understandings between Mr. Tebele and any other persons pursuant to which he was selected to be Chairman and Chief Executive Officer and there are no family relationships between Mr. Tebele and any previous or current directors or officers of GoPro. Additionally, other than the Merger Agreement, Mr. Tebele has no interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Other than the foregoing, there are no other contemplated changes to GoPro’s Board of Directors or management.
Effect on Capital Stock
Upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time:
•each share of Common Stock that is not an Excluded Share (as defined below) and that is issued and outstanding immediately prior to the Effective Time shall automatically convert into the right to receive (i) 0.1 of a validly issued, fully paid and nonassessable share of Class A common stock of the Surviving Corporation (the “Per Share Stock Consideration”) and (ii) $1.14 in cash, without interest and subject to any applicable withholding taxes and to a potential downward adjustment for any net working capital shortfall below a threshold provided in the Merger Agreement (the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Merger Consideration”), payable in accordance with the Merger Agreement;
•each share of Common Stock that is issued and outstanding immediately prior to the Effective Time and owned or held in treasury by GoPro, Parent or any of their respective subsidiaries shall be canceled and cease to exist, and no consideration shall be delivered in exchange therefor (collectively, the “Canceled Shares”); and
•each share of Merger Sub’s common stock, par value $0.00001 per share, that is issued and outstanding immediately prior to the Effective Time shall be converted into 18.57 validly issued, fully paid and nonassessable shares of Class A common stock of the Surviving Corporation, as may be adjusted to account for the proposed Reverse Stock Split.
As a result of the foregoing, Parent will own approximately 90% and GoPro’s existing stockholders will own approximately 10%, respectively, of the issued and outstanding Class A Common Stock of the Surviving Corporation. Each share of Common Stock that is issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of the Merger Agreement or consented thereto in writing, who is entitled to appraisal and who has properly exercised appraisal rights for such shares in accordance with Section 262 of the DGCL (each, a “Dissenting Share” and each Dissenting Share, together with each Canceled Share, an “Excluded Share”) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled only to payment of the appraised value of such shares in accordance with Section 262 of the DGCL, following which such shares shall automatically be canceled and shall cease to exist. However, if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with the Merger Agreement.
From and after the Effective Time, all shares of GoPro Common Stock will no longer be outstanding and will automatically cease to exist, and will cease to have any rights with respect thereto, except as specified above.
Exchange and Payment Procedures
Prior to the Effective Time, Parent will select a bank or trust company that is reasonably acceptable to Parent and the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration to GoPro stockholders. Prior to or at the Effective Time, Parent will deposit, or cause to be deposited with the Paying Agent, the Merger Consideration payable or issuable at the Closing pursuant, including all Surviving Corporation Common Stock and cash amounts sufficient to pay the aggregate Merger Consideration.
As soon as reasonably practicable after (and in any event not later than the first (1st) business day) following the Effective Time, the Surviving Corporation will cause the Paying Agent to send to each holder of record of shares of GoPro Common Stock as of immediately prior to the Effective Time (other than the Canceled Shares or any Dissenting Shares, such shares, “Eligible Shares”) not held through The Depository Trust Company (“DTC”) (a) appropriate transmittal materials (including a customary letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon cancellation of each book-entry account formerly representing such Eligible Shares (such book-entry shares, the “Book-Entry Shares”) by the Paying Agent), in such form as Parent and GoPro may reasonably agree and (b) instructions for use in effecting the cancellation of such Book-Entry Shares, as applicable, in exchange for the Merger Consideration.
With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as reasonably practicable after the Effective Time (and in any event within one business day thereafter), upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC and such other necessary or desirable third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled pursuant to the terms of the Merger Agreement.
If any cash deposited with the Paying Agent is not claimed within one (1) year following the Effective Time, such cash will be returned to the Surviving Corporation upon demand. Any holder of GoPro Common Stock who has not complied with the exchange procedures in the Merger Agreement will thereafter look only to the Surviving Corporation for payment of any Merger Consideration in respect to such holders’ shares of GoPro Common Stock. Any cash deposited with the Paying Agent that remains unclaimed two (2) years following the Closing or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to any Governmental Authority will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.
Treatment of GoPro Equity Awards
Pursuant to the terms of the Merger Agreement, at the Effective Time:
•each In-the-Money Vested Option will be canceled and converted into a right to receive, an amount in cash, without interest, equal to the product of (a) the excess, if any, of (1) the Cash Equivalent Merger Consideration over (2) the exercise price per share of such Company Option, multiplied by (b) the total number of shares of Common Stock issuable upon the exercise in full of such Company Option, less applicable Taxes and authorized deductions;
•each Company Option that is not an In-the-Money Vested Option (including each Company Option that is not vested prior to the Effective Time and each Company Option that has an exercise price per share equal to or greater than the Cash Equivalent Merger Consideration) shall be canceled at the Effective Time for no consideration and shall cease to exist;
•each Vested RSU that is outstanding immediately prior to the Effective Time shall be canceled and converted into a right to receive, an amount in cash, without interest, equal to the product of (a) the Cash Equivalent Merger Consideration multiplied by (b) the total number of shares of Common Stock subject to such award of Vested RSUs, less applicable Taxes and authorized deductions;
•each Unvested RSU that is outstanding immediately prior to the Effective Time shall be assumed by the Surviving Corporation (which, because GoPro will continue as the Surviving Corporation, means that such Unvested RSU will remain outstanding following the Effective Time) and shall continue to vest in accordance with its vesting schedule, including any accelerated vesting terms and conditions, provided that if the holder’s employment is terminated after the Effective Time without “cause” the holder will be entitled to acceleration of any then-Unvested RSUs as of the date of such termination of employment; and
•each Company PSU that is outstanding immediately prior to the Effective Time shall be assumed by the Surviving Corporation and shall remain subject to the same performance-based vesting conditions and other terms and conditions applicable to such Company PSU immediately prior to the Effective Time. However, pursuant to the terms of the Company PSUs, the Merger will constitute a “qualifying strategic transaction” and, as a result, all Company PSUs will be earned at 100% of target and converted into Unvested RSUs subject only to time-based vesting conditions immediately prior to the Effective Time, which will be treated as described above. Accordingly, GoPro does not expect any Company PSUs to remain subject to performance-based vesting conditions at or following the Effective Time.
In addition, pursuant to the terms of the Merger Agreement, if the offering period under the GoPro, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) in effect on September 1, 2026 has not already ended as of the Effective Time, such offering period will be terminated prior to, and as close to the Effective Time as is administratively practicable (such earlier date, the “Early ESPP Exercise Date”), the ESPP will terminate as of a date following the Early ESPP Exercise Date and no later than immediately prior to the Effective Time, and all participant contributions then in the ESPP will be used to purchase Shares on the date of such termination in accordance with the terms of the ESPP. All shares of Common Stock purchased under the ESPP will be treated identically with all other shares of Common Stock in connection with the Transactions. No further offering period will commence under the ESPP after the offering period under the ESPP in effect on the Effective Time ends.
Representations and Warranties
In the Merger Agreement, GoPro has made customary representations and warranties to Parent and Merger Sub, which are qualified by information set forth in a confidential disclosure schedule of GoPro provided to Parent and Merger Sub in connection with the execution of the Merger Agreement and certain disclosures in GoPro’s SEC filings publicly available prior to the date of the Merger Agreement, including representations and warranties relating to: organization and qualification; capitalization; subsidiaries; corporate authority and power; enforceability of the Merger Agreement; receipt of the requisite GoPro stockholder approval to approve the Merger; receipt of required governmental authorizations; non-contravention of applicable law and orders and GoPro’s organizational documents and certain material contracts; SEC filings (including proxy statements), financial statements and internal controls and procedures; the absence of undisclosed liabilities; the absence of a Material Adverse Effect (as defined below); the absence of certain changes to the business of GoPro since June 30, 2026; brokers’ commissions or finder’s fees; employee benefit plans and employee matters; litigation; taxes; compliance with laws; licenses; data privacy and security; environmental matters; intellectual property; compliance with healthcare laws; real property; material contracts; regulatory compliance; insurance coverage; related party transactions; and material customers and suppliers.
Each of Parent and Merger Sub has made customary representations and warranties to GoPro with respect to, among other matters: organization and qualification; corporate existence and power; the enforceability of the Merger Agreement; required governmental authorizations; non-contravention of applicable law and orders and respective organizational documents and contracts; litigation; that neither is an “interested stockholder” within the meaning of Section 203 of the DGCL; financial capacity; solvency; capitalization and operation of Merger Sub; no prior arrangements with any stockholder, director, officer, employee or other affiliate of GoPro or its subsidiaries; and brokers’ commissions or finder’s fees.

Some of the representations and warranties in the Merger Agreement made by GoPro are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any effect, change, condition, fact, circumstance, development, occurrence or event (each, an “Effect”), that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, operations, results of operations or condition (financial or otherwise) of GoPro and its subsidiaries, taken as a whole, provided that in no event would any of the following, alone or in combination, be deemed to constitute, nor will any of the following (including the Effect of any of the following) be taken into account in determining whether there has been or will be, a “Material Adverse Effect” (provided that in the case of the following bullets (a), (b), (c), (d) and (g), except to the extent that such matters have, or would reasonably be expected to have, an incremental disproportionate adverse effect on GoPro and its subsidiaries (taken as a whole) relative to the impact on other companies of a similar size operating in the industries in which GoPro and its subsidiaries operate):
(a)any changes in economic, business, financial, commodity, credit, debt, securities (including any suspension of trading in securities on any market), exchange rate, interest rate, derivatives or capital markets, or any political, social, geopolitical or regulatory conditions in the United States or any other country or region in the world, including any tariffs, trade embargos or trade disputes;
(b)factors generally affecting the industries, jurisdictions or geographic areas in which GoPro and its subsidiaries operate;
(c)changes or proposed changes in accounting requirements or principles required by GAAP or in any law, including the repeal thereof, or in the interpretation or enforcement thereof, after the date hereof;
(d)any failure by GoPro to meet any internal or public projections, forecasts, budgets, plans, estimates, performance measures, operating statistics or revenue or earnings predictions for any period (it being understood that the underlying facts or occurrences giving rise to such failure, to the extent not otherwise excluded from this definition, may be taken into account in determining whether there has been or will be a Company Material Adverse Effect);
(e)acts of war (whether or not declared), the commencement, continuation or escalation of a war, civil disobedience, hostilities, sabotage, cyberattack, data breaches, ransomware attacks, power outages, electrical blackouts, terrorism, military actions or the escalation of any of the foregoing, or any hurricane, flood, tornado, fire, earthquake, act of God or other catastrophic weather or natural disaster, or any pandemic or other public health event or any other force majeure event, whether or not caused by any person or entity or any escalation or worsening of the foregoing;
(f)any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or similar laws, directives, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Authority, in each case, in connection with or in response to any pandemic or other public health event;
(g)the entry into, announcement, pendency or performance of this Agreement and the consummation of the Merger or any other Transaction or any Effect resulting from the identity of Parent, Merger Sub or their affiliates, including any changes in the relationship of GoPro or its subsidiaries, contractual or otherwise, with customers, employees, contractors, suppliers, distributors, licensors, licensees, financing sources, partners or others;
(h)a decline in the market price, or change in trading volume, of the shares of Common Stock on Nasdaq or any other exchange on which the shares of Common Stock may be traded or any change affecting credit ratings or the ratings outlook for any of GoPro or its subsidiaries (it being understood that the underlying facts or occurrences giving rise to such decline or change, to the extent not otherwise excluded from this definition, may be taken into account in determining whether there has been or will be a Company Material Adverse Effect);
(i)the availability or cost of equity, debt or other financing to Parent, Merger Sub or the Surviving Corporation;

(j)any actions required in order to obtain any waiver or consent from any person, entity, or Governmental Authority in connection with the Merger or other Transactions;
(k)any item or matter set forth in the publicly available reports filed with the SEC or in the disclosure schedules delivered by the Company in connection with the Merger Agreement;
(l)any existing event or occurrence or circumstance of which Parent has knowledge as of the date hereof;
(m)any reduction in the price of services or products offered by the businesses of the Company or its subsidiaries in response to the reduction in the price of comparable services or products offered by a competitor; or
(n)any stockholder litigation related to the Merger Agreement, the Merger or the other Transactions is brought, or, to our knowledge, threatened against GoPro or any members of the Board of Directors.
Conduct of Business
The Merger Agreement provides that, during the period from the date of the Merger Agreement until the earlier of the valid termination of the Merger Agreement and the Effective Time (the “Pre-Closing Period”), except (a) as set forth in the confidential disclosure schedule of GoPro provided to Parent and Merger Sub in connection with the execution of the Merger Agreement, (b) as required by applicable law, (c) expressly required by the Merger Agreement, (d) in order to obtain any authorization, permit, consent or approval of any Governmental Authority or comply with any Order required or requested for clearance under any antitrust laws or by any Governmental Authority, or (e) otherwise with the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), GoPro will, and will cause its subsidiaries to:
•conduct its operations in all material respects in the ordinary course of business consistent with past practices; and
•use commercially reasonable efforts to preserve the present business organization, goodwill, ongoing business, and current relationships of GoPro and its subsidiaries with employees, customers, suppliers, distributors and other persons with which GoPro or any of its subsidiaries have material business relations.
The Merger Agreement also contains specific covenants restricting GoPro and each of its subsidiaries from taking certain actions during the Pre-Closing Period (subject to the same exceptions listed above) including, among other things, not to:
•amend, modify, waive, rescind or otherwise change the certificate of incorporation, bylaws or equivalent organizational documents of GoPro or any of its subsidiaries;
•authorize, declare, set aside, make or pay any dividend on, or make any distribution with respect to, GoPro’s outstanding shares of capital stock or other equity interests, whether in cash, assets, shares or other securities, other than dividends and distributions paid or made by a subsidiary of GoPro to GoPro or another of its subsidiaries in the ordinary course of business consistent with past practice;
•enter into any agreement or arrangement with respect to the voting or registration of, or file any registration statement with the SEC with respect to, any of its capital stock or other equity interests or securities;
•take any action to cause, or that would result in, the conversion of any shares of GoPro’s class B common stock into shares of its class A common stock;
•(a) adjust, split, combine or reclassify any capital stock or other equity interests, (b) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock or other equity interests of GoPro or any of its subsidiaries, or (c) purchase, redeem or otherwise acquire any outstanding equity commitments of GoPro, in each case subject to limited exceptions for shares acquired by GoPro in satisfaction of the exercise or purchase price of, or withholding tax obligations relating to, outstanding equity awards, transactions involving only GoPro and its subsidiaries and conversions of GoPro’s convertible debentures;
•issue, deliver, grant, sell, amend the terms of, dispose of or encumber, or authorize any of the foregoing with respect to, any shares of capital stock, voting securities or other equity interests of GoPro or any of its subsidiaries, any securities convertible into or exercisable or exchangeable for any of the foregoing, any rights, warrants or options to acquire any of the foregoing, or any “phantom” stock, stock appreciation rights or stock-based performance units, or take any action to accelerate the exercisability or vesting of any otherwise unexercisable or unvested equity award, in each case subject to exceptions for issuances upon exercise, vesting or settlement of equity awards outstanding as of the date of the Merger Agreement or granted in compliance with the Merger Agreement, issuances under the ESPP in respect of the offering period in effect as of the date of the Merger Agreement, issuances upon valid conversion of GoPro’s convertible debentures, previously approved grants of equity awards and additional grants within specified limits, issuances solely among GoPro and its subsidiaries, and liens granted to secure indebtedness under GoPro’s existing credit agreements or constituting permitted liens;
•sell, lease, license, assign, transfer, divest, exchange or otherwise dispose of, or mortgage, encumber or subject to any lien (other than certain permitted liens), any of its material properties, rights (including intellectual property rights) or assets, subject to exceptions for dispositions of used, obsolete, damaged, worn-out, surplus or immaterial equipment or property, non-exclusive licenses or grants of rights in GoPro intellectual property in the ordinary course of business consistent with past practice, ordinary-course amendments to existing distribution rights for GoPro products, liens securing indebtedness under GoPro’s existing credit agreements, leases, licenses and other transfers constituting permitted liens, transactions solely between GoPro and its wholly-owned subsidiaries and sales of inventory in the ordinary course of business consistent with past practice;
•make any loans, advances or capital contributions to, or investments in, any person, including guarantees of the obligations of any such person, other than loans, advances, capital contributions and investments solely among GoPro and its subsidiaries, advances for reimbursable employee expenses in the ordinary course of business and advances to directors and officers pursuant to indemnification or advancement obligations under GoPro’s organizational documents or any indemnification agreement;
•incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money, or issue or sell any debt securities or any calls, options, warrants or other rights to acquire any debt securities, other than indebtedness solely among GoPro and its subsidiaries, guarantees by GoPro of indebtedness of its subsidiaries and ordinary-course borrowings under GoPro’s existing credit agreements and convertible debentures not to exceed $30,000,000 in the aggregate outstanding at any time;
•enter into any interest rate swap, hedge, forward sales contract or similar financial instrument, other than in the ordinary course of business;
•make any capital expenditures, enter into any agreement or arrangement providing for any capital expenditures or otherwise commit to do so;
•(a) enter into any contract that would be a Material Contract (as defined in the Merger Agreement) if it had been entered into prior to the date of the Merger Agreement, subject to exceptions for certain ordinary-course contracts and at-will offer letters, (b) terminate any Material Contract ahead of its scheduled expiration date, or (c) materially modify, materially amend or extend any Material Contract, or expressly waive, release or assign any material rights or claims under any Material Contract, in the case of clause (c) other than in the ordinary course of business consistent with past practice;
•make any material change in its financial accounting policies, practices, principles or procedures, or in any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable law;

•commence, waive, release, assign, compromise or settle any pending or threatened legal proceeding, other than ordinary-course collection actions and actions to enforce the Merger Agreement, settlements not exceeding $1,000,000 individually or $5,000,000 in the aggregate, and settlements of matters disclosed or reserved against in GoPro’s most recent financial statements for an amount not materially in excess of the amount so reserved (in each case so long as the settlement does not impose material restrictions on the business of GoPro and its subsidiaries, taken as a whole), and litigation relating to the Merger, which is addressed separately in the Merger Agreement;
•except as required by the terms of any benefit plan or other agreement in effect on the date of the Merger Agreement or by applicable law, (a) increase the compensation of any director, officer or employee, (b) grant any increase in severance or termination pay to any director, executive officer or employee, (c) pay or award, or commit to pay or award, any bonus, retention or incentive compensation, (d) become party to, establish, adopt, materially amend, commence participation in or terminate any material benefit plan (or any arrangement that would have been a material benefit plan had it been entered into prior to the date of the Merger Agreement), (e) grant any new equity awards, (f) terminate the employment of any employee with the title of senior director or above, other than for cause or in connection with permanent disability, or (g) hire any individual with the title of senior director or above, in each case subject to limited exceptions for at-will offer letters and replacement hires in the ordinary course of business and for changes made in the ordinary course in connection with annual renewals of group welfare benefits;
•recognize any labor union as the representative of any employees of GoPro or its subsidiaries, or enter into or negotiate any labor agreement, in each case other than as required by applicable law;
•implement any facility closing or employee layoff that does not comply with the Worker Adjustment and Retraining Notification Act of 1988, as amended, or similar state laws;
•(a) make, change or revoke any material tax election, (b) enter into any settlement or compromise of any material tax liability, (c) file any amended tax return with respect to any material tax, (d) adopt or change any material method of tax accounting or tax accounting period, (e) enter into any closing agreement relating to any material tax, (f) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material tax, or (g) surrender any right to claim a material tax refund;
•allow to lapse or abandon, including by failing to pay required fees in any jurisdiction, any material registered intellectual property of GoPro or its subsidiaries, except in the reasonable business judgment of GoPro and as would have occurred in the ordinary course of business;
•amend or modify the privacy policies of GoPro or its subsidiaries in any material respect, except as required by applicable law
•acquire, or authorize or announce an intention to acquire, or enter into any agreement providing for the acquisition of, any equity interests in or all or substantially all of the assets of any person or any business or division thereof, otherwise engage in any merger, consolidation or business combination, or enter into any new line of business, except for acquisitions of supplies or equipment in the ordinary course of business consistent with past practice and inbound licenses of intellectual property rights in the ordinary course of business;
•liquidate, dissolve, restructure, recapitalize or effect any other reorganization, or adopt any plan or resolution providing for any of the foregoing;
•enter into any transaction or contract with (a) any affiliate or other person that would be required to be disclosed by GoPro under Item 404 of Regulation S-K or (b) any person who beneficially owns, directly or indirectly, more than 5% of the outstanding shares of our common stock;
•cancel any of GoPro’s material insurance policies, fail to pay the premiums on those policies such that the failure causes a cancellation, or fail to use commercially reasonable efforts to maintain GoPro’s insurance policies, in each case other than in the ordinary course of business consistent with past practice;

•(a) enter into any lease or sublease of real property, whether as lessor, sublessor, lessee or sublessee, or (b) materially modify or amend, or exercise any right to renew, any material lease or other lease or sublease of real property, or waive any term or condition thereof or grant any consent thereunder;
•adopt or otherwise implement any stockholder rights plan, “poison pill” or other comparable agreement;
•make any material change in GoPro’s practices or procedures with respect to the collection of accounts receivable or the payment of accounts payable outside the ordinary course of business; or
•agree, commit to, arrange, authorize, resolve or enter into any understanding to do any of the foregoing.
Notwithstanding the foregoing, nothing in the Merger Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of GoPro or its subsidiaries prior to the Effective Time.
No Solicitation
Except as otherwise described below, GoPro has agreed that (a) it will cease and cause to be terminated any discussions or negotiations with any third party and its representatives and cease providing any further information with respect to GoPro and its subsidiaries or any Alternative Proposal (as defined below) to any such third party or its representatives, and (b) will not and will cause its subsidiaries and each of its and their respective officers and directors to not, and will instruct and use reasonable best efforts to cause each of its other representatives to not, directly or indirectly:
•solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that constitutes, or would reasonably be expected to lead to, an Alternative Proposal;
•furnish to any third party any non-public information relating to GoPro and its subsidiaries or afford to any third party access to the properties, assets, books, records or other non-public information, or to any personnel, of GoPro and its subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist an Alternative Proposal or the making of any proposal or offer that would reasonably be expected to lead to an Alternative Proposal;
•participate or engage in discussions or negotiations with any third party with respect to an Alternative Proposal (other than to (A) request clarification of the terms and conditions of any Alternative Proposal made by such third party solely to the extent necessary to determine whether such inquiry or proposal constitutes, or could reasonably be expected to lead to or result in, a Superior Proposal (as defined below) (it being understood that such clarification shall not include the negotiation of the terms of such Alternative Proposal or the provision of non-public information relating to GoPro and its subsidiaries) and (B) inform such third party of the provisions contained in the Merger Agreement);
•approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to, an Alternative Proposal; or
•enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction (as defined below), other than an Acceptable Confidentiality Agreement (as defined below).
“Alternative Proposal” means, other than the Transactions, any written offer, proposal or indication of interest by a third party (including any “group” (within the meaning of Section 13(d)(3) of the Exchange Act)), contemplating or otherwise relating to any transaction or series of related transactions involving any (i) direct or indirect acquisition of assets of GoPro and its subsidiaries constituting 50% or more (based on the fair market value thereof, as determined by the Board of Directors) of the consolidated assets of GoPro and its subsidiaries (excluding cash), (ii) direct or indirect acquisition or issuance of 50% or more of the aggregate voting power of the capital stock of GoPro or (iii) any tender offer, exchange offer, merger, amalgamation, consolidation, binding share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction involving GoPro that, if consummated, would result in any person or group (or the stockholders of any person) beneficially owning, directly or indirectly, 50% or more of the aggregate voting power of the capital stock of GoPro or of the surviving entity or the resulting direct or indirect parent of

GoPro or such surviving entity (any transaction described by the foregoing clauses (i) through (iii), an “Acquisition Transaction”).
“Acceptable Confidentiality Agreement” means an agreement with GoPro that is either (i) in effect as of September 1, 2026 or (ii) executed, delivered and effective after the date hereof, in either case, containing customary confidentiality and non-use provisions with respect to GoPro’s proprietary information (subject to customary exceptions); provided that any such agreement effective after September 1, 2026 (x) need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Alternative Proposal, (y) does not prohibit compliance by GoPro with the terms of the Merger Agreement and (z) will not otherwise be materially less favorable in the aggregate to GoPro and its subsidiaries than the terms of the confidentiality agreement with Parent. For the avoidance of doubt, a joinder to an Acceptable Confidentiality Agreement pursuant to which a third party agrees to be bound by the confidentiality and non-use provisions of an Acceptable Confidentiality Agreement shall be an Acceptable Confidentiality Agreement.
Except as otherwise described below, GoPro has also agreed that GoPro (a) will, and will cause its subsidiaries and each of its and their respective representatives to, promptly terminate access by all third parties and their representatives to any physical or electronic data room relating to GoPro and its subsidiaries for any Alternative Proposal and request that each such third party promptly return or destroy all non-public information previously furnished to such third party or its representatives in accordance with the applicable confidentiality agreement and (b) will not waive, amend, release or fail to enforce any standstill or similar provision applicable to any third party without Parent’s prior written consent, except to the extent the Boad of Directors determines in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable law.
GoPro shall (a) promptly (and in any event within 48 hours following receipt or delivery thereof) provide Parent with copies of all written Alternative Proposals and material modifications of an Alternative Proposal (including draft agreements and draft financing documents) relating to any Alternative Proposal that are either received by GoPro or any of its representatives from the person(s) making any such Alternative Proposal or any of its representatives and (b) keep Parent reasonably informed on a current basis (and in any event within 48 hours) of any changes in the material terms of any discussions or negotiations with any third party regarding any Alternative Proposal.
Notwithstanding the restrictions described above, if at any time prior to the receipt of the requisite GoPro stockholders approval, GoPro has received a written Alternative Proposal from any third party after the date of the Merger Agreement that did not result from a breach of the non-solicitation provisions of the Merger Agreement which are described in this subsection “—No Solicitation” and that is not withdrawn, and the Board of Directors determines in good faith, after consultation with its financial and outside legal advisors, that the Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined below) and that the failure to take the actions described in clause (a) or (b) below would be inconsistent with its fiduciary duties under applicable law, then GoPro and its representatives may, subject to the execution of an Acceptable Confidentiality Agreement (a) participate or engage in discussions or negotiations with such third party and (B) furnish any non-public information relating to GoPro and its subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of GoPro and its subsidiaries; provided that GoPro will, promptly (and in any event within 48 hours), make available to Parent any non-public information concerning GoPro and its subsidiaries that is provided to any such person or its representatives that was not previously made available to Parent.
“Superior Proposal” a bona fide written Alternative Proposal made after the date hereof by a third party on terms that the Board of Directors determines in good faith, after consultation with GoPro’s outside financial advisors and outside legal counsel, taking into account the legal, financial, financing, regulatory and other aspects of such proposal or offer and such other factors as the Board of Directors considers to be appropriate, to be more favorable to GoPro’s stockholders from a financial point of view than the Transactions (taking into account any adjustments proposed by Parent pursuant to the Merger Agreement prior to the time of such determination).
The Board of Directors’ Recommendation; Company Board Recommendation Change
Subject to the provisions described below, the Board of Directors will recommend that GoPro’s stockholders adopt the Merger Agreement and approve the Merger which we refer to as the “Board Recommendation.” GoPro agreed that the Board of Directors will not: (i) amend, qualify or modify, or publicly propose to amend, qualify or modify, the Board Recommendation, in each case, in a manner adverse to Parent or Merger Sub, (ii) fail to recommend against acceptance of any tender offer or exchange offer commenced by a third party for the shares of Common Stock within 10 business days after commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such offer (it being understood that the Board of Directors (or a committee thereof) may refrain from taking a position with respect to an Alternative Proposal that is a tender offer or exchange offer until the close of business on the 10th Business Day after the commencement of a tender or exchange offer in connection with such Alternative Proposal without such action being considered a violation of the Merger Agreement), (iii) adopt, approve, endorse, recommend or otherwise declare advisable (or publicly propose to adopt, approve, endorse, recommend or otherwise declare advisable) an Alternative Proposal or (iv) fail to include the Board Recommendation in the Proxy Statement (any action described in clauses (i) through (iv), an “Adverse Recommendation”).
Notwithstanding the foregoing restrictions or anything to the contrary set forth in the Merger Agreement, at any time prior to the receipt of the requisite GoPro stockholder approval, in response to the receipt of a Superior Proposal, the Board of Directors is permitted to:
•effect an Adverse Recommendation in response to any Intervening Event if the Board of Directors determines in good faith (after consultation with its financial advisors and outside legal counsel and taking into consideration any adjustments to the terms and conditions of the Merger Agreement negotiated with Parent in accordance with clause (B) below and irrevocably committed by Parent in writing) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law; provided that prior to making such Adverse Recommendation GoPro will (A) notify Parent in writing at least five Business Days in advance that it intends to make an Adverse Recommendation due to an Intervening Event, which notice shall include a reasonably detailed description of the Intervening Event and the reasons therefor, and (B) if so requested by Parent, negotiate with Parent and its Representatives in good faith during such five-Business Day period to make such adjustments to the terms and conditions of the Merger Agreement and the other documents contemplated hereby in such a manner that would obviate the need to make such Adverse Recommendation; or
•effect an Adverse Recommendation in response to a Superior Proposal, and/or terminate the Merger Agreement in order to accept a Superior Proposal, if the Board of Directors determines in good faith (after consultation with its financial advisors and outside legal counsel and taking into consideration any adjustments to the terms and conditions of the Merger Agreement negotiated with Parent in accordance with clause (B) below and irrevocably committed by Parent in writing) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law; provided that prior to taking any such action GoPro will (A) notify Parent in writing at least five Business Days in advance that it intends to effect an Adverse Recommendation due to a Superior Proposal and/or terminate the Merger Agreement, as applicable, which notice shall include a summary of the material terms and conditions of the Alternative Proposal (including the consideration offered therein and the identity of the person or “group” making such Alternative Proposal) and an unredacted copy of any proposed definitive agreement providing for such Alternative Proposal and (B) if so requested by Parent, negotiate with Parent and its representatives in good faith during such five-Business Day period to make such adjustments to the terms and conditions of the Merger Agreement and the other documents contemplated hereby so that such Alternative Proposal would cease to constitute a Superior Proposal; provided, further, that any material changes to the financial or other material terms of an Alternative Proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but with respect to such new notice, references herein to “five Business Days” or a “five-Business Day period” shall be deemed references to “one Business Day” or a “one Business Day period”.
“Intervening Event” means any change, event, occurrence, state of facts, condition, circumstance, development or effect that (i) was not known to the Board of Directors as of September 1, 2026 or, if known, the material consequences of which were not reasonably foreseeable by the Board of Directors as of September 1, 2026, (ii) does not relate to any Alternative Proposal (or any inquiry that constitutes, or is reasonably expected to lead to, an Alternative Proposal) and (iii) does not relate to any changes in the market price of Common Stock or to any general changes in economic, business or market conditions of GoPro.

Antitrust Matters
Each of Parent and GoPro has agreed to (a) cooperate and coordinate with the other in the undertaking of reasonable best efforts to obtain any consents, clearances or approvals that may be required under antitrust laws, (b) supply any additional information that reasonably may be required or requested by any Governmental Authority responsible for the enforcement of any antitrust law, (c) cooperate with each other and use their respective reasonable best efforts to contest and resist any legal proceeding and to have vacated, lifted, reversed or overturned any order that may result from these legal proceedings, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions, and (d) use reasonable best efforts to avoid any impediment to the consummation of the Merger under any antitrust laws, including (i) proffering and consenting and/or agreeing to the sale, divestiture, licensing or other disposition, or the holding separate, of particular assets, categories of assets or portions of any business of GoPro or any of its subsidiaries, (ii) promptly effecting the disposition, licensing or holding separate of particular assets, categories of assets or portions of any business of GoPro or any of its subsidiaries and (iii) agreeing to limitations on the conduct or actions of Parent and/or its affiliates (including the Surviving Corporation and its subsidiaries) with respect to any particular assets, categories of assets or portions of any business of GoPro or any of its subsidiaries, in each case, as may be required in order to enable the consummation of the Transactions to occur as soon as reasonably practicable (and in any event no later than the End Date) (the actions referred to in clauses (i), (ii) and (iii), “Remedy Actions”).
Notwithstanding the foregoing, neither Parent nor any of its affiliates will be required to proffer, consent to or agree to or effect any Remedy Action (x) with respect to any assets, categories of assets or portions of any business of GoPro or any of its subsidiaries if, in each case, the Remedy Action would, individually or in the aggregate, reasonably be expected to (i) be material to the business, assets or financial condition of GoPro and its subsidiaries, taken as a whole, or (ii) be materially detrimental to the benefits Parent and its affiliates expect as a result of the Merger, or (y) with respect to any assets, categories of assets or portions of any business of Parent or any of its affiliates (the effects referred to in clauses (x) and (y), a “Burdensome Condition”) and Parent shall not be obligated to obtain “prior approval” or other affirmative approval from a governmental authority to carry out any future transaction, and shall not be required to agree to make any notification or provide prior notice to any governmental authority regarding any proposed transaction.
Further, in no event will Parent, GoPro or their respective affiliates be required to (and GoPro and its subsidiaries will not, without the prior written consent of Parent) proffer, consent to or agree to or effect any Remedy Action unless such Remedy Action is conditioned upon the Merger; however, if so requested by Parent, GoPro will agree to take any such Remedy Action that is conditioned upon the Merger. Neither party will enter into any agreement with any governmental authority not to consummate the Transactions without the consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).
Each of Parent and Merger Sub, on the one hand, and GoPro, on the other hand, has agreed to promptly inform the other of any substantive communication from any governmental authority regarding any of the Transactions in connection with any investigation or proceeding by or before any governmental authority relating to the Merger Agreement or the Transactions, including any proceedings initiated by a private party. If any party to the Merger Agreement or an affiliate thereof receives a request for additional information or documentary material from any governmental authority with respect to the Transactions pursuant to any antitrust law, then such party will use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with the foregoing, to the extent reasonably practicable and unless prohibited by applicable law or by the applicable governmental authority, the parties have also agreed to (a) give the other party reasonable advance notice of and the opportunity to participate in substantive meetings and conference calls with any governmental authority relating to the Offer or the Merger, (b) keep the other party reasonably apprised of any substantive oral communications with any governmental authority in respect of the Merger, (c) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other substantive written communications explaining or defending the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any governmental authority, (d) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all substantive written communications to or from any governmental authority relating to the Merger, and (e) provide each other with copies of all substantive written communications to or from any governmental authority relating to the Merger.
Parent has agreed that neither it nor Merger Sub nor any of their controlled affiliates will, after the date of the Merger Agreement, acquire or agree to acquire any rights, business, person or division thereof (by way of license, merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise) or enter into or agree to enter into any joint venture, collaboration, or other similar arrangement, in each case that would reasonably be expected to prevent, materially delay or materially impair Parent’s ability to obtain the approval of any governmental authority under any antitrust laws with respect to the Transactions.
Stockholders’ Meeting
GoPro has agreed to use reasonable best efforts to obtain the Company Stockholder Approval and to take all actions necessary in accordance with the DGCL, the Charter, the bylaws and the rules of Nasdaq to duly call, give notice of, convene and hold the Company Stockholders’ Meeting as soon as reasonably practicable (but not sooner than 20 Business Days) following clearance of this Proxy Statement by the SEC for the purpose of voting on the adoption of the Merger Agreement, the Merger and the other Transactions; provided that GoPro shall provide GoPro stockholders with notice of the Company Stockholders’ Meeting at least 20 Business Days prior to the date of such meeting. Notwithstanding the immediately preceding sentence, GoPro may adjourn or postpone the Company Stockholders’ Meeting (a) to the extent necessary to ensure that any required supplement or amendment to this Proxy Statement is provided to GoPro stockholders as required by applicable law in advance of the Company Stockholders’ Meeting or as otherwise required in order to allow GoPro stockholders sufficient time to evaluate any information or disclosure that GoPro has sent to GoPro stockholders, (b) as otherwise required by applicable law, (c) if as of the time for which the Company Stockholders’ Meeting is scheduled as set forth in this Proxy Statement there are insufficient shares of Common Stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting, (d) if there are insufficient proxies in favor of adoption of this Agreement or to otherwise obtain the Company Stockholders’ Approval or (e) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed). GoPro will comply with all legal requirements applicable to the Company Stockholders’ Meeting in all material respects. Unless there has been an Adverse Recommendation, GoPro shall use its reasonable best efforts to obtain the Company Stockholder Approval at the Company Stockholders’ Meeting.
Public Statements and Disclosure
Each of GoPro and Parent has agreed that the Company, Parent and Merger Sub shall consult with each other before issuing any public release or public announcement with respect to the Merger Agreement or the Transactions and none of the parties or their affiliates will issue any such press release or public announcement prior to obtaining the other parties’ consent (which consent will not be unreasonably withheld or delayed), except as required by applicable law or applicable stock exchange rules or regulations or any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Authority, in which case the party required to make the release or announcement shall give the other party a reasonable opportunity to review and comment upon such disclosure or communication to the extent reasonably practicable and legally permitted.
Notwithstanding the foregoing, each of GoPro and Parent may, without such consultation or consent, make disclosures and communications (a) of any information that is already publicly available or previously disclosed by the parties in accordance with the Merger Agreement or (b) in response to inquiries from the press or analysts, or via presentations, publicly available conference calls and other forums to employees, customers, suppliers and investors, in each case, to the extent such communications are consistent in substance with previous public communications that have been reviewed and previously approved by both the Company and Parent.
Further, no such consultation or consent shall be required with respect to public statements or disclosures made or proposed to be made (i) in connection with any dispute between the parties regarding the Merger Agreement or (ii) by GoPro in connection with an Alternative Proposal, a Superior Proposal, an Adverse Recommendation, a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or an Intervening Event or any action taken in connection therewith, in each case, that does not violate the terms and conditions the Merger Agreement.
Directors’ and Officers’ Indemnification and Insurance
The Merger Agreement provides that Parent shall, and shall cause the Surviving Corporation and each of its subsidiaries, to indemnify and hold harmless each present and former director and officer of GoPro and its subsidiaries (a “D&O Indemnitee”) with respect to matters existing or occurring at or prior to the Effective Time. In addition, Parent has agreed to cause the Surviving Corporation and its Subsidiaries to the fullest extent permitted under applicable Law, to honor and fulfill for a period of not less than six (6) years from the Effective Time the exculpation, indemnification and advancement of expenses obligations of GoPro and any of its subsidiaries under the respective certificates of incorporation, bylaws and other organizational documents of GoPro and its subsidiaries, and any and all applicable indemnification agreements in effect as of the date of the Merger Agreement to which GoPro or any of its subsidiaries is a party.
The Merger Agreement also provides that, for a period of six (6) years from the Effective Time, GoPro (or, after the Closing, the Surviving Corporation) shall obtain a “tail” insurance policy, the premium, costs and expenses of which will be borne solely by Parent, with a claims period of at least six years from and after the Effective Time from an insurance carrier with a credit rating the same as or better than GoPro’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as GoPro’s existing policies with respect to matters existing or occurring at or prior to the Effective Time. In no event will the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums paid by the Company for such directors’ and officers’ liability insurance and fiduciary liability insurance prior to the Effective Time (the “Maximum Premium”). If no such Tail Policy is available for less than the Maximum Premium, then the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium from an insurance carrier with the same or better credit rating as GoPro’s directors’ and officers’ liability insurance carrier on the date of the Merger Agreement.
Stockholder Litigation
GoPro has agreed that, in the event that any stockholder litigation related to the Merger Agreement, the Merger or other Transactions is brought, or, to GoPro’s knowledge, threatened against GoPro or any members of the Board of Directors (“Transaction Litigation”), GoPro shall promptly notify Parent of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof. GoPro shall be entitled to direct and control the defense of any such Transaction Litigation. GoPro shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation and reasonably cooperate with Parent in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed, except that (a) Parent may, in its sole discretion, withhold such consent to any settlement which does not include a full release of Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) or which imposes an injunction or other equitable relief after the Effective Time upon Parent or any of its Affiliates (including the Surviving Corporation and its subsidiaries) and (b) no such prior consent by Parent shall be required (i) to the extent such settlement is fully covered by GoPro’s insurance policies (other than any applicable deductible) or (ii) such settlement relates solely to the provision of additional disclosure in this Proxy Statement, but in each case only if such settlement is not of a nature that would entitle Parent to withhold its consent pursuant to clause (a) above.
Repayment of Indebtedness
Prior to the Effective Time, to the extent reasonably requested in writing by Parent, GoPro is required to give all notices and take all other actions required pursuant to the terms of Convertible Debenture No. GPRO-1 and Convertible Debenture No. GPRO-2 on or about the second business day following the satisfaction of certain closing conditions set forth therein. in connection with or as a result of the Transactions.
GoPro has also agreed to use commercially reasonable efforts to obtain, with respect to each item of indebtedness for borrowed money that is required to be repaid at the Closing (including indebtedness under its existing credit agreements), a customary payoff letter or termination agreement in a form reasonably acceptable to Parent providing for the prepayment, payoff, discharge and termination in full of all obligations outstanding under, and the release of all liens relating to, that indebtedness, other than claims that expressly survive termination. GoPro is required to provide Parent with a draft of each payoff letter at least three business days prior to the Closing and a copy of each fully executed payoff letter at least one business day prior to the Closing, and to deliver any notices required to effect the repayment of that indebtedness at the Closing, including notices of prepayment or commitment termination, which may be conditioned on the consummation of the Transactions. At or prior to the Closing, Parent is required to provide, or cause to be provided, all funds necessary to pay in full the aggregate amount of the indebtedness reflected in the payoff letters (or, with respect to any indebtedness that Parent elects in writing to assume rather than repay, to assume that indebtedness), and to cause those amounts to be paid to the applicable holders concurrently with, and as a condition to the effectiveness of, the Closing. GoPro is not required to pay any fees, incur or reimburse any costs or expenses or make any payment in respect of that indebtedness prior to the Effective Time.

Employee Matters
For a period of one year following the Effective Time (or, if earlier, the date of the Continuing Employee’s termination), Parent has agreed to provide each GoPro employee who continues employment following the Effective Time (a “Continuing Employee”) with: (i) a base salary or base wage rate, (ii) target annual cash incentive compensation opportunities and commission opportunities, each of the compensation set forth in (i) and (ii) which are, on an individual basis, no less than such base salary, wage rate, compensation or commission opportunity provided by GoPro or its subsidiaries substantially comparable to those provided to such Continuing Employees as of immediately prior to the Effective Time (excluding for purposes of this clause severance, severance payments and benefits, which shall be provided as described immediately below), and (iii) other compensation and benefits that are substantially comparable, in the aggregate, to those provided by GoPro or its subsidiaries to such Continuing Employee immediately prior to the Effective Time.
Parent and the Surviving Corporation may terminate the employment of any employee of GoPro or its subsidiaries at any time on or after the Effective Time, subject to compliance with the Worker Adjustment and Retraining Notification Act, as applicable. No Continuing Employee will be entitled to any severance or termination payments except as required by applicable law, under a written agreement between the employee and GoPro or one of its subsidiaries, or under a written severance policy of GoPro that provides severance and termination payments or benefits under the formula described in the confidential disclosure schedule of GoPro provided to Parent and Merger Sub in connection with the execution of the Merger Agreement. Prior to the Closing, GoPro may, after consulting with Parent, adopt a severance plan providing those payments and benefits. Parent is solely responsible for paying any such severance and termination payments and benefits that become payable following the Closing, and must pay them, or cause the Surviving Corporation to pay them, as soon as reasonably practicable following the applicable termination. Payment is conditioned on the applicable Continuing Employee executing, and not revoking, a customary release of claims in favor of GoPro, Parent and their respective affiliates in a form reasonably acceptable to Parent, except to the extent that condition would violate applicable law or the terms of an applicable benefit plan or existing written agreement.
Prior to the Closing, the Board of Directors may, after consultation with Parent and consistent with past practice, determine the level of achievement under GoPro’s 2026 annual bonus plan and pay annual bonuses in respect of calendar year 2026, prorated based on the number of days elapsed from January 1, 2026 through the Closing, provided that the aggregate amount of those bonuses may not exceed the prorated target level for calendar year 2026 without Parent’s prior written consent. If GoPro has not paid those bonuses prior to the Effective Time, then, no later than March 15, 2027, Parent must pay, or cause the Surviving Corporation to pay through its payroll systems, to each individual who was employed by GoPro immediately prior to the Effective Time an amount equal to that individual’s annual cash bonus in respect of calendar year 2026, prorated through the Closing and in the amount determined by the Board of Directors, in each case net of any amounts required to be withheld under applicable tax law, and subject to the individual’s continued employment through the payment date. If Parent, the Surviving Corporation or any of their respective affiliates terminates the employment of a Continuing Employee for any reason other than for cause (as defined in the Merger Agreement) prior to the payment date, that Continuing Employee will receive their 2026 annual bonus within five business days following the date of termination, subject to executing a general release of claims in favor of GoPro, Parent and related persons.
Conditions to the Merger
The respective obligations of Parent, Merger Sub, and GoPro to consummate the Merger are subject to the satisfaction or waiver of each of the following conditions:
•obtaining the Company Stockholder Approval; and
•the absence of any Order issued, enforced, or entered into by any Governmental Authority restraining, enjoining, preventing, prohibiting or otherwise making illegal the consummation of the Merger or the Transactions.
In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of each of the following additional conditions, any of which may be waived exclusively by Parent:
•the representations and warranties of GoPro relating to GoPro’s corporate existence and power, corporate authority, brokers’, commissions, or finders fees, and required stockholder approval for GoPro to consummate the Merger if qualified by materiality or “Material Adverse Effect,” being true and correct in all respects as of the date of Closing (the “Closing Date”), or if not so qualified, be true and correct in all material respects, as if made at and of the Closing Date (except for such representations and warranties that speak as of a particular date, which will be true and correct as of such date);
•the representations and warranties of GoPro relating to certain other aspects of GoPro’s capitalization being true and correct in all respects as of the Closing Date as if made at and as of the Closing Date, in each case, (1) except for representations and warranties that speak as of a particular date, which will be true and correct as of such date and (2) where the failure to be so true and correct that would not reasonably be expected to cause more than a de minimis increase in the aggregate amounts payable by Parent or Merger Sub in the Transactions;
•the representations and warranties of GoPro relating to absence of a Material Adverse Effect between June 30, 2026 and September 1, 2026, being true and correct in all respects as of the Closing Date as if made at and as of the Closing Date;
•all other representations and warranties of GoPro set forth in the Merger Agreement being true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) in all respects as if made at and as of the Closing Date, in each case, (1) except for representations and warranties that speak as of a particular date, which will be true and correct as of such date and (2) where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
•GoPro having performed and complied in all material respects with all covenants and obligations under the Merger Agreement required to be performed or complied with by GoPro at or prior to the Closing;
•since September 1, 2026, no Material Adverse Effect having occurred; and
•the receipt by Parent of a certificate of GoPro executed on behalf of GoPro by its authorized representative, certifying that the foregoing conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied.
In addition, the obligation of GoPro to consummate the Merger is subject to the satisfaction or waiver of each of the following additional conditions, any of which may be waived exclusively by GoPro:
•the representations and warranties of Parent and Merger Sub set forth in the Merger Agreement if qualified by materiality being true and correct in all respects as of the Closing Date, or if not so qualified, be true and correct in all material respects, as if made at and of the Closing Date (except for such representations and warranties that speak as of a particular date, which will be true and correct as of such date);
•Parent and Merger Sub having performed and complied in all material respects with all covenants and obligations under the Merger Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing; and
•the receipt by GoPro of a certificate of Parent executed on behalf of Parent by its authorized representative certifying that the foregoing conditions to the obligations of GoPro to effect the Merger have been satisfied.
Termination
The Merger Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time in the following ways:
•by mutual written agreement of Parent and GoPro;
•by either GoPro or Parent:
oif the Closing shall not have occurred on or before 11:59 p.m. on March 31, 2027 (the “End Date”); provided that the right to so terminate the Merger Agreement may not be exercised by any party whose failure to perform any covenant or obligation under the Merger Agreement has been the principal cause of, or primarily resulted in, the failure of the Closing to have occurred on or before the End Date;
oif there exists any law that prohibits or makes illegal the consummation of the Merger or final and non-appealable Order that permanently enjoins, restrains or otherwise prohibits the consummation of the Merger; provided that the right to so terminate the Merger Agreement may not be exercised by any party whose failure to perform any covenant or obligation under the Merger Agreement has been the principal cause of, or primarily resulted in, the issuance of such Order; or
oif the Company Stockholders’ Meeting (including any adjournments or postponements thereof) will have been held and the Company Stockholder Approval was not obtained;
•by GoPro:
oif (a) GoPro is not in breach of the Merger Agreement such that Parent has the right to terminate the Merger Agreement under its termination right relating GoPro’s failure to perform any covenant, agreement or obligation and the inaccuracy of its representations or warranties, (b) there is a breach of, or a failure to perform or comply with, any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in the Merger Agreement, such that failure to the closing conditions relating to their performance of any covenant, agreement or obligation and the accuracy of their representation and warranties would not be satisfied at the Closing, (c) GoPro shall have delivered written notice to Parent of such breach or failure and (d) such breach or failure is not capable of cure or has not been cured by the date that is the earlier of (x) the End Date or (y) fifteen (15) days following the date of delivery of the written notice to Parent of such breach or failure; or
oprior to the receipt of the Company Stockholder Approval, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal (each of which we define in the section captioned “— No Solicitation”); provided that (a) GoPro has complied with its obligations pursuant to the Merger Agreement with respect to such Superior Proposal, (b) the Board of Directors has authorized GoPro to enter into such Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by, and subject to the terms and conditions of the Merger Agreement, (c) substantially concurrently with the termination of the Merger Agreement, GoPro enters into an Alternative Acquisition Agreement providing for such Superior Proposal (d) such Superior Proposal did not result from a breach of the provisions of Merger Agreement and (e) GoPro pays to Parent (or one or more of its designees) the Termination Fee (which we define in the section “—Termination Fee” below) prior to or concurrently with such termination.
•by Parent:
oif (a) Parent and Merger Sub are not in breach of the Merger Agreement such that GoPro has the right to terminate the Merger Agreement under its termination right relating to Parent’s or Merger Sub’s failure to perform any covenant, agreement or obligation and the inaccuracy of their representations or warranties, (b) there is a breach of, or a failure to perform or comply with, any representation, warranty, covenant or agreement on the part of GoPro set forth in the Merger Agreement, such that failure to the closing conditions relating to its performance of any covenant, agreement or obligation and the accuracy of its representation and warranties would not be satisfied at the Closing, (c) Parent shall have delivered written notice to GoPro of such breach or failure and (d) such breach or failure is not capable of cure or has not been cured by the date that is the earlier of (x) the End Date or (y) fifteen (15) days following the date of delivery of the written notice to GoPro of such breach or failure;
oif the Board of Directors has made an Adverse Recommendation (which we define in the section of this proxy statement captioned “—The Board of Directors’ Recommendation; Company Board Recommendation Change”); or
oif, following the public announcement of an Alternative Proposal (which we define in the section of this proxy statement captioned “— No Solicitation”), the Board of Directors fails to publicly reaffirm the

Board Recommendation (which we define in the section of this proxy statement captioned “—The Board of Directors’ Recommendation; Company Board Recommendation Change”) within 10 business days after Parent so requests in writing; provided that (A) Parent may only request one such reaffirmation with respect to each individual Alternative Proposal and (B) such Parent’s right to terminate the Merger Agreement will expire at 11:59 p.m. on the 10th business day following the date on which the Company Board made an Adverse Recommendation.
Effect of Termination
If the Merger Agreement is validly terminated, the Merger Agreement will become void and have no effect (other than the confidentiality and certain other specified provisions therein) and, subject to the payment of the Termination Fee (as defined below), there will be no liability on the part of any party thereto or any of their affiliates, officers, directors or stockholders, other than liability of GoPro, Parent or Merger Sub, as the case may be, for fraud or any Willful and Material Breach (as defined below) of the Merger Agreement occurring prior to (or in connection with) such termination.
“Willful and Material Breach” means a material breach that is a consequence of an act undertaken by the breaching party or the failure by the breaching party to take an act it is required to take under the Merger Agreement, with knowledge that the taking of or failure to take such act would, or would reasonably be expected to, cause a breach of the Merger Agreement.
Termination Fee
GoPro has agreed to pay Parent a termination fee of $10,000,000 (the “Termination Fee”) in the event that:
•the Merger Agreement is terminated by Parent or GoPro because (i) the Closing has not occurred by the End Date or (ii) the Company Stockholders’ Meeting has been held and the Company Stockholder Approval has not been obtained; or
•an Alternative Proposal (which we define in the section of this proxy statement captioned “—No Solicitation”) has been made to GoPro or its stockholders prior to (a) the date of the Company Stockholders’ Meeting (in the case of a termination pursuant to clause (a)(ii) of the preceding bullet) and (b) the date of such termination (in the case of a termination pursuant to the clause (a)(i) or clause (b) of the preceding bullet) and within twelve (12) months of such termination, GoPro enters into a definitive agreement for the consummation of any Alternative Proposal or such Alternative Proposal is consummated.
The Termination Fee is also payable by GoPro in the event that:
•the Merger Agreement is terminated by Parent at any time prior to obtaining the requisite Company Stockholder Approval, because the Board of Directors has effected an Adverse Recommendation, or following the public announcement of an Alternative Proposal, the Board of Directors fails to publicly reaffirm the Board Recommendation within 10 Business Days after Parent so requests in writing?;
•the Merger Agreement is terminated by GoPro at any time prior to obtaining the Company Stockholder Approval, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, in which case the Termination Fee is payable concurrently with such termination; or
•a bona fide Alternative Proposal by a third party shall have been publicly announced after the date of the Merger Agreement, and prior to the date of termination, such Alternative Proposal shall not have been publicly withdrawn prior to the date of such termination and within one (1) year following such termination, the Company consummates an Acquisition Transaction or enters into a definitive acquisition agreement providing for an Acquisition Transaction that is subsequently consummated.
Specific Performance
GoPro, Parent and Merger Sub, agree not to raise any objections to (i) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of the Merger Agreement by GoPro, on the one hand, or Parent, on the other hand, or (ii) the specific performance of the terms and provisions of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to the Merger Agreement. GoPro, Parent and Merger Sub each agree that it will not oppose the granting of an injunction, specific performance or any other equitable relief on the basis that any other party to the Merger Agreement has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party to the Merger Agreement seeking an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and Parent, Merger Sub and GoPro each irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.
Fees and Expenses
Except in specified circumstances, whether or not the Merger is completed, GoPro, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their respective fees and expenses incurred in connection with the Transactions.
Governing Law
The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

THE REVERSE STOCK SPLIT
The Board of Directors recommends that you vote in favor of a proposal to approve an amendment to the Company’s Restated Certificate of Incorporation, in substantially the form attached as Annex C to the proxy statement, to effect, in the sole discretion of the Board of Directors at any time on or before March 31, 2027, the Reverse Stock Split, at a ratio to be determined by the Board of Directors within a range of 1-for-2 to 1-for-10 (or any number in between), without reducing the authorized number of shares of Common Stock, and without further approval or authorization of our stockholders.
Our Class A Common Stock is publicly traded on the NASDAQ Global Select Market under the symbol “GPRO” and, following the Merger, it is intended that the Surviving Corporation will remain a public company and the shares of Class A common stock of the Surviving Corporation are intended to continue to trade on Nasdaq after the consummation of the Merger. Nasdaq imposes certain listing requirements with respect to its listed shares and we believe implementing the Reverse Stock Split may increase the per-share trading price of our Class A Common Stock and an increased per-share trading price is intended to help us maintain compliance with Nasdaq’s applicable listing requirements, including after the completion of the Merger. However, there can be no assurance that the Reverse Stock Split will have such effects.
If our stockholders approve the Reverse Stock Split Proposal, we will file the Certificate of Amendment with the Delaware Secretary of State to effect the proposed Reverse Stock Split, substantially in the form attached to this proxy statement as Annex C. If the proposed Reverse Stock Split is effected, then the number of issued and outstanding shares of our Common Stock would be reduced. Prior to filing the Certificate of Amendment reflecting the Reverse Stock Split, we must first notify Nasdaq of the anticipated record date of the Reverse Stock Split.
Consequences of Not Obtaining Stockholder Approval of the Reverse Stock Split Proposal
If we do not obtain stockholder approval of the Reverse Stock Split and we are unable to satisfy the listing requirements for Nasdaq, our Class A Common Stock may be delisted from the exchange. As a result, our Class A Common Stock may no longer be listed on Nasdaq and would likely trade only in the OTC market and, as a result, the market liquidity and market price of our Common Stock could be adversely affected.
If stockholder approval for the Reverse Stock Split is not obtained, the number of shares of our Common Stock that are issued and outstanding will not change.
Principal Effects of the Reverse Stock Split
A reverse stock split refers to a reduction in the number of outstanding shares of a class of a corporation’s capital stock. The Reverse Stock Split will be realized simultaneously for all outstanding shares of Common Stock (including treasury stock). The Reverse Stock Split will affect all holders of Common Stock uniformly and no stockholder’s interest in the Company will be diluted as a result of the Reverse Stock Split as each stockholder will hold the same percentage of Common Stock outstanding immediately following the Reverse Stock Split as that stockholder held immediately prior to the Reverse Stock Split, except for immaterial adjustments that may result from the treatment of fractional shares. All shares of Common Stock will remain validly issued, fully paid, and non-assessable.
As of the close of business on the Record Date, the Company had          shares of Class A Common Stock and          shares of Class B Common Stock issued and outstanding. For purposes of illustration, the table below provides examples of reverse stock splits at various ratios between 1-for-2 and 1-for-10, without giving effect to the treatment of fractional shares. The actual number of shares outstanding after giving effect to the Reverse Stock Split, if effected, will depend on the actual ratio that is determined by our Board of Directors.

Shares of Class A Common Stock Outstanding as of the Record Date	Shares of Class B Common Stock Outstanding as of the Record Date	Reverse Stock Split Ratio	Shares of Class A Common Stock Outstanding after Reverse Stock Split	Shares of Class B Common Stock Outstanding after Reverse Stock Split
1-for-2
1-for-5
1-for-10

Certain Risks Associated with the Reverse Stock Split
The Reverse Stock Split could result in a significant devaluation of our market capitalization and the trading price of our Class A Common Stock.
We cannot assure you that the Reverse Stock Split, if implemented, will increase the market price of our Class A Common Stock in proportion to the reduction in the number of issued and outstanding shares of Class A Common Stock or result in a permanent increase in the market price.
The effect the Reverse Stock Split may have upon the market price of our Class A Common Stock cannot be predicted with any certainty, and the history of similar reverse stock splits for companies in similar circumstances to ours is varied. The market price of our Class A Common Stock is dependent on many factors, including our business and financial performance, general market conditions, prospects for future success and other factors detailed from time to time in the reports we file with the SEC. If the Reverse Stock Split is implemented and the market price of our Class A Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split.
If the per share market price of our Class A Common Stock does not increase in proportion to the Reverse Stock Split ratio, or following such increase does not maintain or exceed such price, then our value, as measured by our market capitalization, will be reduced. Additionally, any reduction in our market capitalization may be magnified as a result of the smaller number of total shares of Class A Common Stock outstanding following the Reverse Stock Split. A lower market capitalization may pose various difficulties for the Company.
The Reverse Stock Split may result in some stockholders owning “odd lots” that may be more difficult to sell or require greater transaction costs per share to sell.
The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of Common Stock on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.
The Reverse Stock Split may decrease the liquidity of our Common Stock.
The Reverse Stock Split will reduce the total number of outstanding shares of Common Stock, which may lead to reduced trading and a smaller number of market makers for our Common Stock, particularly if the price per share of our Common Stock does not increase as a result of the Reverse Stock Split.
Effect on Fractional Stockholders
No fractional shares of Common Stock will be issued in connection with the Reverse Stock Split. Instead, in lieu of any fractional shares to which a stockholder of record would otherwise be entitled as a result of the Reverse Stock Split, we will pay cash (without interest) equal to such fraction multiplied by the average of the closing sales prices of our Class A Common Stock on the NASDAQ Global Select Market during regular trading hours for the five consecutive trading days immediately preceding the time of the filing of the Certificate of Amendment (the “Reverse Stock Split Effective Time”) (with such average closing sales prices being adjusted to give effect to the Reverse Stock Split). After the Reverse Stock Split, a stockholder otherwise entitled to a fractional interest will not have any voting, dividend or other rights with respect to such fractional interest except to receive payment as described above. Holders of as many as 9 shares (if we were to implement the 1-for-10 Reverse Stock Split) of Common Stock would be eliminated as a result of the cash payment in lieu of any issuance of fractional shares or interest in connection with the Reverse Stock Split.
Effect on Outstanding Equity Instruments
Upon a Reverse Stock Split, all equity awards, warrants and convertible debentures outstanding would be proportionately adjusted to reflect the Reverse Stock Split. With respect to all outstanding warrants and convertible debentures to purchase our Common Stock, the number of shares of Common Stock that such holders may purchase upon exercise of such warrants or convertible debentures will decrease, and the exercise prices (and, as applicable, redemption price) of such warrants or convertible debentures will increase, in proportion to the fraction by which the number of shares of Common Stock underlying such warrants or convertible debentures are reduced as a result of the Reverse Stock Split. In addition, the number of shares reserved for issuance pursuant to any outstanding equity awards and any maximum number of shares with respect to which equity awards may be granted will be reduced proportionately based on the final ratio of the Reverse Stock Split.
U.S. Federal Income Tax Considerations of the Reverse Stock Split
For a discussion of certain material U.S. federal income tax considerations that are relevant to U.S. Holders and Non-U.S. Holders (each of which we define below) of shares of our Common Stock who participate in the Reverse Stock Split, see the section of this proxy statement captioned “The Merger— U.S. Federal Income Tax Considerations of the Merger and the Reverse Stock Split.”
Accounting Matters
The par value per share of our Common Stock will remain unchanged at $0.0001 after the Reverse Stock Split. As a result, our stated capital, which consists of the par value per share of our Common Stock multiplied by the aggregate number of shares of the Common Stock issued and outstanding, will be reduced proportionately at the Reverse Stock Split Effective Time. Correspondingly, our additional paid-in capital, which consists of the difference between our stated capital and the aggregate amount paid to us upon the issuance of all currently outstanding shares of our Common Stock, will be increased by a number equal to the decrease in stated capital. Further, net loss per share, book value per share and other per share amounts will be increased as a result of the Reverse Stock Split because there will be fewer shares of our Common Stock outstanding.
Required Vote
The approval of the Reverse Stock Split Proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our Common Stock entitled to vote on the Reverse Stock Split Proposal as of the close of business on the Record Date. As of the Record Date,         votes constitute a majority of the voting power of the outstanding shares of our Common Stock entitled to vote on the Reverse Stock Split Proposal. Shares deemed not in attendance at the Company Stockholders’ Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee), abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Reverse Stock Split Proposal.

MARKET PRICES AND DIVIDEND DATA
Our Class A Common Stock is listed on the NASDAQ Global Select Market under the symbol “GPRO.” As of the Record Date, there were     shares of our Class A Common Stock outstanding and    shares of our Class B Common Stock outstanding. We have never declared or paid any cash dividends on our Common Stock.
On    , 2026, the most recent practicable date before this proxy statement was first mailed to our stockholders, the closing price for our Class A Common Stock on the NASDAQ Global Select Market was $        per share. You are encouraged to obtain current market quotations for our Class A Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of shares of our Common Stock as of October 9, 2026 by:
•each of our directors;
•each of our named executive officers;
•all of our directors and current executive officers as a group, as reported by each person; and
•each person, or group of affiliated persons, who is known to us to beneficially own more than 5% of the outstanding shares of our Common Stock based on information provided in their most recent filings with the SEC.
The percentages in the columns entitled “Shares Beneficially Owned” are based on 26,258,546 shares of our Class B common stock and 188,434,373 shares of our Class A common stock outstanding on October 9, 2026.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of our Common Stock. Restricted stock units that are scheduled to vest during the 60-day period following October 9, 2026, and shares subject to stock options that are currently exercisable or will become exercisable during the same period are considered outstanding and beneficially owned by the person holding the restricted stock units or options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our Common Stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o GoPro, Inc., 3025 Clearview Way, San Mateo, California 94402.

	Shares of Class A Common Stock Beneficially Owned		Shares of Class B Common Stock Beneficially Owned		Total Voting Power (1)
	Number (#)	Percent (%)	Number (#)	Percent (%)	Percent (%)
Name of Beneficial Owner
Named Executive Officers and Directors:
Nicholas Woodman (2)	1,922,003	1.02%	25,036,070	95.34%	55.94%
Brian Tratt (3)	99,594	*	—	—	*
Brian McGee (4)	475,951	*	—	—	*
Dean Jahnke (5)	562,697	*	—	—	*
Jason Stephen (6)	17,164	*	—	—	*
Tyrone Ahmad-Taylor (7)	289,802	*	—	—	*
Emily S. Culp Hogue (8)	127,358	*	—	—	*
Michael C. Dennison (9)	127,358	*	—	—	*
Shaz Kahng (10)	314,274	*	—	—	*
Miguel A. Lopez Ben (11)	167,999	*	—	—	*
Susan Lyne (12)	412,655	*	—	—	*
All directors and executive officers as a group (11 persons) (13):	4,516,855	2.39%	25,036,070	95.34%	56.40%
5% Stockholders:
Nicholas Woodman and Jill R. Woodman, as Co-Trustees of the Woodman Family Trust under Trust Agreement dated March 11, 2011 (14)	1,129,944	*	25,036,070	95.34%	55.76%
Mark Edward Fischbach (15)	13,500,000	7.16%	—	—	2.99%
Black Rock, Inc. (16)	9,352,923	4.96%	—	—	2.07%

* Represents beneficial ownership of less than 1% of our outstanding shares of common stock of the designated class of security or less than 1% of the Total Voting Power, as applicable.

(1)Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class B common stock are entitled to ten votes per share, and holders of our Class A common stock are entitled to one vote per share.
(2)Consists of: (i) 25,036,070 shares of Class B common stock held by the Woodman Family Trust under Trust Agreement dated March 11, 2011 of which Nicholas Woodman and Jill Woodman are co-trustees, (ii) 1,129,944 shares of unregistered Class A common stock held by the Woodman Family Trust under Trust Agreement dated March 11, 2011 of which Nicholas Woodman and Jill Woodman are co-trustees, (iii) 792,059 shares of Class A common stock held by Mr. Woodman. As a co-trustee, Mr. Woodman may be deemed to have shared voting and investment power over the shares owned by the Woodman Family Trust.

(3)Consists of (i) 98,553 shares of Class A common stock held by Mr. Tratt, and (ii) 1,041 shares of Class A common stock held by Mr. Tratt’s spouse.

(4)Consists of: (i) 276 shares of Class A common stock held by Mr. McGee’s spouse, and (ii) 475,675 shares of Class A common stock subject to options held by Mr. McGee that are exercisable within 60 days of October 9, 2026.

(5)Consists of: (i) 293,877 shares of Class A common stock held by Mr. Jahnke, and (ii) 268,820 shares of Class A common stock subject to options held by Mr. Jahnke that are exercisable within 60 days of October 9, 2026.

(6)Consists of 17,164 shares of Class A common stock held by Mr. Stephen.

(7)Consists of: (i) 253,464 shares of Class A common stock held by Mr. Ahmad-Taylor, and (ii) 36,338 shares of Class A common stock subject to options held by Mr. Ahmad-Taylor that are exercisable within 60 days of October 9, 2026.

(8)Consists of 127,358 shares of Class A common stock held by Ms. Culp Hogue.

(9)Consists of 127,358 shares of Class A common stock held by Mr. Dennison.

(10)Consists of 314,274 shares of Class A common stock held by Ms. Kahng.

(11)Consists of 167,999 shares of Class A common stock held by Mr. Lopez Ben.

(12)Consists of: (i) 338,919 shares of Class A common stock held by Ms. Lyne, and (ii) 73,736 shares of Class A common stock subject to options held by Ms. Lyne that are exercisable within 60 days of October 9, 2026.

(13)Consists of (i) 3,662,286 shares of Class A common stock, (ii) 25,036,070 shares of Class B common stock, and (iii) 854,569 shares of Class A common stock subject to options that are exercisable within 60 days of October 9, 2026 .

(14)Consists of (i) 25,036,070 shares of Class B common stock held by the Woodman Family Trust under Trust Agreement dated March 11, 2011 of which Nicholas Woodman and Jill Woodman are co-trustees, and (ii) 1,129,944 shares of unregistered Class A common stock held by the Woodman Family Trust under Trust Agreement dated March 11, 2011 of which Nicholas Woodman and Jill Woodman are co-trustees. As a co-trustee, Mr. Woodman may be deemed to have shared voting and investment power over the shares owned by the Woodman Family Trust.

(15)Based solely on a Schedule 13G filing made on August 20, 2026. Mark Edward Fischbach reports beneficial ownership of 13,500,000 shares of Class A common stock with sole voting power and sole dispositive power. The address for Mr. Fischbach is c/o Jaffe and Associates, Inc., 16255 Ventura Blvd, Suite 1240, Encino, CA 91436.

(16)Based solely on a Schedule 13G filing made on July 28, 2026. Black Rock, Inc. reports beneficial ownership of 9,352,923 shares of Class A common stock with sole voting power and sole dispositive power. The address for Black Rock, Inc. is BlackRock, Inc., 50 Hudson Yards New York, NY 10001.

WHERE YOU CAN FIND MORE INFORMATION
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement. You are encouraged to carefully read all documents incorporated by reference into this proxy statement.
The following GoPro filings with the SEC are incorporated by reference:
•Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 12, 2026 (our “2025 Annual Report”), as updated by Item 8.01 of our Current Report on Form 8-K filed with the SEC on June 1, 2026 (the financial statements and the report thereon from the Company’s independent registered public accounting firm supersede the financial statements and report included thereon in the original 2025 Annual Report), and as amended by our Annual Report on Form 10-K/A filed with the SEC on October 19, 2026;
•Information incorporated by reference in our 2025 Annual Report from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 21, 2026 incorporated by reference therein), as amended;
•Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2026, filed with the SEC on May 11, 2026, as amended by Form 10-Q/A filed with the SEC on October 19, 2026, and Form 10-Q for the quarterly period ended June 30, 2026, filed with the SEC on August 10, 2026, as amended by Form 10-Q/A filed with the SEC on October 19, 2026.
•Current Reports on Form 8-K filed with the SEC on February 19, 2026, March 5, 2026, April 7, 2026, May 18, 2026, May 19, 2026, June 1, 2026, June 4, 2026, July 8, 2026, July 13, 2026, July 24, 2026, August 18, 2026, September 1, 2026, September 2, 2026, September 8, 2026, September 17, 2026, October 16, 2026 and November 12, 2026.
•The description of our securities incorporated by reference into our registration statement on Form 8-A filed with the SEC on June 20, 2014, as updated by Exhibit 4.08 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC on February 14, 2020.
We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Company Stockholders’ Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.
Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.
GoPro is subject to the reporting requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information that we file electronically with the SEC. The address of that website is www.sec.gov.
If you would like to request documents from us, please do so as soon as possible, to receive them before the Company Stockholders’ Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, https://investor.gopro.com. The information included on our website is not incorporated by reference into this proxy statement.

You may obtain any of the documents we file with the SEC (excluding exhibits not incorporated herein by reference), without charge, by requesting them in writing or by telephone from us at the following address:
GoPro, Inc.
Attn: Corporate Secretary
3025 Clearview Way
San Mateo, California 94402
(650) 332-7600
If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, without charge, within one (1) business day after we receive your request. If you have any questions concerning the Merger, the Company Stockholders’ Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our Common Stock, please contact us at:
GoPro, Inc.
3025 Clearview Way
San Mateo, California 94402
Attention: Corporate Secretary

MISCELLANEOUS
WE HAVE NOT, AND PARENT HAS NOT, AUTHORIZED ANYONE TO PROVIDE ANY INFORMATION OTHER THAN INFORMATION CONTAINED IN THIS PROXY STATEMENT, THE ANNEXES TO THIS PROXY STATEMENT AND THE DOCUMENTS THAT WE INCORPORATE BY REFERENCE IN THIS PROXY STATEMENT IN VOTING ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM, OR ADDITIONAL TO, WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED     , 2026. NEITHER WE NOR PARENT PROVIDES ANY ASSURANCE AS TO THE RELIABILITY OF ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE (OR AS OF AN EARLIER DATE IF SO INDICATED IN THIS PROXY STATEMENT), AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION.

ANNEX A — MERGER AGREEMENT AND AMENDMENT NO. 1 TO MERGER AGREEMENT

A-1

AGREEMENT AND PLAN OF MERGER
by and among
ACTION ACQUISITIONS LLC,
STARMAN OPTICAL, INC.
and
GOPRO, INC.
Dated as of September 1, 2026

EXHIBITS
Exhibit A    Form of Certificate of Incorporation of Surviving Corporation

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated September 1, 2026, is entered into by and among Action Acquisitions LLC, a Delaware limited liability company (“Parent”), Starman Optical, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and GoPro, Inc., a Delaware corporation (the “Company” and, collectively with Parent and Merger Sub, the “Parties” and, each, a “Party”). Capitalized terms used but not otherwise defined in this Agreement will have the meanings ascribed to them in Section 1.1.
RECITALS
WHEREAS, the Parties desire to consummate a transaction in which (i) each issued and outstanding share of Common Stock (other than Excluded Shares) of the Company will convert into the right to receive the Merger Consideration and (ii) Merger Sub will merge with and into the Company, with the Company surviving the merger as a subsidiary of Parent (the “Merger”), in each case pursuant to the terms and subject to the conditions of this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”).
WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that the terms of this Agreement, the Merger and the other transactions contemplated by this Agreement (the “Transactions”) are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other Transactions, (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions upon the terms and subject to the conditions set forth in this Agreement and (iv) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Company Stockholders adopt this Agreement (such recommendation, the “Company Board Recommendation”) and directed that this Agreement be submitted to the Company Stockholders for adoption thereby.
WHEREAS, the board of directors of each of Parent and Merger Sub has (i) determined that the terms of this Agreement, the Merger and the other Transactions are fair to, and in the best interests of, Parent and Merger Sub and their respective equityholders, (ii) approved and declared advisable this Agreement, the Merger and the other Transactions, (iii) authorized and approved the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein and (iv)  resolved, in the case of the board of directors of Merger Sub, subject to the terms and conditions set forth in this Agreement, to recommend that Parent, as the sole stockholder of Merger Sub, adopt this Agreement.
WHEREAS, Parent, as the sole stockholder of Merger Sub, will adopt this Agreement promptly following the execution and delivery of this Agreement by the Parties.
WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Midtown Equities LLC (“Sponsor”) has entered into a commitment letter between Parent and Sponsor, pursuant to which

Sponsor has committed, subject to the terms and conditions thereof, to fund the cash amounts set forth therein, dated as of the date hereof (together with all exhibits, schedules, annexes and amendments thereto, the “Commitment Letter”).
WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I.
DEFINITIONS
1.1    Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
“Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the date hereof or (ii) executed, delivered and effective after the date hereof, in either case, containing customary confidentiality and non-use provisions with respect to the Company’s proprietary information (subject to customary exceptions); provided that any such agreement effective after the execution of this Agreement (x) need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Alternative Proposal, (y) does not prohibit compliance by the Company with the terms of this Agreement and (z) will not otherwise be materially less favorable in the aggregate to the Company Group than the terms of the Confidentiality Agreement. For the avoidance of doubt, a joinder to an Acceptable Confidentiality Agreement pursuant to which a Third Party agrees to be bound by the confidentiality and non-use provisions of an Acceptable Confidentiality Agreement shall be an Acceptable Confidentiality Agreement.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise).
“Alternative Proposal” means, other than the Transactions, any written offer, proposal or indication of interest by a Third Party (including any “group” (within the meaning of Section 13(d)(3) of the Exchange Act)), contemplating or otherwise relating to any transaction or series of related transactions involving any (i) direct or indirect acquisition of assets of the Company Group constituting 50% or more (based on the fair market value thereof, as determined by the Company Board) of the consolidated assets of the Company Group (excluding cash), (ii) direct or indirect acquisition or issuance
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of 50% or more of the aggregate voting power of the capital stock of the Company or (iii) any tender offer, exchange offer, merger, amalgamation, consolidation, binding share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction involving the Company that, if consummated, would result in any Person or group (or the stockholders of any Person) beneficially owning, directly or indirectly, 50% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity (any transaction described by the foregoing clauses (i) through (iii), an “Acquisition Transaction”).
“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd-1, et seq.), (ii) the Corruption of Foreign Public Officials Act, S.C. 2002, c. 8 (Canada), (iii) the U.K. Bribery Act 2010 and (iv) all other applicable anti-bribery, anti-corruption and similar applicable Laws of each jurisdiction in which the Company Group operates or has operated.
“Anti-Money Laundering Laws” means all applicable financial recordkeeping, reporting and registration requirements, including the money laundering statutes of any jurisdiction applicable to the Company or its Subsidiaries, the rules and regulations thereunder, the Bank Secrecy Act of 1970, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority from time to time, including the Financial Crimes Enforcement Network of the U.S. Department of the Treasury and any legal requirement implementing the “Forty Recommendations” published by the Financial Action Task Force on Money Laundering.
“Antitrust Law” means, individually and collectively, the HSR Act, the U.S. Sherman Antitrust Act of 1890, as amended, the U.S. Clayton Act of 1914, as amended, the U.S. Federal Trade Commission Act, as amended, and any other applicable U.S. federal, state or non-U.S. statutes, rules, regulations, orders, decrees and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) regulate foreign investment.
“Benefit Plans” means any written employee benefit plan (as defined in Section 3(3) of ERISA), employment, consulting, retirement, severance, termination or change-in-control agreements, deferred compensation, equity-based compensation, incentive bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits, perquisites or remuneration plan, Contract or arrangement, in each case, which is sponsored or maintained, or required to be contributed to, by any Company Group Member, excluding any plan, Contract or arrangement required by applicable Law or any multiemployer plan as defined in Section 3(37) of ERISA.
“Burdensome Condition” means a material adverse impact on the business, assets, financial condition or results of operations of the Company Group, taken as a whole, or on Parent and its Affiliates, taken as a whole.
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“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in San Mateo, California or New York City, New York; provided that, solely for purposes of determining the Closing Date or the Outside Date (or any extension thereof), a Business Day means a day that the Secretary of State of the State of Delaware is open and able to accept the filing of the Certificate of Merger.
“Cash Equivalent Merger Consideration” means (a) the Per Share Cash Consideration plus (b) the product (rounded to the nearest whole cent) of (i) the Per Share Stock Consideration multiplied by (ii) the Closing Stock Price.
“Class A Common Stock” means the Class A common stock, $0.0001 par value per share, of the Company.
“Class A Company Stockholder” means a holder of Class A Common Stock.
“Class B Common Stock” means the Class B common stock, $0.0001 par value per share, of the Company.
“Closing Stock Price” means the average of the VWAP per share of Class A Common Stock on Nasdaq for the 10 consecutive trading days ending on (and including) the fifth full trading day prior to the Closing Date, as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company.
“Common Stock” means the Class A Common Stock and the Class B Common Stock.
“Company Credit Agreements” means (i) that certain Credit Agreement, dated as of August 4, 2025 (as amended by (a) that certain Amendment No. 1 to Credit Agreement, dated as of November 5, 2025, (b) that certain Amendment No. 2 to Credit Agreement, dated as of February 27, 2026, and (c) that certain Waiver & Amendment No. 3 to Credit Agreement, dated as of July 9, 2026), by and among the Company, Farallon Capital Management, L.L.C., and the other parties thereto, (ii) that certain Credit Agreement, dated as of January 22, 2021 (as amended by (a) that certain Amendment No. 1 to Credit Agreement, dated as of March 10, 2023, (b) that certain Amendment No. 2 to Credit Agreement, dated as of August 4, 2025, (c) that certain Amendment No. 3 to Credit Agreement, dated as of February 27, 2026, and (d) that certain Waiver and Amendment No. 4, dated as of July 9, 2026), by and among the Company, Wells Fargo, N.A., and the other parties thereto, (iii) that certain Senior Secured Note, dated as of July 9 2026, by and between the Company and The Terrapin Trust Under Trust Agreement Dated December 30, 2021, and (iv) that certain Senior Secured Note, dated as of July 9 2026, by and between the Company and The Woodman Family Trust Under Trust Agreement Dated March 11, 2011.
“Company Equity Awards” means Company Options, Company PSUs, Company SBAs and Company RSUs.
“Company Equity Commitments” means (i) securities of any Company Group Member convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in
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the Company, (ii) options, warrants, rights or other agreements or commitments requiring the Company to issue, or other obligations of the Company to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable for or with a value that is linked to (including any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests), capital stock or voting securities or other ownership interests in the Company (or, in each case, the economic equivalent thereof) and (iii) obligations requiring the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company.
“Company ESPP” means the Company’s 2024 Employee Stock Purchase Plan, as amended, restated, supplemented or otherwise modified from time to time pursuant to its terms.
“Company Group” means the Company and each of its Subsidiaries (each such Person, a “Company Group Member”).
“Company IT Assets” means the information technology assets owned or leased to and used by the Company Group.
“Company Option” means each compensatory option to acquire shares of Class A Common Stock granted by the Company or its Subsidiaries pursuant to a Company Stock Plan.
“Company Products” means all products or services distributed, produced, marketed, licensed, sold, offered for sale, performed or otherwise commercialized by or on behalf of the Company Group as of the Closing Date.
“Company PSU” means each award of restricted stock units representing the right to vest in and be issued shares of Class A Common Stock granted pursuant to a Company Stock Plan that is subject to the satisfaction of certain performance-based vesting conditions.
“Company RSU” means each award of restricted stock units representing the right to vest in and be issued shares of Class A Common Stock granted pursuant to a Company Stock Plan, other than each Company PSU.
“Company SBA” means each stock bonus award of shares of Class A Common Stock granted pursuant to a Company Stock Plan.
“Company Software” means any proprietary software owned by the Company Group.
“Company Stock Plans” means the Company Stock Plans set forth on Schedule 3.12(a) of the Company Disclosure Schedules, in each case as amended, restated, supplemented or otherwise modified in accordance with its terms.
“Company Stockholder” means a holder of Common Stock.
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“Company Termination Fee” means $10,000,000.
“Company Warrants” means (i) that certain Warrant Agreement, dated as of August 4, 2025 (as amended by that certain Amendment No. 1 to Warrant Agreement, dated as of November 5, 2025), by and between the Company and Mateo Financing, LLC, (ii) that certain Common Stock Purchase Warrant, dated as of July 9, 2026, by and between the Company and The Terrapin Trust Under Trust Agreement Dated December 30, 2021, and (iii) that certain Common Stock Purchase Warrant, dated as of July 9, 2026, by and between the Company and The Woodman Family Trust Under Trust Agreement Dated March 11, 2011.
“Confidentiality Agreement” means that certain mutual confidentiality agreement, dated August 28, 2026, by and among Parent, Starman New Photonics and the Company.
“Consent” means authorization, permit, consent or approval of any Governmental Authority.
“Contract” means any legally binding agreement, lease, sublease, license, contract, note, mortgage, indenture, arrangement or other obligation, other than any Benefit Plan.
“Convertible Debentures” means, collectively, the Convertible Debentures listed on Schedule 1.1-1 of the Company Disclosure Schedules.
“Environmental Law” means any Law relating to: (i) the protection, investigation or restoration of the environment, health, safety or natural resources, (ii) the handling, use, storage, treatment, transportation, presence, disposal, release or threatened release of any harmful or deleterious substance or (iii) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means all entities (whether or not incorporated) that would be treated together with any Company Group Member as a “single employer” within the meaning of Section 414 of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Surviving Corporation and its Subsidiaries would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.
“Fraud” means knowing and intentional common law fraud under the Laws of the State of Delaware, as determined by a court of competent jurisdiction, solely with respect to the representations and warranties contained in Article III (in the case of the Company) or Article IV (in the case of Parent and Merger Sub) and shall require an affirmative showing of (i) actual knowledge of such misrepresentation (as opposed to the making of a representation or warranty (affirmatively or by
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omission) negligently or without actual knowledge of its truthfulness), (ii) the intention of the Person making such misrepresentation to deceive and induce the Party to which such misrepresentation was made to enter into this Agreement or to consummate the Merger, (iii) the reckless disregard of the Person making such representation or omitting to state a material fact necessary in order to make the statement made, in light of the circumstances in which it was made, not misleading and (iv) such Party’s actual, reasonable and justifiable reliance on such misrepresentation to its material detriment by entering into this Agreement or consummating the Merger. For the avoidance of doubt, “Fraud” does not and shall not include equitable fraud, constructive fraud, unfair dealings fraud or any torts (including fraud) based on negligence.
“GAAP” means U.S. generally accepted accounting principles.
“Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous substances,” “toxic substances,” or “contaminants” or (ii) a petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon.
“Intellectual Property Rights” means all (i) trademarks, service marks, brand names, trade, corporate and d/b/a names, Internet domain names, social and mobile media identifiers, logos, trade dress and other indicia of source or origin, all common-law rights relating thereto and all goodwill symbolized thereby, (ii) patents, inventions and discoveries (whether or not patentable or reduced to practice), (iii) confidential information, trade secrets and know-how, processes, methods and algorithms, (iv) copyrights and works of authorship (including copyrights in software, website and mobile content and documentation), and (v) registrations, applications, renewals, divisionals, continuations, continuations-in-part, re-examinations, re-issues, extensions and foreign counterparts relating to the foregoing.
“Intervening Event” means any Effect that (i) was not known to the Company Board as of the date hereof or, if known, the material consequences of which were not reasonably foreseeable by the Company Board as of the date hereof, (ii) does not relate to any Alternative Proposal (or any inquiry that constitutes, or is reasonably expected to lead to, an Alternative Proposal) and (iii) does not relate to any changes in the market price of Common Stock or to any general changes in economic, business or market conditions of the Company.
“Knowledge” or any similar phrase means (i) with respect to the Company, the actual knowledge of the individuals set forth in Schedule 1.1-2 of the Company Disclosure Schedules after reasonable inquiry of their direct reports, and (ii) with respect to Parent and Merger Sub, the actual knowledge of the individuals set forth in Schedule 1.1-3 of the Company Disclosure Schedules after reasonable inquiry of their direct reports, in each case on the date hereof.
“Laws” means any federal, state, local or non-U.S. law, statute or ordinance, common law, or any rule, regulation, standard, judgment, code, Order or arbitration award.
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“Made Available” means information or documents (i) accessible to Parent, Merger Sub or any of their respective Representatives in the online data room hosted on behalf of the Company by Datasite under the name “Project Athena,” (ii)  provided via email by the Company or its Representatives to Parent, Merger Sub or their respective Representatives or (iii)  publicly made available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case prior to the execution and delivery of this Agreement.
“Material Adverse Effect” means any change, event, occurrence, state of facts, condition, circumstance, development or effect (each, an “Effect”) that, individually or in the aggregate with all other Effects, has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company Group, taken as a whole; provided that none of the following, and no Effect resulting from, attributable to, or arising out of any of the following, shall be deemed to constitute or be taken into account in determining whether there has occurred or would reasonably be expected to occur a Material Adverse Effect: (i) any changes in economic, business, financial, commodity, credit, debt, securities (including any suspension of trading in securities on any market), exchange rate, interest rate, derivatives or capital markets, or any political, social, geopolitical or regulatory conditions in the United States or any other country or region in the world, including any tariffs, trade embargos or trade disputes, (ii) factors generally affecting the industries, jurisdictions or geographic areas in which the Company Group operates, (iii) changes or proposed changes in accounting requirements or principles required by GAAP or in any Law, including the repeal thereof, or in the interpretation or enforcement thereof, after the date hereof, (iv) any failure by the Company to meet any internal or public projections, forecasts, budgets, plans, estimates, performance measures, operating statistics or revenue or earnings predictions for any period (it being understood that the underlying facts or occurrences giving rise to such failure, to the extent not otherwise excluded from this definition, may be taken into account in determining whether there has been or will be a Material Adverse Effect), (v) acts of war (whether or not declared), the commencement, continuation or escalation of a war, civil disobedience, hostilities, sabotage, cyberattack, data breaches, ransomware attacks, power outages, electrical blackouts, terrorism, military actions or the escalation of any of the foregoing, or any hurricane, flood, tornado, fire, earthquake, act of God or other catastrophic weather or natural disaster, or any pandemic or other public health event or any other force majeure event, whether or not caused by any Person or any escalation or worsening of the foregoing, (vi) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or similar Laws, directives, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Authority, in each case, in connection with or in response to any pandemic or other public health event, (vii) [intentionally left blank], (viii) the entry into, announcement, pendency or performance of this Agreement and the consummation of the Merger or any other Transaction or any Effect resulting from the identity of Parent, Merger Sub or their Affiliates, including any changes in the relationship of any Company Group Member, contractual or otherwise, with customers, employees, contractors, suppliers, distributors, licensors, licensees, financing sources, partners or others, (ix) [intentionally left blank], (x) a decline in the market price, or change in trading volume, of the shares of Common Stock on Nasdaq or any other exchange on which the shares of Common Stock may be traded or any change affecting credit ratings or the ratings outlook for any Company Group Member (it being understood that the underlying
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facts or occurrences giving rise to such decline or change, to the extent not otherwise excluded from this definition, may be taken into account in determining whether there has been or will be a Material Adverse Effect), (xi) the availability or cost of equity, debt or other financing to Parent, Merger Sub or the Surviving Corporation, (xii) any actions required in order to obtain any waiver or consent from any Person or Governmental Authority in connection with the Merger or other Transactions, (xiii) any item or matter set forth in the publicly available Company Reports filed with the SEC or in the Company Disclosure Schedules, (xiv) any existing event or occurrence or circumstance of which Parent has knowledge as of the date hereof, (xv) any reduction in the price of services or products offered by the businesses of the Company or its Subsidiaries in response to the reduction in the price of comparable services or products offered by a competitor or (xvi) any Transaction Litigation. Any determination as to whether any Effect, individually or in the aggregate with such other Effects, has had, or would reasonably be expected to have, a Material Adverse Effect shall be made only after also taking into account all mitigating factors associated with such Effect, including any third-party insurance coverage and any indemnification and reimbursement recoveries; provided that with respect to the exceptions set forth in clauses (i), (ii), (iii), (iv) and (vi), if such Effect has had a disproportionate adverse effect on the Company or any Subsidiary relative to other companies operating in the Company’s industry, then only the incremental disproportionate adverse effect of such Effect (only to the extent such incremental disproportionate adverse effect is not excluded by the other exceptions in this definition) shall be taken into account for the purpose of determining whether a Material Adverse Effect exists or has occurred.
“Material Contract” means each Contract set forth on Schedule 3.10(a) of the Company Disclosure Schedules.
“Nasdaq” means The Nasdaq Global Market.
“Net Working Capital” means an amount equal to the current assets minus the current liabilities determined in accordance with GAAP, (i) excluding (a) any short-term indebtedness and short-term lease liabilities of the Company Group and (b) any indebtedness of the Company Group outstanding as of date of this Agreement, and interest and fees thereon, under the Company Credit Agreements and the Convertible Debentures and (ii) including any indebtedness of the Company Group incurred after the date of this Agreement under the Company Credit Agreements and the Convertible Debentures.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Open Source Software” means any software licensed, provided or distributed under any open-source or similar license, including software licensed under or subject to the Artistic License, the Mozilla Public License, the GNU Affero GPL, the GNU GPL, the GNU LGPL or any other license that is defined as an “open source license” by the Open Source Initiative.
“Order” means any order, final award, judgment, injunction, writ, decree (including any consent decree), ruling or verdict, whether civil, criminal or administrative, in each case, that is entered, issued, made or rendered by any Governmental Authority of competent jurisdiction.
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“Paying Agent” means a bank or trust company that is reasonably acceptable to Parent and the Company.
“Permitted Liens” means (i) zoning restrictions, easements, rights-of-way or other restrictions on the use of real property or similar matters that would be evident from the records of the relevant Governmental Authority maintaining such records or that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operations of the assets to which they relate, (ii) pledges or deposits by any Company Group Member under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders or Contracts to which such entity is a party, or deposits to secure public or statutory obligations of such entity, (iii) Liens imposed by Law, including carriers’, warehousemen’s, landlords’ and mechanics’ Liens (A) arising or incurred in the ordinary course of business or that are not otherwise material or (B) for sums not yet due or being contested in good faith by appropriate Proceedings, (iv) Liens or imperfections of title that do not materially impair the ownership or use of the assets to which they relate, (v) non-exclusive licenses and other grants of rights (including options to be granted a license) of Intellectual Property Rights, (vi) purchase money Liens and Liens securing rental payments under capital lease arrangements, (vii) Liens granted to secure (A) intercompany borrowings among Company Group Members, (B) any indebtedness under the Company Credit Agreements, the Company’s purchase arrangements with financial institutions or otherwise existing as of the date hereof or (C) any indebtedness incurred as permitted under this Agreement, (viii) Liens to be discharged at or prior to the Effective Time, (ix) Liens created by or arising from the actions of Parent, Merger Sub or their respective Affiliates, (x) Liens the existence of which are disclosed in the notes to or otherwise reflected or reserved against in, the consolidated financial statements of the Company included in the Company Reports, (xi) Liens arising in the ordinary course of business (including (A) customer return rights, warranty claims, rebates, refunds and other discounts to customers and (B) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation) and not incurred in connection with the borrowing of money, (xii) Liens arising under applicable securities Laws, (xiii) public roads and highways or title to any portion of the real property leased by any Company Group Member lying within the right of way or boundary of any public road or private road that do not materially impair the occupancy, use or value of such leased real property, (xiv) matters that would be disclosed by an accurate inspection, a title commitment dated as of the date hereof, or current, accurate survey of each parcel of the real property leased by any Company Group Member, (xv) rights of parties in possession of the leased real property without options to purchase, rights of first offer, rights of first refusal or other preferential purchase rights, (xvi) Liens arising in connection with sales of receivables, (xvii) Liens on goods in transit, (xviii) purchase money Liens and Liens securing rental payments under capital leases, (xix) Liens set forth on Schedule 1.1-4 of the Company Disclosure Schedules and (xx) such other Liens as would not constitute a Material Adverse Effect.
“Person” means, as broadly interpreted, any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.
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“Personal Information” means information defined as “personally identifiable information,” “personal data,” or “personal information” under applicable Privacy Laws.
“Preferred Stock” means the preferred stock, $0.0001 par value per share, of the Company.
“Present Fair Salable Value” means the amount that may be realized if the aggregate assets of the Surviving Corporation and its Subsidiaries (including goodwill) are sold as an entirety with reasonable promptness in an arm’s length transaction under then-present conditions for the sale of comparable business enterprises.
“Privacy Laws” means any Laws relating to the privacy, security, or Processing of Personal Information.
“Privacy Policies” means all public written policies, notices, and statements relating to the Processing of Personal Information.
“Proceeding” means any actions, suits, hearings, arbitrations, litigations, mediations, audits, investigations, examinations or other similar proceedings, in any case, by or before a Governmental Authority.
“Process”, “Processed”, or “Processing” means any operation or set of operations that is performed on Personal Information, such as the use, collection, processing, storage, recording, organization, adaptation, alteration, transfer, retrieval, consultation, disclosure, dissemination, or combination of such Personal Information.
“Representatives” with respect to any Person means such Person’s directors, officers, employees, investment bankers, attorneys, accountants or other advisors.
“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date hereof, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic).
“Sanctioned Person” means (i) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or the United Kingdom, (ii) any Person operating, organized or ordinarily resident in a Sanctioned Country, (iii) the government of a Sanctioned Country or the Government of Venezuela or (iv) any Person 50% or more owned or, where relevant under applicable Sanctions, controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by OFAC or the U.S. Department of State or (ii) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.
“Securities Act” means the Securities Act of 1933, as amended.
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“Significant Subsidiary” means a subsidiary of the Company that would be a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X promulgated pursuant to the Exchange Act.
“Solvent” means that, as of any date of determination, (i) the Present Fair Salable Value of the assets of the Surviving Corporation and its Subsidiaries will, as of such date, exceed all of their liabilities, contingent or otherwise, as of such date, (ii) the Fair Value of the assets of the Surviving Corporation and its Subsidiaries will, as of such date, exceed all of their liabilities, contingent or otherwise, as of such date, (iii) the Surviving Corporation and its Subsidiaries will not have, as of such date, an unreasonably small amount of capital for the business in which they are engaged or are about to be engaged and (iv) the Surviving Corporation and its Subsidiaries will be able to pay their debts as they become absolute and mature, taking into account the timing of and amounts of cash to be received by them and the timing of and amounts of cash to be payable on or in respect of their indebtedness, in each case after giving effect to the Transactions.
“Stock Consideration” means the shares of Surviving Corporation Common Stock issuable as part of the Merger Consideration pursuant to Section 2.6.
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.
“Superior Proposal” means any bona fide, written Alternative Proposal made after the date hereof by a Third Party on terms that the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, taking into account the legal, financial, financing, regulatory and other aspects of such proposal or offer and such other factors as the Company Board considers to be appropriate, to be more favorable to the Company Stockholders from a financial point of view than the Transactions (taking into account any adjustments proposed by Parent pursuant to Section 5.2(e)(ii) prior to the time of such determination).
“Surviving Corporation Common Stock” means the common stock, $0.0001 par value per share, of the Surviving Corporation.
“Tax” or “Taxes” means any taxes of any kind, including income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value-added, property or windfall profits taxes, together with any interest and any penalties, or additions to tax imposed by any Governmental Authority with respect thereto.
“Tax Return” means any return, report or statement (including information returns) required to be filed with or provided to any Governmental Authority, including any schedule or attachment thereto or amendment thereof.
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“Termination Time” means the earlier of: (i) the valid termination of this Agreement in accordance with its terms and (ii) the Effective Time.
“Third Party” shall mean any Person other than Parent, Merger Sub and their respective Affiliates.
“Trade Control Laws” means (i) all applicable trade, export control, import and antiboycott Laws and regulations imposed, administered or enforced by the U.S. government and (ii) all applicable trade, export control, import and antiboycott Laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. Law.
“Unvested RSU” means each Company RSU that is outstanding immediately prior to the Effective Time and is not a Vested RSU.
“Vested RSU” means (i) any Company RSU held by a non-employee member of the Company Board and (ii) any other Company RSU (or portion thereof) that is vested, in each case, that has not been settled in shares of Common Stock as of immediately prior to the Effective Time.
“VWAP” means, for any date, the daily volume weighted average price of the Class A Common Stock for such date (or the nearest preceding date) on Nasdaq as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. ET to 4:02 p.m. ET).
“Willful and Material Breach” means a material breach that is a consequence of an act undertaken by the breaching Party or the failure by the breaching Party to take an act it is required to take under this Agreement, with Knowledge that the taking of or failure to take such act would, or would reasonably be expected to, cause a breach of this Agreement; provided that a failure by the Company, Parent or Merger Sub to effect the Closing in accordance with Section 2.2 upon satisfaction or waiver of the applicable conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied or waived at the Closing) shall constitute a Willful and Material Breach of this Agreement.
1.2    Interpretation and Construction.
(a)    Drafting Principles. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. The Parties further agree that no prior drafts of this Agreement or any communications or negotiations prior to the execution hereof shall be used to interpret the meaning of any provision or to establish the intent of the Parties with respect thereto.
(b)    Headings; References. Where a reference in this Agreement is made to an Article, Section, Subsection, Recital, Preamble or Exhibit, such reference shall be to an Article, Section, Subsection, Recital, Preamble or Exhibit of or to this Agreement, unless otherwise indicated. The table of contents and headings herein are for convenience of reference only, do not constitute part of this
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Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Except to the extent specifically provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith. All references herein to a Party shall be deemed to refer to both such Party and such Party’s successors and permitted assigns. Except as otherwise specifically provided herein, all references in this Agreement to any agreement (including this Agreement), Contract, document or instrument mean such agreement, Contract, document or instrument as amended, supplemented, qualified, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, include all schedules, annexes, addendums, exhibits and any other documents attached thereto, in each case as of the date hereof and only to the extent made available as of the date hereof.
(c)    Meanings of Certain Terms. Unless the context otherwise requires: (i) the word “day” means calendar day; (ii) the words “hereto,” “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “will” shall be construed to have the same meaning as the word “shall”; (iv) the word “dollar” and the symbol “$” refer to U.S. Dollars; (v) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and not simply “if”; (vi) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (vii) whenever the words “ordinary course of business” or “ordinary course of business consistent with past practice” are used in this Agreement with respect to any Person, they shall be deemed to be followed by the words “taking into account the circumstances existing at the relevant time” and, in the case of “consistent with past practice,” shall be measured by reference to the historical practice of such Person; (viii) any terms defined in the singular have a comparable meaning when used in the plural and vice versa; (ix) references in this Agreement to any gender include all genders; (x) references in this Agreement to the “United States” mean the United States of America and its territories and possessions; and (xi) the term “or” is disjunctive but not exclusive. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place.
(d)    Financial Terms. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. All amounts in this Agreement shall be paid in U.S. Dollars, unless specifically otherwise provided, and in the event any amounts, costs, fees or expenses incurred by any Party pursuant to this Agreement are denominated in a currency other than U.S. Dollars, the U.S. Dollar equivalent for such costs, fees and expenses shall be determined by converting such other currency to U.S. Dollars at the foreign exchange rates published in the Wall Street Journal and in effect at the time such amount, cost, fee or expense is incurred, and in the event the resulting conversion yields a number that extends beyond two decimal points, rounded to the nearest cent.
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(e)    Dates and Times. Whenever this Agreement refers to a specific time, such time shall be Pacific time, unless another time zone is specified. Whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless Business Days are specified. If, pursuant to the terms hereof, the date of (or last day of a time period for) performance or giving notice or taking of any action required or permitted by this Agreement falls on a date that is not a Business Day, such date (or period) shall be extended to the next succeeding Business Day.
(f)    Exhibits; Company Disclosure Schedules. Notwithstanding anything to the contrary set forth in this Agreement, the Company Disclosure Schedules and any exhibits and schedules referred to in this Agreement are “facts ascertainable” (as such term is used in Section 251(b) of the DGCL) and, for purposes of the Laws of the State of Delaware, including Section 251 of the DGCL, are not a part of, and do not form a part of, this Agreement. The Company Disclosure Schedules may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article III or Article IV or to one or more covenants contained in Article V. Inclusion of any items or information in the Company Disclosure Schedules shall not be deemed to be an acknowledgement or agreement that any such item or information (or any undisclosed item or information of comparable or greater significance) is “material” or, individually or in the aggregate, constitutes, has had or would reasonably be expected to result in a Material Adverse Effect or to affect the interpretation of such term for purposes of this Agreement.
ARTICLE II.
THE MERGER
2.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will become a Subsidiary of Parent as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”).
2.2    Closing.
(a)    Closing Date. The Parties shall cause the closing of the Merger (the “Closing”) to occur via the remote exchange of signatures and deliverables no later than the second Business Day after the day on which the last of the conditions set forth in Article VI has been satisfied or waived pursuant to the terms of this Agreement and applicable Law (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another date is agreed to in writing by the Company and Parent. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”
(b)    Effective Time. On or prior to the Closing Date, the Parties shall cause the consummation of the Merger to occur by filing a certificate of merger relating to the Merger (the “Certificate of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL, and the Parties shall make all other
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filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the Certificate of Merger (such date and time at which the Merger becomes effective, the “Effective Time”).
2.3    Effect of the Merger. At the Effective Time, the effects of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.
2.4    Certificate of Incorporation and Bylaws of the Surviving Corporation.
(a)    Certificate of Incorporation of the Surviving Corporation. At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation of the Company (the “Charter”) shall be amended and restated in its entirety to be in the form attached as Exhibit A, and, as so amended and restated, shall become the certificate of incorporation of the Surviving Corporation until thereafter amended, restated or amended and restated as provided therein or permitted by applicable Law, in each case consistent with the obligations set forth in Section 5.11.
(b)    Bylaws of the Surviving Corporation. The Parties shall take all actions necessary so that the bylaws of the Company (the “Bylaws”) in effect immediately prior to the Effective Time shall be amended and restated in their entirety in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Company shall be GoPro, Inc.) and, as so amended and restated, shall become the bylaws of the Surviving Corporation until thereafter amended, restated or amended and restated as provided therein or by applicable Law, in each case consistent with the obligations set forth in Section 5.11.
2.5    Directors and Officers of the Surviving Corporation.
(a)    Directors. The Parties shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, each to hold office until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal pursuant to the Charter, the Bylaws and applicable Law.
(b)    Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, remain the officers of the Surviving Corporation, each to hold office until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal pursuant to the Charter, the Bylaws and applicable Law.
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2.6    Effect on Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following shall occur:
(a)    Merger Sub Capital Stock. Each share of Merger Sub’s common stock, par value $0.00001 per share, that is issued and outstanding immediately prior to the Effective Time shall be converted into 18.57 validly issued, fully paid and nonassessable shares of Surviving Corporation Common Stock.
(b)    Common Stock. Each share of Common Stock that is not an Excluded Share and that is issued and outstanding immediately prior to the Effective Time (each, an “Eligible Share”) shall automatically convert into the right to receive (A) 0.1 shares of Surviving Corporation Common Stock (the “Per Share Stock Consideration”) and (B) $1.14 per share in cash, without interest, as the same may be adjusted pursuant to Section 5.18(d) (the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Merger Consideration”), and shall automatically be canceled and cease to exist, and each book-entry account formerly representing such shares of Common Stock (each, a “Book-Entry Share”) shall thereafter represent only the right to receive the Merger Consideration.
(c)    Treasury Shares. Each share of Common Stock that is issued and outstanding immediately prior to the Effective Time and owned or held in treasury by the Company, Parent or any of their respective Subsidiaries shall be canceled and cease to exist, and no consideration shall be delivered in exchange therefor (collectively, the “Canceled Shares”).
(d)    Dissenting Shares. Each share of Common Stock that is issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing, who is entitled to appraisal and who has properly exercised appraisal rights for such shares in accordance with Section 262 of the DGCL (each, a “Dissenting Share” and each Dissenting Share, together with each Canceled Share, an “Excluded Share”) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled only to payment of the appraised value of such shares in accordance with Section 262 of the DGCL, following which such shares shall automatically be canceled and shall cease to exist; provided that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.6(b). The Company shall provide Parent prompt written notice and copies of any demands received by the Company for appraisal of shares of Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in all negotiations and Proceedings with respect to such demands. Subject to the previous sentence, the Company shall enforce any contractual waivers that holders of Common Stock have granted regarding the waiver of appraisal or dissenter rights
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that apply to the Merger. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands, or agree to do any of the foregoing.
(e)    Company Warrants. If the Company Warrants are outstanding immediately prior to the Effective Time, then, in accordance with the terms governing such Company Warrant, such Company Warrant shall cease to represent a warrant to purchase Common Stock and, in accordance with Section 3(d) of the applicable Company Warrant, be canceled and converted into, and shall become a right to receive, an amount in cash, without interest, equal to the Black Scholes Value (as defined in the applicable Company Warrant) for such Company Warrant.
2.7    Treatment of Company Equity Awards.
(a)    Company Options.
(i)    In-the-Money Options. At the Effective Time, each Company Option that is vested and outstanding immediately prior to the Effective Time and that has an exercise price per share that is less than the Cash Equivalent Merger Consideration (each, an “In-the-Money Vested Option”) shall, without any action on the part of Parent, Merger Sub, the Company or any other Person, be canceled and converted into, and shall become a right to receive, an amount in cash, without interest, equal to the product of (i) the excess, if any, of (A) the Cash Equivalent Merger Consideration over (B) the exercise price per share of such Company Option, multiplied by (ii) the total number of shares of Common Stock issuable upon the exercise in full of such Company Option, less applicable Taxes and authorized deductions.
(ii)    Out-of-the-Money and Unvested Options. At the Effective Time, each Company Option that is not an In-the-Money Vested Option (including each Company Option that is not vested prior to the Effective Time and each Company Option that has an exercise price per share equal to or greater than the Cash Equivalent Merger Consideration) shall, without any action on the part of Parent, Merger Sub, the Company or any other Person, be canceled at the Effective Time for no consideration and shall cease to exist.
(b)    Company RSUs.
(i)    Vested RSUs. At the Effective Time, each Vested RSU that is outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, Merger Sub, the Company or any other Person, be canceled and converted into, and shall become a right to receive, an amount in cash, without interest, equal to the product of (A) the Cash Equivalent Merger Consideration multiplied by (B) the total number of shares of Common Stock subject to such award of Vested RSUs, less applicable Taxes and authorized deductions.
(ii)    Unvested RSUs. At the Effective Time, each Unvested RSU that is outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, Merger Sub, the Company or any other Person, be assumed by the Surviving Corporation and shall become a restricted stock unit to receive a number of shares of the Surviving Corporation Common Stock
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equal to the number of shares of Common Stock that were subject to such Unvested RSU immediately prior to the Effective Time (the “Assumed RSUs”), with such Assumed RSUs vesting in accordance with the vesting schedule and subject to the relevant terms and conditions applicable to such Unvested RSU immediately prior to the Effective Time, including any accelerated vesting terms and conditions.
(c)    Company PSUs. At the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time shall, without any action on the part of Parent, Merger Sub, the Company or any other Person, be assumed by the Surviving Corporation and shall become a performance stock unit to receive a number of shares of Surviving Corporation Common Stock equal to the number of shares of Common Stock that were subject to such Company PSU immediately prior to the Effective Time (the “Assumed PSUs” and, together with the Assumed RSUs, the “Assumed Awards”), with such Assumed PSUs subject to the same performance-based vesting conditions and otherwise vesting in accordance with the vesting schedule and subject to the relevant terms and conditions applicable to such Company PSUs immediately prior to the Effective Time, including any accelerated vesting terms and conditions.
(d)    Payment for Company Equity Awards.
(i)    Vested Consideration. At or prior to the Effective Time, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate amount of cash owed to holders of Company Options and Vested RSUs with respect to such Company Options and Vested RSUs to the extent the Company’s cash on hand at Closing (after taking into account the payment of the Company’s transaction expenses) is insufficient to pay such amount at the Closing. As promptly as reasonably practicable following the Closing Date, but in no event later than the first regularly scheduled payroll date following the Closing Date, Parent will cause the Surviving Corporation to pay the applicable former holders of Company Equity Awards the consideration such former holders are entitled to receive as of the Closing pursuant to this Section 2.7.
(ii)    Assumed Awards. If, following the Effective Time, the employment of any holder of an Assumed Award (such holder, an “Assumed Holder”) with the Surviving Corporation (or with Parent or any of its Affiliates other than the Surviving Corporation to the extent such Assumed Holder becomes employed by Parent or such Affiliate, in lieu of the Surviving Corporation, in connection with the consummation of the Transactions) is terminated by the Surviving Corporation, Parent or such other Affiliate of Parent (the “Parent Employer Entity”) under any circumstance other than for Cause (as defined in Schedule 2.7(d)(ii)(C) of the Company Disclosure Schedules) where such Assumed Holder otherwise does not vest in the Assumed Award, then Parent will cause the Surviving Corporation to accelerate the vesting of any Assumed Award that would have vested for such Assumed Holder following the date of such termination, had such Assumed Holder remained continuously employed by the Parent Employer Entity through each of the remaining vesting dates (and deeming any Assumed PSUs to vest at the greater of actual performance or target) and shall settle such vested Assumed Awards as promptly as reasonably practicable following such Assumed Holder’s date of termination, but in no event later than 30 days following such termination.
(e)    ESPP. The Company shall, prior to the Effective Time, take all actions necessary to ensure that (i) no new offering or purchase periods under the Company ESPP shall commence after the
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date hereof, (ii) no new participants be permitted into the Company ESPP after the date hereof and (iii) the existing participants thereunder may not increase their elections with respect to the offering or purchase periods in effect on the date hereof. To the extent that any purchase period that is in effect on the date hereof is scheduled to remain in effect as of the Closing Date, the Company shall take action to provide for an earlier exercise date (including for purposes of determining the applicable purchase price (as defined in the Company ESPP) for the current purchase period) (such earlier date, the “Early ESPP Exercise Date”). The Early ESPP Exercise Date will be prior to, and as close to the Effective Time as is administratively practicable. The Company shall, prior to the Effective Time, take all actions necessary to terminate the Company ESPP, effective as of a date following the Early ESPP Exercise Date and no later than immediately prior to the Effective Time.
2.8    Payment Fund.
(a)    Creation of Payment Fund. Prior to the Closing, Parent will engage the Paying Agent pursuant to an agreement in form and substance that is reasonably acceptable to the Company. Prior to or at the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the former holders of shares of Common Stock that are not Excluded Shares, the aggregate Merger Consideration payable or issuable at the Closing pursuant to Section 2.6 and Section 2.7, including all cash amounts payable at the Closing pursuant to Section 2.6 and Section 2.7. The Surviving Corporation Common Stock and cash so deposited with the Paying Agent shall be referred to as the “Payment Fund.” With respect to any Dissenting Shares, Parent shall not be required to deposit or cause to be deposited with the Paying Agent cash sufficient to pay any Merger Consideration that would be payable in respect of such Dissenting Shares if such Dissenting Shares were not Dissenting Shares.
(b)    Investment of Payment Fund. The Paying Agent shall invest all cash included in the Payment Fund as reasonably directed by Parent; provided that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government; provided, further, that no such investment or loss thereon shall affect the amounts payable or issuable to former holders of shares of Common Stock pursuant to this Section 2.8, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of such holders. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.8(e).
(c)    Payment Procedures.
(i)    As promptly as reasonably practicable after the Effective Time (and in any event within one Business Day thereafter), the Surviving Corporation (with the assistance of Parent if necessary) shall cause the Paying Agent to provide or make available to each holder of record of Eligible Shares that are Book-Entry Shares not held through The Depository Trust Company (“DTC”) notice advising such holders of the effectiveness of the Merger, which notice shall include (A) appropriate transmittal materials (including a customary letter of transmittal) specifying that delivery shall be effected, and risk of loss and title to such Book-Entry Shares shall pass only upon the cancellation of such Book-Entry Shares by the Paying Agent (which is deemed to have been effected upon the delivery of a
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customary “agent’s message” with respect to such Book-Entry Shares or such other evidence reasonably acceptable to Parent or the Paying Agent, of such cancellation), such materials to be in such form and have such other provisions as Parent desires and are reasonably acceptable to the Company and (B) instructions for effecting the cancellation of the Book-Entry Shares to the Paying Agent in exchange for the Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to Section 2.6(b).
(ii)    With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC and such other necessary or desirable third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as reasonably practicable after the Effective Time (and in any event within one Business Day thereafter), upon surrender of Book-Entry Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures and such other procedures as agreed by Parent, the Company, the Paying Agent, DTC and such other necessary or desirable third-party intermediaries, the Merger Consideration to which the beneficial owners thereof are entitled pursuant to the terms of this Agreement.
(iii)    Upon surrender to the Paying Agent of Book-Entry Shares that (A) are Book-Entry Shares not held through DTC, by book-receipt of an “agent’s message” by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other evidence, if any, of surrender with respect to such Book-Entry Shares), in each case pursuant to such materials and instructions as contemplated by Section 2.8(c)(i) and (B) are Book-Entry Shares held through DTC, in accordance with DTC’s customary surrender procedures and such other procedures as agreed by the Company, Parent, the Paying Agent, DTC and such other necessary or desirable third-party intermediaries pursuant to Section 2.8(c)(ii), the holder of such Book-Entry Share shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable to such holder, the Merger Consideration in respect of the number of Eligible Shares represented by such Book-Entry Shares.
(iv)    For the avoidance of doubt, no interest will be paid or accrued for the benefit of any holder of Eligible Shares on any amount payable or issuable upon the surrender of any Eligible Shares as contemplated by the foregoing provisions of this Section 2.8(c), and any Book-Entry Shares so surrendered shall be canceled by the Paying Agent. Payment of the Merger Consideration upon surrender of an Eligible Share to which such Eligible Share is entitled pursuant to Section 2.6(b) will be deemed to have been paid in full satisfaction of all rights pertaining to such Eligible Share.
(v)    Payment or issuance of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of the Company.
(vi)    No fractional shares of Surviving Corporation Common Stock shall be issued as a result of or in connection with the Merger. The aggregate Stock Consideration issuable to a
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holder of Eligible Shares shall be, after taking into consideration all Eligible Shares held by such holder, rounded to the nearest whole number.
(d)    Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Eligible Shares. If, after the Effective Time, any acceptable evidence of a Book-Entry Share formerly representing any Eligible Shares is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be canceled and exchanged for the Merger Consideration to which the holder thereof is entitled in accordance with this Section 2.8(d).
(e)    Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof (if any)) that remains unclaimed by the holders of Eligible Shares for one year from and after the Closing Date shall be delivered to the Surviving Corporation. Any holder of Eligible Shares who has not theretofore complied with the procedures, materials and instructions contemplated by this Section 2.8 shall thereafter look only to Parent and the Surviving Corporation for payment or issuance of the Merger Consideration payable or issuable pursuant to Section 2.6(b) and Section 2.8(c). Notwithstanding anything to the contrary in the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Eligible Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any Merger Consideration remaining unclaimed by the holders of Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or an Affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.
2.9    Adjustments. Notwithstanding anything to the contrary set forth in this Agreement, if, from the date hereof to the earlier of the Effective Time and termination in accordance with Article VII, the issued and outstanding shares of Common Stock or securities convertible or exchangeable into or exercisable for shares of Common Stock shall have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend, recapitalization, merger, issuer tender offer or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Merger Consideration shall be equitably adjusted to provide the holders of shares of Common Stock and Company Equity Awards the same economic effect as contemplated by this Agreement prior to such event, and as so adjusted shall, from and after the date of such event, be the Merger Consideration; provided that nothing in this Section 2.9 shall be construed to permit the Company to take any action except to the extent consistent with, and not otherwise prohibited or restricted by, the terms of this Agreement.
2.10    Withholding. The Paying Agent, the Company, Parent, Merger Sub, the Surviving Corporation and their Affiliates and agents, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable to any holder or former holder of Common Stock or Company Equity Awards, or any other Person, pursuant to this Agreement such amounts as are required to be withheld or deducted under the Code, or under any provision of state, local or non-U.S. Tax Law with respect to the
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making of such payment. To the extent that amounts are so deducted or withheld and paid over to the relevant Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
2.11    No Further Rights in Common Stock. From and after the Effective Time, each share of the Company’s capital stock shall no longer be outstanding and shall, subject to Section 2.6(b), automatically be canceled and cease to exist, and (a) each holder of a Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 2.8, (b) each holder of any Dissenting Share shall cease to have any rights with respect thereto, except the rights specified in Section 2.6(d) and (c) each holder of any Canceled Shares shall cease to have any rights with respect thereto. The Merger Consideration or the consideration specified in Section 2.6(d), as applicable, paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company’s capital stock. If, after the Effective Time, any Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.
2.12    Necessary Further Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under, or duty or obligation with respect to, any of the property, rights, privileges, powers or franchises, or any of the debts or liabilities, of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments, assumptions and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to continue, vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under, or duty or obligation with respect to, such property, rights, privileges, powers or franchises, or any such debts or liabilities, in the Surviving Corporation or otherwise to carry out the intent of this Agreement.
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the publicly available Company Reports filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”) (including exhibits and other information incorporated by reference therein, but excluding any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements” and “Quantitative and Qualitative Disclosures About Market Risk” to the extent such disclosures are general and cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the confidential disclosure letter delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Schedules”) (it being agreed that for purposes of the representations and warranties set forth in this
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Article III, disclosure of any item in any section or subsection of the Company Disclosure Schedules shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub that:
3.1    Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority necessary to own, lease and operate its properties and assets and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or licensing is necessary, except for those jurisdictions where the failure to be so qualified or licensed would not constitute a Material Adverse Effect. The Company has filed with the SEC, prior to the date hereof, true, complete and correct copies of the certificate of incorporation and bylaws of the Company as currently in effect. Each Subsidiary of the Company is wholly owned by a Company Group Member.
3.2    Capital Structure.
(a)    The authorized capital stock of the Company consists of 500,000,000 shares of Class A Common Stock, 150,000,000 shares of Class B Common Stock and 5,000,000 shares of Preferred Stock. As of 5:00 p.m. on August 31, 2026 (the “Measurement Time”), there were (i) 180,097,818 shares of Class A Common Stock issued and outstanding, 26,258,546 shares of Class B Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding, (ii) 26,607,544 shares of Class A Common Stock held in the Company’s treasury, no shares of Class B Common Stock held in the Company’s treasury and no shares of Preferred Stock held in the Company’s treasury, (iii) 11,076,968 shares of Class A Common Stock were subject to issuance upon the exercise of the Company Warrants and 25,706,940 shares of Class B Common Stock were subject to issuance upon the exercise of the Company Warrants, (iv) 1,230,688 shares of Class A Common Stock were subject to issuance pursuant to outstanding Company Options and no shares of Class B Common Stock were subject to issuance pursuant to outstanding Company Options, all of which are vested, (v) 9,576,403 shares of Class A Common Stock were subject to issuance pursuant to outstanding Company RSUs and no shares of Class B Common Stock were subject to issuance pursuant to outstanding Company RSUs, (vi) a maximum of 4,918,938 shares of Class A Common Stock were subject to issuance pursuant to outstanding Company PSUs and no shares of Class B Common Stock were subject to issuance pursuant to outstanding Company PSUs, and (vii) 34,590,107 shares of Class A Common Stock were reserved for issuance upon the possible conversion of the Convertible Debentures and no shares of Class B Common Stock were reserved for issuance upon the possible conversion of the Convertible Debentures. As of August 16, 2026, no shares of Class A Common Stock were subject to issuance under the Company ESPP and no shares of Class B Common Stock were subject to issuance under the Company ESPP.
(b)    From the Measurement Time to the execution of this Agreement, the Company has not issued any shares of Common Stock except pursuant to the exercise of the purchase rights under the Company ESPP or the exercise or settlement of Company Equity Awards outstanding as of the
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Measurement Time in accordance with their terms. As of the date hereof, there are no outstanding Company Equity Commitments other than as accounted for in Section 3.2(a).
(c)    Each of the outstanding shares of capital stock or other securities of the Company Group is duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights and clear of any lien, charge, pledge, security interest, claim, adverse ownership interest or other encumbrance (each, a “Lien”), other than Permitted Liens.
(d)    Schedule 3.2(d) of the Company Disclosure Schedules contains a complete and correct list of all outstanding Company Equity Awards granted under the Company Stock Plans, in each case as of the Measurement Time, including (i) the number of shares of Common Stock subject to each Company Equity Award (assuming that applicable performance goals are satisfied at the target level), (ii) the holder, (iii) date of grant, (iv) vesting schedule and (v) where applicable, the exercise price with respect to each Company Equity Award.
(e)    The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) shares of Common Stock with the Company Stockholders on any matter. There are no voting agreements, voting trusts, stockholders agreements, proxies or other agreements or understandings to which any Company Group Member is a party with respect to the voting of, restricting the transfer or sale of, or providing for registration rights with respect to, the capital stock or other equity interests of any Company Group Member.
3.3    Subsidiaries.
(a)    Schedule 3.3(a) of the Company Disclosure Schedules lists each of the Company’s Subsidiaries as of the date hereof, together with the jurisdiction of incorporation or organization, as applicable, of each Subsidiary. No Company Group Member owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or has any direct or indirect material equity participation or similar interest in, or any material interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interest in, any Person that is not a Company Group Member.
(b)    Except as would not be material to the Company Group, taken as a whole, each Subsidiary of the Company (i) is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the applicable Laws of its jurisdiction of incorporation or organization and has all requisite corporate or other organizational powers necessary to enable it to own, lease and operate its properties and to carry on its business as now conducted and (ii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where such qualification or licensing is necessary.
(c)    The Company has Made Available to Parent true, complete and correct copies of the certificate of incorporation and bylaws (or equivalent organizational documents), each as amended to
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date, of each of its Significant Subsidiaries (the “Company Subsidiary Documents”). Except as would not be material to the Company Group, taken as a whole, the Company Subsidiary Documents are in full force and effect and each Subsidiary of the Company is in compliance with its respective Company Subsidiary Documents.
3.4    Corporate Authority; Approval; Fairness Opinion.
(a)    The Company Board has (i) determined that the terms of this Agreement, the Merger and the other Transactions are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other Transactions, (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions upon the terms and subject to the conditions set forth herein and (iv) resolved, subject to the terms and conditions set forth in this Agreement, to make the Company Board Recommendation and directed that this Agreement be submitted to the Company Stockholders for adoption thereby.
(b)    Assuming that each of the representations set forth in Section 4.8 is true, the Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Merger and the other Transactions, subject only to (i) the adoption of this Agreement by the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon, voting together as a single class, at the Company Stockholder Meeting (such adoption, the “Company Stockholder Approval”) and (ii) with respect to the Merger, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.
(c)    This Agreement has been duly executed and delivered by the Company, and, assuming (i) the due authorization, execution and delivery by Parent and Merger Sub and (ii) that each of the representations set forth in Section 4.2 is true, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Enforceability Exception”).
(d)    The Company Board has received an opinion of Houlihan Lokey Capital, Inc. to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, the Merger Consideration to be received by the Company Stockholders in respect of their Eligible Shares in the Merger pursuant to this Agreement is fair to such holders from a financial point of view.
3.5    Governmental Filings; No Violations; Certain Contracts.
(a)    Other than the filings, notices, reports, Consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations pursuant to, in compliance with or required to be made under, (i) the DGCL, (ii) the Exchange Act, including the filing with the SEC of the Proxy
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Statement, (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and other Antitrust Laws, (iv) the rules and regulations of Nasdaq and (v) state securities, takeover and “blue sky” Laws (the filings, notices, reports, Consents, registrations, approvals, permits, waivers, expirations of waiting periods and authorizations contemplated by the foregoing clauses (i) through (v), the “Company Approvals”), no filings, notices, reports, Consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Company from, or to be given by the Company to, or be made by the Company with, any U.S., non-U.S. or other governmental, regulatory, self-regulatory or quasi-governmental authority, entity, agency, commission or instrumentality or any court or tribunal or other legislative, executive or judicial governmental entity (each, a “Governmental Authority”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other Transactions, except (1) may be required solely by reason of Parent’s or Merger Sub’s participation in the Merger or the other Transactions and (2) those that the failure to give, make or obtain would not (x) constitute a Material Adverse Effect or (y) individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the consummation of the Merger and the other Transactions.
(b)    The execution and delivery of this Agreement by the Company, and compliance by the Company with the terms hereof and the consummation of the Merger and the other Transactions do not and will not (with or without notice or lapse of time, or both): (i) conflict with or result in any violation or breach of any provision of the Charter or the Bylaws, (ii) assuming compliance with the matters referred to in Section 3.5(a) and that the Company Stockholder Approval is obtained, result in a violation or breach of any provision of any applicable Law, (iii) require any Consent or approval under, result in any breach of or default under, result in the acceleration of any obligation under, or result in termination or give to others any right of termination of, any Material Contract or (iv) result in the creation or imposition of any Lien (other than Permitted Liens) on any properties or assets of the Company Group except, in the case of each of clauses (ii), (iii) and (iv), as would not (x) constitute a Material Adverse Effect or (y) individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the consummation of the Merger and the other Transactions.
3.6    Company Reports; Financial Statements; Liabilities.
(a)    The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) required to be filed or furnished by it to the SEC pursuant to the Exchange Act or the Securities Act since January 1, 2024 (such reports, since such date, as amended and supplemented from time to time, collectively, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished, complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not
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misleading. None of the Subsidiaries of the Company is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.
(b)    The Company is in compliance in all material respects with the Sarbanes-Oxley Act and the applicable listing and corporate governance rules and regulations of Nasdaq.
(c)    The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurance that material information required to be disclosed by the Company is reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company’s internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.
(d)    The Company, based on its most recent evaluation of internal controls over financial reporting, has not identified (i) any material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since December 31, 2022 (such date, the “Lookback Date”), no written material complaints, allegations, assertions or claims from any source regarding accounting, internal accounting controls or auditing matters have been received by the Company or, to the Company’s Knowledge, the Company’s independent registered public accounting firm.
(e)    The consolidated financial statements of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules thereto) (i) fairly present in all material respects the consolidated financial position of the Company Group as of the respective dates thereof and the consolidated results of operations, changes in stockholders’ equity, cash flows and changes in financial position, as the case may be, of such companies for the periods set forth therein (except as may be indicated in the notes thereto or, in the case of unaudited statements, to normal year-end audit adjustments and any other adjustment described therein permitted by GAAP or the rules and regulations of the SEC) and (ii) were prepared in accordance with GAAP consistently applied during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, for normal year-end audit adjustments and any other adjustment described therein permitted by GAAP or the rules and regulations of the SEC).
(f)    No Company Group Member has any liabilities or obligations that would be required to be reflected upon a consolidated balance sheet of the Company prepared in accordance with GAAP, except (i) as reflected or reserved against in the Company’s most recent consolidated balance sheet (including the related notes and schedules) included in the Company Reports filed prior to the date hereof, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of such consolidated balance sheet, (iii) executory obligations under Contracts (in
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each case so long as not arising out of any infringement, breach or default of the Company or its Subsidiaries under any such Contract), (iv) as incurred in connection with the Transactions or (v) liabilities or obligations that would not constitute a Material Adverse Effect.
3.7    Absence of Certain Changes.
(a)    From June 30, 2026 to the date hereof, there has not been a Material Adverse Effect.
(b)    From June 30, 2026 to the date hereof, except in connection with the Transactions, (i) the Company Group has conducted its business in the ordinary course of business in all material respects and (ii) no Company Group Member has taken any action that would be prohibited by subsections (i), (ii), (iii), (v), (vii), (viii), (ix), (x), (xii), (xv), (xvi), (xxii), (xxiv) or (xxvi) of Section 5.1(b) if taken after the date hereof and prior to the Closing Date.
3.8    Licenses. Except as would not be material to the Company Group, taken as a whole, each Company Group Member (i) holds all permits, licenses, certifications, approvals, registrations, Consents, authorizations, franchises, variances, exemptions and Orders issued or granted by a Governmental Authority (“License”) necessary to conduct its business as presently conducted and (ii) has operated its business in compliance with such Licenses since the Lookback Date. Except as would not be material to the Company Group, taken as a whole, from the Lookback Date to the date hereof, there have been no Proceedings pending or, to the Company’s Knowledge, threatened in writing, relating to a Company Group Member’s alleged noncompliance with a License, or seeking the revocation, cancellation or adverse modification of any License held by a Company Group Member.
3.9    Compliance with Laws; Proceedings.
(a)    Except as would not be material to the Company Group, taken as a whole, since the Lookback Date, each Company Group Member has complied with all applicable Laws.
(b)    Since January 1, 2021, (i) the Company Group has complied in all material respects with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions and Trade Control Laws (collectively, the “Specified Laws”), (ii) there have been no Proceedings pending or to the Company’s Knowledge threatened in writing, alleging noncompliance with any Specified Law by any Company Group Member or, to the Company’s Knowledge, any of their respective directors, officers or employees and (iii) no Company Group Member has made any voluntary disclosure to any Governmental Authority in respect of any violations of a Specified Law.
(c)    As of the date hereof, there are no Proceedings pending or, to the Company’s Knowledge, threatened in writing against a Company Group Member, except for Proceedings that would not be material to the Company Group, taken as a whole, or not reasonably be expected to prevent or materially delay the consummation of the Merger and the other Transactions. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Order that would (i) result in the payment of material damages or impose material restrictions on the operation of the
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business of the Company Group, taken as a whole or (ii) reasonably be expected to prevent or materially delay the consummation of the Merger and the other Transactions.
3.10    Material Contracts.
(a)    Schedule 3.10(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of each Contract, other than this Agreement, and any Benefit Plans set forth on Schedule 3.12(a) of the Company Disclosure Schedules, that is in effect as of the date hereof and by which any Company Group Member is bound that:
(i)    would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
(ii)    (A) contains a right of first refusal, first offer or first negotiation in favor of a third party that would be material to the Company Group, taken as a whole, (B) purports to materially limit the type of business in which the Company Group may engage or the manner or locations in which any Company Group Member may so engage in any business, (C) prohibits or materially limits the right of the Company Group to make, sell or distribute any products or services or (D) contains any “most favored nations” provisions that are material to the Company Group, taken as a whole;
(iii)    relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) (A) that was entered into after the Lookback Date for aggregate consideration of more than $1,000,000 or (B) pursuant to which any potential earn-out, deferred or contingent payment obligations remain outstanding (excluding (x) indemnification obligations in respect of representations and warranties or (y) amounts retained pursuant to customary indemnity escrow or holdback arrangements) or otherwise survive as of the date hereof that would reasonably be expected to result in the receipt or making by the Company Group of future payments in excess of $1,000,000;
(iv)    relates to the formation, creation, operation, management, control or governance of any material partnership, joint venture, long-term alliance or other similar agreement or arrangement;
(v)    is between a Company Group Member, on the one hand, and any director or officer of the Company or any Person beneficially owning 5% or more of the outstanding shares of Common Stock or any of their respective Affiliates (other than a Company Group Member), on the other hand, including any Contract pursuant to which a Company Group Member has an obligation to indemnify such director, officer or Person;
(vi)    relates to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), in either case, in an individual amount in excess of $5,000,000;
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(vii)    grants any right of first refusal or right of first offer or similar right in respect of any material assets or businesses of the Company Group or that materially limits or purports to materially limit the ability of the Company Group to sell, transfer, pledge or otherwise dispose of any material assets or businesses;
(viii)    pursuant to which any Company Group Member licenses material Intellectual Property Rights from a third party, excluding (A) confidentiality and/or non-disclosure agreements, (B) employee and contractor invention assignment agreements, (C) non-exclusive licenses to commercially available, off-the-shelf software, shrink wrap and click through software, (D) incidental trademark licenses and (E) Open Source Software;
(ix)    is a Company Labor Agreement;
(x)    is between a Company Group Member, on the one hand, and a Governmental Authority, on the other hand, other than non-disclosure agreements entered into in the ordinary course of business and Contracts that are substantially on the Company’s standard form of customer agreement or terms of service;
(xi)    relates to a settlement of a Proceeding that (A) restricts in any material respect the operations or conduct of the business of the Company Group, taken as a whole, or (B) requires a Company Group Member to pay more than $500,000 after the date hereof;
(xii)    pursuant to which any Company Group Member is obligated to make any future capital investment or capital expenditure outside the ordinary course of business and in excess of $500,000;
(xiii)    (A) is between a Company Group Member, on the one hand, and a Material Customer, on the other hand, or (B) is between a Company Group Member, on the one hand, and a Material Supplier, on the other hand; and
(xiv)    is a lease or sublease of real property with an annual rent of $1,000,000 or more (each, a “Material Lease”).
(b)    The Company has Made Available to Parent each Contract set forth on Schedule 3.10(a) of the Company Disclosure Schedules. Except as would not constitute a Material Adverse Effect, (i) each Material Contract is valid, binding and enforceable against the Company Group Member that is a party thereto and, to the Company’s Knowledge, each other party thereto and (ii) there is no default under any Material Contract by a Company Group Member, or, to the Company’s Knowledge, by any other party thereto. As of the date hereof, no Company Group Member has received any written notice or claim from any third party to any Material Contract of any default, termination or cancellation under any Material Contract.
3.11    Real Property. No Company Group Member owns any real property. Except as would not be material to the Company Group, taken as a whole, (a) the Company Group has valid leasehold interests
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in all of its leased real property, free and clear of all Liens other than Permitted Liens, (b) such real property and all buildings, structures, improvements and fixtures located on such real property are suitable for the purposes for which they are currently used by the Company Group, (c) no Company Group Member has received any written notice from any landlord that such landlord intends to terminate any Material Lease and (d) no Company Group Member has received written notice of any pending condemnation and, to the Company’s Knowledge there is no threatened, condemnation with respect to any leased real property.
3.12    Employee Benefits.
(a)    Schedule 3.12(a) of the Company Disclosure Schedules sets forth a complete and correct list of each material Benefit Plan of the Company Group (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, the Company has Made Available to Parent, to the extent applicable, complete and correct copies of (i) the documents constituting such Company Benefit Plan, including any amendments or supplements thereto, (ii) the most recent summary plan description together with any summaries of material modifications thereto, (iii) the most recent Internal Revenue Service (“IRS”) determination or opinion letter, (iv) the most recently prepared actuarial report and (v) the two most recently filed annual reports (Form 5500).
(b)    Except as would not be material to the Company Group, taken as a whole, (i) each Company Benefit Plan has been established, operated and administered in compliance with its terms and applicable Laws, including ERISA and the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) all contributions or other amounts payable by the Company Group with respect to each Company Benefit Plan have been paid or accrued in accordance with GAAP.
(c)    Except as would not be material to the Company Group, taken as a whole, there are no pending or, to the Company’s Knowledge, threatened claims (other than routine claims for benefits) or Proceedings by a Governmental Authority by, on behalf of or against any Company Benefit Plan, any fiduciary thereof or any trust or other funding arrangement related thereto.
(d)    Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS or may rely upon a favorable opinion issued by the IRS with respect to a preapproved plan document.
(e)    Neither the Company nor any ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any material obligation or liability (including any contingent liability) under, (i) a defined benefit pension plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (ii) any “multiemployer plans” within the meaning of Section 3(37) of ERISA, in each case, in the last six years.
(f)    No Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person and no Company Group Member has any obligation to provide such benefits other than (i) as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or other similar applicable legal requirements (collectively,
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“COBRA”) or (ii) any payment or reimbursement of COBRA premiums for a period of 12 months or less immediately following termination as part of a severance benefit.
(g)    Except as required pursuant to existing agreements (including any Company Benefit Plan), applicable Law, as expressly contemplated by Section 2.7, or otherwise provided by this Agreement, neither the execution, delivery or performance of this Agreement nor the consummation of the other Transactions will, either alone or in combination with another event, (i) accelerate the time of payment or vesting of any compensation or benefit to any current or former employee, director, officer or individual independent contractor of the Company Group, (ii) materially increase the amount of compensation or benefit due to any current or former employee, director, officer, or individual independent contractor of the Company Group or (iii) result in the payment of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.
(h)    Neither the Company nor any Subsidiary thereof has any obligation to provide any individual with the right to, a gross-up payment for any excise Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.
3.13    Labor Matters.
(a)    No Company Group Member is a party to or otherwise bound by any collective bargaining agreement with a labor union, works council or similar organization or employee representative body (“Labor Union” and such agreements collectively, the “Company Labor Agreements”). Except as would not be material to the Company Group, taken as a whole, since the Lookback Date, there have been no labor Proceedings or, to the Company’s Knowledge, other activities, by any Labor Union seeking to represent any employees of the Company Group, in each case, with respect to the employees’ employment with a Company Group Member.
(b)    Except as would not be material to the Company Group, taken as a whole, no Company Group Member is the subject of any ongoing or pending proceeding alleging that such Company Group Member has engaged in any unfair labor practice under any Law and there is no ongoing, pending, or to the Company’s Knowledge, threatened, labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company Group.
(c)    Except as would not be material to the Company Group, taken as a whole, since the Lookback Date each Company Group Member has complied with all applicable Laws and Contracts relating to employment and employment practices, including any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (or similar state Laws), the classification of employees as exempt or non-exempt from overtime pay requirements, the provision of meal and rest breaks, pay for all working time, the proper classification of individuals as nonemployee contractors or consultants, immigration, withholding from pay and unemployment insurance.
(d)    Except as would not be material to the Company Group, taken as a whole, since the Lookback Date there have been no pending or, to the Company’s Knowledge threatened, Proceedings
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alleging sexual harassment, sexual misconduct or other unlawful harassment or discrimination committed by any director or executive (at the level of executive vice president or above) of the Company.
3.14    Environmental Matters. Except as would not be material to the Company Group, taken as a whole, (a) the Company Group has complied with all applicable Environmental Laws, (b) any real property, currently or formerly owned, leased or operated by the Company Group (including soils, groundwater, surface water, buildings or other structures) has not been contaminated with any Hazardous Substance, (c) no Company Group Member is a party to or the subject of any pending or, to the Company’s Knowledge, threatened Proceeding alleging that any Company Group Member may be in violation of or subject to liability under any Environmental Law or regarding any Hazardous Substance and (d) no Company Group Member is subject to any Order or other arrangement with any Governmental Authority or has assumed or retained any liability of any third party relating to any Environmental Law or regarding any Hazardous Substance.
3.15    Taxes.
(a)    Except as would not be material to the Company Group, taken as a whole, (i) each Company Group Member has filed all Tax Returns required to be filed by such Company Group Member and (ii) all such filed Tax Returns are true, complete and correct.
(b)    Except as would not be material to the Company Group, taken as a whole, each Company Group Member paid all Taxes that are due and required to be paid, except with respect to matters contested in good faith by appropriate Proceedings or for which adequate reserves have been established in accordance with GAAP.
(c)    Except as would not be material to the Company Group, taken as a whole, there are no Liens for Taxes upon any property or assets of the Company Group except Permitted Liens.
(d)    Except as would not be material to the Company Group, taken as a whole, no deficiencies for Taxes have been proposed or assessed in writing by any Governmental Authority against any Company Group Member, except for deficiencies that have been satisfied by payment, settled, withdrawn or otherwise resolved.
(e)    As of the date hereof, there are no audits, examinations, investigations or other Proceedings by any Governmental Authority against any Company Group Member in respect of any material Taxes of such Company Group Member pending or, to the Company’s Knowledge, threatened in writing.
(f)    No Company Group Member (i) has since the Lookback Date been a member of an affiliated group filing an affiliated, combined, unitary, consolidated or similar income Tax Return (other than a group the common parent of which is a Company Group Member) or (ii) has material liability for the Taxes of any Person (other than another Company Group Member) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as transferee or successor.
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(g)    No Company Group Member is party to any Tax allocation, Tax sharing, Tax indemnity or similar agreement (other than (i) any such agreements solely between or among Company Group Members or (ii) customary agreements or arrangements with customers, vendors, lessors, lenders or the like or other agreements that do not relate primarily to Taxes).
(h)    No Company Group Member has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to qualify under Section 355 of the Code in the two years prior to the date hereof.
(i)    No Company Group Member has “participated” (within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A)) in any “listed transaction” (within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder, as in effect and as amended by any guidance published by the IRS for the applicable period) that has not been disclosed in the relevant Tax Return of the Company or the relevant Subsidiary.
3.16    Intellectual Property.
(a)    Schedule 3.16(a) of the Company Disclosure Schedules sets forth a complete and accurate list of all material registered and applied for patents, trademarks, service marks and copyrights owned by the Company Group (collectively, “Company Registered IP”). To the Company’s Knowledge, all Company Registered IP is (i) valid, subsisting and enforceable (except with respect to applications, which are subsisting) and (ii) covers the material registered patents necessary for the development and commercialization of the Company’s Autobahn and Blackbird products (as such products exist on the date of this Agreement).
(b)    Except as would not constitute a Material Adverse Effect, the Company Group exclusively owns the Company Registered IP and any unregistered Intellectual Property Rights owned or purported to be owned by a Company Group Member (collectively, “Company IP”), free and clear of any and all Liens other than Permitted Liens. All Persons who invented, created or contributed to material Company IP for or on behalf of a Company Group Member have assigned in writing to such Company Group Member all of such Person’s rights in same that did not vest initially with such Company Group Member by operation of applicable Laws.
(c)    The Company Group has taken reasonable steps to maintain the confidentiality of all material proprietary and confidential information contained in the Company IP that the Company Group holds, or purports to hold, as a trade secret under applicable Laws.
(d)    Except as would not be material to the Company Group, taken as a whole, the operation of the Company Group’s businesses has not infringed, misappropriated or violated the Intellectual Property Rights of any other Person, and, since the Lookback Date, no Person has alleged the same in writing or challenged the validity or enforceability of the Company IP. To the Company’s Knowledge, no Person is infringing, misappropriating or violating any material Company IP, and since the Lookback Date no Company Group Member has sent any written notices to any Person alleging same.
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(e)    Except as would not be material to the Company Group, taken as a whole, no Company Software contains, is linked with, derived from, or is distributed with, any Open Source Software in a manner that requires (i) that a Company Group Member grant a license under, or refrain from asserting any one or more of its patents or that Company Software (except for the applicable, unmodified third party Open Source Software itself): (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works or (C) be redistributable at no charge, or (ii) that otherwise imposes any material limitation, restriction or condition on the Company Group’s commercial exploitation of any Company Software (except for the applicable, unmodified third party Open Source Software itself).
(f)    Except as would not constitute a Material Adverse Effect, to the Company’s Knowledge, no Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: disrupting, disabling, harming or otherwise materially impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed.
(g)    No material source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person other than service providers of the Company Group and no Company Group Member has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available such source code to any escrow agent or other Person.
(h)    None of the Company Products have in the 12 months prior to the date hereof been subject to any epidemic failures or any recall for any defects or other failures, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
3.17    Privacy.
(a)    Except as would not be material to the Company Group, taken as a whole, (i) the Company Group has complied with all applicable Privacy Laws, Privacy Policies of the Company, and binding contractual commitments related to the Processing of Personal Information and (ii) the current versions of each Company Group Member’s Privacy Policies are accurate, consistent and complete.
(b)    Except as would not be material to the Company Group, taken as a whole, since the Lookback Date, (i) the Company Group has implemented commercially reasonable physical, technical and administrative measures designed to protect Personal Information Processed by the Company Group and the Company IT Assets and (ii) to the Company’s Knowledge, there has been no unlawful or unauthorized access, use, loss, disclosure, destruction or compromise of any Personal Information in the Company’s possession (each, a “Security Incident”).
(c)    Except as would not be material to the Company Group, taken as a whole, since the Lookback Date, no Company Group Member has received any written notice, request, complaint or
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other claim from, or to the Company’s Knowledge, been the subject of, any investigation or Proceeding by any Person, in each case that relates to any Security Incident and/or violation of Privacy Law.
3.18    Customers; Suppliers.
(a)    Schedule 3.18(a) of the Company Disclosure Schedules sets forth a list of the top 10 customers of the Company Group (consolidating into a single customer all affiliated customers and divisions of customers) of the Company Group based on amounts paid to, and accounts receivable generated by, the Company Group with respect to such customers for the fiscal year ended on December 31, 2025 (each, a “Material Customer”).
(b)    Schedule 3.18(b) of the Company Disclosure Schedules sets forth a list of the top 10 suppliers and vendors of the Company Group (consolidating into a single supplier or vendor all affiliated suppliers and vendors and divisions of suppliers and vendors) of the Company Group based on amounts paid by, and accounts payable generated by, the Company Group with respect to such suppliers and vendors for the fiscal year ended on December 31, 2025 (each, a “Material Supplier”).
3.19    Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) all current insurance policies and insurance Contracts of the Company Group are in full force and effect and are valid and enforceable and cover against the risks as are customary for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. No Company Group Member has received notice of cancellation or termination with respect to any current third-party insurance policies or insurance Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination has been or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
3.20    Related Person Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between a Company Group Member, on the one hand, and any Affiliate thereof (including any director or officer, but excluding any Company Group Member), on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC.
3.21    Proxy Statement. At the time of the Company Stockholder Meeting, the proxy statement (including the letter to stockholders, notice of meeting and form of proxy, together with any amendments or supplements thereto, the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking Company Stockholder Approval will comply as to form in all material respects with the Exchange Act and other applicable Laws, and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied, or required to be supplied, by Parent, Merger Sub or any of their Affiliates or advisors (in their capacities as such) specifically for inclusion or incorporation by reference therein.
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3.22    Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other Transactions, except that the Company has engaged Houlihan Lokey Capital, Inc. as its financial advisor.
3.23    No Other Representations or Warranties. Notwithstanding anything to the contrary set forth in this Agreement, the Company Disclosure Schedules, or any of the Schedules or Exhibits hereto or thereto, neither the Company nor any of its Affiliates, nor any of their respective Representatives, makes or has made any representation or warranty, oral or written, express or implied, other than as expressly made by them in this Article III or as may be separately stated in writing in any certificate delivered hereunder. The Company acknowledges and agrees that neither Parent, Merger Sub nor any other Person has made any representation or warranty, express or implied, including as to the accuracy or completeness of any information regarding Parent, Merger Sub or their respective Affiliates furnished or made available to the Company or its Affiliates and their respective Representatives (and that the Company has not relied on any representation, warranty, other statement made, or information provided, by any Person on behalf of Parent, Merger Sub or their respective Affiliates), except as expressly set forth in Article IV (which includes exceptions set forth therein and in the Company Disclosure Schedules) or as may be separately stated in writing in any certificate delivered hereunder and that all other representations and warranties, express or implied, are specifically disclaimed.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub each hereby represents and warrants to the Company that:
4.1    Corporate Existence and Power. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority necessary to own, lease and operate its properties and assets and to carry on its business as currently conducted. Each of Parent and Merger Sub is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where such qualification or licensing is necessary, except for those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to, individually or in the aggregate, prevent or materially delay or impair the consummation of the Merger and the other Transactions. Parent has made available to the Company true, complete and correct copies of the certificates of incorporation and bylaws or comparable governing documents of Parent and Merger Sub as currently in effect.
4.2    Corporate Authority. No vote or consent of holders of any securities of Parent is necessary to approve this Agreement and the Merger and the other Transactions. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Merger and the other Transactions, subject only to (i) the adoption of this Agreement by Parent (or a wholly owned Subsidiary thereof) as sole stockholder of Merger Sub and (ii) with respect to
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the Merger, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exception. Promptly following the execution of this Agreement, Parent (or a wholly owned Subsidiary thereof), as sole stockholder of Merger Sub, shall duly execute and deliver a written consent approving and adopting this Agreement in accordance with Sections 228 and 251(c) of the DGCL, which by its terms will be effective immediately following the execution of this Agreement, and, when effective, will constitute the only approval of Merger Sub’s stockholders necessary to adopt this Agreement and approve the Merger.
4.3    Governmental Filings; No Violations.
(a)    Other than the filings, notices, reports, Consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations pursuant to, in compliance with or required to be made under, (i) the DGCL, (ii) the Exchange Act, including the filing with the SEC of the Proxy Statement, (iii) the HSR Act and other Antitrust Laws, (iv) the rules and regulations of the Nasdaq Stock Market and (v) state securities, takeover and “blue sky” Laws, no filings, notices, reports, Consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by Parent or Merger Sub from, or to be given by Parent or Merger Sub to, or be made by Parent or Merger Sub with, any Governmental Authority, in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other Transactions.
(b)    The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other Transactions will not (with or without notice or lapse of time, or both) (i) conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws or comparable governing documents of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in Section 4.3(a), result in a violation or breach of any provision of any applicable Law, (iii) require any Consent or approval under, result in any breach of or default under, result in the acceleration of any obligation under, or result in termination or give to others any right of termination of, any Contracts binding upon Parent or its Subsidiaries, except, in the case of each of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the consummation of the Merger and the other Transactions.
(c)    Neither Parent nor any of its Subsidiaries is a Sanctioned Person. Neither Parent nor any of its Subsidiaries is acting for or on behalf of, or providing assistance, support, sponsorship or services of any kind to, or otherwise associated with a Sanctioned Person. Neither Parent nor any of its Subsidiaries has conducted business with, or engaged in any transaction with, any Sanctioned Person or any Person acting for or on behalf of, providing assistance, support, sponsorship or services of any kind to, or otherwise associated with any Sanctioned Person, except as would not, individually or in the
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aggregate, reasonably be expected to prevent or materially delay the consummation of the Merger and the other Transactions.
4.4    Litigation. As of the date hereof, there are no Proceedings pending or, to Parent’s Knowledge, threatened in writing against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the Transactions, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the ability of Parent and Merger Sub to consummate the Merger and the other Transactions. As of the date hereof, neither Parent nor Merger Sub is a party to or subject to the provisions of any Order that would, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the consummation of the Merger and other Transactions.
4.5    Financial Resources.
(a)    Parent has received and accepted the Commitment Letter from Sponsor relating to the commitment of Sponsor to provide the equity financing described therein (the “Financing”) to Parent. The proceeds of the Financing, when funded in accordance with the Commitment Letter, will be sufficient to pay, fund or discharge to consummate the Merger and the other Transactions and to perform their respective obligations under this Agreement, including the payment of the aggregate Merger Consideration, the payments required to be made in respect of any Company Equity Awards, the payment of the Transaction Severance Benefits and to pay all related fees and expenses. Parent’s and Merger Sub’s obligations hereunder, including their obligations to consummate the Merger, are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds to consummate the Transactions (collectively, the “Financing Uses”).
(b)    Parent has delivered to the Company true and correct copies of the executed Commitment Letter (including all exhibits, schedules, annexes and amendments thereto). The Commitment Letter is in full force and effect without amendment or modification, constitutes a legal, valid and binding obligation of Sponsor, duly executed by each party thereto, is enforceable against each party thereto, has not been withdrawn or rescinded in any respect and no event has occurred that, with or without notice, lapse of time or both, could constitute a default on the part of Sponsor under the Commitment Letter. The Commitment Letter provides that subject in all respects to Section 8.5, Parent and Sponsor will not oppose the granting of an injunction, specific performance or other equitable relief in connection with the exercise of such third party beneficiary rights.
(c)    As of the date hereof, Sponsor has not notified Parent of its intention to withdraw or terminate, or amend or modify in any respect, the Commitment Letter or not to provide the financing contemplated thereby. As of the date hereof, Parent (i) is not aware of any fact, event or other occurrence that makes any of the representations or warranties of Parent in the Commitment Letter inaccurate in any material respect and (ii) has no reason to believe that any of the conditions of the Commitment Letter will not be satisfied on a timely basis or that the Financing will not be made available on the Closing Date. There are no conditions precedent or contingencies to the obligations of the parties under the Commitment Letter to make the full amount of the Financing available to Parent on the terms therein
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except as expressly set forth in the Commitment Letter. There are no side letters or other agreements, understandings, Contracts or arrangements (written, oral or otherwise) related to the Financing (other than the Commitment Letter). No person has any right to impose, and neither Sponsor nor Parent has any obligation to accept, any condition precedent, contingency or requirement to such funding other than any of the conditions expressly set forth in the Commitment Letter nor any reduction to the aggregate amount available under the Commitment Letter on the Closing Date (nor any term or condition which would have the effect of reducing the aggregate amount available under the Commitment Letter on the Closing Date). As of the date hereof, Parent has fully paid, or caused to be fully paid, all commitment or other fees or deposits that are due and payable on or prior to the date hereof, if any, and will pay, or cause to be paid, in full any such amounts due and payable on or prior to the Closing Date, in each case pursuant to and in accordance with the terms of the Commitment Letter. Subject to the Company’s compliance with this Agreement and the satisfaction (or waiver) of the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), Parent has no reason to believe that it will be unable to satisfy on a timely basis any conditions to the funding of the full amount of the Financing, or that the Financing will not be available on the Closing Date.
(d)    Parent and Merger Sub acknowledge and agree that, notwithstanding anything set forth herein to the contrary, in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent or Merger Sub or any other financing or other transaction or other transactions be a condition to any of Parent’s or Merger Sub’s obligations hereunder.
4.6    Solvency. Neither Parent nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of any Company Group Member. Assuming the satisfaction or waiver of the conditions set forth in Section 6.1 and Section 6.2 (in each case, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), then, after giving effect to the consummation of the Transactions, the Surviving Corporation and its Subsidiaries would be Solvent as of the Effective Time, as of the Closing Date and immediately after the Effective Time.
4.7    Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 10,000,000 shares of common stock, par value $0.00001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has been formed solely for the purpose of the Transactions, has not conducted any business and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation, continued existence and pursuant to this Agreement and the Merger and the other Transactions.
4.8    Ownership of Shares. None of Parent, Merger Sub or any of their directors, officers, or Affiliates (a) owns any shares of Common Stock as of the date hereof or (b) is, or has been at any time in the last three years, an “interested stockholder” of the Company as defined in Section 203 of the DGCL
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(other than as contemplated by this Agreement). Neither Parent nor any of its Subsidiaries has taken, or authorized or permitted any of its Representatives to take, any action that would cause Parent or any of its “affiliates” or “associates” (each as defined in Section 203 of the DGCL) thereof to be deemed an “interested stockholder” as defined in Section 203 of the DGCL.
4.9    Stockholder and Management Arrangements. As of the date hereof, none of Parent or any of its Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company Group (a) relating to (i) this Agreement or the Merger, or (ii) the Surviving Corporation or any of its Subsidiaries from and after the Closing, or (b) pursuant to which any (i) such Company Stockholder would be entitled to receive consideration of a different amount or nature than Merger Consideration in respect of such holder’s shares of Common Stock, (ii) such Company Stockholder has agreed to approve this Agreement or vote against any Superior Proposal, or (iii) such stockholder, director, officer, employee or other Affiliate of the Company has agreed to provide, directly or indirectly, an equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.
4.10    Proxy Statement. The information supplied by Parent or Merger Sub for inclusion in the Proxy Statement, at the time of the Company Stockholder Approval, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 4.10 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives or advisors (in their capacities as such) specifically for use or incorporation by reference therein.
4.11    Brokers and Finders. Neither Parent, Merger Sub nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other Transactions.
4.12    Exclusivity of Representations and Warranties.
(a)    No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III:
(i)    neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations, assets, liabilities, condition or prospects or otherwise in connection with this Agreement or the Merger;
(ii)    no Person has been authorized by the Company Group or any of its Affiliates or Representatives to make any representation or warranty relating to the Company Group or any of its businesses or operations or otherwise in connection with this Agreement or the Merger, and if
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made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company Group or any of its Affiliates or Representatives (or any other Person); and
(iii)    the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).
(b)    No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, none of Parent, Merger Sub or any of their respective Affiliates has, in determining to enter into this Agreement or approve the Transactions, relied on:
(i)    any representation or warranty, express or implied;
(ii)    any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by the Company’s management or in any other forum or setting; or
(iii)    the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.
ARTICLE V.
COVENANTS
5.1    Interim Operations of the Company. During the period beginning on the execution of this Agreement and ending at the Termination Time (the “Pre-Closing Period”), except (i) as required by applicable Laws, (ii) as otherwise contemplated by this Agreement, (iii) as approved by Parent in writing (such approval not to be unreasonably withheld, conditioned or delayed), (iv) in order to obtain any Consent or comply with any Order required or requested for clearance under the HSR Act, any other Antitrust Laws or by any Governmental Authority or (v) as set forth in Schedule 5.1 of the Company Disclosure Schedules:
(a)    the Company will, and will cause each other Company Group Member to, conduct its business in all material respects in the ordinary course of business and use commercially reasonable efforts to (i) preserve intact its and their present business organizations, goodwill and ongoing
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businesses, (ii)  keep available the services of its and their present officers and other key employees (other than where termination of such services is for cause) and (iii)  preserve its and their present relationships with customers, suppliers, vendors, licensors, licensees, Governmental Authorities, employees and other Persons with whom it and they have material business relations; and
(b)    the Company will not, and will cause its Subsidiaries not to:
(i)    amend, modify, waive, rescind or otherwise change any Company Group Member’s certificate of incorporation, bylaws or equivalent organizational documents;
(ii)    authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of any Company Group Member), except for dividends and distributions paid or made by a Company Group Member to the Company or another Company Group Member in the ordinary course of business consistent with past practice;
(iii)    enter into any agreement or arrangement with respect to voting or registration, or file any registration statement with the SEC with respect to any, of its capital stock or other equity interests or securities;
(iv)    take any action to cause, or that would result in, the conversion of any shares of Class B Common Stock into any shares of Class A Common Stock;
(v)    (A) adjust, split, combine or reclassify any capital stock or other equity interests, (B) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock or other equity interests of any Company Group Member or (C) purchase, redeem or otherwise acquire any Company Equity Commitments, other than (x) acquisitions of shares of Common Stock by the Company in satisfaction by holders of Company Equity Awards of the applicable exercise price, purchase price and/or withholding Tax obligations in accordance with the terms of the Company Stock Plans or the Company ESPP, (y) transactions involving only Company Group Members and (z) subject to Section 5.6(c), pursuant to the conversion of any Convertible Debentures;
(vi)    issue, deliver, grant, sell, amend the terms of, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in the capital stock, voting securities or other equity interest in any Company Group Member or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Company Equity Award under any existing Company Stock Plan, other than (A) issuances of Class A Common Stock in respect of any exercise of Company Options outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement or the vesting or settlement of Company Equity Awards outstanding as of the date hereof, in all cases in accordance with their respective terms, or granted after
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the date hereof in compliance with this Agreement, (B) the issuances of Class A Common Stock pursuant to the terms of the Company ESPP in respect of the offering period in effect as of the date hereof, (C) issuances of Class A Common Stock upon the valid conversion of the Convertible Debentures, (D) grants of previously approved but not yet granted Company Equity Awards set forth in Schedule 5.1(b)(vi) of the Company Disclosure Schedules, (E) grants of additional Company Equity Awards in amounts not to exceed the amounts set forth in Schedule 5.1(b)(vi) of the Company Disclosure Schedules, (F) issuances of shares or other equity interests solely among the Company Group, (G) the grant of any Liens to secure obligations of the Company Group in respect of any indebtedness under the Company Credit Agreements or (H) under Permitted Liens.
(vii)    sell, lease, license, assign, transfer, divest, exchange or otherwise dispose of (whether by merger or consolidation, sale of stock or other securities or assets or by formation of a joint venture or otherwise) or otherwise mortgage, encumber or subject to any Lien (other than Permitted Liens) any of its material properties, rights (including Intellectual Property Rights) or assets (including any business or any shares in the capital of the Company Group), except (A) dispositions of used, obsolete, damaged, worn-out or surplus equipment or property no longer necessary in the conduct of the business or other immaterial equipment or property, (B) non-exclusive licenses or other non-exclusive grants of rights in, to or under Company IP in the ordinary course of business consistent with past practice, (C) amendments and modifications, in each case, to existing distribution rights for Company Products made or entered into in the ordinary course of business consistent with past practice, (D) any Liens to secure obligations of the Company Group in respect of any indebtedness under the Company Credit Agreements, (E) leases, licenses or other transfers constituting Permitted Liens, (F) pursuant to transactions solely between the Company and a wholly owned Subsidiary of the Company or solely between wholly owned Subsidiaries of the Company in the ordinary course of business consistent with past practice and (G) sale of inventory in the ordinary course of business and consistent with past practice;
(viii)    make any loans, advances or capital contributions to or investments (other than as permitted under clause (ix) below) in any Person, including guarantees of the obligations of such Person (in each case other than a Company Group Member), other than (A) loans, advances, capital contributions or investments solely among Company Group Members, (B) advances for reimbursable employee expenses in the ordinary course of business or (C) advances to directors and officers pursuant to any indemnification or advancement obligations in the Charter, the Bylaws or Company Subsidiary Documents or any indemnification agreement to which any Company Group Member is party;
(ix)    incur, assume, guarantee or otherwise become liable for any indebtedness for borrowed money, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) the incurrence of any indebtedness solely among the Company Group, (B) guarantees by the Company of indebtedness of another Company Group Member and (C) borrowings of indebtedness under the Company Credit Agreements and the Convertible Debentures (in each case, as in effect as of the date hereof or as amended as permitted by this Agreement) in the ordinary course of business not in excess of an aggregate amount
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equal to $30,000,000 at any time outstanding under the Company Credit Agreements and the Convertible Debentures;
(x)    enter into any interest rate swaps, hedges, forward sales contracts or similar financial instruments, other than in the ordinary course of business;
(xi)    make any capital expenditure or expenditures, enter into agreements or arrangements providing for capital expenditure or expenditures or otherwise commit to do so;
(xii)    (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract (other than a Contract that would be a Material Contract solely pursuant to Section 3.10(a)(v), Section 3.10(a)(viii), Section 3.10(a)(xiii) or Section 3.10(a)(xiv) if entered into in the ordinary course of business consistent with past practice, and other than offer letters terminable at will with no liability pursuant to the terms thereof), (B) terminate any Material Contract ahead of its scheduled expiration date or (C) (I) materially modify, materially amend or extend any Material Contract or (II) expressly waive, release or assign any material rights or claims under any Material Contract, in each case of clauses (C)(I) and (C)(II), except in the ordinary course of business consistent with past practice;
(xiii)    make any material change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP (or any interpretation thereof) or by applicable Law;
(xiv)    commence (other than any collection action in the ordinary course of business consistent with past practice or any action to enforce the provisions hereof), waive, release, assign, compromise or settle any pending or threatened Proceeding, other than (A) in an amount not to exceed $1,000,000 individually or $5,000,000 in the aggregate, (B) the settlement of Proceedings disclosed, reflected or reserved against on the most recent financial statements (or notes thereto) of the Company included in the Company Reports for an amount not materially in excess of the amount so disclosed, reflected or reserved and, in each case of clauses (A) and (B), that do not involve any material restrictions on the business activities of the Company Group, taken as a whole, or (C) with respect to Transaction Litigation, which is governed by Section 5.12;
(xv)    except as required pursuant to the terms of any Benefit Plan or other agreement in effect on the date hereof or as otherwise required by applicable Law, (I) increase the compensation of any director, officer or employee of any Company Group Member, (II) grant to any of its directors, executive officers or employees of any Company Group Member any increase in severance or termination pay, (III) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation to any of its directors, executive officers or employees of any Company Group Member, (IV) become party to, establish, adopt, materially amend, commence participation in or terminate any material Benefit Plan or any arrangement that would have been a material Benefit Plan had it been entered into prior to this Agreement (except for at-will offer letters (or, for jurisdictions outside of the United States, employment agreements that provide for rights that do not exceed those required by applicable law) entered into with new hires of employees in the ordinary course of business to replace any employee
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whose employment terminates after the date of this Agreement; provided that such hires are otherwise permitted by this Agreement), (V) grant any new Company Equity Awards (other than in connection with new hires of employees; provided that such hires are otherwise permitted by this Agreement), (VI) terminate the employment of any employee of any Company Group Member with the title of senior director or above, other than terminations for cause or in connection with permanent disability, (VII) hire any individual with the title of senior director or above, other than to replace a departed service provider in the ordinary course of business or (VIII) changes made in the ordinary course of business in conjunction with annual renewals of group welfare benefits;
(xvi)    recognize any Labor Union as the representative of any of the employees of the Company or any of the Subsidiaries or enter into or negotiate any Company Labor Agreement, in each case, other than as required by applicable Law;
(xvii)    implement any facility closings or employee layoffs that do not comply with the Worker Adjustment and Retraining Notification Act of 1988, as amended, or similar state Laws;
(xviii)    (A) make, change or revoke any material Tax election, (B) enter into any settlement or compromise of any material Tax liability, (C) file any amended Tax Return with respect to any material Tax, (D) adopt or change any material method of Tax accounting or Tax accounting period, (E) enter into any closing agreement relating to any material Tax, (F) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Tax or (G) surrender any right to claim a material Tax refund;
(xix)    allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any material Company Registered IP, except in the reasonable business judgment of the Company and as would have occurred in the ordinary course of business;
(xx)    amend or modify any Privacy Policies of the Company Group in any material respect, except as required by applicable Law;
(xxi)    acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any equity interests in or all or substantially all of the assets of any Person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations, or enter into any new line of business, except for acquisitions of supplies or equipment in the ordinary course of business consistent with past practice or inbound licenses of Intellectual Property Rights in the ordinary course of business;
(xxii)    liquidate, dissolve, restructure, recapitalize or effect any other reorganization, or adopt any plan or resolution providing for any of the foregoing;
(xxiii)    enter into any transactions or Contracts with (A) any affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the
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SEC, or (B) any Person who beneficially owns, directly or indirectly, more than 5% of the outstanding shares of Common Stock;
(xxiv)    cancel any of the Company’s material insurance policies or fail to pay the premiums on the Company’s material insurance policies such that such failure causes a cancellation of such policy, or fail to use commercially reasonable efforts to maintain the Company’s insurance policies, in each case, other than in the ordinary course of business consistent with past practice;
(xxv)    (A) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or (B) materially modify or amend or exercise any right to renew any Material Lease or other lease or sublease of real property, or waive any term or condition thereof or grant any consents thereunder;
(xxvi)    adopt or otherwise implement any stockholder rights plan, “poison-pill” or other comparable agreement;
(xxvii)    make any material change in the Company’s practices or procedures with respect to the collection of accounts receivable or the payment of accounts payable outside the ordinary course of business; or
(xxviii)    agree, commit to, arrange, authorize, resolve or enter into any understanding to do any of the foregoing.
For the avoidance of doubt, no action taken by a Company Group Member that is permitted by any provision of Section 5.1(b) (including any qualification or exception to any of the restrictions as set forth in Schedule 5.1(b) of the Company Disclosure Schedules) shall be deemed to be a breach of Section 5.1(a). Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company Group’s operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
5.2    No Solicitation.
(a)    No Solicitation. Subject to the terms of this Section 5.2, the Company will, and will cause its Subsidiaries and its and their respective officers and directors to, and will instruct and use reasonable best efforts to cause each of its other Representatives to, cease and cause to be terminated any discussions or negotiations with any Third Party and its Representatives that would be prohibited by this Section 5.2(a) and will cease providing any further information with respect to the Company Group or any Alternative Proposal to any such Third Party or its Representatives. Subject to the terms of Section 5.2(b), the Company will not, and will cause its Subsidiaries and its and their respective officers and directors not to, and will instruct and use reasonable best efforts to cause each of its other Representatives not to, directly or indirectly, (i) solicit, initiate, propose or knowingly induce the making,
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submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or offer that constitutes, or would reasonably be expected to lead to, an Alternative Proposal, (ii) furnish to any Third Party any non-public information relating to the Company Group or afford to any Third Party access to the properties, assets, books, records or other non-public information, or to any personnel, of the Company Group, in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist an Alternative Proposal or the making of any proposal or offer that would reasonably be expected to lead to an Alternative Proposal, (iii) participate or engage in discussions or negotiations with any Third Party with respect to an Alternative Proposal (other than to (A) request clarification of the terms and conditions of any Alternative Proposal made by such Third Party solely to the extent necessary to determine whether such inquiry or proposal constitutes, or could reasonably be expected to lead to or result in, a Superior Proposal (it being understood that such clarification shall not include the negotiation of the terms of such Alternative Proposal or the provision of non-public information relating to the Company Group) and (B) inform such Third Party of the provisions contained in this Section 5.2), (iv) approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to, an Alternative Proposal or (v) enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, promptly terminate access by all Third Parties and their Representatives to any physical or electronic data room relating to the Company Group for any Alternative Proposal and request that each such Third Party promptly return or destroy all non-public information previously furnished to such Third Party or its Representatives in accordance with the applicable confidentiality agreement. The Company shall not waive, amend, release or fail to enforce any standstill or similar provision applicable to any Third Party without Parent’s prior written consent, except to the extent the Company Board determines in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable Law.
(b)    Alternative Proposals. Notwithstanding anything to the contrary set forth in this Section 5.2 (but subject to the provisos in this Section 5.2(b)), at any time from the date hereof until the Company’s receipt of the Company Stockholder Approval, the Company and the Company Board may, directly or indirectly through one or more of their Representatives (including its financial advisors and outside legal counsel), (i) enter into an Acceptable Confidentiality Agreement with, (ii) participate or engage in discussions or negotiations with, and (iii) furnish any non-public information relating to the Company Group to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group, pursuant to an Acceptable Confidentiality Agreement, to, any Person or its Representatives and its financing sources that has made or delivered to the Company an Alternative Proposal after the date hereof that did not result from a material breach of this Section 5.2; provided that prior to and as a condition precedent to taking such actions, the Company Board (or committee thereof) has determined in good faith (after consultation with its financial advisors and outside legal counsel) that such Alternative Proposal could reasonably constitute a Superior Proposal; provided, further, that the Company will, promptly (and in any event within 48 hours), make
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available to Parent any non-public information concerning the Company or its Subsidiaries that is provided to any such Person or its Representatives that was not previously made available to Parent.
(c)    No Adverse Recommendation or Alternative Proposal. Except as provided by Section 5.2(e), at no time after the date hereof may the Company Board (or a committee thereof) (i) amend, qualify or modify, or publicly propose to amend, qualify or modify, the Company Board Recommendation, in each case, in a manner adverse to Parent or Merger Sub, (ii) fail to recommend against acceptance of any tender offer or exchange offer commenced by a Third Party for the shares of Common Stock within 10 Business Days after commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such offer (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to an Alternative Proposal that is a tender offer or exchange offer until the close of business on the 10th Business Day after the commencement of a tender or exchange offer in connection with such Alternative Proposal without such action being considered a violation of this Section 5.2), (iii) adopt, approve, endorse, recommend or otherwise declare advisable (or publicly propose to adopt, approve, endorse, recommend or otherwise declare advisable) an Alternative Proposal or (iv) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (i) through (iv), an “Adverse Recommendation”).
(d)    Notices. The Company shall promptly (and in any event within 48 hours following receipt or delivery thereof) provide Parent with copies of all written Alternative Proposals and material modifications of an Alternative Proposal (including draft agreements and draft financing documents) relating to any Alternative Proposal that are either received by the Company or any of its Representatives from the Person(s) making any such Alternative Proposal or any of its Representatives. The Company shall keep Parent reasonably informed on a current basis (and in any event within 48 hours) of any changes in the material terms of any discussions or negotiations with any Third Party regarding any Alternative Proposal.
(e)    Adverse Recommendation; Entry into Superior Proposal. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval:
(i)    the Company Board may effect an Adverse Recommendation in response to any Intervening Event if the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel and taking into consideration any adjustments to the terms and conditions of this Agreement negotiated with Parent in accordance with clause (B) below and irrevocably committed by Parent in writing) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law; provided that prior to making such Adverse Recommendation the Company will (A) notify Parent in writing at least five Business Days in advance that it intends to make an Adverse Recommendation due to an Intervening Event, which notice shall include a reasonably detailed description of the Intervening Event and the reasons therefor, and (B) if so requested by Parent, negotiate with Parent and its Representatives in good faith during such five-Business Day period to make such adjustments to the terms and conditions of this Agreement and the other
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documents contemplated hereby in such a manner that would obviate the need to make such Adverse Recommendation; or
(ii)    the Company Board may effect an Adverse Recommendation in response to a Superior Proposal, and/or terminate this Agreement pursuant to Section 7.1(d)(i) in order to accept a Superior Proposal, if the Company Board determines in good faith (after consultation with its financial advisors and outside legal counsel and taking into consideration any adjustments to the terms and conditions of this Agreement negotiated with Parent in accordance with clause (B) below and irrevocably committed by Parent in writing) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law; provided that prior to taking any such action the Company will (A) notify Parent in writing at least five Business Days in advance that it intends to effect an Adverse Recommendation due to a Superior Proposal and/or terminate this Agreement pursuant to Section 7.1(d)(i), as applicable, which notice shall include a summary of the material terms and conditions of the Alternative Proposal (including the consideration offered therein and the identity of the Person or “group” making such Alternative Proposal) and an unredacted copy of any proposed definitive agreement providing for such Alternative Proposal and (B) if so requested by Parent, negotiate with Parent and its Representatives in good faith during such five-Business Day period to make such adjustments to the terms and conditions of this Agreement and the other documents contemplated hereby so that such Alternative Proposal would cease to constitute a Superior Proposal; provided, further, that any material changes to the financial or other material terms of an Alternative Proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but with respect to such new notice, references herein to “five Business Days” or a “five-Business Day period” shall be deemed references to “one Business Day” or a “one Business Day period”.
(f)    Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (iii) informing any Person of the existence of the provisions contained in this Section 5.2 or (iv) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company Group) that the Company Board (or a committee thereof) has determined to make in good faith in order to comply with applicable Law, regulation or stock exchange rule or listing agreement; it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect an Adverse Recommendation other than in accordance with Section 5.2(e). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof) that solely describes the Company’s receipt of an Alternative Proposal, the identity of the Person making such Alternative Proposal, the material terms of such Alternative Proposal and that the Company Board is considering its response to such Alternative Proposal will not, in and of itself, be deemed to be an Adverse Recommendation.
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5.3    Proxy Statement. The Company shall, as soon as practicable following the date hereof and in any event within 20 Business Days, prepare and file the Proxy Statement in preliminary form with the SEC, and the Company shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. As promptly as practicable following the later of (a) the resolution of any comments with respect to the Proxy Statement received from the SEC and (b) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file the definitive Proxy Statement and cause the definitive Proxy Statement to be mailed to the Company Stockholders. The Company shall take all necessary action, including establishing a record date and completing a broker search pursuant to Rule 14a-13 of the Exchange Act, to permit the foregoing. Subject to the terms and conditions of this Agreement, including Section 5.2, the Proxy Statement will include the Company Board Recommendation. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all written correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to the obtainment of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, including correcting any information that has become false or misleading in any material respect, the Company shall promptly prepare and mail to the Company Stockholders such an amendment or supplement. Parent shall furnish all information concerning Parent as may be reasonably requested in connection with the foregoing and promptly inform the Company whenever Parent discovers any event relating to Parent or any of its Affiliates, officers or directors that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing related to the Merger, including correcting any information supplied by Parent or Merger Sub that has become false or misleading in any material respect. Except with respect to any Alternative Proposal or Intervening Event, Parent and its counsel shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC, as well as any and all amendments to the Proxy Statement and the Company shall give due consideration to all reasonable additions, deletions or changes thereto suggested by Parent and its counsel.
5.4    Company Stockholder Meeting. Subject to the other provisions of this Agreement, and to the extent not prohibited by any Order, the Company shall take all actions necessary in accordance with the DGCL, the Charter, the Bylaws and the rules of the Nasdaq to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as soon as reasonably practicable (but not sooner than 20 Business Days) following clearance of the Proxy Statement by the SEC for the purpose of voting on the adoption of this Agreement, the Merger and the other Transactions; provided that the Company shall provide the Company Stockholders with notice of the Company Stockholder Meeting at least 20 Business Days prior to the date of such meeting. Notwithstanding the immediately preceding sentence, the Company may adjourn or postpone the Company Stockholder Meeting (a) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company Stockholders as required by applicable Law in advance of the Company Stockholder Meeting or as otherwise required in order to allow the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company
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Stockholders, (b) as otherwise required by applicable Law, (c) if as of the time for which the Company Stockholder Meeting is scheduled as set forth in the Proxy Statement there are insufficient shares of Common Stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting, (d) if there are insufficient proxies in favor of adoption of this Agreement or to otherwise obtain the Company Stockholder Approval or (e) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed). The Company will comply with all legal requirements applicable to the Company Stockholder Meeting in all material respects. Unless there has been an Adverse Recommendation, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval at the Company Stockholder Meeting. Nothing in this Section 5.4 shall be deemed to prevent the Company, the Company Board or any duly authorized committee thereof from taking any action they are permitted or required to take under, and in compliance with, Section 5.2 or applicable Law.
5.5    Efforts; Regulatory Matters.
(a)    Efforts to Close; Regulatory Cooperation.
(i)    Each Party shall cooperate with the other Parties and use (and shall cause their respective Affiliates and Representatives to use) its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other Transactions as soon as practicable and in any event prior to the Outside Date (as defined below), including, subject to the other provisions of this Section 5.5, preparing and filing as promptly as reasonably practicable all documentation to effect necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all Consents necessary to be obtained from any Third Party in order to consummate the Merger and any of the other Transactions prior to the Outside Date. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the Parties hereto agree to (A) give each other reasonable advance notice of all pre-arranged substantive meetings and conference calls with any Governmental Authority relating to the Merger or the other Transactions, (B) give each other an opportunity to participate in each of such meetings and conference calls, (C) keep the other Party reasonably apprised with respect to any substantive oral communications with any Governmental Authority regarding the Merger or the other Transactions, (D) cooperate in the submission or filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other substantive written communications explaining or defending the Merger and the other Transactions, articulating any regulatory argument and/or responding to requests or objections made by any Governmental Authority, (E) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all substantive written communications with a Governmental Authority regarding the Merger and the other Transactions (subject to withholding communications or making redactions to address reasonable privilege or confidentiality concerns), (F) provide each other (or outside counsel of each Party, as appropriate) with copies of all substantive written communications to or from any Governmental Authority relating to the Merger and the other Transactions and (G) cooperate and provide each other with a reasonable opportunity to participate in, and consider in
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good faith the views of the other regarding, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 6.1(b) and Section 6.1(c). Any such disclosures, rights to participate or provisions of information by one Party to the other may be made on an outside counsel-only basis to the extent required under applicable Law and may be subject to redactions (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual arrangements or (z) in the case of disclosures or information provided in connection with Section 5.5(b), to limit the disclosure of competitively sensitive business information of the Company or Parent or any of their Subsidiaries.
(ii)    Subject to the terms and conditions set forth in this Agreement, each of Parent and the Company shall, and shall cause each of its respective Subsidiaries and Affiliates to, use reasonable best efforts to take any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with Antitrust Laws, and to enable all waiting periods under applicable Antitrust Laws to expire, and to use reasonable best efforts to avoid or eliminate each and every impediment under applicable Antitrust Laws asserted by any Governmental Authority, in each case, to cause the Transactions to occur as promptly as practicable (and in any event prior to the Outside Date), including (A) obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and expirations or terminations of waiting periods from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Authorities in connection with any Antitrust Law, (B) responding as promptly as practicable to any requests for information from any Governmental Authorities, and contesting through litigation and resisting any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger and the Transactions under any applicable Law and (C) the execution and delivery of any additional instruments necessary to consummate the Merger and the other Transactions. In furtherance and not in limitation of the foregoing, if and to the extent necessary to consummate the Merger before the Outside Date, Parent shall offer, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, (i) the sale, divestiture, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its Affiliates, or (ii) the imposition of any limitation or regulation on the ability of Parent or any of its Affiliates to freely conduct their business or own such assets (any of the actions described in the foregoing clauses (i) and (ii), a “Remedy Action”) except to the extent that such Remedy Actions would, or would reasonably be expected to, individually or in the aggregate, result in a Burdensome Condition; provided that neither Parent nor the Company shall be required to agree to any such efforts or action unless conditioned on the consummation of the Transactions.
(iii)    During the Pre-Closing Period, Parent shall not, and shall cause its Subsidiaries and Affiliates not to, take any action or enter into any Contract (including for an acquisition (by stock purchase, merger, consolidation, amalgamation, purchase of assets or otherwise) of any ownership interest or assets of, or any joint venture, license or collaboration with, any Person) that would
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reasonably be expected to (x) cause Parent, Merger Sub or the Company Group to be required to obtain any additional clearance, consent, approval, waiver, waiting period expiration or termination, non-action or other authorization, under applicable Laws with respect to the Merger and the Transactions or (y) result in a material delay in, materially increase the risk of not achieving or prevent the achievement of, the Antitrust Condition as promptly as possible and in any event prior to the Outside Date.
(iv)    During the Pre-Closing Period, without the express written consent of the other Party, neither Parent nor the Company shall, and each shall cause their respective Affiliates not to, (A) knowingly cause any such filing or submission applicable to it to be withdrawn or refiled for any reason, including to provide the applicable Governmental Authority with additional time to review any of the Transactions or (B) consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Transactions.
(b)    Antitrust Matters. Without limiting any obligations under, and in furtherance of, Section 5.5(a), each Party agrees to (i) cause the filing of a Notification and Report Form pursuant to the HSR Act to be made within 10 Business Days after the date hereof, (ii) make all other filings required to be made by it by applicable foreign Antitrust Laws with respect to the Transactions as promptly as practicable and in any event prior to the expiration of any applicable legal deadline and (iii) supply as promptly as practicable any additional information and documentary material that may be required pursuant to the HSR Act or any other Antitrust Law. If any Party or an Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the Transactions pursuant to the HSR Act or any other Antitrust Law with respect to which any such filings have been made, then such Party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and advisable and after consultation with the other Party, an appropriate response in substantial compliance with such request.
5.6    Other Consents and Actions
(a)    Third-Party Consents. Prior to the Effective Time, upon request by Parent after reasonable consultation with the Company, the Company shall use its commercially reasonable efforts to obtain any Consents from Third Parties required under a Material Contract; provided that in no event shall any Company Group Member be obligated to make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value, or agree to any amendments, supplements, modifications or waivers of the existing terms of any Contract, or otherwise agree to assume or incur any liability, for the purposes of obtaining any such Consents from a Third Party; provided, further, that the failure to obtain any such Consent shall not constitute a breach of this Agreement, nor shall it amount to or result in a failure to meet any condition set forth in Article VI.
(b)    Repayment of Indebtedness. The Company shall use commercially reasonable efforts to obtain, with respect to each item of indebtedness for borrowed money required to be repaid upon Closing, as set forth on Schedule 5.6(b) of the Company Disclosure Schedules (including each Company Credit Agreement), a customary pay-off letter or termination agreement in form and substance
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reasonably acceptable to Parent (each, a “Payoff Letter”) providing for the prepayment, payoff, discharge and termination in full of all obligations outstanding under, and the release of all Liens related to, such indebtedness (other than claims that expressly survive the termination thereof) (the “Payoff”). The Company shall (i) provide Parent with a draft of each Payoff Letter at least three Business Days prior to the Closing and a copy of each fully executed Payoff Letter at least one Business Day prior to the Closing Date and (ii) deliver (by no later than the date required under the applicable instrument governing such indebtedness) any notices (including notices of prepayment and/or notice of commitment termination that may be conditioned upon the consummation of the Closing and the other Transactions) required to effect the Payoff at the Closing. At or prior to the Closing, Parent shall provide, or cause to be provided, all funds necessary to pay in full the aggregate amount of the indebtedness reflected in the Payoff Letters (or, with respect to any indebtedness that Parent elects in writing to assume rather than repay, shall assume such indebtedness), and Parent shall cause all such amounts to be paid to the applicable holders of such indebtedness concurrently with, and as a condition to the effectiveness of, the Closing. Notwithstanding anything to the contrary set forth in this Agreement, the Company shall not be required to pay any fees, incur or reimburse any costs or expenses or make any payment in respect of such Indebtedness or the Payoff prior to the occurrence of the Effective Time. Prior to the Closing, in no event will there be any default or event of default under any of the Company Credit Agreements that has resulted in the lender thereunder accelerating any payments due under such Contracts, after giving effect to any amendments or waivers obtained thereunder. The Company will provide Parent with a copy of all compliance certificate, borrowing base certificate and notices and material communications delivered to or received from the lenders under the Company Credit Agreements.
(c)    Convertible Debentures. Prior to the Effective Time, to the extent reasonably requested in writing by Parent, the Company shall give all notices and take all other actions required pursuant to the terms of the Convertible Debentures in connection with or as a result of the Transactions (it being agreed that the Company will use commercially reasonable efforts to provide copies of any such notice to Parent at or prior to delivering any such notice, and shall reasonably consider all comments provided by Parent with respect thereto). Notwithstanding anything to the contrary set forth in this Agreement, the Company shall not be required to pay any fees, incur or reimburse any costs or expenses or make any payment in respect of the Convertible Debentures prior to the occurrence of the Effective Time.
5.7    Access. During the Pre-Closing Period, upon reasonable prior notice, the Company shall (and shall cause its Subsidiaries to) use commercially reasonable efforts, at Parent’s sole expense, to (a) afford Parent’s officers and other Representatives reasonable access, during normal business hours, to its employees and other personnel, properties, books, contracts, documents, files and records and (b) furnish promptly to Parent’s officers or other Representatives all information concerning its business, products, properties and personnel as may reasonably be requested by Parent’s officers and other Representatives; provided that no access or information made available pursuant to this Section 5.7 shall affect or be deemed to modify any representation or warranty made by the Company herein; provided, further, that the foregoing shall not require the Company to permit any access or inspection, or to disclose any information, or to take any other action (or restrain from taking any action) that in the reasonable judgment of the Company would (i) result in the disclosure of any trade secrets of third parties or violate
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any of its obligations with respect to confidentiality, (ii) reasonably be expected to result in the loss of any attorney-client, attorney work product or other legal privilege or (iii) be prohibited by applicable Law or the terms of any Contract, it being agreed that, in each case, the Company shall give notice to Parent of the fact that it is withholding such information or documents or denying such access and thereafter, at Parent’s written request, the Company and Parent shall use their respective commercially reasonable efforts to cause such information to be provided in a manner that would not reasonably be expected to, as applicable, disclose such trade secrets, violate such restriction, Law or Contract or waive the applicable privilege or protection. Each of Parent and Merger Sub agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.7 (or otherwise pursuant to this Agreement) for any purpose unrelated to the consummation of the Transactions or the post-Closing operation of the Surviving Corporation and its Subsidiaries. Any investigation conducted pursuant to the access contemplated by this Section 5.7 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company Group or otherwise result in any significant interference with the prompt and timely discharge by officers, employees and other authorized Representatives of any Company Group Member of their normal duties. Nothing in this Section 5.7 shall be construed to require the Company or any of its Subsidiaries or Representatives to prepare any reports, analyses, appraisals or opinions that are not readily available. Nothing in this Section 5.7 or in any other part of this Agreement shall require the Company to permit any inspection of, or to disclose any information regarding, the deliberations of the Company Board with respect to the Merger or the other Transactions or any similar transaction or transactions with any other Person, the entry into this Agreement, or any materials provided to the Company Board in connection herewith (including materials prepared by the Company Board’s financial advisors), nor shall anything in this Section 5.7 require the Company to permit any inspection of, or to disclose any information regarding, an Alternative Proposal, which shall be governed by Section 5.2. Notwithstanding anything to the contrary set forth in this Agreement, Parent and Merger Sub shall not, and shall cause their respective Representatives not to, contact any employee or other service provider of any Company Group Member not involved in the negotiation or consummation of the Transactions or any customer, technology or other partner, vendor or supplier of the Company in connection with such transactions, in each case, without the Company’s prior written consent, and Parent and Merger Sub acknowledge and agree that any such contact shall be arranged and supervised by specified Representatives of the Company. All requests for access pursuant to this Section 5.7 must be directed to such specified Representatives of the Company as the Company may designate from time to time. Parent shall indemnify, defend and hold harmless the Company and its Affiliates, and each of their respective employees, directors and officers, from and against all direct damages resulting from or relating to the gross negligence or willful misconduct of Parent and its Representatives in connection with the activities of Parent and its Representatives under this paragraph. All information provided to Parent, Merger Sub and their respective Representatives shall be governed by the terms of the Confidentiality Agreement and all information provided by Parent, Merger Sub or any of their respective Representatives to the Company, its Subsidiaries or any of their respective Representatives in connection with this Agreement, shall be governed by the Confidentiality Agreement.
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5.8    Employee Benefits.
(a)    Continuing Employee Compensation and Benefits. Parent agrees that each employee of the Company Group who is employed at the Effective Time (a “Continuing Employee”) shall, for so long as such Continuing Employee remains employed during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time (or if earlier, the date of the Continuing Employee’s termination of employment with the Company Group) (the “Continuation Period”), be provided with (i) base salary or wage rates, as applicable, that are no less than the base salary or wage rates, as applicable, provided by the Company Group to such Continuing Employee immediately prior to the Effective Time, (ii) target cash incentive or bonus opportunities (including commissions), if any, that are no less than such opportunities provided by the Company Group to such Continuing Employee immediately prior to the Effective Time and (iii) other compensation and benefits that are substantially comparable, in the aggregate, to those provided by the Company Group to such Continuing Employee immediately prior to the Effective Time. The one-year Continuation Period described in the immediately preceding sentence shall not apply to severance, severance payments and benefits, which shall be provided solely as, and to the extent, set forth in Section 5.8(c). Nothing in this Section 5.8 shall (x) require Parent, the Surviving Corporation or any of their Affiliates to continue the employment of, or retain, any Continuing Employee for any period following the Effective Time, (y) alter the at-will nature of any employment or (z) limit the right of Parent or the Surviving Corporation to terminate the employment of any Continuing Employee at any time and for any or no reason, and the compensation and benefit levels set forth above shall apply only for so long as, and to the extent that, such Continuing Employee remains employed. Parent hereby acknowledges that a “change of control” (or similar term) within the meaning of the Benefit Plans shall occur at the Effective Time.
(b)    Service Credit; Welfare Plans. Parent shall (i) cause any pre-existing conditions or limitations, actively-at-work requirements and eligibility waiting periods under any health and welfare plans of Parent or its Affiliates applicable to Continuing Employees to be waived with respect to the Continuing Employees and their eligible dependents to the same extent such limitations are waived for such Continuing Employee under any comparable Benefit Plan prior to the Effective Time, (ii) for purposes of each health and welfare plan of Parent or its Affiliates under which Continuing Employees become eligible to participate in on or after the Closing, provide to each Continuing Employee credit for the plan year in which the Effective Time occurs (or, if later, the plan year in which the Continuing Employee becomes eligible to participate in the applicable comparable Parent or Affiliate benefit plan) towards applicable deductibles, coinsurance and annual out-of-pocket limits for expenses incurred prior to the Effective Time for which payment has been made and (iii) give each Continuing Employee full credit for such Continuing Employee’s employment with the Company Group (and each Company Group Member’s predecessors) for all purposes (including eligibility, vesting and level of benefits) under each applicable Parent or Affiliate benefit plan in which Continuing Employees become eligible to participate on or after the Closing (including with respect to any severance or change in control benefits), but not where such credit would result in a duplication of benefits.
(c)    Severance. Parent and the Surviving Corporation may terminate the employment of any employee of the Company Group at any time on or after the Effective Time in compliance with the
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Worker Adjustment and Retraining Notification (WARN) Act, as applicable. No Continuing Employee shall be entitled to any severance or termination payments except as required by applicable Law, a written agreement between such employee and a Company Group Member or a written severance policy of the Company that provides employees of the Company with the severance payments and termination payments or benefits under the applicable formula set forth, or otherwise described, in Schedule 5.8(c) of the Company Disclosure Schedules. Prior to the Closing Date, the Company may adopt a severance plan (after consulting with Parent) that provides employees of the Company with the severance payments and termination payments or benefits under the applicable formula set forth, or otherwise described, in Schedule 5.8(c) of the Company Disclosure Schedules (such payments and benefits, the “Transaction Severance Benefits”). Parent shall be solely responsible for paying all Transaction Severance Benefits that become payable following the Closing, and Parent shall pay (or cause the Surviving Corporation to pay) such Transaction Severance Benefits as soon as reasonably practicable following the applicable termination. Payment of any Transaction Severance Benefits shall be conditioned upon the applicable Continuing Employee’s execution and non-revocation of a customary release of claims, in form reasonably acceptable to Parent, in favor of the Company, Parent and their respective Affiliates, except to the extent such condition would violate applicable Law or the terms of an applicable Benefit Plan or existing written agreement.
(d)    2026 Annual Bonuses. Prior to the Closing Date, the Company Board may determine achievement of the Company’s 2026 annual bonus plan (after consultation with Parent and consistent with past practice) and pay annual bonuses in respect of calendar year 2026, prorated based on the number of days elapsed from January 1, 2026 through the Closing Date (the “2026 Annual Bonuses”); provided that the aggregate amount of such 2026 Annual Bonuses shall not exceed the target level for calendar year 2026 (as so prorated through the Closing Date) without Parent’s prior written consent. If the Company has not paid the 2026 Annual Bonuses prior to the Effective Time, then, no later than March 15, 2027, Parent shall or shall cause the Surviving Corporation to pay, through the Surviving Corporation’s payroll systems, bonuses to each individual who was employed by the Company immediately prior to the Effective Time in an amount equal to such individual’s annual cash bonus in respect of calendar year 2026, prorated through the Closing Date, in the amount determined by the Company Board, in each case, net of any amounts required to be withheld with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law, subject to the individual’s continued employment through the payment date (the “Payment Date”). If Parent or the Surviving Corporation or any of their respective Affiliates terminates the employment of any Continuing Employee for any reason other than for Cause (as defined in Schedule 2.7(d)(ii)(C) of the Company Disclosure Schedules) prior to the Payment Date, such Continuing Employee shall receive their 2026 Annual Bonus within five Business Days of their date of termination, subject to such individual’s execution of a general release of claims in favor of the Company, Parent and related Persons.
(e)    No Amendment of Benefit Plans; No Third-Party Beneficiaries. Nothing contained in this Section 5.8 is intended to (i) be treated as establishing or amending any Benefit Plan or employee benefit plan, program, policy or arrangement, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Benefit Plan in accordance with their terms, (iii) prevent or restrict in any way the right of
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Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the service of any employee, officer, director, manager or consultant of the Company Group at any time following the Effective Time, or (iv) create any third-party beneficiary rights in any employee or other service provider of any Company Group Member, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan that Parent, the Surviving Corporation or any of their Affiliates may maintain.
(f)    Cooperation. Following the date hereof, each of Parent and the Company (and their respective Affiliates) will use commercially reasonable efforts in all matters necessary to effect the transactions contemplated by this Section 5.8 and the requirements of any applicable Law and will provide, and will cause each of their respective representatives, including legal, human resources and regulatory compliance personnel, to provide, all cooperation reasonably requested by the other Party in that regard.
(g)    Restructuring. Following the date hereof, the Company shall implement the restructuring plan that the Company announced on April 7, 2026, subject to the Company having sufficient cash to pay severance and other costs required therefor without causing a Net Working Capital Shortfall and compliance with the Company Credit Agreements.
5.9    Publicity. The initial press release regarding the Merger and the other Transactions shall be a joint press release mutually agreed by the Company and Parent as of the date hereof and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements, disclosures or communications with respect to the Merger and the other Transactions and prior to making any filings, furnishings or submissions of documents with any Third Party and/or any Governmental Authority (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Authority, in which case the Party making the disclosure shall give the other Party reasonable opportunity to review and comment upon such disclosure or communication to the extent reasonably practicable and legally permitted. Notwithstanding the foregoing, each of the Company and Parent may, without such consultation or consent, make disclosures and communications (a) of any information that is already publicly available or previously disclosed by the Parties in accordance herewith or (b) in response to inquiries from the press or analysts, or via presentations, publicly available conference calls and other forums to employees, customers, suppliers and investors, in each case, to the extent such communications are consistent in substance with previous public communications that have been reviewed and previously approved by both the Company and Parent. In addition, no such consultation or consent shall be required with respect to public statements or disclosures made or proposed to be made (i) in connection with any dispute between the Parties regarding this Agreement or (ii) by the Company in connection with an Alternative Proposal, a Superior Proposal, an Adverse Recommendation, a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or an Intervening Event or any action taken in connection therewith, in each case, that does not violate the terms and conditions hereof.
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5.10    Expenses. Except as otherwise provided in Section 5.5, Section 5.7, Section 5.11 and Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the other Transactions shall be paid by the Party incurring such expense, except (a) Parent shall pay any and all other filing fees for the Company Approvals and (b) Parent shall pay all transfer, documentary, sales, use, stamp, registration, value-added or other similar Taxes and fees arising in connection with the consummation of the Transactions.
5.11    Indemnification; Directors’ and Officers’ Insurance.
(a)    From and after the Effective Time until the sixth anniversary thereof, to the fullest extent permitted under applicable Law, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to: (A) indemnify and hold harmless each present and former director and officer of each Company Group Member (in each case, when acting in such capacity or in any other capacity on behalf of the Company or its Subsidiaries), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding arising out of matters (including any actions or omissions) existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, and (B) advance expenses (including attorneys’ fees) as incurred by an Indemnified Party; provided that, if required by applicable Law, the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. In the event any claim for indemnification or advancement is asserted or made within such six-year period, all rights to indemnification and advancement in respect of such claim shall continue until the disposition of such claim. Without limiting the foregoing, for a period of six years following the Effective Time, Parent shall, to the fullest extent permitted under applicable Law, cause the Surviving Corporation and its Subsidiaries to honor and fulfill in all respects the exculpation, indemnification and advancement of expenses obligations of the Company and any of its Subsidiaries under the Charter, the Bylaws, the governing documents of any Subsidiary, and any and all applicable indemnification agreements in effect as of the date hereof to which a Company Group Member is a party.
(b)    The Company shall obtain a “tail” insurance policy, the premium, costs and expenses of which will be borne solely by Parent (or, after the Closing, the Surviving Corporation), with a claims period of at least six years from and after the Effective Time from an insurance carrier with a credit rating the same as or better than the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that in no event shall the Surviving Corporation be required, or, prior to the Effective Time, shall the Company be permitted, to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.
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(c)    If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 5.11.
(d)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to any Company Group Member for any of their respective directors, officers or other employees including the Indemnified Parties; it being understood and agreed that the indemnification and advancement provided for in this Section 5.11 is not prior to or in substitution of any such claims under such policies.
(e)    The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.
(f)    The rights of the Indemnified Parties under this Section 5.11 shall be in addition to any rights such Indemnified Parties may have under the Charter, Bylaws or any Company Subsidiary Document, or under any applicable Contracts or Laws.
5.12    Transaction Litigation; Other Actions by the Company.
(a)    Transaction Litigation. In the event that any stockholder litigation related to this Agreement, the Merger or the other Transactions is brought, or, to the Company’s Knowledge, threatened against the Company or any members of the Company Board (“Transaction Litigation”), the Company shall promptly notify Parent of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof. The Company shall be entitled to direct and control the defense of any such Transaction Litigation. The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation and reasonably cooperate with Parent in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed, except that (a) Parent may, in its sole discretion, withhold such consent to any settlement which does not include a full release of Parent and its Affiliates (including the Surviving Corporation and its Subsidiaries) or which imposes an injunction or other equitable relief after the Effective Time upon Parent or any of its Affiliates (including the Surviving Corporation and its Subsidiaries) and (b) no such prior consent by Parent shall be required (i) to the extent such settlement is fully covered by the Company’s insurance policies (other than any applicable deductible) or (ii) such settlement relates solely to the provision of additional disclosure in the Proxy Statement, but in each case only if such settlement is not of a nature that would entitle Parent to withhold its consent pursuant to clause (a) above. For the avoidance of doubt, Transaction Litigation will not include any claims arising from or in response to any efforts by the Company to enforce the terms of this Agreement. In the event of any conflict between the provisions of this Section 5.12 and Section 5.1, this Section 5.12 shall control.
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(b)    Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation, including Section 203 of the DGCL, is or may become applicable to the Merger or the other Transactions, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such Transactions.
5.13    Parent Vote. Promptly (but not later than one hour) following the execution and delivery of this Agreement, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement by written consent approving the Merger in accordance with applicable Law and deliver a copy thereof to the Company.
5.14    Section 16 Matters. Prior to the Effective Time, the Company shall take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the Merger and the other Transactions by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.
5.15    Nasdaq Listing. From the date hereof through the Closing Date, the Parties shall use reasonable best efforts to satisfy any applicable initial and continuing listing requirements of Nasdaq.
5.16    Section 280G. The Company and Parent shall use their reasonable best efforts to mitigate and/or minimize the impact of the tax consequences of Section 280G of the Code (including as a result of the Merger under all employment, severance and termination agreements, other compensation arrangements and Company Benefit Plans) on any individual that is regarded as a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1).
5.17    Financing.
(a)    Prior to the Closing, each of Parent and Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all actions and shall use reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing in an amount required to satisfy the Financing Uses not later than the Closing Date on the terms and conditions described in or contemplated by the Commitment Letter (or on other terms that, with respect to conditionality, are not less favorable to Parent than the terms and conditions set forth in the Commitment Letter so long as such other terms would not have any result, event or consequence described in any of clauses (i) through (iv) of Section 5.17(c)), including by using reasonable best efforts to (i) maintain in full force and effect the Commitment Letter and comply with its obligations thereunder in all material respects in a timely and diligent manner, (ii) satisfy and comply with on a timely basis (or obtain a waiver to) all conditions and covenants applicable to Parent and Merger Sub in the Commitment Letter that are within their control that are to be satisfied by Parent or Merger Sub, (iii) enforce Parent’s and Merger Sub’s rights under the Commitment Letter and (iv) consummate the Financing in an amount required to satisfy the Financing Uses at or prior to the Closing, which such reasonable best efforts shall include, in the event that all conditions contained in the Commitment Letter (except those that, by their nature, are to
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be satisfied at the Closing) have been satisfied or waived, to cause Sponsor to comply with their respective obligations, including to satisfy the Financing Uses on the Closing Date.
(b)    Neither Parent nor Merger Sub shall, without the prior written consent of the Company: (i) permit or consent to or agree to any amendment, restatement, replacement, supplement, termination or other modification or waiver of any provision or remedy under, the Commitment Letter (other than to increase the amount of Financing available thereunder), if such amendment, restatement, supplement, termination, modification or waiver would (A) impose any new or additional (or adversely modifies any existing) conditions precedent to the funding of the Financing in an amount required to satisfy the Financing Uses or would otherwise adversely change, amend, modify or expand any of the conditions precedent to the funding of the Financing, (B) be reasonably expected to prevent or delay the availability of all or a portion of the Financing necessary to satisfy the Financing Uses (after taking into account any available cash of the Company) or the consummation of the Transactions, (C) reduce the aggregate amount of the Financing below the amount necessary to satisfy the Financing Uses or (D) otherwise adversely affect the ability of Parent or Merger Sub to enforce their rights under the Commitment Letter or (ii) terminate the Commitment Letter unless such Commitment Letter is replaced at such time with a new commitment letter that would satisfy the preceding clause (i). As promptly as practicable following execution thereof (but in any event within two Business Days), Parent shall furnish to the Company a correct and executed copy of any amendment, restatement, replacement, supplement, modification, waiver or consent of or relating to the Commitment Letter. For purposes of this Agreement (other than with respect to the representations and warranties contained in this Agreement made by Parent or Merger Sub that are made expressly with respect to the Agreement Date), references to (1) the “Financing” will include the financing contemplated by the Commitment Letter as permitted by this Section 5.17 to be amended, restated, replaced, supplemented or otherwise modified or waived and (2) the “Commitment Letters” shall include such document as permitted by this Section 5.17 to be amended, restated, replaced, supplemented or otherwise modified or waived, in each case from and after such amendment, restatement, replacement, supplement or other modification or waiver.
(c)    Upon the request of the Company, Parent shall, and shall cause its Representatives to, keep the Company informed as promptly as practicable (and in any event within two Business Days) in reasonable detail of the status of, and any material developments in, their efforts to arrange the Financing. Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice (i) of any default or breach (or any event that, with or without notice, lapse of time or both, would (or could reasonably be expected to) give rise to any default or breach) by any party under the Commitment Letter of which Parent or Merger Sub becomes aware, (ii) of any termination of the Commitment Letter, (iii) of the receipt by Parent or Merger Sub or their respective Affiliates of any written notice or other communication from any financing source with respect to any (A) actual or potential default, breach, termination or repudiation of the Commitment Letter or any provision thereof, or (B) dispute or disagreement between or among any parties to the Commitment Letter that would reasonably be expected to prevent or materially delay the Closing or make the funding of the Financing required to satisfy the Financing Uses on the Closing Date less likely to occur and (iv) of the occurrence of an event or development that could reasonably be expected to adversely impact the ability of Parent or
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Merger Sub to obtain all or any portion of the Financing necessary to satisfy the Financing Uses on the terms, in the manner or from the sources contemplated by the Commitment Letter.
5.18    Financial Information; Compliance Certificate; Per Share Cash Consideration Adjustment.
(a)    Within 15 Business Days after the end of each fiscal month, the Company will deliver a balance sheet, income statement and statement of cash flows as of and for such fiscal month, with a comparison to the prior month.
(b)    On the first Business Day of each week (or as promptly as practicable thereafter), the Company shall provide Parent with its cash and cash equivalents balance for the prior week. The Company shall provide Parent with a statement of its rolling 13-week cash flow, which will be updated on a weekly basis.
(c)    On the first Business Day of each month, the Company will deliver an officer’s certificate certifying material compliance with Section 5.1.
(d)    Five Business Days prior to the anticipated Closing Date, the Company will provide a statement of its Net Working Capital as at the end of the last completed fiscal month prior to the Closing. If the Net Working Capital as of such date is less than the amount set forth on Section 5.18(d) of the Company Disclosure Schedule (the amount of such shortfall, the “Net Working Capital Shortfall”), then the Per Share Cash Consideration shall be reduced by an amount equal to (i) Net Working Capital Shortfall divided by (ii) 219,440,000.
5.19    Current SEC Filings. The Company will file on a timely basis its Form 10-K, Form 10-Q and any material Form 8-K (including all exhibits and other information incorporated therein, amendments and supplements thereto) required to be filed by it to the SEC.
5.20    Notification. Prior to the Closing, the Company will provide prompt written notice of: (i) any material breach of a covenant or representation of this Agreement, (ii) any Effect that would reasonably be likely to be a Material Adverse Effect, (iii) any going-concern qualification in any audit opinion, (iv) any Nasdaq deficiency or delisting notice, (v) any loss or threatened loss of a Material Customer or Material Contract, (vi) any material new litigation or investigation and (vii) the departure of any employee with a title of vice president or above, in each case, of which the Company has Knowledge; provided that the failure of the Company to comply with this Section 5.20 shall not be deemed to be a breach of covenant under this Section 5.20, but instead shall constitute only a breach of the underlying representation, warranty, covenant, condition or agreement, as the case may be and to the extent applicable, if and solely to the extent occurring.
5.21    Transaction Structure. The Parties will comply with the obligations described on Section 5.21 of the Company Disclosure Schedule.
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ARTICLE VI.
CONDITIONS
6.1    Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each Party to consummate the Merger is subject to the satisfaction or waiver of each of the following conditions at or prior to the Effective Time:
(a)    Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(b)    Antitrust Clearance. The waiting period applicable to the consummation of the Merger pursuant to the HSR Act shall have expired or been terminated and the approvals and clearances under the foreign Antitrust Laws of the jurisdictions set forth on Schedule 6.1(b) of the Company Disclosure Schedules shall have been obtained (the “Antitrust Condition”).
(c)    No Injunction. No Governmental Authority of competent jurisdiction shall have issued, enforced or entered any binding Order following the date hereof that is in effect and restrains, enjoins, makes illegal or otherwise prohibits consummation of the Merger (the “No Restraints Condition”); provided that no Party shall be permitted to invoke this Section 6.1(c) if such Party’s failure to comply with Section 5.5 is the primary cause of the failure of this condition to be satisfied.
6.2    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction or waiver of the following conditions:
(a)    Representations and Warranties. The representations and warranties of the Company set forth in:
(i)    Section 3.2(a) and Section 3.2(b) shall be true and correct as of the Closing Date (except for representations and warranties that are made as of a specified date or time, which shall have been so true and correct as of such specified date or time), except, in each case, for such failures to be true and correct that would not reasonably be expected to cause more than a de minimis increase in the aggregate amounts payable by Parent or Merger Sub in the Transactions;
(ii)    Section 3.7(a) shall be true and correct in all respects as of the Closing Date;
(iii)    Section 3.1, Section 3.4 and Section 3.22 (collectively, the “Fundamental Representations”) shall, if qualified by materiality or “Material Adverse Effect,” be true and correct in all respects, or if not so qualified, be true and correct in all material respects, in each case as of the Closing Date (except for Fundamental Representations that are made as of a specified date or time, which shall be so true and correct as of such specified date or time); and
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(iv)    Article III (other than Section 3.2(a), Section 3.2(b), Section 3.7(a) and the Fundamental Representations) shall be true and correct in all respects (disregarding all qualifications set forth therein relating to “materiality”, “Material Adverse Effect” or other qualifications based on the word “material” or similar phrases) as of the Closing Date, except (A) where the failure to be so true and correct has not had a Material Adverse Effect and (B) for such representations and warranties that are made as of a specified date or time, which shall have been so true and correct as of such particular date or time, except where the failure to be so true and correct as of such date or time has not had a Material Adverse Effect.
(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c)    No Material Adverse Effect. Since the date hereof, no Material Adverse Effect shall have occurred and be continuing.
(d)    Officers’ Certificate. Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.
6.3    Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the satisfaction or waiver by the Company of the following conditions:
(a)    Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in Article IV shall, if qualified by materiality, be true and correct in all respects, or if not so qualified, be true and correct in all material respects, in each case as of the Closing Date (except for such representations and warranties made as of a particular date or time, which shall have been so true and correct as of such date or time).
(b)    Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have each performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c)    Officers’ Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent and Merger Sub to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.
6.4    Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely, as a basis for not consummating the Transactions, on the failure of any condition set forth in this Article VI to be satisfied if such failure was proximately caused by any breach of a covenant, agreement, representation or warranty of this Agreement by such Party.
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ARTICLE VII.
TERMINATION
7.1    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):
(a)    by mutual written consent of Parent and the Company;
(b)    by either Parent or the Company, if:
(i)    the Merger shall not have been consummated by 11:59 p.m. on December 31, 2026 (the “Outside Date”); provided that (x) the Outside Date may be further extended by mutual written consent of Parent and the Company and (y) the right to terminate this Agreement pursuant to this Section 7.1(b)(i) will not be available to any Party whose breach of this Agreement has proximately caused or resulted in the failure of the Closing to occur prior to such date;
(ii)    a Law shall have been enacted or issued by a Governmental Authority of competent jurisdiction permanently restraining, enjoining, prohibiting or otherwise making illegal the consummation of the Merger, and such Law shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) will not be available to any Party whose breach of this Agreement has proximately caused or resulted in the failure of the Closing to occur prior to such date; or
(iii)    the Company Stockholder Meeting (as it may be adjourned or postponed in accordance with this Agreement) shall have concluded and the Company Stockholder Approval shall not have been obtained at such meeting;
(c)    by Parent if:
(i)    the Company Board has made an Adverse Recommendation or, following the public announcement of an Alternative Proposal, the Company Board fails to publicly reaffirm the Company Board Recommendation within 10 Business Days after Parent so requests in writing; provided that (A) Parent may only request one such reaffirmation with respect to each individual Alternative Proposal (provided that any Alternative Proposal that is modified in any material respect shall be considered a new and separate Alternative Proposal for purposes of this Section 7.1(c)(i)) and (B) Parent’s right to terminate this Agreement pursuant to this Section 7.1(c)(i) will expire at 11:59 p.m. on the 10th Business Day following the date on which the Company Board made an Adverse Recommendation; or
(ii)    (A) Parent and Merger Sub are not in material breach of any of their obligations under this Agreement such that the Company has the right to terminate this Agreement pursuant to Section 7.1(d)(ii), (B) the Company has breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, (C) such breach or
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failure to perform would cause a failure of the conditions set forth in Section 6.2(a), Section 6.2(b) or Section 6.2(c) to be satisfied, (D) Parent notifies the Company of such breach or failure to perform in writing and (E) if curable, the Company fails to cure such breach or failure to perform within the earlier of (I) 15 days of its receipt of such notice and (II) the Outside Date;
(d)    by the Company if:
(i)    (A) at any time prior to the time at which the Company receives the Company Stockholder Approval, if the Company Board determines to enter into a definitive agreement with respect to a Superior Proposal in accordance with Section 5.2(e) and (B) concurrently with such termination, the Company pays to Parent the Company Termination Fee; or
(ii)    (A) the Company is not in material breach of any of its obligations under this Agreement such that Parent has the right to terminate this Agreement pursuant to Section 7.1(c)(ii), (B) Parent or Merger Sub has breached any of its representations or warranties or failed to perform any of its covenants or agreements set forth in this Agreement, (C) such breach or failure to perform would cause a failure of the condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied, (D) the Company notifies Parent of such breach or failure to perform in writing and (E) if curable, Parent fails to cure such breach or failure to perform within the earlier of (I) 15 days of its receipt of such notice and (II) the Outside Date.
7.2    Effect of Termination. Any valid termination of this Agreement under this Article VII will be effective immediately upon the delivery of a written notice of the terminating Party to the other Parties. In the event of termination of this Agreement pursuant to this Article VII, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided that, notwithstanding anything in the foregoing to the contrary, (a) no such termination shall relieve any Party of any liability or damages to the other Parties (which the Parties acknowledge and agree may include, to the fullest extent permitted by Section 261 of the DGCL, amounts representing, or based on the loss of, any premium or any other economic entitlement the holders of Common Stock or Company Equity Awards would be entitled to receive under this Agreement if the Closing were to occur in accordance with the terms of this Agreement, taking into account the time value of money, which shall be deemed in such event to be damages of the Company) resulting from Fraud or any Willful and Material Breach of this Agreement prior to such termination and (b) the provisions set forth in Article I, the last sentence of Section 5.7, Section 5.10, this Section 7.2, Section 8.4, Section 8.5, Section 8.6, Section 8.7, Section 8.8, Section 8.9, Section 8.10 and Section 8.12 shall each survive the termination of this Agreement. For the avoidance of doubt, the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms.
7.3    Termination Fees.
(a)    Company Termination Fee. The Company shall pay or cause to be paid to Parent the Company Termination Fee if (i) the Company terminates this Agreement pursuant to Section 7.1(d)(i), (ii) Parent terminates this Agreement pursuant to Section 7.1(c)(i) or (iii) (x) either Parent or the Company terminates this Agreement pursuant to Section 7.1(b)(iii), (y) a bona fide Alternative Proposal
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by a Third Party shall have been publicly announced after the date hereof and prior to the date of such termination and such Alternative Proposal shall not have been publicly withdrawn prior to the date of such termination, and (z) within one year following such termination, the Company consummates an Acquisition Transaction or enters into a definitive acquisition agreement providing for an Acquisition Transaction that is subsequently consummated. If the Company Termination Fee is due under the foregoing clause (i), it shall be paid to Parent by wire transfer of same-day funds substantially concurrently with such termination, if the Company Termination Fee is due under the foregoing clause (ii), it shall be paid to Parent by wire transfer of same-day funds on the second Business Day following the date of termination of this Agreement, and if the Company Termination Fee is due under the foregoing clause (iii), it shall be paid to Parent by wire transfer of same-day funds on the second Business Day following consummation of the Acquisition Transaction referenced in Section 7.3(a)(iii)(z). For the avoidance of doubt, in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.
(b)    Payment; Enforcement Costs. Each Party acknowledges that the agreements contained in this Section 7.3 are an integral part of this Agreement and that, without Section 7.3(a), Parent would not have entered into this Agreement. If the Company fails to pay any amount due when such amount becomes due pursuant to this Section 7.3 and, in order to obtain such payment, Parent or Merger Sub commences a Proceeding with respect to the Company’s failure to pay an amount due pursuant to this Section 7.3, the non-prevailing party in such Proceeding shall pay to the prevailing party in such Proceeding all of the prevailing party’s reasonable and documented out-of-pocket fees, costs and expenses of enforcement (including reasonable and documented out-of-pocket attorneys’ fees and expenses incurred in connection with such action), together with interest on the amount of the Company Termination Fee at the prime lending rate as published in the Wall Street Journal, in effect on the date such payment is required to be made, plus 5% accruing from such date through the date of actual payment. The Parties further acknowledge that the right to receive the Company Termination Fee shall not limit or otherwise affect Parent’s or Merger Sub’s other remedies under this Agreement (including the remedies provided in Section 8.5); provided that in no event shall Parent be entitled to receive both specific performance resulting in the consummation of the Merger and payment of the Company Termination Fee.
ARTICLE VIII.
MISCELLANEOUS AND GENERAL
8.1    Survival. None of the representations or warranties in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.
8.2    Modification or Amendment. Subject to applicable Law, at any time prior to the Effective Time, the Parties may modify or amend this Agreement by written agreement, executed and delivered by duly authorized officers of the respective Parties; provided that after receipt of the Company Stockholder
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Approval, no amendment may be made that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company Stockholders unless the Company Stockholder Approval is obtained again with respect to the effectiveness of such amendment. Notwithstanding anything to the contrary set forth in this Agreement, the provisions of this Section 8.2 (and any other provision of this Agreement to the extent a modification or amendment of such provision would modify the substance of such Sections) may only be modified or amended with Company Stockholder Approval.
8.3    Waiver of Conditions. The conditions to each of the Parties’ obligations to consummate the Merger are for the sole benefit of such Party and, at any time and from time to time prior to the Effective Time, may be waived by such Party in whole or in part to the extent permitted by applicable Laws. Any such waiver shall be valid only if set forth in writing and signed by the Party or Parties to be bound thereby. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
8.4    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.
(a)    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN ACCORDANCE WITH, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY, THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAWS, RULES OR PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH LAWS, RULES OR PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.
(b)    The Parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware, or, solely if such court finds it lacks jurisdiction, the federal courts of the United States of America located in the State of Delaware, and any appellate court from any thereof, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims relating to such Proceeding or transactions shall be heard and determined in the Court of Chancery of the State of Delaware, or solely if such court finds it lacks jurisdiction, the federal courts of the United States of America located in the State of Delaware, and any appellate court from any thereof. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 8.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND
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DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DOCUMENTS REFERRED TO HEREIN OR THE MERGER AND THE OTHER TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, ANY AGREEMENT CONTEMPLATED BY THE DOCUMENTS REFERRED TO HEREIN OR THE MERGER OR THE OTHER TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTEMPLATED IN THIS SECTION 8.4.
8.5    Remedies.
(a)    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of, or operate as a waiver of, any other remedy.
(b)    Subject to Section 7.2, the Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof, (ii) the provisions of Section 7.3 are not intended to and do not adequately compensate the Company, on the one hand, or Parent or Merger Sub, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief, and (iii) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent or Merger Sub would have entered into this Agreement. The right to specific enforcement shall include the right of the Company to cause Parent and Merger Sub to cause the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement.
(c)    The Parties agree not to raise any objections to (i) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent, on the other hand, or (ii) the specific
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performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement. Each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance or any other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.
(d)    The Parties agree that the Company shall have the right, on its own behalf and, in accordance with and to the fullest extent permitted by Section 261 of the DGCL, as representative on behalf of the Company Stockholders and the holders of Company Equity Awards, to pursue monetary damages to the fullest extent permitted by Section 261 of the DGCL, including the loss of premium and other economic entitlement such holders would be entitled to receive if the Transactions were consummated pursuant to the terms of this Agreement. For the avoidance of doubt, (i) only the Company (and not the holders of Common Stock or Company Equity Awards) may bring an action pursuing liability for such damages and (ii) the Company may retain, without distribution to the Company Stockholders or the holders of Company Equity Awards, any damages received.
8.6    Notices. All notices, requests, instructions, consents, claims, demands, waivers and other communications to be given or made hereunder by any Party shall be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party for whom it is intended, (b) delivered by registered or certified mail, return receipt requested or (c) sent by email (unless the sender receives an automatic notification of a failure of transmission in connection therewith). Such communications must be sent to the respective Parties at the following addresses (or at such other address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 8.6):
If to Parent or Merger Sub:
Action Acquisitions LLC
757 Fifth Avenue, 37th Floor
Attention: Charles Tebele, Manager
Email: charlie@starmanholding.com
With a copy (which shall not constitute notice) to:
Davidoff Hutcher & Citron LLP
605 Third Avenue, 34th Floor
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Attention: Larry K. Hutcher
Email: LKH@dhclegal.com
If to the Company:
GoPro, Inc.
3025 Clearview Way
San Mateo,California
Attention: Jason Stephen
Email: legal@gopro.com; jstephen@gopro.com
With a copy (which shall not constitute notice) to:
Fenwick & West LLP
801 California St
Mountain View, CA 94041
Attention:     David Michaels
        Bomi Lee
Email:        DMichaels@fenwick.com
        bomi.lee@fenwick.com
8.7    Entire Agreement. This Agreement (including the Exhibits) and the Confidentiality Agreement (together with other agreements entered into in connection therewith) constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all other prior and contemporaneous agreements, negotiations, understandings, representations and warranties, oral or written, with respect to such matters; provided that, for the avoidance of doubt, the Confidentiality Agreement shall survive in accordance with its terms. Notwithstanding anything to the contrary in the Confidentiality Agreement, each Party’s and/or its respective Affiliates’ and Representatives’ (as defined in the Confidentiality Agreement) obligations under the Confidentiality Agreement shall survive until the later of the termination of such Person’s respective obligations thereunder pursuant to the terms thereof and the consummation of the Merger and the other Transactions. The Company Disclosure Schedules constitute “facts ascertainable” as that term is used in Section 251(b) of the DGCL, and do not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein.
8.8    Third-Party Beneficiaries. Parent and Merger Sub hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the Company and the Company hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of Parent and Merger Sub, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the Parties hereby further agree that this Agreement may only be enforced against, and any Proceeding that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as Parties,
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except (i) as set forth in Section 8.5(d) and (ii) that (x) after the Effective Time occurs the former holders of shares of Common Stock and Company Equity Awards shall be express third-party beneficiaries of Article II and (y) the Indemnified Parties shall be express third-party beneficiaries of Section 5.11.
8.9    Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Without limiting the generality of the foregoing, Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Merger, and the other Transactions. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the Transactions, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance.
8.10    Severability. The provisions of this Agreement shall be deemed severable, and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of any other provision hereof; provided that the Parties intend that the remedies and limitations thereon (including as set forth in Section 7.3(b) and Section 8.5(b)) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable or subject to modification pursuant to the following sentence in any manner that increases any Party’s liability or obligations in this Agreement. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is illegal, invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Merger and the other Transactions be consummated as originally contemplated to the fullest extent possible.
8.11    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assignable or delegable (as the case may be), in whole or in part, by operation of Law or otherwise, and any attempted or purported assignment or delegation in violation of this Section 8.11 shall be null and void; provided that with the Company’s prior written consent, Parent may assign all or a portion of its obligations hereunder to any Affiliate or to any direct or indirect wholly owned subsidiary of Parent; provided, further, that any such assignment (a) shall not, and shall not be permitted if such assignment would, prevent, impede or delay the consummation of the Transactions or
75

otherwise impede the rights of the stockholders of the Company under this Agreement; and (b) shall not in any way relieve or affect Parent’s or Merger Sub’s obligations or liabilities under this Agreement and Parent shall continue to remain liable for such obligations and liabilities. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.
8.12    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[Signature Page Follows]
76

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.
GOPRO, INC.
By:  /s/ Nicholas Woodman
Name: Nicholas Woodman
Title: Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.
ACTION ACQUISITIONS LLC
By:  /s/ Charlie Tebele
Name: Charlie Tebele
Title: Manager
STARMAN OPTICAL, INC.
By:  /s/ Charlie Tebele
Name: Charlie Tebele
Title: Director
[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
Form of Certificate of Incorporation of Surviving Corporation
(Intentionally Omitted.)

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER
This AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of November 6, 2026, by and between Action Acquisition LLC, a Delaware limited liability company (“Parent”), Starman Optical, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and GoPro, Inc., a Delaware corporation (the “Company” and, collectively with Parent and Merger Sub, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined herein).
RECITALS
WHEREAS, the Parties previously entered into that certain Agreement and Plan of Merger, dated as of September 1, 2026 (the “Merger Agreement”).
WHEREAS, the Parties desire to amend the Merger Agreement for the limited purposes set forth herein;
WHEREAS, pursuant to Section 8.2 of the Merger Agreement, the Merger Agreement may be amended or modified only with a written agreement, executed and delivered by duly authorized officers of the respective Parties; and
WHEREAS, the Merger Agreement incorrectly identified Parent as “Action Acquisitions LLC” and the Parties desire to confirm that the correct legal entity name of Parent is Action Acquisition LLC;
NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, and intending to be legally bound, the Parties hereby agree as follows:
1.Amendment to Section 2.4(a). Section 2.4(a) of the Merger Agreement is hereby amended and restated in its entirety with the following language:
“(a) Certificate of Incorporation of the Surviving Corporation. At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation of the Company (the “Charter”) shall become the certificate of incorporation of the Surviving Corporation until thereafter amended, restated or amended and restated as provided therein or permitted by applicable Law, in each case consistent with the obligations set forth in Section 5.11.”
2.Amendment to Section 2.9. Section 2.9 of the Merger Agreement is hereby amended and restated in its entirety with the following language:
“2.9 Adjustments. Notwithstanding anything to the contrary set forth in this Agreement, if, from the date hereof to the earlier of the Effective Time and termination in accordance with Article VII, the issued and outstanding shares of Common Stock or securities convertible or exchangeable into or exercisable for shares of Common Stock shall have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend, recapitalization, merger, issuer tender offer or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Merger Consideration and the number of shares of Surviving Corporation Common Stock into which each share of Merger Sub’s common stock shall be converted pursuant to Section 2.6(a) shall be equitably adjusted to provide Parent and the holders of shares of Common Stock and Company Equity Awards the same economic effect (including the same relative percentage ownership of the Surviving
1

Corporation) as contemplated by this Agreement prior to such event, and the Merger Consideration as so adjusted shall, from and after the date of such event, be the Merger Consideration; provided that nothing in this Section 2.9 shall be construed to permit the Company to take any action except to the extent consistent with, and not otherwise prohibited or restricted by, the terms of this Agreement.
3.Amendment to Section 7.1(b)(i). Section 7.1(b)(i) of the Merger Agreement is hereby amended and restated in its entirety with the following language:
“(i) the Merger shall not have been consummated by 11:59 p.m. on March 31, 2027 (the “Outside Date”); provided that (x) the Outside Date may be further extended by mutual written consent of Parent and the Company and (y) the right to terminate this Agreement pursuant to this Section 7.1(b)(i) will not be available to any Party whose breach of this Agreement has proximately caused or resulted in the failure of the Closing to occur prior to such date;”
4.Removal of Exhibit A. Exhibit A to the Merger Agreement is hereby removed in its entirety.
5.Acknowledgement Regarding Parent. The Parties acknowledge and agree that (a) the Merger Agreement incorrectly identified Parent as “Action Acquisitions LLC” instead of Action Acquisition LLC as a result of a scrivener’s error; (b) Action Acquisition LLC, a Delaware limited liability company, is the entity that executed and delivered the Merger Agreement, has at all times since the date of the Merger Agreement been the party to and bound by the Merger Agreement as “Parent”; (c) effective as of the date of the Merger Agreement, all references in the Merger Agreement (including the preamble and signature pages thereto) and in any exhibit, schedule, certificate or other document delivered pursuant thereto by “Action Acquisitions LLC” shall be deemed to refer to Action Acquisition LLC; and (d) such misidentification shall not affect the validity, binding effect or enforceability of the Merger Agreement.
6.Amendment of the Commitment Letter. As promptly as practicable after the execution of this Amendment, Parent will use reasonable best efforts to obtain an amendment of the Commitment Letter in form and substance reasonably satisfactory to the Company which amendment will amend and restate clause (c) of Section 3 thereof with the following language: “(c) 11 :59 p.m. (New York City time) on March 31, 2027, if the closing of the Transaction has not occurred by such time”
7.Miscellaneous.
a. Reference to and Effect on Merger Agreement. Except as expressly amended by this Amendment, the Merger Agreement is in all respects ratified and confirmed, and all of the terms thereof shall remain in full force and effect. On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “hereof,” “herein,” “hereto,” “herewith,” “hereunder,” and any other words of similar import shall, unless otherwise stated, be construed to refer to the Merger Agreement as amended by this Amendment. Except as expressly modified by this Amendment, all terms of the Merger Agreement shall remain in full force and effect, unmodified in any way. This Amendment shall be deemed to form an integral part of the Merger Agreement. In the event of any inconsistency or conflict between the provisions of the Merger Agreement and this Amendment, the provisions of this Amendment will prevail and govern.
b. Other Provisions. Article VIII (Miscellaneous and General) of the Merger Agreement is hereby incorporated by reference and shall apply, mutatis mutandis, to this Amendment.
[Signature Pages Follow]
2

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Amendment as of the date and year first above written.

GOPRO, INC.
By:  /s/ Jason Stephen
Name: Jason Stephen
Title: SVP, General Counsel
[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Amendment as of the date and year first above written.

ACTION ACQUISITION LLC
By:  /s/ Charlie Tebele
Name: Charlie Tebele
Title: Manager
STARMAN OPTICAL, INC.
By:  /s/ Charlie Tebele
Name: Charlie Tebele
Title: Director
[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

ANNEX B — OPINION OF HOULIHAN LOKEY CAPITAL, INC.

September 1, 2026
The Board of Directors of GoPro, Inc.
3025 Clearview Way
San Mateo, CA 94402
Dear Board of Directors:
We understand that Action Acquisition LLC, a Delaware limited liability company (“Parent”), Starman Optical, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”) and GoPro, Inc., a Delaware corporation (the “Company”) have entered into the Agreement (defined below), pursuant to which, among other things, (i) Merger Sub will merge with and into the Company, with the Company surviving as a subsidiary of Parent (the “Merger”), and (ii) at the Effective Time (as defined in the Agreement), each share of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) and each share of Class B common stock, par value $0.0001 per share, of the Company (the “Class B Common Stock” and, together with the Class A Common Stock, the “Company Common Stock”), in each case issued and outstanding immediately prior to the Effective Time and not an Excluded Share (as defined in the Agreement) (each, an “Eligible Share”), will be converted into the right to receive (A) 0.1 shares of Surviving Corporation Common Stock (as defined in the Agreement) (the “Per Share Stock Consideration”) and (B) $1.14 per share in cash, without interest, as the same may be adjusted pursuant to Section 5.18(d) of the Agreement (the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Merger Consideration” and, for purposes of this Opinion, the “Consideration”). The Merger and the other transactions contemplated by the Agreement are referred to herein collectively as the “Transaction.”
The Board of Directors of the Company (the “Board”) has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Consideration to be received by the holders of Company Common Stock in respect of their Eligible Shares in the Merger pursuant to the Agreement is fair to such holders from a financial point of view. For purposes of our analyses and this Opinion, with the Board’s consent and approval, we have evaluated the foregoing solely on the basis of a comparison of the Per Share Cash Consideration to the implied per share equity value reference range for the Company derived from the Management Wind-Down Analysis (defined below). No representation is made in this Opinion, either directly or indirectly, as to any legal matter or as to the sufficiency of the basis set forth in the immediately preceding sentence for any particular or general purpose other than setting forth the scope of this Opinion.
In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:
1.reviewed the Agreement and Plan of Merger, dated as of September 1, 2026, by and among Parent, Merger Sub and the Company (the “Agreement”);
2.reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;
3.reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including (a) certain financial projections, including cash flow projections, of the Company prepared by management of the Company and (b) certain capitalization information relating to the Company;
4.reviewed a liquidation and wind-down analysis of the Company prepared by management of the Company (the “Management Wind-Down Analysis”);

5.spoken with certain members of the management of the Company and certain representatives and advisors of the Company regarding the business, operations, financial condition and prospects of the Company, the Management Wind-Down Analysis, the Transaction and related matters;
6.reviewed the current and historical market prices and trading volume for the Class A Common Stock, and the current and historical market prices of the publicly traded securities of certain other companies that we deemed to be relevant;
7.considered the results of the third-party solicitation processes conducted by the Company and certain of its advisors with respect to possible strategic transactions and financings involving the Company;
8.reviewed a certificate addressed to us from senior management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of the Company; and
9.conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.
We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company and the other matters covered thereby, and we express no opinion with respect to such projections or the assumptions on which they are based.
In addition, we have not been provided with, and have not reviewed, any financial projections relating to Parent or any pro forma financial projections for the Surviving Corporation giving effect to the Transaction, and we have not performed, relied upon or taken into account any analysis (i) to evaluate the value of the Per Share Stock Consideration or (ii) to review or assess the potential pro forma financial effects of the Transaction on Parent or the Surviving Corporation.
Management of the Company has advised us, and at the direction of the Board we have assumed, solely for purposes of our analyses and this Opinion, that a value of $0 should be ascribed to the Per Share Stock Consideration. At the direction of the Board, we also have relied upon and assumed, without independent verification, solely for purposes of our analyses and this Opinion, that there will be no Net Working Capital Shortfall (as defined in the Agreement) and, accordingly, that the Per Share Cash Consideration will not be reduced pursuant to Section 5.18(d) of the Agreement.
Management of the Company has advised us, and at the direction of the Board we have relied upon and assumed, that the Management Wind-Down Analysis has been reasonably prepared by management of the Company in good faith on bases reflecting the best currently available estimates and judgments of such management as to (i) the expected realizable value of the Company’s assets in an orderly wind-down of the Company, (ii) the liabilities and costs associated with such wind-down and (iii) the amounts, if any, estimated to be available for distribution to holders of Company Common Stock. At the direction of the Board, we have relied, without independent verification, solely upon the judgment of management of the Company regarding all aspects of the Management Wind-Down Analysis, have assumed that the Management Wind-Down Analysis provides a reasonable basis on which to evaluate the Company on a standalone basis in the absence of the Transaction, and have used and relied upon the Management Wind-Down Analysis for purposes of our analyses and this Opinion. We express no view or opinion with respect to the Management Wind-Down Analysis or the assumptions on which it is based. If the assumptions, estimates or conclusions set forth in the Management Wind-Down Analysis are not accurate, the conclusions set forth in this Opinion could be materially affected.
We have also relied upon and assumed, without independent verification, the assessments of management of the Company as to the Company’s intellectual property and related intangible assets, including its brand name, patents, developed technology and subscriber relationships, and the risks associated therewith (including, without limitation, the remaining useful life or term thereof, as applicable, and the expected manner, timing and costs of monetizing such intellectual property and related intangible assets in an orderly wind-down of the Company), and we have assumed at the Board’s direction that there will be no developments with respect to any such matters that would affect our analyses or this Opinion.
Management of the Company has further advised us, and at the direction of the Board we have relied upon and assumed, that (i) the Company’s financial projections project cash shortfalls, (ii) the Company does not have sufficient cash available to fund its current operations, debt service or product development after 2026, (iii) the Company will require substantial additional capital to develop products and fund its operations and debt service for the foreseeable future, (iv) the Company has been unsuccessful in obtaining additional financing on terms acceptable to it, (v) failure to consummate the Transaction or an alternative financing or strategic transaction would require the Company to consider other strategic alternatives, including an orderly wind-down, liquidation or dissolution, or a restructuring under bankruptcy laws, and (vi) the values the Company may realize for its assets in a wind-down, liquidation or dissolution, or a bankruptcy proceeding, could be significantly lower than the values reflected in the Company’s financial statements and could result in holders of Company Common Stock receiving little or no value for their investment in the Company.
Accordingly, in reaching our conclusions hereunder, with the Board consent and approval, we did not conduct or rely upon a discounted cash flow analysis of the Company or otherwise value the Company as a going concern and instead used and relied upon the Management Wind-Down Analysis to evaluate the Company on a standalone basis in the absence of the Transaction.
We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion and there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.
We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto.
We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable foreign, federal and state statutes, rules and regulations and (ii) all governmental, regulatory and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed, or amendments, modifications or waivers made, that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion.
Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation (other than the Management Wind-Down Analysis). In reviewing the

Management Wind-Down Analysis, we did not independently verify the information or assumptions provided by management of the Company. We did not independently estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.
This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to the price or range of prices at which shares of the Company Common Stock may be purchased or sold, or otherwise be transferable, at any time.
We express no opinion as to what the value of the Surviving Corporation Common Stock actually will be when issued pursuant to the Transaction or the price or range of prices at which the Surviving Corporation Common Stock may be purchased or sold, or otherwise be transferable, at any time.
This Opinion is furnished for the use of the Board in its capacity as such in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, the Company, any holder of Company Common Stock or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.
In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell long or short positions, or trade, in debt, equity and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, Parent or any other party that may be involved in the Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transaction.
Houlihan Lokey and certain of its affiliates are currently providing investment banking, financial advisory and/or other financial or consulting services to the Company, for which Houlihan Lokey and its affiliates have received and may receive compensation, including, among other things, financial restructuring advisory and debt financing services. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, Parent, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, Parent, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.
Houlihan Lokey has acted as exclusive financial advisor to the Company in connection with the Transaction and has participated in certain of the negotiations leading to the Transaction and will receive a fee for such services, a substantial portion of which is contingent upon the consummation of the Transaction. In addition, Houlihan Lokey is entitled to receive a fee upon the earlier of the delivery of this Opinion and the execution of the Agreement; such fee is not contingent upon the consummation of the Transaction and, to the extent paid on a timely basis, is fully creditable against the transaction fee. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Transaction; (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Consideration to the extent expressly specified herein); (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion; (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party; (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis à vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents); (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction; (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters; or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Consideration or otherwise.
This Opinion does not address the individual circumstances of specific security holders with respect to control, voting or other rights, preferences, agreements, obligations, assets, liabilities, aspects or relationships which may distinguish such holders, the potential non-intrinsic value, if any, of Company Common Stock to such security holders, the different voting or other non-economic attributes of the Class A Common Stock and the Class B Common Stock, or any redemption or transfer restrictions, registration rights, tax protection rights, debt guarantee or other rights, restrictions or limitations or other non-financial factors that could impact the potential value of the Consideration.
Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board, the Company and its advisors as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to the Company, the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.
Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock in respect of their Eligible Shares in the Merger pursuant to the Agreement is fair to such holders from a financial point of view.
Very truly yours,
/s/ Houlihan Lokey Capital, Inc.
HOULIHAN LOKEY CAPITAL, INC.

ANNEX C — FORM OF CERTIFICATE OF AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION FOR THE REVERSE STOCK SPLIT

FORM OF REVERSE STOCK SPLIT AMENDMENT TO THE RESTATED
CERTIFICATE OF INCORPORATION
GOPRO, INC.
CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
GoPro, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies that:
FIRST: That the name of this corporation is GoPro, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on August 24, 2011, under the name Woodman Labs, Inc.
SECOND: The following two paragraphs are hereby added to follow the first paragraph of Section 1 of Article IV of the Corporation’s Restated Certificate of Incorporation, filed with the Delaware Secretary of State on July 1, 2014 and amended on June 4, 2024 (the “Current Certificate”):
“Effective at [●] on [●] (the “Effective Time”), every [●] shares of Class A Common Stock and Class B Common Stock, issued and outstanding or held in treasury of the Corporation, will be combined into and automatically, without any further action by the Corporation or the stockholders thereof, become one outstanding share of Class A Common Stock of the Corporation or one outstanding share of Class B Common Stock of the Corporation, as applicable (the “Reverse Stock Split”). The Reverse Stock Split shall occur without any intent to adjust or reduce the total number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock that the Corporation has authority to issue under Article IV of this Restated Certificate of Incorporation, which total authorized amounts shall remain unchanged. No fractional shares shall be issued in connection with the foregoing combination of the shares pursuant to the Reverse Stock Split. The Corporation will pay in cash the fair value of such fractional shares, without interest and in an amount equal to the product obtained by multiplying (a) the average closing price per share of Class A Common Stock as reported on the NASDAQ Global Select Market for the five consecutive trading days immediately preceding the Effective Time, by (b) the fraction of one share owned by the stockholder.
The Reverse Stock Split shall occur automatically at the Effective Time without any further action by the stockholders of the Corporation, and whether or not the certificates representing such shares (if any) have been surrendered to the Corporation; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable as a result of the Reverse Stock Split unless the existing certificates evidencing the applicable shares of stock prior to the Reverse Stock Split are either delivered to the Corporation, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed, and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Each certificate or book-entry position representing shares of Class A Common Stock or Class B Common Stock prior to the Effective Time shall, from and after the Effective Time, represent only the number of whole shares of Class A Common Stock or Class B Common Stock into which such shares have been reclassified, together with the right to receive cash in lieu of fractional shares as provided herein.”
THIRD: In accordance with the provisions of Sections 141(f) and 242 of the General Corporation Law, the foregoing amendment to the Current Certificate has been duly adopted and declared advisable by the Board of Directors of the Corporation.
FOURTH: This Certificate of Amendment to the Restated Certificate of Incorporation (the “Certificate of Amendment”) has been duly adopted by the requisite stockholders in accordance with Section 242 of the General Corporation Law.
FIFTH: Except as herein amended, the Current Certificate shall remain in full force and effect.

SIXTH: This Certificate of Amendment shall become effective upon filing with the Secretary of State of the State of Delaware.
IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this [●] day of [●], 20[●] and the foregoing facts stated herein are true and correct.

GOPRO, INC.

By:
Name:	Brian Tratt
Title:	Chief Financial Officer

GoPro

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on [ ], 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/GPRO2026SM**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on [ ], 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. In order to have the shares voted, your instructions must be received no later than [ ], 2026 by 11:59 P.M. Eastern Time.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

T04259-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GOPRO, INC.

Please sign exactly as your name(s) appear(s) in this document. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date

T04260-TBD

GOPRO, INC.
Special Meeting of Stockholders
[ ], 2026 [ ], PDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jason Stephen and Brian Tratt, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of GOPRO, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at [ ], PDT on [ ], 2026, at www.virtualshareholdermeeting.com/GPRO2026SM and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side